   As filed with the Securities and Exchange Commission on February 5, 1997
                                                      Registration No. 333-18665
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                         ----------------------------

                         PRE-EFFECTIVE AMENDMENT NO. 1
                                      TO
                                   FORM SB-2
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
                        ------------------------------

                     CUMBERLAND MOUNTAIN BANCSHARES, INC.
                  ------------------------------------------
                (Name of Small Business Issuer in Its Charter)

       Tennessee                        6035                    31-1499488
---------------------------       -----------------       ----------------------
     (State or other              (Primary standard          (I.R.S. employer
     jurisdiction of                  industrial              identification
     incorporation or             classification code            number)
     organization)                    number)


              1431 Cumberland Avenue, Middlesboro, Kentucky 40961
                                (606) 248-4584
 -------------------------------------------------------------------------------
  (Address and telephone number of principal executive offices and principal place of business)

                       Mr. James J. Shoffner, President
                     Cumberland Mountain Bancshares, Inc.
                            1431 Cumberland Avenue
                         Middlesboro, Kentucky  40965
                                (606) 248-4584
 -------------------------------------------------------------------------------
          (Name, address, and telephone number of agent for service)

                 Please send copies of all communications to:
                          Gary R. Bronstein, Esquire
                           James C. Stewart, Esquire
                          Joan S. Guilfoyle, Esquire
                      Housley Kantarian & Bronstein, P.C.
                       1220 19th Street, N.W., Suite 700
                            Washington, D.C.  20036

       Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.    [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

PROSPECTUS
                     CUMBERLAND MOUNTAIN BANCSHARES, INC.
 (Proposed Holding Company for Middlesboro Federal Bank, Federal Savings Bank)
                     Up to 590,943 Shares of Common Stock
                               $10.00 Per Share

     Cumberland Mountain Bancshares, Inc. (the "Company"), a Tennessee corporation, is offering up to 590,943 shares (which may be increased to 679,584 shares under certain circumstances described below) of its common stock, par value $0.01 per share (the "Common Stock"), in connection with (i) the Exchange described herein to be effected in connection with the reorganization of Middlesboro Federal Bank, Federal Savings Bank ("Middlesboro Federal" or the "Bank") as a subsidiary of the Company and (ii) the Offerings described herein. See "The Conversion and Reorganization -- Description of the Conversion and Reorganization" and " --Stock Pricing, Exchange Ratio and Number of Shares to be Issued."

     The Exchange. Pursuant to a Plan of Conversion and Agreement and Plan of Reorganization (the "Plan") adopted by the Company, the Bank and Cumberland Mountain Bancshares, M.H.C. (the "Mutual Holding Company"), the Bank will become a subsidiary of the Company, upon consummation of the transactions described herein (collectively, the "Conversion and Reorganization"). As a result of the Conversion and Reorganization, each share of common stock, par value $1.00 per share, of the Bank (the "Bank Common Stock") held by the Bank's public stockholders (the "Public Bank Shares") will be converted into shares of Common Stock (the "Exchange Shares").

     For a discussion of certain factors that should be considered by each prospective investor, see "Risk Factors" on page 1. (continued on following page)

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, OR ANY OTHER FEDERAL AGENCY OR STATE SECURITIES COMMISSION, NOR HAS SUCH COMMISSION, OFFICE OR OTHER AGENCY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

================================================================================
                                                Estimated Fees,
                                                  Commissions
                                              and Conversion and    Estimated
                               Subscription     Reorganization         Net
                                 Price (1)       Expenses (2)      Proceeds (3)
--------------------------------------------------------------------------------
Minimum Per Share............    $10.00             $1.24           $8.76
--------------------------------------------------------------------------------
Midpoint Per Share...........    $10.00             $1.05           $8.95
--------------------------------------------------------------------------------
Maximum Per Share............    $10.00             $0.92           $9.08
--------------------------------------------------------------------------------
Maximum Per Share, as
 adjusted....................    $10.00             $0.80           $9.20
--------------------------------------------------------------------------------
Total Minimum (1)............    $2,826,250         $350,000        $2,476,250
--------------------------------------------------------------------------------
Total Midpoint (1)...........    $3,325,000         $350,000        $2,975,000
--------------------------------------------------------------------------------
Total Maximum (1)............    $3,823,750         $350,000        $3,473,750
--------------------------------------------------------------------------------
Total Maximum, as adjusted
 (1).........................    $4,397,310         $350,000        $4,047,310
================================================================================

(1) Determined in accordance with an independent appraisal prepared by RP Financial, LC. ("RP Financial"), dated December 13, 1996 (the "Appraisal") which states that the estimated pro forma market value of the Bank and the Mutual Holding Company, on a combined basis, was $5.1 million. The Appraisal was multiplied by the Mutual Holding Company's percentage interest in the Bank (i.e., 64.71%) to determine a midpoint ($3,325,000) and the minimum and maximum range were at 15% below and above the midpoint, respectively, resulting is a range of $2,826,250 to $3,823,750 (the "Valuation Price Range"). See "The Conversion and Reorganization -- Stock Pricing, Exchange Ratio and the Number of Shares to be Issued." Based upon the minimum, midpoint, maximum and 15% above the maximum of the Valuation Price Range, respectively.
(2) Consists of the estimated costs to the Primary Parties to be incurred in connection with the Conversion and Reorganization, and marketing fees to be paid to Trident Securities in connection with the Offerings, which fees are estimated to be $75,000. See "The Conversion and Reorganization -- Marketing Arrangements." The actual fees and expenses may vary from the estimates. Such fees paid to Trident Securities may be deemed to be underwriting fees. See "Pro Forma Data."
(3) Actual net proceeds may vary substantially from estimated amounts depending on the number of shares sold in the Offerings and other factors. Does not give effect to purchases of shares of Conversion Stock by the ESOP, which initially be deducted from the Company's stockholders' equity. For the effect of such purchases, see "Capitalization" and "Pro Forma Data."

                           TRIDENT SECURITIES, INC.
              The date of this Prospectus is ____________, 1997.

     The Offerings. In addition to the Exchange, nontransferable subscription rights to subscribe for up to 382,375 shares (which may be increased to 439,731 shares under certain circumstances described below) of Common Stock (the "Conversion Stock") have been granted to certain depositors of the Bank as of specified record dates, the Employee Stock Ownership Plan ("ESOP"), directors, officers and employees of the Bank, and the holders of Public Bank shares, subject to the limitations, described herein (the "Subscription Offering"). The Company may offer any shares of Common Stock not subscribed for in the Subscription Offering in a community offering (the "Community Offering") to certain members of the general public to whom the Company delivers a copy of this Prospectus and a stock order form (the "Stock Order Form"). Natural persons ordering Conversion Stock in the Community Offering will be given a preference if they are residents of the counties of Bell and Harlan in the Commonwealth of Kentucky (the "Local Community"). The Company, the Mutual Holding Company and the Bank (the "Primary Parties") may, in their absolute discretion, reject orders in the Community Offering in whole or in part.

     It is anticipated that shares of Conversion Stock not subscribed for in the Subscription Offering and Community Offering, if any, will be offered by the Company to members of the general public to whom a copy of this Prospectus is delivered by or on behalf of the Company in a syndicated community offering (the "Syndicated Community Offering") (the Subscription Offering, any Community Offering and any Syndicated Community Offering are referred to collectively as the "Offerings"). The Primary Parties have engaged Trident Securities, Inc. ("Trident Securities") to consult with and advise them in the Conversion and Reorganization, and Trident Securities has agreed to use its best efforts to solicit subscription and purchase orders for shares of Conversion Stock in the Offerings. Trident Securities is not obligated to take or purchase any shares of Conversion Stock in the Offerings. See "The Conversion and Reorganization -- Marketing Arrangements."

     The Subscription Offering will terminate at 12:00 p.m., Eastern Time, on _____________, 1997 (the "Expiration Date"), unless extended for up to 45 days or such additional periods by the Primary Parties, with approval of the Office of Thrift Supervision ("OTS"), if necessary. Such extensions may not be extended beyond ______________, 1999. The Community Offering, if any, may commence without notice at any time after the commencement of the Subscription Offering and may terminate at any time without notice, but may not terminate later than ____________________, 1997. The Community Offering and/or any Syndicated Community Offering must be completed within 45 days after the close of the Subscription Offering, or _____________, 1997, unless extended by the Primary Parties with the approval of the OTS, if necessary. Orders submitted are irrevocable until the completion of the Conversion and Reorganization; provided, however, that if the Conversion and Reorganization is not completed within the 45-day period referred to above, unless such period has been extended with the consent of the OTS, if necessary, all subscribers will have their funds returned promptly with interest, and all withdrawal authorization will be cancelled. The Offerings may not be extended beyond __________, 1999. See "The Conversion and Reorganization -- The Offerings -- Subscription Offering."

     Purchase Limitation. The Plan sets forth various purchase limitations which are applicable in the Offerings. Generally, no person, together with associates or persons acting in concert with such person, may purchase more than a number of shares of Conversion Stock that, when combined with Exchange Shares, exceeds 5.0% of the shares to be sold in the Offerings. The Primary Parties reserve the right to increase the purchase limitations to allow a limited number of purchasers to purchase in excess of 5.0% of the shares of Common Stock to be sold in the Offerings, provided that, the number of shares allocated to purchasers in excess of 5.0% of the shares may not, in the aggregate exceed 10.0% of the shares sold in the Offerings. The minimum purchase is 25 shares. See "The Conversion and Reorganization -- The Offerings -- Subscription Offering," " -- Community Offering" and " -- Limitation on Conversion Stock Purchases."

     For additional information and how to subscribe for Common Stock, please call the stock information center at (606) ___-____.

                       [MAP OF BANK'S MARKET AREA HERE]



     THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

                                 SUMMARY

     This summary is qualified in its entirety by the more detailed information regarding the Company, the Bank and the Mutual Holding Company and the Financial Statements of the Bank appearing elsewhere in this Prospectus.

Cumberland Mountain Bancshares, Inc.

     Cumberland Mountain Bancshares, Inc. is a Tennessee corporation organized in December, 1996 by the Bank for the purpose of holding all of the capital stock of the Bank and in order to facilitate the Conversion and Reorganization. Upon completion of the Conversion and Reorganization, the only significant assets of the Company will be all of the outstanding Bank Common Stock, the note evidencing the Company's loan to the ESOP and the portion of the net proceeds from the Offerings retained by the Company. The business of the Company will initially consist of holding the stock of the Bank. The Company has no present plans to engage in any other activity but may in the future engage in any activity permitted under applicable Tennessee and federal law. See "Business of the Company" and "Regulation -- Regulation of the Company."

Middlesboro Federal Bank, Federal Savings Bank

     Middlesboro Federal Bank, Federal Savings Bank is a community-oriented financial institution which has served Middlesboro, Kentucky and its surrounding communities in the Commonwealth of Kentucky and the State of Tennessee. The Bank was organized in 1994 as a subsidiary of the Mutual Holding Company. Prior to that, the Bank in mutual form (the "Mutual Bank") had operated since 1915. Originally chartered as a Kentucky building and loan association, the Bank converted to a federal charter and obtained federal deposit insurance in 1937. In 1994, the Bank reorganized as a subsidiary of the Mutual Holding Company and in the process sold 180,000 shares of Bank Common Stock to the public with the Mutual Holding Company retaining 330,000 shares (the "MHC Reorganization"). In connection with the MHC Reorganization, the Mutual Bank transferred substantially all of its assets and liabilities to the Bank in exchange for 330,000 shares of Bank Common Stock and converted its charter to a federal mutual holding company known as Cumberland Mountain Bancshares, M.H.C.

     As a consequence of improvements in the local economy and the implementation of more pro-active marketing strategies, management has been able to substantially increase its loan originations in recent years. In addition, the Bank has been able to increase the yields on its loan portfolio through the origination of higher-yielding consumer and other non-mortgage loans.
Management believes that the Bank's market area will continue to offer lending and investment opportunities and is undertaking the Conversion and Reorganization in order to provide the capital necessary for the Bank's continued growth.

     Financial highlights of the Bank include:

     Recent Loan Growth. Management has been able to substantially increase its loan originations through the implementation of a more focused marketing strategy. Total net loans at September 30, 1996 were $69.4 million, an increase of $9.5 million, or 15.86%, and $24.5 million, or 54.57%, respectively, from net loans outstanding of $59.9 million and $44.9 million at June 30, 1996 and 1995, respectively. In the past several years, the Bank has hired experienced loan officers who receive incentive compensation based on their originations. By emphasizing a more customer-oriented approach, the Bank has been able to develop business relationships with local real estate agents, developers and other parties that have been able to generate new lending business for the Bank.

     Portfolio Diversification. Taking advantage of the lending authorities available to federal savings banks and the lending opportunities in its market area, the Bank has sought to diversify its loan portfolio through the origination of consumer and commercial and multi-family residential real estate loans. Multi-family residential and commercial real estate loans, as a percentage of total loans, amounted to 18.24% at September 30, 1996, as compared to 17.85% and 12.32% at June 30, 1996 and 1995, respectively. In addition to the higher yields available in such lending, these loans also feature adjustable interest rates which help protect the Bank from changes in market rates.


                                      (i)

Through disciplined underwriting and aggressively dealing with delinquencies, the Bank has still been able to maintain low levels of nonperforming assets.

     Asset Quality. The Bank has traditionally had low levels of nonperforming assets. At September 30, 1996, the Bank's non-performing assets (consisting of nonaccrual loans, accruing loans 90 days or more delinquent and repossessed assets) were 0.54% of total assets as compared to an average of 0.87% of assets (based on information obtained from publicly available sources) for all SAIF-insured institutions. Although the Bank has recently moved into more diversified forms of lending including loans that carry more risk than owner-occupied, single-family mortgages, the Bank has continued to maintain low levels of nonperforming assets.

     Core Earnings. The Bank has been profitable over the past several fiscal years, earning $146,000 in the fiscal year ended June 30, 1996 and $293,000 in fiscal year 1995. Although the Savings Association Insurance Fund ("SAIF") special assessment caused the Bank to report a loss in the quarter ended September 30, 1996, its net interest income grew by 38% and its fee income grew by 110% during the three months ended September 30, 1996 as compared to the three months ended September 30, 1995. In order to enhance earnings, management has worked to increase the percentage of its assets invested in loans and to develop new sources of fee income.

     Capital Strength. The Bank's ratio of average equity to average assets was 5.24% at September 30, 1996. Its tangible, core and risk-based capital ratios as calculated under OTS regulations were 5.56%, 5.56% and 9.44%, respectively, at that date and the Bank meets all current regulatory capital requirements. With the additional capital to be raised in the Conversion and Reorganization, the Bank will be positioned for continued asset growth.

Cumberland Mountain Bancshares, M.H.C.

     Cumberland Mountain Bancshares, M.H.C. is a federally chartered mutual holding company formed in 1994 in connection with the MHC Reorganization. The Mutual Holding Company's primary asset is 330,000 shares of Bank Common Stock which represented 64.71% of the shares of Bank Common Stock outstanding as of the date of this Prospectus. The Mutual Holding Company's only other assets at September 30, 1996 were all of the issued and outstanding shares of Home Mortgage Loan Corporation ("Home"), which was formerly a wholly-owned subsidiary of the Bank, and a deposit account. As part of the Conversion and Reorganization, the Mutual Holding Company will convert to an interim federal savings and loan association and simultaneously merge with and into the Bank, with the Bank being the surviving entity. Upon consummation of the Conversion and Reorganization, the stock of Home and the deposit account will become assets of the Bank.

Purposes of the Conversion and Reorganization

     In their decision to pursue the Conversion and Reorganization, the Mutual Holding Company and the Bank considered the various advantages of a holding company form of organization including: (1) a stock holding company's ability to diversify the Company's and the Bank's business activities; (2) the larger capital base of a stock holding company; (3) the enhancement of the Company's future access to capital markets; (4) the increase in the number of outstanding shares of publicly traded stock (which may increase the liquidity of the Common Stock); and (5) the greater flexibility in structuring acquisitions. In addition, the Mutual Holding Company and the Bank considered various regulatory uncertainties associated with the mutual holding company structure, as well as the general uncertainty regarding the future of the thrift charter.

Description of the Conversion and Reorganization

     On December 12, 1996, the Boards of Directors of the Bank and the Mutual Holding Company adopted the Plan and in December, 1996 the Bank organized the Company under Tennessee law as a first-tier wholly owned subsidiary. Pursuant to the Plan: (i) the Mutual Holding Company will convert to an interim federal stock savings bank and simultaneously will merge with and into the Bank; (ii) the Mutual Holding Company will cease to exist


                                     (ii)
and the 330,000 shares or 64.71% of the outstanding Bank Common Stock held by the Mutual Holding Company will be cancelled; and (iii) a second interim savings association ("Interim") formed by the Company solely for such purpose will then merge with and into the Bank. As a result of the merger of Interim with and into the Bank, the Bank will become a wholly owned subsidiary of the Company operating under the name "Middlesboro Federal Bank, Federal Savings Bank" and the outstanding Public Bank Shares, which amounted to 180,000 shares or 35.29% of the outstanding Bank Common Stock at September 30, 1996, will be converted into the Exchange Shares pursuant to a ratio (the "Exchange Ratio"), which will result in the holders of such shares (the "Public Stockholders") owning in the aggregate approximately the same percentage of the Common Stock to be outstanding upon the completion of the Conversion and Reorganization (i.e., the Conversion Stock and the Exchange Shares) as the percentage of Bank Common Stock owned by them in the aggregate immediately prior to consummation of the Conversion and Reorganization, before giving effect to: (i) the exercise of dissenters' rights of appraisal by the holders of any shares of Bank Common Stock; (ii) the payment of cash in lieu of issuing fractional Exchange Shares; and (iii) any shares of Conversion Stock purchased by the Bank's stockholders in the Offerings or the ESOP thereafter.

     The following diagram outline the current organizational structure of the parties' and their respective ownership interests:

    -----------------------------                ---------------------------

         Cumberland Mountain                         Public Stockholders
          Bancshares, M.H.C.

    -----------------------------                ---------------------------

               64.71%                                   35.29%
             ----------------------------------------------------


                      ----------------------------------

                           Middlesboro Federal Bank,
                             Federal Savings Bank

                       ---------------------------------

                                           100%


                       ---------------------------------

                              Cumberland Mountain
                               Bancshares, Inc.

                       ---------------------------------

                                           100%


                       ---------------------------------

                                    Interim
                                (to-be-formed)

                       ---------------------------------


                                     (iii)

     The following diagram reflects the results of the Conversion and Reorganization, including: (i) the merger of the Mutual Holding Company (following its conversion to an interim federal stock savings association) with and into the Bank; (ii) the merger of Interim with and into the Bank, pursuant to which the Public Bank Shares will be converted into Exchange Shares; and
(iii) the Offerings of Conversion Stock. The diagram assumes that there are no shares for which holders properly perfect dissenters' rights of appraisal, there are no fractional shares and does not give effect to purchases of Conversion Stock by holders of Public Bank Shares.



-------------------------------                  -------------------------------

      Purchasers of Stock                          Holders of Exchange Shares
       in the Conversion                          (Former Public Stockholders)

-------------------------------                  -------------------------------

               64.71%                                   35.29%

            ------------------------------------------------------


                        ------------------------------

                              Cumberland Mountain
                               Bancshares, Inc.

                        ------------------------------

                                           100%

                        ------------------------------

                           Middlesboro Federal Bank,
                             Federal Savings Bank

                        ------------------------------


     In addition to shares of Common Stock to be issued pursuant to the Exchange, pursuant to the Plan, the Company is offering shares of Conversion Stock in the Offerings as part of the Conversion and Reorganization. See " -- The Offerings" below and "The Conversion and Reorganization -- The Offerings."

Conditions to Closing of the Offerings

     Pursuant to OTS regulations, consummation of the Conversion and Reorganization is conditioned upon the approval of the Plan by the OTS, as well as: (i) the approval of the holders of at least a majority of the total number of votes eligible to be cast by the members of the Mutual Holding Company ("Members") as of the close of business on __________, 1997 (the "Voting Record Date") at a special meeting of Members called for the purpose of submitting the Plan for approval (the "Members' Meeting"); and (ii) the approval of the holders of at least two-thirds of the shares of the outstanding Bank Common Stock, including the mutual holding Company (the "Stockholders"), eligible to be voted at the special meeting of the Bank's Stockholders as of the close of business on __________, 1997 (the "Stockholder Voting Record Date") at a special meeting of Stockholders called for the purpose of submitting the Plan for approval (the "Stockholders' Meeting"). In addition, the Primary Parties have conditioned the consummation of the Conversion and Reorganization on: (i) the approval of the Plan by at least a majority of the votes cast, in person or by proxy, by the Public Stockholders at the Stockholders' Meeting; and (ii) the exercise of dissenters' rights of appraisal by the holders of less than 10% of the outstanding shares of Bank Common Stock. The Mutual Holding Company intends to vote its shares of Bank Common Stock, which amount to 64.71% of the outstanding shares, in favor of the Plan at the Stockholders' Meeting. In addition, as of ___________, 1997,


                                     (iv)
directors and executive officers of the Bank as a group (eight persons) beneficially owned ______ shares or ____% of the outstanding Bank Common Stock, which shares can also be expected to be voted in favor of the Plan at the Stockholders' Meeting. Directors and executive officers also hold immediately exercisable stock options for an additional ________ shares or ____% of the outstanding Bank Common Stock.

The Exchange

     Pursuant to the Plan adopted by the Company, the Bank and the Mutual Holding Company, the Bank will become a subsidiary of the Company upon consummation of the Conversion and Reorganization. As a result of the Conversion and Reorganization, each share of Bank Common Stock held by the Mutual Holding Company, which currently holds 330,000 shares or 64.71% of the outstanding Bank Common Stock, will be cancelled, and all Public Bank shares, which amounted to 180,000 shares or 35.29% of the outstanding Bank Common Stock at September 30, 1996, will be converted into shares of Exchange Shares pursuant to the Exchange Ratio that will result in the Public Stockholders owning in the aggregate approximately the same percentage of the Company as they owned of the Bank, before giving effect to: (i) the exercise of dissenters' rights of appraisal by the holders of any shares of Bank Common Stock; (ii) the payment of cash in lieu of fractional Exchange Shares; and (iii) any shares of Common Stock purchased by Public Stockholders in the Offerings described herein or the Company's ESOP thereafter (the "Exchange"). The final Exchange Ratio will be established so that Public Stockholders will receive the same percentage of shares of Common Stock to be issued in the Conversion and Reorganization as they currently own in the Bank regardless of whether the Conversion Stock is sold at the minimum, midpoint, maximum or maximum, as adjusted of the Valuation Price Range.

The Offerings

     Pursuant to the Plan and in connection with the Conversion and Reorganization, the Company is offering up to 382,375 shares of Conversion Stock in the Offerings. Conversion Stock is first being offered in the Subscription Offering with nontransferable subscription rights being granted, in the following order of priority, to: (i) depositors of the Bank with account balances of $50.00 or more as of the close of business on September 30, 1995 ("Eligible Account Holders"); (ii) the ESOP; (iii) depositors of the Bank with account balances of $50.00 or more as of the close of business on December 31, 1996 ("Supplemental Eligible Account Holders"); (iv) depositors of the Bank as of the close of business on ______________, 1997 (other than Eligible Account Holders and Supplemental Eligible Account Holder(s)) ("Other Members"); (v) directors, officers and employees of the Bank; and (vi) Public Stockholders. Subscription rights will expire if not exercised by 12:00 p.m., Eastern Time, on ________________, 1997, unless extended.

     Subject to the prior rights of holders of subscription rights, Conversion Stock not subscribed for in the Subscription Offering is being offered in the Community Offering to certain members of the general public to whom a copy of this Prospectus is delivered, with preference given to natural persons residing in the Local Community. It is anticipated that shares not subscribed for in the Subscription Offering and the Community Offering will be offered to certain members of the general public in a Syndicated Community Offering. The Primary Parties reserve the absolute right to reject or accept any orders in the Community Offering or the Syndicated Community Offering, in whole or in part, either at the time of receipt of an order or as soon as practicable following the Expiration Date.

     The Primary Parties have retained Trident Securities as financial advisor and marketing agent in connection with the Offerings and to assist in soliciting subscriptions in the Offerings. See "The Conversion and Reorganization -- The Offerings -- Subscription Offering," " -- Community Offering," " -- Syndicated Community Offering" and " -- Marketing Arrangements."

Purchase Limitations

     No person or entity, together with associates and persons acting in concert, may, directly or indirectly, subscribe for or purchase in the Offerings more than a number of shares of Conversion Stock that, when

                                      (v)
combined with Exchange Shares, exceeds 5.0% of the shares to be sold in the Offerings. The Primary Parties may in their sole discretion increase the purchase limitation to up to 9.9% of the shares to be sold in the Offerings (37,855 shares at the maximum of the Valuation Price Range) provided that: (i) each subscriber who has subscribed for the maximum number of shares of Conversion Stock shall have been offered the opportunity to increase his subscription to the new purchase limitation and (ii) the aggregate number of shares sold to subscribers in the Offerings in excess of 5.0% of the total number of shares issued in the Offerings does not exceed 10% of the number of shares sold in the Offerings. In addition, following the Conversion and Reorganization no person or entity, together with associates and persons acting in concert may beneficially own more than 5.0% of the total number of shares of Common Stock to be issued in the Conversion and Reorganization (29,547 shares at the maximum of the Valuation Price Range). The Primary Parties may in their sole discretion increase the ownership limitation to up to 9.9% of the Common Stock issued in the Conversion and Reorganization (58,503 shares at the maximum of the Valuation Price Range) provided that: (i) each subscriber who has subscribed for the maximum permissible number of shares of Conversion Stock shall have been offered the opportunity to increase his subscription to such percentage of the Conversion Stock (subject to the availability of shares and the limitations on subscriptions in excess of 5.0% described above) and (ii) the aggregate number of shares held by all stockholders in excess of 5.0% of the shares outstanding. The minimum purchase is 25 shares. See "The Conversion and Reorganization -- Limitations on Conversion Stock Purchases." In the event of an oversubscription, shares will be allocated in accordance with the Plan, as described under "The Conversion and Reorganization -- The Offerings --Subscription Offering" and " -- Community Offering." Because the purchase limitations contained in the Plan include Exchange Shares to be issued to Public Stockholders for their Public Bank Shares, certain holders of Public Bank Shares may be limited in their ability to purchase Conversion Stock in the Offerings. See "Risk Factors -- Possible Divestiture Requirements for Public Stockholders."

Stock Pricing, Exchange Ratio and Number of Shares to be Issued in the Conversion and Reorganization

     Federal regulations require the aggregate purchase price of the Conversion Stock to be consistent with RP Financial's pro forma appraisal of the Bank and the Mutual Holding Company, which was $5.1 million as of December 13, 1996. Because the holders of the Public Bank Shares will continue to hold the same aggregate percentage ownership interest in the Company as they held in the Bank (before giving effect to additional purchases in the Offerings, the exercise of dissenters' rights and fractional shares), the appraisal was multiplied by the Mutual Holding Company's percentage interest in the Bank (i.e., 64.71%) to determine the midpoint of the Valuation Price Range, which was $3,325,000. In accordance with OTS regulations, the minimum and maximum of the Valuation Price Range were set at 15% below, and above the midpoint, respectively, resulting in a range of $2,826,250 to $3,823,750. The full text of the appraisal report of RP Financial describes the procedures followed, the assumptions made, limitations on the review undertaken and matters considered, which included the trading market for the Bank Common Stock (see "Market for the Common Stock") but was not dependent thereon. The appraisal report has been filed as an exhibit to the Registration Statement and Application for Conversion of which this Prospectus is a part, and is available in the manner set forth under "Additional Information." The appraisal of the Conversion Stock is not intended and should not be construed as a recommendation of any kind as to the advisability of purchasing such stock. The proposed Exchange Ratio was determined independently by the Boards of Directors of the Mutual Holding Company and the Bank based upon, among other things, the Valuation Price Range, and RP Financial expresses no opinion on the Exchange Ratio or the exchange of Public Bank Shares. OTS policy requires that the holders of Public Bank Shares prior to the Conversion and Reorganization receive Exchange Shares in an amount that will result in them owning, in the aggregate, approximately the same percentage of the Company as they owned of the Bank.

     All shares of Conversion Stock will be sold at $10.00 per share (the "Purchase Price"), which was established by the Boards of Directors of the Primary Parties. The actual number of shares to be issued in the Offerings will be determined by the Primary Parties based upon the final updated valuation of the estimated pro forma market value of the Conversion Stock at the completion of the Offerings. The number of shares of Conversion Stock to be issued is expected to range from a minimum of 282,625 shares to a maximum of 382,375 shares.


                                     (vi)

Subject to approval of the OTS, the Valuation Price Range may be increased or decreased to reflect market and economic conditions prior to the completion of the Offerings, and under such circumstances the Primary Parties may increase or decrease the number of shares of Conversion Stock. No resolicitation of subscribers will be made and subscribers will not be permitted to modify or cancel their subscriptions unless: (i) the gross proceeds from the sale of the Conversion Stock are less than the minimum, or more than 15% above the maximum, of the current Valuation Price Range; or (ii) the Offerings are extended beyond _________, 1997. Any increase or decrease in the number of shares of Conversion Stock will result in a corresponding change in the number of Exchange Shares, so that upon consummation of the Conversion and Reorganization, the Conversion Stock and the Exchange Shares will represent approximately 64.71% and 35.29%, respectively, of the Company's total outstanding shares. See "The Conversion and Reorganization -- Stock Pricing, Exchange Ratio and Number of Shares to be Issued."

     Based on 180,000 Public Bank Shares outstanding at September 30, 1996, and assuming a minimum of 282,625 and a maximum of 382,375 shares of Conversion Stock are issued in the Offerings, the Exchange Ratio is expected to range from approximately 0.856 to 1.159 Exchange Shares for each Public Bank Share outstanding immediately prior to the consummation of the Conversion and Reorganization. The Exchange Ratio will be affected if any stock options to purchase shares of Bank Common Stock are exercised between the date of this Prospectus and consummation of the Conversion and Reorganization. If any stock options are outstanding immediately prior to consummation of the Conversion and Reorganization, they will be converted into options to purchase shares of Common Stock, with the number of shares subject to the option and the exercise price per share to be adjusted based upon the Exchange Ratio so that the aggregate exercise price remains unchanged, and with the duration of the option remaining unchanged. At September 30, 1996, there were options to purchase 10,850 shares of Bank Common Stock outstanding, which each had an exercise price of $10.00 per share.

     The following table sets forth, based upon the minimum, midpoint, maximum and 15% above the maximum of the Valuation Range, the following: (i) the total number of shares of Conversion Stock and Exchange Shares to be issued in the Conversion and Reorganization, (ii) the percentage of the total Common Stock represented by the Conversion Stock and the Exchange Shares, and (iii) the Exchange Ratio. The table assumes that no holder of Public Bank Shares exercises dissenters' rights and that there is no cash paid in lieu of issuing fractional Exchange Shares.


                     Conversion Stock to   Exchange Shares to
                        be Issued (1)         be Issued (1)      Total Shares of
                     --------------------  -------------------   Common Stock to     Exchange
                      Amount     Percent    Amount    Percent   be Outstanding(1)    Ratio(1)
-----------------------------------------------------------------------------------------------
Minimum............    282,625     64.71%   154,159     35.29%          436,784        0.856
Midpoint...........    332,500     64.71    181,363     35.29           513,863        1.008
Maximum............    382,375     64.71    208,568     35.29           590,943        1.159
15% above maximum..    439,731     64.71    239,853     35.29           679,584        1.333
-------------------

(1) Assumes that outstanding options to purchase 10,850 shares of Bank Common Stock at September 30, 1996 are not exercised prior to consummation of the Conversion and Reorganization. Assuming that all of such options are exercised prior to such consummation, the percentage represented by the Conversion Stock and the Exchange Shares would amount to 63.36% and 36.64%, respectively, and the Exchange Ratio would amount to 0.889, 1.046, 1.203 and 1.383 at the minimum, midpoint, maximum and 15% above the maximum of the Valuation Price Range, respectively.

     The final Exchange Ratio will be determined based upon the number of shares issued in the Offerings in order to maintain the Public Stockholders' approximately 35.29% ownership interest in the Bank and will not be based upon the market value of the Public Bank Shares. At the minimum, midpoint and maximum of the Valuation Price Range, one Public Bank Share will be exchanged for 0.856, 1.008 and 1.159 shares of Common Stock, respectively (which have a calculated equivalent estimated value of $8.56, $10.08 and $11.59 based on the $10.00 Purchase Price of a share of Common Stock in the Offerings and the aforementioned Exchange Ratios). However, there can be no assurance as to the actual market value of a share of Common Stock after the Conversion and Reorganization or that such shares could be sold at or above the $10.00 Purchase Price.

Payment for Subscriptions for Conversion Stock

     Payment for subscriptions may be made: (i) in cash, if delivered in person at any office of the Bank; (ii) by check or money order; or (iii) by authorization of withdrawal from deposit accounts maintained with the Bank. Funds from payments made by cash, check or money order will be deposited in a segregated account at the Bank and will earn interest at the Bank's passbook rate of interest from the date payment is received until completion or termination of the Conversion and Reorganization. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from the deposit account will continue to accrue interest at the contractual rate until completion or termination of the Conversion and Reorganization, but a hold will be placed on such funds, thereby making them unavailable to the depositor until completion or termination of the Conversion and Reorganization.

     If a subscriber authorizes the Bank to withdraw the aggregate amount of the purchase price from a deposit account, the Bank will do so as of the effective date of the Conversion and Reorganization. The Bank will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the certificate will be cancelled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate. See "The Conversion and Reorganization -- Procedure for Purchasing Shares in the Offerings."

Differences in Stockholder Rights

     The Company is a Tennessee corporation subject to the provisions of the Tennessee Business Corporation Act and its Charter and Bylaws and the Bank is a federally chartered savings bank subject to federal laws and regulations and its Charter and Bylaws. Upon consummation of the Conversion and Reorganization, the Public Stockholders of the Bank will become stockholders of the Company and their rights will be governed by the Company's Charter and Bylaws and Tennessee law. The rights of stockholders of the Bank are materially different in certain respects from the rights of stockholders of the Company. See "Comparison of Stockholders' Rights" and "Description of Capital Stock of the Company."

Benefits of Conversion and Reorganization to Directors and Officers

     General. The Company intends to adopt certain stock benefit plans for the benefit of directors, officers and employees of the Company and the Bank and to submit such plans to stockholders for approval at a special or annual meeting of stockholders to be held no earlier than six months after the completion of the Conversion and Reorganization. The proposed benefit plans are as follows: (i) a 1997 Stock Option and Incentive Plan (the "1997 Option Plan"), pursuant to which a number of authorized but unissued shares of Common Stock equal to 10% of the Conversion Stock to be sold in the Offerings (38,237 shares at the maximum of the Valuation Price Range) will be reserved for issuance pursuant to the exercise of stock options and stock appreciation rights and grants of restricted stock to directors, officers and employees; and (ii) a 1997 Management Recognition Plan and Trust Agreement (the "1997 MRP"), which will, following the receipt of stockholder approval, purchase a number of shares of Common Stock, with funds contributed by the Company, either from the Company or in the open market, equal to 4.0% of the Conversion Stock to be sold in the Offerings (15,295 shares at the maximum of the Valuation Price Range) for distribution to directors, officers and employees. OTS regulations permit individual members of management to receive up to 25% of the shares of any non-tax qualified stock benefit plan and directors who are not employees to receive up to 5% of such stock individually and up to 30% in the aggregate of any plan. OTS regulations also permit a qualified stock benefit plan of a converting institution to purchase, without shareholder approval, up to 10% of the common stock sold in the offering. The Bank's ESOP intends to purchase 3.0% of the Common Stock to be issued in the Conversion and Reorganization (17,728 shares at the maximum of the Valuation Price Range). For presentation of the pro forma effects of the 1997 MRP and the ESOP on the operations of the Company and its stockholders' equity, see "Capitalization" and "Pro Forma Data."


                                    (viii)

     The foregoing plans are in addition to the 1993 Stock Option Plan ("1993 Option Plan") and the 1993 Management Recognition and Retention Plan and Trust ("1993 MRP") which were adopted by the Bank in connection with the MHC Reorganization and subsequently approved by the stockholders of the Bank. These plans will continue in existence after the Conversion and Reorganization as plans of the Company. In addition, pursuant to the terms of the 1993 Option Plan, all outstanding stock options may be exercised in whole or in part immediately prior to consummation of the Conversion and Reorganization. See "Management of the Bank -- Certain Benefit Plans and Agreements" and "The Conversion and Reorganization -- Effects of the Conversion and Reorganization -- Effect on Existing Compensation Plans."

     The Company believes that the additional plans will be in the best interest of its stockholders and will further fulfill the purpose of the 1993 stock benefit plans. Both the 1997 MRP and the 1997 Option Plan are designed to provide officers and employees of the Bank with an opportunity to acquire a proprietary interest in the common stock of their employer as an incentive to the organization's success. The 1993 Option Plan and the 1993 MRP are also designed to provide similar incentives to those same persons.

     The Management Recognition Plan. Upon receipt of stockholder approval of the 1997 MRP, the Company anticipates granting stock awards for shares of Common Stock to directors, executive officers and other key personnel. A total of 4.0% of the Common Stock to be reserved for issuance pursuant to the 1997 MRP will be available for the award of shares of Common Stock to executive officers and key employees of the Bank. The 1997 MRP will be administered by a committee of two or more non-employee members of the Board of Directors of the Company who are "disinterested" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act"). The Company has not made a determination as to specific plan share awards that it will make if the 1997 MRP is approved by the Company's shareholders, but it does anticipate that approximately ___% of the initial awards in the aggregate will be made to directors and executive officers. Based on that percentage and assuming that approximately 100% of the shares are awarded, the aggregate value to the director and executive officer recipients would be approximately $_________ based on a $_____ per share market value of the Common Stock (based on the issuance of 382,375 shares of Conversion Stock at the maximum of the Valuation Price Range). The actual value of the shares awarded pursuant to the MRP will be determined as of the date the share awards vest (at a rate not in excess of 20% per year with the initial vesting occurring no earlier than one year from the date the 1997 MRP is approved by the stockholders).

     The Option Plan. Upon receipt of stockholder approval of the 1997 Option Plan, the Company anticipates granting stock options for shares of Common Stock to directors, executive officers and other key employees. A total of ___% of the Common Stock to be reserved for issuance pursuant to the 1997 Option Plan will be available for the grant of stock options to executive officers and key employees of the Bank. The 1997 Option Plan will be administered by a committee of two or more non-employee members of the Board of Directors of the Company who are "disinterested" within the meaning of Rule 16b-3 under the Exchange Act. It is anticipated that grants will be made by such committee primarily based on performance, although the committee will be able to consider other factors determined to be relevant in its sole discretion. In addition, pursuant to the 1997 Option Plan, ___% of the shares of Common Stock to be reserved for issuance pursuant to the 1997 Option Plan will be available for the grant of compensatory stock options to outside directors of the Company pursuant to a formula which complies with Rule 16b-3 under the Exchange Act and which will provide for the grant of options covering a specified number of shares upon receipt of stockholder approval. All of the stock options will be granted at no cost to the recipients, although the recipients will be required to pay the applicable exercise price at the time of exercise in order to receive the underlying shares of Common Stock. The Company has not made a determination as to the specific awards of stock options that it will make if the 1997 Option Plan is approved by the Company's stockholders, but it does anticipate that approximately _____% of the initial awards in the aggregate will be made to directors and executive officers. Based on that percentage and assuming that approximately 100% of the stock option shares are awarded, the aggregate value to the director and executive officer recipients would be approximately $_________ based on a $10.00 per share market value of the Common Stock. See "Management of the Bank -- Certain Benefit Plans and Agreements" and "Risk Factors -- Possible Dilutive Effect of Issuance of Additional Shares."


                                     (ix)

        The Employee Stock Ownership Plan. The Bank's ESOP intends to purchase 3.0% of the Common Stock to be issued in the Conversion and Reorganization (17,728 shares of Conversion Stock at the maximum of the Valuation Price Range). These shares will be allocated over a period of approximately 10 years as the Company's loan to the ESOP is repaid, with the allocations to be made to executive officers and other eligible employees in proportion to their compensation. See "Management of the Bank -- Certain Benefit Plans and Agreements -- Employee Stock Ownership Plan."

Use of Proceeds

        Net proceeds from the sale of the Conversion Stock are estimated to be between $2.5 million and $3.5 million, depending on the number of shares sold and the expenses of the Conversion and Reorganization. See "Pro Forma Data." The Company plans to contribute to the Bank all but $100,000 of the net proceeds from the Offerings. A portion of the proceeds retained by the Company will be used for a loan to the ESOP for the purpose of purchasing 3.0% of the total number of shares to be issued in the Conversion and Reorganization. It is anticipated the loan to the ESOP will have a term of 10 years and a fixed interest rate at the Prime Rate as of the date of the loan. See "Management of the Bank -- Certain Benefit Plans and Agreements -- Employee Stock Ownership Plan." Funds retained by the Company may be used to support the future expansion of operations and for other business or investment purposes, including the possible acquisition of other financial institutions and/or branch offices, although there are no current plans, arrangements, understandings or agreements regarding such expansion or acquisitions. Subject to applicable limitations, the Company may use available funds to purchase shares of Common Stock, to contribute funds to the 1997 MRP for the purpose of purchasing shares of Common Stock in the open market and for the payment of dividends. The portion of the net proceeds received by the Bank will be used for general corporate purposes. The proceeds also will be used to support the Bank's lending and investment activities and thereby enhance the Bank's capabilities to serve the borrowing and other financial needs of the communities it serves. See "Use of Proceeds."

Dividend Policy

        While the Company will consider the establishment of a dividend policy following the Conversion and Reorganization, there is no current intention to pay dividends. The Board will review its dividend policy on a quarterly basis. The Company's ability to pay dividends in the future will depend on the net proceeds retained from the Offerings and on dividends received from the Bank, which is subject to various restrictions on the payment of dividends. See "Dividend Policy" and "Regulation -- Regulation of the Bank -- Dividend Limitations." Assuming the issuance of 382,375 shares of Conversion Stock at the maximum of the Valuation Price Range and the retention of $100,000 of the net proceeds from the Offerings, after deducting amounts retained to fund the ESOP and the 1997 MRP, the Company estimates that it would retain approximately $100,000 in net proceeds which would be available for the payment of dividends and for other corporate purposes and that the Bank would have at least $2.9 million available for the payment of dividends to the Company under current OTS regulations.

Market for the Common Stock

        There is no established market for the Bank Common Stock. The Company has never issued stock before and, consequently, there is no established market for the Common Stock. Due to the relatively small size of the Offerings, it is unlikely that an active and liquid trading market will develop or be maintained. Following the completion of the Offerings, the Company anticipates that the Common Stock will be traded on the over-the-counter market through the OTC "Electronic Bulletin Board," under the symbol "CMBN." Trident Securities intends to make a market in the Common Stock. The development of a public trading market depends upon the existence of willing buyers and sellers, the presence of which is not within the control of the Company, the Bank or any market maker. There can be no assurance that an active and liquid market for the Common Stock will develop in the foreseeable future or, once developed, will continue. Even if a market develops, there can be no assurance that stockholders will be able to sell their shares at or above the initial Purchase Price after the completion of the Offerings. Purchasers

                                      (x)
of Common Stock should consider the potentially illiquid and long-term nature of their investment in the shares being offered hereby. See "Market for the Common Stock."

Risk Factors

        See "Risk Factors" beginning on page 1 for a discussion of certain factors that should be considered by prospective investors, including risks relating to: loan portfolio concentrations and recent operating results; market area; recent legislation and the future of the thrift industry; potential effects of changes in interest rates and the current interest rate environment; certain anti-takeover provisions; the possible dilutive effect of the issuance of additional shares; the absence of a market for the Common Stock; the possible divestiture requirements for Public Stockholders; recent management changes; the possible dilution to Public Stockholders as a result of the purchase limitations; competition; and the possible adverse tax consequences of the distribution of subscription rights.

                                     (xi)

                       SELECTED FINANCIAL AND OTHER DATA

        The following selected financial and other data of Middlesboro Federal does not purport to be complete and is qualified in its entirety by reference to the more detailed financial information contained elsewhere herein. The financial data for the three months ended September 30, 1996 is not necessarily indicative of the operating results to be expected for the entire fiscal year.


                                         At                    At June 30,
                                    September 30,         ---------------------
                                        1996                 1996       1995
                                    -------------         ----------  ---------
                                                (Dollars in thousands)
Financial Condition Data:
Total amount of:
 Assets...........................       $83,799            $74,698    $67,453
 Loans receivable, net............        69,371             59,931     44,864
 Cash and cash equivalents........           605                874      1,796
 Investment securities:
   Available for sale.............         3,637              3,680      1,853
   Held to maturity...............           253                639      5,631
 Mortgage-backed securities.......         7,655              7,779     11,846
 Deposits.........................        71,906             68,976     62,595
 Advances from FHLB...............         6,000              1,000         --
 Stockholders' equity.............         4,385              4,596      4,608

Number of:
 Real estate loans
  outstanding.....................         1,006                904        759
 Savings accounts.................         2,090              2,071      2,079
 Offices open.....................             2                  2          2


                                                            Three Months Ended
                                                               September 30,          Year Ended June 30,
                                                           ---------------------    ----------------------
                                                            1996          1995        1996          1995
                                                           -------       -------    --------       -------
                                                    (In thousands, except per share data)

Operating Data:
Interest income..........................................  $ 1,506       $ 1,233     $ 5,202       $ 4,347
Interest expense.........................................      913           803       3,317         2,445
                                                           -------       -------     -------       -------
Net interest income......................................      593           430       1,885         1,902
Provision for loan losses................................       30             3          58            18
                                                           -------       -------     -------       -------
Net interest income after provision
 for loan losses.........................................      563           427       1,827         1,884
Other income.............................................      135            64         312           136
Other expense............................................   (1,017)         (405)     (1,880)       (1,576)
                                                           -------       -------     -------       -------
Income (loss) before provision for income taxes..........     (319)           86         259           444
Provision for income taxes (benefit).....................      (97)           10         113           151
                                                           -------       -------     -------       -------
Net income (loss)........................................  $  (222)      $    76     $   146       $   293
                                                           =======       =======     =======       =======

Earnings (loss) per share................................  $ (0.44)      $  0.15     $  0.29       $  0.57
                                                           =======       =======     =======       =======

                                     (xii)


                                                                   At or for the
                                                                 Three Months Ended          At or for the
                                                                    September 30,          Year Ended June 30,
                                                                ---------------------     ---------------------
                                                                 1996          1995        1996           1995
                                                                -------       -------     -------       -------

Key Operating Ratios:

Performance Ratios:
 Return on assets (net income divided
   by average total assets)....................................  (1.06)%         0.44%       0.19%         0.41%
 Return on average equity (net income divided by
   average stockholders' equity)............................... (20.25)          6.67        3.18          6.36
 Net interest margin (net interest income divided
   by average interest-earning assets).........................    2.99          2.50        2.46          2.77
 Ratio of average interest-earning
   assets to average interest-bearing
   liabilities.................................................  103.05        106.95      111.79        110.94
 Ratio of noninterest expense to average
   total assets................................................    4.85          2.34        2.38          2.21

Asset Quality Ratios:
 Nonperforming assets to total assets
   at end of period............................................    0.54          1.02        0.50          0.37
 Nonperforming loans to total loans
   at end of period............................................    0.65          1.49        0.62          0.56
 Allowance for loan losses to total
   loans at end of period......................................    0.28          0.29        0.30          0.33
 Allowance for loan losses to nonperforming
   loans at end of period......................................   43.33         19.38       48.26         59.20
 Provision for loan losses to total
   loans receivable, net.......................................    0.04          0.01        0.10          0.04
 Net charge-offs to average loans
   outstanding.................................................    0.09          0.11        0.04            --

Capital Ratios:
 Average stockholders' equity to average assets................    5.24          6.58        5.81          6.46
 Regulatory Capital Ratios:
   Tangible capital............................................    5.56          6.96        6.53          6.92
   Core capital................................................    5.56          6.96        6.53          6.92
   Total Risk-Based capital....................................    9.44         14.10       11.62         12.83

                                    (xiii)

                              RECENT DEVELOPMENTS

Selected Financial Data

     The table below sets forth certain selected financial data for the Bank at the dates and for the periods indicated. The data at December 31, 1996 and for the six months ended December 31, 1996 and 1995 is unaudited, but in the opinion of management reflects all adjustments, consisting of normal recurring accruals, considering necessary for a fair presentation. This information at and for the year ended June 30, 1996 is derived in part from, and is qualified in its entirety by reference to, the Financial Statements and Notes thereto included elsewhere herein. The financial data for the six months ended December 31, 1996 is not necessarily inductive of the operating results to be expressed for the entire fiscal year.

                                                            At             At
                                                       December 31,     June 30,
                                                           1996           1996
                                                      --------------    --------
                                                             (In thousands)
Financial Condition Data:

Total amount of:
  Assets...........................................       $91,561        $74,698
  Loans receivable, net............................        77,968         59,931
  Cash and cash equivalents........................           578            874
  Investments securities:
      Available for sale...........................         3,668          3,680
      Held to maturity.............................            10            639
  Mortgage-backed securities.......................         6,699          7,779
  Deposits.........................................        74,768         68,976
  Advances from FHLB...............................        11,500          1,000
  Stockholders equity..............................         4,674          4,595

                                                             Six Months Ended
                                                                December 31,
                                                          ----------------------
                                                           1996            1995
                                                          -------        -------
                                                              (In thousands)
Operating Data:

  Interest income..................................       $ 3,222        $ 2,644
  Interest expense.................................         1,945          1,628
  Net interest income..............................         1,277          1,016
  Provision for losses on loans....................            58              8
  Net interest income after provision
    for loan losses................................         1,219          1,008
  Other income.....................................           336            120
  Other expense....................................         1,578            871
  Income (loss) before provision for income taxes..           (23)           257
  Provision for income taxes.......................            16             88
                                                          -------        -------
  Net income (loss)................................       $   (39)       $   169
                                                          =======        =======
  Earnings (loss) per share........................       $ (0.08)       $  0.33
                                                          =======        =======

                                     (xiv)

Results of Operations

        For the six months ended December 31, 1996, the Bank incurred a net loss of $39,000 as compared to net income of $169,000 for the six months ended December 31, 1995. The net loss for the 1996 period was due to the $707,000 increase in noninterest expense due primarily to the $388,000 special assessment incurred to recapitalize the SAIF as well as a $145,000 charge incurred to fund the Bank's director retirement plan. The increased expense level was partially offset by a $261,000 improvement in net interest income as well as a $216,000 increase in noninterest income.

        Net interest income increased $261,000, or 25.69%, to $1.3 million for the six months ended December 31, 1996 compared to $1.0 million for the six months ended December 31, 1995 due mainly to an increase in loan volume which included higher yielding consumer and commercial loans as well as the continuation of a stable interest rate environment. The provision for loan losses rose by $50,000 from $8,000 for the six months ended December 31, 1995 to $58,000 for the six months ended December 31, 1996. The increased provision was due to the growth in the Bank's loan portfolio as well as the increase in the volume of consumer and commercial loans which are generally perceived to entail higher risk than single family mortgage loans. At December 31, 1996, the Bank's allowance for loan losses totaled $224,000 and represented 19.57% of total nonperforming loans and 0.29% of total gross loans.

        Noninterest income for the six months ended December 31, 1996 was $336,000, an increase of $216,000, or 180.00%, over the prior year period. The increase in noninterest income was primarily due to an increase of $165,000 in loan fees and service charges due to an increased volume of loans originated during the period as compared to the same period the prior year.

        For the six months ended December 31, 1996, total noninterest expense rose by $707,000, or 81.17%, from the prior year period. The increase in noninterest expense was primarily due to the SAIF special assessment imposed on all SAIF-insured institutions such as the Bank. During the period, the Bank was required to pay a special assessment of 65.7 basis points of its SAIF-assessable deposits at March 31, 1995. This special assessment was imposed to recapitalize the SAIF. For the Bank, this assessment amounted to $388,000 and was recorded in the first quarter of fiscal year 1997. In addition, the Bank incurred a one-time charge of $145,000 to fund a director retirement plan which also contributed to the increased expense level.

Financial Condition

        The Bank's total assets increased by $16.9 million, or 22.57%, from $74.7 million at June 30, 1996 to $91.6 million at December 31, 1996. The increase in total assets was primarily due to the $18.0 million, or 30.00% growth in the Bank's loan portfolio, partially offset by decreases of $1.1 million, or 13.88%, in mortgage backed securities designated as available for sale, $629,000, or 98.44%, in investment securities held to maturity and $296,000, or 33.87%, in cash and cash equivalents. The growth in the Bank's loan portfolio was attributable to the Bank's continued focus on loan originations, consisting primarily of new one-to four-family mortgage loans. The reductions in the Bank's investment and mortgage-backed securities portfolios were due to maturing certificates of deposit investments, the sale of certain GNMA mortgage-backed securities and principal repayments on mortgage-backed securities.

        The Bank's asset growth during the six months ended December 31, 1996 was financed almost entirely by an increase in interest-bearing liabilities. Total deposits rose by $5.8 million, or 8.40%, from $69.0 million at June 30, 1996 to $74.8 million at December 31, 1996, with the growth attributable to increased marketing efforts. FHLB advances rose by $10.5 million from $1.0 million at June 30, 1996 to $11.5 million at December 31, 1996. Total stockholders' equity rose by $79,000, or 1.72%, as the $39,000 reduction in retained earnings resulting from the net loss for the period was more than offset by the $118,000, or 38.69%, reduction in net unrealized loss on investment securities designated as available for sale. At December 31, 1996, the Bank's tangible capital was $4.9 million, or 5.30% of adjusted assets, its core capital was $4.9 million, or 5.30% of adjusted assets and its total risk-based capital was $5.1 million, or 8.60% of risk-weighted assets, which exceeded its regulatory capital requirements by $3.5 million, $2.1 million and $352,000, respectively.

                                     (xv)

                                 RISK FACTORS

        The following factors, in addition to those discussed elsewhere in this Prospectus, should be carefully considered by investors in deciding whether to purchase the Common Stock offered hereby.

Loan Portfolio Concentrations and Recent Operating Results

        Although the Bank's primary lending activity is the origination of one- to four-family mortgage loans (including home equity lines of credit and second mortgages), approximately $28.8 million, or 39.71% of the Bank's gross loan portfolio at September 30, 1996 consisted of loans other than single-family mortgage loans. Such loans included $13.2 million in loans secured by commercial and multi-family real estate, $4.2 million in residential and commercial construction loans, $4.5 million in commercial business loans and $6.9 million in consumer loans. During recent years, the Bank has increased its level of commercial mortgage, construction and commercial lending in order to increase interest income. Although these loans generally provide for higher interest rates and shorter terms than permanent single-family residential real estate loans, these loans generally have a higher degree of credit and other risks. Nonresidential real estate lending often involves larger loan balances to single borrowers or groups of related borrowers as compared to residential real estate lending. The payment experience on such loans typically is dependent on the successful operation of the real estate project. These risks can be significantly affected by supply and demand conditions in the market for office and retail space, and, as such, may be subject to a greater extent to adverse conditions in the economy generally. The Bank may be exposed to risk of loss on construction loans if its initial estimate of the property's value at completion of construction proves to be inaccurate. Commercial business loans involve a greater degree of risk than other types of lending as payments on such loans are often dependent on the successful operation of the business involved which may be subject to a greater extent to adverse conditions in the economy. At September 30, 1996, however, none of the Bank's nonresidential real estate, construction or commercial business loans were in nonaccrual status. Consumer loans also entail greater risk than single-family residential loans, particularly in the case of consumer loans which are unsecured or secured by rapidly depreciable assets, such as automobiles. In such cases, any repossessed collateral for a defaulted consumer loans may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. Notwithstanding the Bank's increased investment in loans other than single-family mortgages, the Bank has operated with less favorable net interest income than its peers which generally have higher capital levels and lower interest expense. The Bank's profitability has also recently been affected by certain non-recurring expenses. While the infusion of capital from the Conversion and Reorganization can be expected to enhance net interest income, expense levels may be adversely affected by the implementation of certain new benefit plans. Accordingly, no assurance can be given that the Company's profitability will improve following the Conversion and Reorganization.

        As a result of the growth in the Bank's loan portfolio in recent years, the Bank's loan portfolio at September 30, 1996 includes a significant portion of relatively new, "unseasoned" loans. Although the Bank has historically had very low levels of nonperforming assets, there can be no guarantee that the level of nonperforming assets will not increase in the future.

Market Area

        The Bank's immediate market area has historically been characterized by a shrinking population, high levels of unemployment and low income levels. The counties of Bell and Harlan, Kentucky in which the Bank has its offices were adversely affected by the decline in the coal mining industry which was traditionally the primary employer in the area. For a number of years, the Bank responded to the economic conditions and lack of lending opportunities in its immediate market area by investing a substantial portion of its assets in U.S. government and agency securities, seeking lending opportunities in contiguous markets in Tennessee and purchasing whole loans and participations in loans secured by residential and commercial properties located in more prosperous areas of Kentucky, primarily in Central Kentucky. Management has recently sought to reduce out-of-market loan purchases and increase its local loan originations through more active marketing of its residential loan products and by offering a wider array of loan programs including various forms of consumer lending. The Bank's immediate market area, however, continues to experience high levels of unemployment and poverty and it is anticipated that a substantial proportion of the Bank's lending will continue to involve lending in contiguous markets.

Recent Legislation and the Future of Thrift Industry

        During the quarter ended September 30, 1996, the Bank incurred a $338,000 charge as the result of the imposition of a special assessment by the FDIC to recapitalize the SAIF. The FDIC operates two deposit insurance funds: the Bank Insurance Fund ("BIF") which generally insures the deposits of commercial banks and the SAIF which generally insures the deposits of savings associations. Because the reserves of the SAIF have been below statutorily required minimums, institutions with SAIF-assessable deposits, like the Bank, have been required to pay substantially higher deposit insurance premiums than institutions with deposits insured by the BIF for the past several semi-annual periods. In order to recapitalize the SAIF and address the premium disparity, the recently-enacted Deposit Insurance Funds Act of 1996 authorized the FDIC to impose a one-time special assessment on institutions with SAIF-assessable deposits based on the amount determined by the FDIC to be necessary to increase the reserve levels of the SAIF to the designated reserve ratio of 1.25% of insured deposits. Institutions were assessed at the rate of 65.7 basis points based on the amount of their SAIF-assessable deposits as of March 31, 1995.

        The FDIC has proposed a new assessment schedule for SAIF deposit insurance pursuant to which the assessment rate for well-capitalized institutions with the highest supervisory ratings would be reduced to zero and institutions in the lowest risk assessment classification will be assessed at the rate of 0.27% of insured deposits. Until December 31, 1999, however, SAIF-insured institutions, will be required to pay assessments to the FDIC at the rate of 6.5 basis points to help fund interest payments on certain bonds issued by the Financing Corporation ("FICO"), an agency of the federal government established to finance takeovers of insolvent thrifts. During this period, BIF members will be assessed for FICO obligations at the rate of 1.3 basis points. After December 31, 1999, both BIF and SAIF members will be assessed at the same rate for FICO payments.

        It is currently expected that the U.S. Congress will soon take up legislation that may eliminate savings associations as a separate industry. The Deposit Insurance Funds Act of 1996 provides that the SAIF will be merged with the BIF on January 1, 1999 but only if there are no thrift institutions left. The legislation directs the Department of the Treasury to submit a report to the Congress by March 31, 1997 with its findings with respect to the development of a common charter for banks and thrifts. The Bank cannot predict what the attributes of any such common charter would be or whether any legislation will result from this study. It is possible, however, that the common charter may not offer all the advantages which the Bank now enjoys such as unrestricted nationwide branching and the absence of activities restrictions on savings and loan holding companies which do not control more than one savings association. If the Bank were to become subject to the restrictions applicable to branching by banks headquartered in Kentucky, its branching would generally be restricted to the county in which it has its main office. If the Company were to become subject to the restrictions on bank holding companies, its activities would be limited to activities that have been determined by the Board of Governors of the Federal Reserve System to be so closely related to banking as to be a proper incident thereto. If Congress fails to take action to create a common charter for banks and thrift institutions or otherwise fails to end the thrift industry's separate existence, the currently contemplated merger of the deposit insurance funds would not take place. Although the SAIF now satisfies statutory reserve ratios, there can be no assurance that it will continue to do so. The burden of any future recapitalization would fall on a smaller assessment base, potentially increasing the burden on individual institutions.

Potential Effects of Changes in Interest Rates and the Current Interest Rate Environment

        Effect on Net Interest Income. The operations of the Bank are substantially dependent on its net interest income, which is the difference between the interest income earned on its interest-earning assets and the interest expense paid on its interest-bearing liabilities. Like most savings institutions, the Bank's earnings are affected by changes in market interest rates and other economic factors beyond its control. The lending activities of savings institutions have historically emphasized long-term, fixed-rate loans secured by single-family residences, and the primary source of funds of such institutions has been deposits. The deposit accounts of savings associations generally bear interest rates that reflect market rates and largely mature or are subject to repricing within a short period of time. This factor, in combination with substantial investments in long-term, fixed-rate loans, has historically caused the income earned by savings associations on their loan portfolios to adjust more slowly to changes in interest rates than their cost of funds. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Asset and Liability Management" and "Business of the Bank -- Lending Activities" and " -- Deposit Activities and Other Sources of Funds." If an institution's interest-earning assets have longer effective maturities than its interest-bearing liabilities, the yield on the institution's interest-earning assets generally will adjust more slowly than the cost of its interest-bearing liabilities and, as a result, the institution's net interest income generally would be adversely affected by material and prolonged increases in interest rates and positively affected by comparable declines in interest rates. In addition, rising interest rates may negatively affect the Bank's earnings due to diminished loan demand and the increased risk of delinquencies due to increased payment amounts as adjustable-rate loans reprice in a rising interest rate environment (although the Bank has not previously experienced rising delinquencies in such an environment).

        Effect on Securities. In addition to affecting interest income and expenses, changes in interest rates also can affect the value of the Bank's investment portfolio, a substantial portion of which is comprised of fixed-rate instruments. Generally, the value of fixed-rate instruments fluctuates inversely with changes in interest rates. The Bank has sought to reduce the vulnerability to changes in interest rates by managing the nature and composition of its securities portfolio. As a consequence of the fluctuation in interest rates, the carrying value of the Banks held-to-maturity securities, including mortgage-backed securities can exceed the market value of such securities. At September 30, 1996, the fair value of such securities, including mortgage-backed securities was less than the carrying value by $248,000. The amortized cost of the available-for-sale securities held by the Bank exceeded the market value of such securities by $195,000 at September 30, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Asset and Liability Management."

        Prepayment Risk. Changes in interest rates also can affect the average life of loans and mortgage-backed securities. Historically lower interest rates in recent periods have resulted in increased prepayments of loans and mortgage-backed securities, as borrowers refinanced to reduce borrowings cost. Under these circumstances, the Bank is subject to reinvestment risk to the extent that it not able to reinvest such prepayments at rates which are comparable to the rates on the maturing loans or securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Certain Anti-Takeover Provisions

        Provisions in the Company's Governing Instruments and Tennessee Law. Certain provisions of the Company's Charter and Bylaws, as well as certain provisions in Tennessee law, will assist the Company in maintaining its status as an independent publicly owned corporation. Provisions in the Company's Charter and Bylaws provide for, among other things, supermajority voting on certain matters, a staggered board of directors, limits on the calling of special meetings by stockholders and restrictions on voting rights for shares beneficially owned in excess of 10% of the outstanding Common Stock. The above provisions may discourage potential proxy contests and other potential takeover attempts, particularly those which have not been negotiated with the Board of Directors, and thus generally may serve to perpetuate current management. See "Restrictions on Acquisition of the Company."

        Voting Power of Directors and Executive Officers. Directors and executive officers of the Company, who currently hold 86,851 shares (including unexercised stock options) or 17.03% of the outstanding Bank Common Stock, expect to hold as much as 20.16% of the shares of Common Stock outstanding upon consummation of the Conversion and Reorganization based upon the midpoint of the Valuation Price Range and assuming no divestiture is required by the OTS. See "Beneficial Ownership of Capital Stock." Executive officers of the Company, as well as other eligible employees of the Company and the Bank, also will hold shares of Common Stock which are allocated to the accounts established for them pursuant to the ESOP. The ESOP intends to purchase 3.0% of the Common Stock to be issued in the Conversion and Reorganization (17,728 shares based on the maximum of the Valuation Price Range). Under the terms of the ESOP, shares of Common Stock which have not yet been allocated to the accounts of employee participants in the ESOP will be voted by the trustees of the ESOP on any matter in the same ratio as to those allocated shares for which instructions are given to the trustees.

        The 1993 MRP purchased 5,400 shares of Bank Common Stock in connection with the MHC Reorganization. In addition, and subject to stockholder approval following the consummation of the Conversion and Reorganization, the Company expects to acquire Common Stock on behalf of the 1997 MRP, a non-tax qualified restricted stock plan, in an amount equal to 4% of the Conversion Stock issued in the Offerings (15,295 shares based on the maximum of the Valuation Price Range). Under the terms of the 1993 MRP, executive officers are allocated shares of Common Stock over which they have voting power and the trustees of such plan, who also are directors of the Bank, similarly are authorized to vote unallocated shares in the same ratio on any matter as to those allocated shares for which instructions are given to the trustees. Under the terms of the 1997 MRP, the trustees of such plan, who will also be directors of the Company, will have discretionary authority to vote all shares held by such plan. Subject to stockholder approval, the Company also intends to reserve for future issuance pursuant to the 1997 Option Plan a number of authorized shares of Common Stock equal to an aggregate of 10% of the Conversion Stock issued in the Offerings (38,237 shares, based on the maximum of the Valuation Price Range). These options are in addition to the options for 18,000 shares of Bank Common Stock outstanding under the 1993 Option Plan adopted in connection with the MHC Reorganization. See "Management of the Bank -- Certain Benefit Plans and Agreements."

        Management's potential voting power could, together with additional stockholder support, preclude or make more difficult takeover attempts which do not have the support of the Company's Board of Directors and may tend to perpetuate existing management.

Possible Dilutive Effect of Issuance of Additional Shares

        Various possible and planned issuances of Common Stock could dilute the interests of prospective stockholders of the Company or existing stockholders of the Company following consummation of the Conversion and Reorganization, as noted below.

        The number of shares to be sold in the Conversion and Reorganization may be increased as a result of an increase in the Valuation Price Range of up to 15% to reflect changes in market and financial conditions following the commencement of the Offerings. In the event that the Valuation Price Range is so increased, it is expected that the Company will issue up to 439,731 shares of Conversion Stock at the Purchase Price for an aggregate price of up to $4,397,310. An increase in the number of shares will decrease net income per share and stockholders' equity per share on a pro forma basis and will increase the Company's consolidated stockholders' equity and net income. See "Capitalization" and "Pro Forma Data."

        If the 1997 MRP is approved by stockholders at the Company's special or annual meeting of stockholders to be held no earlier than six months after the completion of the Conversion and Reorganization, the 1997 MRP intends to acquire an amount of Common Stock equal to 4.0% of the shares of Conversion Stock issued in the Offerings. Such shares of Common Stock may be acquired in the open market with funds provided by the Company, if permissible, or from authorized but unissued shares of Common Stock. In the event that additional shares of Common Stock are issued to the 1997 MRP, stockholders would experience dilution of their ownership interests (by 3.85% at the maximum of the Valuation Price Range) and per share stockholders' equity and per share net income would decrease as a result of an increase in the number of outstanding shares of Common Stock. See "Pro Forma Data" and "Management of the Bank -- Certain Benefit Plans and Agreement -- 1997 Management Recognition Plan and Trust."

        If the Company's 1997 Option Plan is approved by stockholders at a special or annual meeting of stockholders to be held no earlier than six months after the completion of the Conversion and Reorganization, the Company will reserve for future issuance pursuant to such plan a number of authorized shares of Common Stock equal to an aggregate of 10% of the Conversion Stock issued in the Offerings (38,237 shares, based on the maximum of the Valuation Price Range). See "Pro Forma Data" and "Management of the Bank -- Certain Benefit Plans and Agreements -- 1997 Stock Option and Incentive Plan."

        The Bank also has adopted and maintains the 1993 Option Plan which reserved for issuance 18,000 shares of Bank Common Stock. As of September 30, 1996, no shares had been issued as a result of the exercise of options granted under the 1993 Option Plan. Upon consummation of the Conversion and Reorganization, this plan will become a plan of the Company, and Common Stock will be issued in lieu of Bank Common Stock pursuant to the terms of such plan. See "Management of the Bank -- Certain Benefit Plans and Agreements -- 1993 Stock Option and Incentive Plan."

Absence of Market for Common Stock

        The Company has never issued capital stock (other than 100 shares to be issued to the Bank for organizational purposes, which will be cancelled upon consummation of the Conversion and Reorganization), and to date an active and liquid trading market has not developed for the 180,000 Public Bank Shares outstanding prior to the Offerings. The Company does not intend to list the Common Stock on a national securities exchange or apply to have the Common Stock quoted on any automated quotation system upon completion of the Conversion and Reorganization. Following the completion of the Offerings, the Company anticipates that the Common Stock will be traded on the over-the-counter market through the OTC "Electronic Bulletin Board" under the symbol "CMBN." Trident Securities intends to make a market in the Common Stock. It is anticipated that Trident Securities will use its best efforts to match offers to buy and offers to sell shares of Common Stock. Such efforts are expected to include solicitation of potential buyers and sellers in order to match buy and sell orders. However, Trident Securities will not be subject to any continuing obligation to continue such efforts in the future.

        The development of a liquid public market depends on the existence of willing buyers and sellers, the presence of which is not within the control of the Company, the Bank or any market maker. Due to the size of the Offerings, it is highly unlikely that a stockholder base sufficiently large to create an active trading market will develop and be maintained. Investors in the Common Stock could have difficulty disposing of their shares and should not view the Common Stock as a short-term investment. The absence of an active and liquid trading market for the Common Stock could affect the price and liquidity of the Common Stock.

Possible Divestiture Requirement for Public Stockholders

        In accordance with OTS policies, the Plan generally provides that the ownership of individual Public Stockholders and their associates and persons acting in concert with them following consummation of the Conversion and Reorganization may not exceed the percentage purchase limits in the Offerings as applied to the total shares outstanding immediately following the Offerings. Accordingly, Public Stockholders who would own more than 5% of the shares outstanding would be required to divest sufficient shares to reduce their ownership to 5% of shares outstanding. The Primary Parties have reserved the right to increase the ownership limitation to as much as 9.9% of the shares outstanding provided that the total shares held by all greater than 5% stockholders in excess of 5% do not exceed 10% of the shares outstanding immediately following the Conversion and Reorganization. To the best knowledge of the Company, the only Public Stockholders potentially affected by this provision are Messrs. J. Roy and James J. Shoffner who together own 9.9% of the total outstanding shares of Bank Common Stock. In the event the Primary Parties do not increase the ownership limit, J. Roy Shoffner has advised the Primary Parties that he will divest a portion of his shares to the ESOP and/or to an unaffiliated third party. In the event the ownership limit is increased to 9.9%, the purchase limitation in the Offerings will be increased as well and each person who subscribes for the maximum in the Offerings will be afforded an opportunity to increase their order subject to the limitation that the number of shares subscribed for by subscribers in excess of 5% cannot exceed 10% of the shares sold in the Offerings. Persons who are not currently Public Stockholders who wish to increase their ownership to the maximum limit permitted by the Plan of Conversion would be required to purchase Bank Common Stock from existing stockholders.

Recent Management Changes

        James J. Shoffner was appointed President and Chief Managing Officer in March 1996 after serving as Vice President and Chief Operating Officer since 1994 and serving on the Board of Directors since 1988. Prior to becoming a full time officer of the Bank, Mr. Shoffner was the president of JRS Restaurant Corporation. Since Mr.

Shoffner became President, the Bank has also hired a new Chief Financial Officer and a new Chief Operating Officer, each of whom has over ten years' experience in the thrift industry. Under its new management team, the Bank has sought to become a more active competitor in its market place and has expanded the types of lending and other financial services offered. Although the Board of Directors believes that these recent changes have strengthened the Bank's management team and competitive position, prospective investors should consider the relative newness of its management in making any decision to invest in the Common
Stock.

Possible Dilution to Public Stockholders as a Result of Purchase
Limitations

        The OTS has required that the purchase limitations contained in the Plan include Exchange Shares to be issued to Public Stockholders for their Public Bank Stock. As a result, certain holder of Bank Common Stock may be limited in their ability to purchase Conversion Stock in the Offerings. For example, a Public Stockholder which receives 19,118 Exchange Shares (at the maximum of the Valuation Price Range) will not be able to purchase any shares of Conversion Stock in the Offerings, although such a stockholder will be able to purchase shares of Bank Common Stock from existing stockholders during the Offerings and Common Stock thereafter. As a result, the purchase limitations may prevent such stockholders form maintaining their current ownership percentage of the Bank after the Conversion and Reorganization through purchases of Conversion Stock in the Offerings. See "The Conversion and Reorganization -- Limitation on Conversion Stock Purchases."

Competition

        The Bank faces strong competition in attracting deposits and making real estate loans. Its most direct competition for deposits has historically come from commercial banks located in Bell and Harlan Counties, Kentucky and surrounding counties, including larger financial institutions that have greater financial and marketing resources available to them. In addition, the Bank has faced additional significant competition for investors' funds from short-term money market securities and other corporate and government securities. The ability of the Bank to attract and retain savings deposits depends on its ability to generally provide a rate of return, liquidity and risk comparable to that offered by competing investment opportunities.

        The Bank experiences strong competition for real estate loans principally from other savings associations, commercial banks, and mortgage banking companies. The Bank competes for loans principally through the interest rates and loan fees it charges and the efficiency and quality of services it provides borrowers. Competition may increase as a result of the continuing reduction of restrictions on the interstate operations of financial institutions.

Possible Adverse Income Tax Consequences of the Distribution of Subscription Rights

        The Primary Parties have received the opinion of RP Financial that subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders, Other Members, directors, officers and employees and Public Stockholders have no value. However, this opinion is not binding on the Internal Revenue Service ("IRS"). If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders, Other Members, directors, officers and employees and Public Stockholders are deemed to have an ascertainable value, receipt of such rights likely would be taxable only by those Eligible Account Holders, Supplemental Eligible Account Holders, Other Members, directors, officers and employees and Public Stockholders who exercise their subscription rights (either as capital gain or ordinary income) in an amount equal to such value. Whether subscription rights are considered to have ascertainable value is an inherently factual determination. See "The Conversion and Reorganization -- Effects of the Conversion and Reorganization" and " -- Tax Aspects."

                     CUMBERLAND MOUNTAIN BANCSHARES, INC.

        The Company was organized on December 13, 1996 at the direction of the Board of Directors of the Bank for the purpose of holding all of the capital stock of the Bank and in order to facilitate the Conversion and Reorganization. The Company has applied for the approval of the OTS to become a savings institutions holding company and as such will be subject to regulation by the OTS. After completion of the Conversion and Reorganization, the Company will conduct business initially as a unitary savings institution holding company. See

"Regulation --Regulation of the Company." Upon consummation of the Conversion and Reorganization, the Company will have no significant assets other than all of the outstanding shares of the Company, the note evidencing the Company's loan to the ESOP and the portion of the net proceeds from the Offerings retained by the Company, and the Company will have no significant liabilities. See "Use of Proceeds." Initially, the management of the Company and the Bank will be substantially similar and the Company will neither own nor lease any property, but will instead use the premises, equipment and furniture of the Bank. At the present time, the Company does not intend to employ any persons other than officers who are also officers of the Bank, and the Company will utilize the support staff of the Bank from time to time. Additional employees will be hired as appropriate to the extent the Company expands or changes its business in the future.

        Management believes that the holding company structure will provide the Company with additional flexibility to diversify, should it decide to do so, its business activities through existing or newly formed subsidiaries, or through acquisitions of or mergers with other financial institutions and financial services related companies. Although there are no current arrangements, understandings or agreements regarding any such opportunities or transactions, the Company will be in a position after the Conversion and Reorganization, subject to regulatory limitations and the Company's financial position, to take advantage of any such acquisition and expansion opportunities that may arise. The initial activities of the Company are anticipated to be funded by the proceeds to be retained by the Company and earnings thereon, as well as dividends from the Bank. See "Dividend Policy."

        The Company will be a unitary savings and loan holding company which, under existing laws, would generally not be restricted as to the type of business activities in which it may engage, provided that continues to be a qualified thrift lender ("QTL"). See "Regulation -- Regulation of the Company" for a description of certain regulations applicable to the Company. Any portion of the net proceeds in excess of the amount retained by the Company will be added to the Bank's general funds to be used for general corporate purposes, including increased lending activities and purchases of investments and mortgage-backed securities.

        The Company's principal executive office is located at the home office of the Bank at 1431 Cumberland Avenue, Middlesboro, Kentucky 40965, and its telephone number is (606) 248-4584.

                    CUMBERLAND MOUNTAIN BANCSHARES, M.H.C.

        The Mutual Holding Company is a federally chartered mutual holding company chartered in connection with the MHC Reorganization in 1994. The Mutual Holding Company's primary asset is 330,000 shares of Bank Common Stock, which represents 64.71% of the shares of Bank Common Stock outstanding as of the date of this Prospectus. The Mutual Holding Company's only other assets at September 30, 1996 were all of the issued and outstanding shares of Home, which was formerly a wholly owned subsidiary of the Bank, and a deposit account. As part of the Conversion and Reorganization, the Mutual Holding Company will convert to an interim federal savings bank and simultaneously merge with and into the Bank, with the Bank being the surviving entity. Upon consummation of the Conversion and Reorganization, the stock of Home and the deposit account will become assets of the Bank.

                MIDDLESBORO FEDERAL BANK, FEDERAL SAVINGS BANK

        Middlesboro Federal is a federally chartered stock savings bank that was organized in 1994 as a subsidiary of the Mutual Holding Company. Prior to that date, the Mutual Bank had operated since 1915 in Middlesboro, Kentucky and since 1976 in Cumberland, Kentucky. In connection with the MHC Reorganization, the Mutual Bank transferred substantially all of its assets and liabilities to the Bank in exchange for 330,000 shares of Bank Common Stock and converted its charter to a federal mutual holding company known as Cumberland Mountain Bancshares, M.H.C. In connection with the MHC Reorganization, the Bank sold 180,000 shares of Bank Common Stock to the general public at $10.00 per share. At September 30, 1996, the Bank had $83.8 million of total assets, $79.4 of total liabilities, including $71.9 million of deposits, and $4.4 million of stockholders' equity. At September 30, 1996, there were 180,000 Public Bank Shares outstanding. The Bank Common Stock is registered with the OTS under
Section 12(g) of the Exchange Act.

        Middlesboro Federal is primarily engaged in attracting deposits from the general public through its offices and using those and other available sources of funds to originate loans secured by single-family residences located in the counties where its offices are located. Such loans amounted to $43.7 million or 60.3% of Middlesboro Federal's total loan portfolio (before net items). At September 30, 1996, Middlesboro Federal held $11.4 million in commercial real estate loans at that date, representing 15.7% of total loans (before net items). The other significant areas of lending activity by Middlesboro Federal are multi-family real estate loans, construction loans, commercial business loans and consumer loans which, as of September 30, 1996, represented $1.9 million or 2.6%, $4.2 million or 5.8%, $4.5 million or 6.2% and $6.8 million or 9.4%, respectively, of Middlesboro Federal's total loan portfolio. Middlesboro Federal also makes substantial investments in United States Treasury and federal government obligations and mortgage-backed securities which are insured by federal agencies. As of September 30, 1996, the carrying value of U.S. Treasury and government agency securities was $2.7 million and the carrying value of its mortgage-backed securities portfolio, was $7.7 million.

        Middlesboro Federal is subject to regulation by the OTS, as its primary federal regulator and by the FDIC, which, through the SAIF administered by it, insures Middlesboro Federal's deposits up to applicable limits. Middlesboro Federal is a member of the Federal Home Loan Bank ("FHLB") of Cincinnati, which is one of the 12 banks which comprise the FHLB System.

        Middlesboro Federal's principal executive offices are located 1431 Cumberland Avenue, Middlesboro, Kentucky, 40965, and its telephone number is
(606) 248-4584.

                                USE OF PROCEEDS

        Net proceeds from the sale of the Conversion Stock are estimated to be between $2.5 million and $3.5 million ($4.0 million assuming an increase in the Valuation Price Range by 15%). See "Pro Forma Data" as to the assumptions used to arrive at such amounts.

        The Company plans to contribute to the Bank all but $100,000 of the net proceeds of the Offerings (after deduction of the amount necessary to fund the ESOP). The net proceeds retained by the Company will be initially used to invest primarily in high grade, short-term marketable securities. A portion of net proceeds will also be used to make a loan directly to the ESOP to enable the ESOP to purchase 3.0% of the shares of Common Stock to be issued in the Conversion and Reorganization. Based upon the issuance of 436,784 shares and 590,943 shares at the minimum and maximum of the Valuation Price Range, respectively, the loan to the ESOP would be $131,036 and $177,283, respectively. It is anticipated the loan to the ESOP will have a term of ten years and a fixed interest rate at the Prime Rate as of the date of the loan. The net proceeds retained by the Company may be used to support the future expansion of operations and for other business or investment purposes, including the acquisition of other financial institutions and/or branch offices, although there are no current plans, arrangements, understandings or agreements regarding such expansion or acquisitions. Subject to applicable regulatory limitations, the Company may use available funds to repurchase shares of Common Stock and to pay dividends, although the Company currently has no intention of effecting any such transactions following consummation of the Conversion and Reorganization and has not adopted a dividend policy. See "The Conversion and Reorganization -- Certain Restrictions on Purchase or Transfer of Shares after the Conversion and Reorganization." The Company may also use available funds or funds received from the Bank to fund a contribution to the 1997 MRP for the purpose of purchasing a number of shares equal to 4% of the Conversion Stock. Such contribution would equal $152,950 if 382,375 shares of Common Stock (4.0% of the shares of Conversion Stock that would be sold at the maximum of the Valuation Price Range) are purchased at a price of $10.00 per share. The portion of the net proceeds contributed to the Bank will be used for general corporate purposes, including investment in loans and investment securities.

        Following the one-year anniversary of the completion of the Conversion and Reorganization (or sooner if permitted by the OTS), and based upon then existing facts and circumstances, the Company's Board of Directors may determine to repurchase shares of Common Stock, subject to any applicable statutory and regulatory requirements. Such facts and circumstances may include, but are not limited to: (i) market and economic factors such as the price at which the stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and an improvement in the Company's return on equity; (ii) the avoidance of dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and (iii) any other circumstances in which repurchases would be in the best interests of the Company and its stockholders. Any stock repurchases will be subject to the determination of the Company's Board of Directors that the Company and the Bank will be capitalized in excess of all applicable regulatory requirements after any such repurchases. The payment of dividends or repurchasing of stock, however, would be prohibited if stockholders' equity would be reduced below the amount required for the liquidation account. See "Dividend Policy" and "The Conversion -- Certain Restrictions on Purchase or Transfer of Shares After the Conversion."

                                DIVIDEND POLICY

        The Bank has not paid any dividends on the Bank Common Stock. Upon completion of the Conversion and Reorganization, the Board of Directors of the Company will have the authority to declare dividends on the Common Stock, subject to statutory and regulatory requirements. While the Company will consider the establishment of a dividend policy following the Conversion and Reorganization, there is no current intention to pay dividends. The Board will, however, review its dividend policy on a quarterly basis. Payment of dividends on the Common Stock is subject to determination and declaration by the Company's Board of Directors. Any dividend policy of the Company will depend, however, upon the Company's debt and equity structure, earnings, regulatory capital requirements, as well as other factors, including economic conditions and regulatory restrictions. Therefore, there can be no assurance that dividends will be paid. In addition, since the Company initially will have no significant source of income other than dividends from the Bank and earnings from investment of the net proceeds of the Offerings retained by the Company, the payment of dividends by the Company will depend upon receipt of dividends from the Bank, which is subject to regulatory restrictions on the payment of dividends. In addition, the Company has agreed with the OTS that it will not take any action to pay any one-time cash distribution to be characterized as a return of capital to Company stockholders for a period of one year following consummation of the Conversion and Reorganization. See "Regulation -- Regulation of the Bank -- Dividend Limitations."

        A regulation of the OTS imposes limitations on "capital distributions" by savings institutions such as the Bank, including cash dividends, payments of a savings institution to repurchase or otherwise acquire its stock, and payments to stockholders of another savings institution in cash-out merger and other distributions charged against capital. The regulation establishes a three-tiered system, with the greatest flexibility being afforded to well-capitalized or Tier 1 savings institutions and the least flexibility being afforded to under capitalized or Tier 3 savings institutions. As of September 30, 1996, Middlesboro Federal was a Tier 1 savings institution and is expected to continue to so qualify immediately following the consummation of the Conversion and Reorganization.

        Unlike the Bank, the Company is not subject to the aforementioned regulatory restrictions on the payment of dividends to its stockholders. Under the Tennessee Business Corporation Act, a dividend may be paid by a Tennessee corporation unless, after giving it effect, the corporation would not be able to meet its debts as they become due in the usual course of business or the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the dividend, to satisfy any preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. Assuming the issuance of 282,625 and 382,375 shares of Conversion Stock at the minimum and maximum of the Valuation Price Range, respectively, and the retention of $100,000 of the net proceeds from the Offerings, after deducting the amounts retained to fund the ESOP, the Company estimates that it would have approximately $100,000 in net proceeds which would be available for the payment of dividends and other corporate purposes, and that the Bank would have at least $2.9 million available for the payment of dividends to the Company under current OTS regulations.

                          MARKET FOR THE COMMON STOCK

        There is no established market for the Bank Common Stock. As a newly organized company, the Company has never issued capital stock, and consequently there is no established market for the Common Stock. Following the completion of the Offerings, the Company anticipates that the Common Stock will be traded on the over-the-counter market through the OTC "Electronic Bulletin Board" under the symbol "CMBN." Trident Securities intends to make a market in the Common Stock. It is anticipated that Trident Securities will use its best efforts to match offers to buy and offers to sell shares of Common Stock. Such efforts are expected to include solicitation of potential buyers and sellers in order to match buy and sell orders. However, Trident Securities will not be subject to any continuing obligation to continue such efforts in the future.

        The development of a liquid public market depends on the existence of willing buyers and sellers, the presence of which is not within the control of the Company, the Bank or any market maker. Due to the size of the Offerings, it is highly unlikely that a stockholder base sufficiently large to create an active trading market will develop and be maintained. Investors in the Common Stock could have difficulty disposing of their shares and should not view the Common Stock as a short-term investment. The absence of an active and liquid trading market for the Common Stock could affect the price and liquidity of the Common Stock.

        At September 30, 1996, there were 510,000 shares of Bank Common Stock outstanding, including 180,000 Public Bank Shares, which were held of record by approximately 104 stockholders. There is no established market for the Bank Common Stock nor any uniformly quoted prices. The last sale price of the Bank Common Stock of which the Bank is aware was $11.68 per share. The Bank has not paid any dividends on the Bank Common Stock since it was issued in 1994.

                                CAPITALIZATION

The following table presents the historical capitalization of the Bank at September 30, 1996, and the pro forma consolidated capitalization of the Company after giving effect to the Conversion and Reorganization, based upon the sale of the number of shares shown below, the issuance of Exchange Shares and the other assumptions set forth under "Pro Forma Data."


                                                                           Pro Forma Consolidated Capitalization of the
                                                                        Company at September 30, 1996 Based on the Sale of:
                                                                     ----------------------------------------------------------
                                                                                                                  Maximum
                                                                        Minimum       Midpoint      Maximum     as adjusted
                                                   Middlesboro          282,625       332,500       382,375       439,731
                                                  Federal as of        Price of      Price of      Price of      Price of
                                                  September 30,         $10.00        $10.00        $10.00        $10.00
                                                      1996             per share     per share     per share    per share
                                                  -------------        ---------   -----------     ---------   -----------
                                                                                  (In thousands)

Deposits (2)....................................       $ 71,906         $ 71,906      $ 71,906      $ 71,906      $ 71,906
Advances from the FHLB..........................          6,000            6,000         6,000         6,000         6,000
Other liabilities...............................          1,508            1,508         1,508         1,508         1,508
                                                       --------         --------      --------      --------      --------
    Total liabilities...........................       $ 79,414         $ 79,414      $ 79,414      $ 79,414      $ 79,414
                                                       ========         ========      ========      ========      ========

Stockholders' equity:
   Preferred stock, $1.00 and $0.01 par value;
      2,000,000 shares authorized
      none to be issued.........................             --               --            --            --            --
   Common Stock, $1.00 and $0.01 par value
      8,000,000 shares authorized; shares issued
      or to be issued as reflected (3)..........            510              437           514           591           680
   Additional paid-in capital (4)...............          1,023            3,572         3,994         4,416         4,901
   Retained earnings (5)........................          3,146            3,146         3,146         3,146         3,146
Less:
   Net unrealized loss on securities
     available for sale.........................           (294)            (294)         (294)         (294)         (294)
   Common Stock held by the ESOP (6)............             --             (131)         (154)         (177)         (204)
   Common Stock held by the 1997 MRP (7)........             --             (113)         (133)         (153)         (176)
                                                       --------         --------      --------      --------      --------
Total stockholders' equity......................       $  4,385         $  6,617      $  7,073      $  7,529      $  8,053
                                                       ========         ========      ========      ========      ========

                                                   (footnotes on following page)

--------------------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Valuation Price Range of up to 15% to reflect changes in market and financial conditions following the commencement of the Offerings.

(2) Does not reflect withdrawals from deposit accounts for the purchase of Conversion Stock in the Offerings. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.

(3) Assumes (i) that the 180,000 Public Bank Shares outstanding at September 30, 1996 are converted into 154,159, 181,363, 208,568 and 239,853 Exchange
     Shares at the minimum, midpoint, maximum and 15% above the maximum of the Valuation Price Range, respectively; (ii) no stockholder has exercised dissenters' rights of appraisal; and (iii) that no fractional shares of Exchange Shares will be issued by the Company. Because the Bank Common Stock has a par value of $1.00 per share and the Common Stock has a par value of $0.01 per share, the Company's Common Stock account will be smaller than the Bank's.

(4) The pro forma additional paid-in capital includes the $33,000 (held in a deposit account) to be acquired by the Bank upon the merger of the Mutual Holding Company (following its conversion to an interim federal stock savings bank) into the Bank.

(5) The retained earnings of the Bank will be substantially restricted after the Conversion and Reorganization by virtue of the liquidation account to be established in connection with the Conversion and Reorganization. See "The Conversion and Reorganization -- Liquidation Rights."

(6) Assumes that 3.0% of the stock issued in the Conversion and Reorganization will be purchased by the ESOP, which is reflected as a reduction of stockholders' equity. The ESOP shares will be purchased with funds loaned to the Bank by the Company. See "Pro Forma Data" and "Management of the Bank -- Certain Benefit Plans and Agreements -- Employee Stock Ownership Plan."

(7) The Company intends to adopt the 1997 MRP and to submit such plan to stockholders at a special or annual meeting of stockholders to be held not earlier than six months after the completion of the Conversion and Reorganization. If the plan is approved by stockholders, the Company intends to contribute sufficient funds to the trust created under the 1997 MRP to enable the trust to purchase a number of shares of Common Stock equal to 4% of the Conversion Stock sold in the Offerings. The shares are reflected as a reduction of stockholders' equity. The issuance of authorized but unissued shares of Common Stock pursuant to the 1997 MRP in the amount of 4% of the Conversion Stock would dilute the voting interests of existing stockholders by approximately 3.85%. See "Pro Forma Data" and "Management of the Bank -- Certain Benefit Plans and Agreements -- 1997 Management Recognition Plan and Trust."

                              REGULATORY CAPITAL

     The following table presents the historical regulatory capital of the Bank at September 30, 1996, and the pro forma capital of the Bank after giving effect to the Conversion and Reorganization, based upon the sale of the number of shares shown below, the issuance of Exchange Shares and the other assumptions set forth under "Pro Forma Data."

                                                                Pro Forma at September 30, 1996
                                                     ------------------------------------------------------------------------------
                             Historical Regulatory    Minimum 282,625     Midpoint 332,500    Maximum 382,375   Maximum as adjusted
                                  Capital at          Price of $10.00      Price of $10.00    Price of $10.00    439,731 Price of
                              September 30, 1996         per share            per share          per share       $10.00 per share
                             ---------------------   ----------------     ----------------    ---------------   -------------------
                                           % of                 % of                 % of               % of                % of
                              Amount      Assets     Amount    Assets     Amount    Assets    Amount   Assets    Amount    Assets
                             ---------  ----------  --------  ---------  --------  ---------  -------  -------  --------  ---------
                                                                     (Dollars in thousands)

GAAP Capital...............     $4,385       5.23%    $6,550      7.61%    $7,006      8.09%   $7,462    8.57%    $7,986      9.12%

Tangible capital (2).......     $4,678       5.56%    $6,843      7.92%    $7,299      8.40%   $7,755    8.88%    $8,279      9.42%
Tangible requirement.......      1,261       1.50      1,295      1.50      1,303      1.50     1,310    1.50      1,318      1.50
                                ------       ----     ------     -----     ------    ------    ------   -----     ------     -----
  Excess...................     $3,417       4.06%    $5,548      6.42%    $5,996      6.90%   $6,445    7.38%    $6,961      7.92%
                                ======       ====     ======     =====     ======    ======    ======   =====     ======     =====

Core capital (2)(3)........     $4,678       5.56%    $6,843      7.92%    $7,299      8.40%   $7,755    8.88%    $8,279      9.42%
Core requirement...........      2,523       3.00      2,592      3.00      2,606      3.00     2,621    3.00      2,637      3.00
                                ------       ----     ------     -----     ------    ------    ------   -----     ------     -----
  Excess...................     $2,155       2.56%    $4,251      4.92%    $4,693      5.40%   $5,134    5.88%    $5,642      6.42%
                                ======       ====     ======     =====     ======    ======    ======   =====     ======     =====

Total capital (4)(5).......     $4,873       9.44%    $7,038     13.51%    $7,494     14.36%   $7,950   15.21%    $8,474     16.18%
Risk-based requirement.....      4,130       8.00      4,167      8.00      4,174      8.00     4,182    8.00      4,191      8.00
                                ------       ----     ------     -----     ------    ------    ------   -----     ------     -----
  Excess...................     $  743       1.44%    $2,871      5.51%    $3,320      6.36%   $3,768    7.21%    $4,283      8.18%
                                ======       ====     ======     =====     ======    ======    ======   =====     ======     =====

--------------------
(1) Under the OTS policy, net unrealized gains or losses on securities classified as available for sale are excluded from regulatory capital when computing core and risk-based capital. The net unrealized loss on securities classified as available for sale amounted to $443,000 ($294,000, net of tax effect) as of September 30, 1996.
(2) Tangible and core capital are computed as a percentage of adjusted total assets of $84.1 million prior to the consummation of the Offerings and $86.4 million, $86.8 million, $87.3 million and $87.9 million following the issuance of 282,625, 332,500, 382,375 and 439,731 shares in the Conversion and Reorganization, respectively. Risk-based capital is computed as a percentage of adjusted risk-weighted assets of $51.6 million prior to the consummation of the Offerings and $52.1 million, $52.2 million, $52.3 million and $52.4 million following the issuance of 282,625, 332,500, 382,375 and 439,731 shares in the Conversion and Reorganization, respectively.
(3) Does not reflect, in the case of the core capital requirement, the 4.0% requirement to be met in order of an institution to be "adequately capitalized" under applicable laws and regulations. See "Regulation -- Regulation of the Bank -- Prompt Corrective Regulatory Action."
(4) The pro forma risk-based capital ratios (i) reflect the receipt by the Bank of the assets held by the Mutual Holding Company and all but $100,000 of the estimated net proceeds from the Offerings and (ii) assume the investment of the net remaining proceeds received by the Bank in assets which have a risk-weight of 20% under applicable regulations, as if such net proceeds had been received and so applied at September 30, 1996.
(5) Includes the $195,000 of general allowance for loan losses that was included in risk-based capital as of September 30, 1996.

                                PRO FORMA DATA

     The actual net proceeds from the sale of the Conversion Stock cannot be determined until the Conversion and Reorganization are completed. However, net proceeds are currently estimated to be between $2.5 million and $3.5 million (or $4.0 million in the event the Valuation Price Range is increased by 15%) based upon the following assumptions: (i) all shares of Conversion Stock will be sold in the Subscription Offering and the Community Offering; and (ii) expenses, including the marketing fees paid to Trident Securities, will approximate $350,000. Actual expenses may vary from those estimated.

     Pro forma net income and stockholders' equity have been calculated for the three months ended September 30, 1996 and the year ended June 30, 1996 as if the Conversion Stock to be issued in the Offerings had been sold (and the Exchange Shares issued) at the beginning of such periods and the net proceeds had been invested at 5.69% and 5.73%, which represent the yields on one-year U.S. Government securities at September 30, 1996 and June 30, 1996 (which, in light of changes in interest rates in recent periods, are deemed to more accurately reflect pro forma reinvestment rates than the arithmetic average method). The effect of withdrawals from deposit accounts for the purchase of Conversion Stock had not been reflected. An effective federal income tax rate of 34.0% has been assumed for the periods, resulting in an after-tax yield of 3.76% and 3.78% for the three months ended September 30, 1996 and the year ended June 30, 1996. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of Common Stock, as adjusted to give effect to the shares purchased by the ESOP. See Note 4 to the table below. No effect has been given in the pro forma stockholders' equity calculations for the assumed earnings on the net proceeds. As discussed under "Use of Proceeds," the Company intends to contribute all but $100,000 of the net proceeds from the Offerings (after deduction of amounts necessary to fund the loan to the ESOP).

     The following pro forma information may not be representative of the financial effects of the foregoing transactions at the dates on which such transactions actually occur and should not be taken as indicative of future results of operations. Pro forma stockholders' equity represents the difference between the stated amount of assets and liabilities of the Company computed in accordance with generally accepted accounting principles ("GAAP"). The pro forma stockholders' equity is not intended to represent the fair market value of the Common Stock and may be different than amounts that would be available for distribution to stockholders in the event of liquidation. No effect has been given in the tables to (i) the Company's results of operations after the Conversion and Reorganization or (ii) the market price of the Common Stock after the Conversion and Reorganization.

     The following table summarizes historical data of the Bank and consolidated pro forma data of the Company at or for the dates and periods indicated based on assumptions set forth above and in the table and should not be used as a basis for projections of the market value of the Common Stock following the Conversion and Reorganization.

                                                  At or for the Three Months Ended September 30, 1996
                                                 -----------------------------------------------------
                                                   282,625       332,500       382,375       439,731
                                                 Shares Sold   Shares Sold   Shares Sold   Shares Sold
                                                  at $10.00     at $10.00     at $10.00     at $10.00
                                                  Per Share     Per Share     Per Share     Per Share
                                                 -----------   -----------   -----------   -----------
                                                    (Dollars in thousands, except per share amounts)
Gross proceeds................................   $  2,826      $  3,325      $  3,824      $  4,397
Less: Offering expenses and commissions.......       (350)         (350)         (350)         (350)
                                                 --------      --------      --------      --------
   Estimated net conversion proceeds (1)......      2,476         2,975         3,474         4,047
Less:  Shares purchased by the ESOP...........       (131)         (154)         (177)         (204)
       Shares purchased by the 1997 MRP.......       (113)         (133)         (153)         (176)
Add:   Assets consolidated from the Mutual
         Holding Company......................         33            33            33            33
                                                 --------      --------      --------      --------
Estimated proceeds available for investment...   $  2,265      $  2,721      $  3,177      $  3,701
                                                 ========      ========      ========      ========

Net income (loss):
   Historical.................................   $   (222)     $   (222)     $   (222)     $   (222)
   Pro forma adjustments:
   Net income from proceeds...................         21            26            30            35
   Pro forma ESOP adjustment (2)..............         (2)           (3)           (3)           (3)
   Pro forma 1997 MRP adjustment (3)..........         (4)           (5)           (5)           (6)
                                                 --------      --------      --------      --------
     Pro forma net income (loss)..............   $   (207)     $   (204)     $   (200)     $   (196)
                                                 ========      ========      ========      ========

 Net income (loss) per share: (4)
   Historical.................................   $  (0.52)     $  (0.45)     $  (0.39)     $  (0.34)
   Pro forma income on net proceeds...........       0.05          0.06          0.06          0.06
   Pro forma ESOP adjustment (2)..............      (0.01)        (0.01)        (0.01)        (0.01)
   Pro forma 1997 MRP adjustment (3)..........      (0.01)        (0.01)        (0.01)        (0.01)
                                                 --------      --------      --------      --------
Pro forma net income (loss) per share (4).....   $  (0.49)     $  (0.41)     $  (0.35)     $  (0.30)
                                                 ========      ========      ========      ========

Offering price to pro forma annualized net
  income (loss) per share.....................      (5.10)x       (6.10)x       (7.14)x       (8.33)x

Stockholders' equity:
  Historical (5)(8)...........................   $  4,418      $  4,418      $  4,418      $  4,418
  Estimated net proceeds......................      2,476         2,975         3,474         4,047
  Less:  Common Stock acquired by the ESOP (2)       (131)         (154)         (177)         (204)
         Common Stock acquired by the
           1997 MRP (3).......................       (113)         (133)         (153)         (176)
                                                 --------      --------      --------      --------
  Pro forma stockholders' equity (6)..........   $  6,650      $  7,106      $  7,562      $  8,086
                                                 ========      ========      ========      ========

Stockholders' equity per share (4):
  Historical..................................   $  10.11      $   8.60      $   7.48      $   6.50
  Estimated net proceeds......................       5.68          5.79          5.88          5.96
  Less:  Common Stock acquired by the ESOP(2).      (0.30)        (0.30)        (0.30)        (0.30)
         Common stock acquired by the
           1997 MRP(3)........................      (0.26)        (0.26)        (0.26)        (0.26)
                                                 --------      --------      --------      --------

Pro forma stockholders' equity per share (6)..   $  15.23      $  13.83      $  12.80      $  11.90
                                                 ========      ========      ========      ========

                                                  (Footnotes on succeeding page)

--------------------
(1) Estimated net proceeds as adjusted, consist of the estimated net proceeds from the Offerings less (i) the proceeds attributable to the purchase by the ESOP and (ii) the value of the shares to be purchased by the 1997 MRP, subject to stockholder approval, after the Conversion and Reorganization at an assumed purchase price of $10.00 per share.

(2) Assumes that 3.0% of the shares of stock to be issued in the Conversion and Reorganization will be purchased by the ESOP with funds loaned by the Company. The Bank intends to make annual contributions to the ESOP in an amount at least equal to the principal and interest requirement of the debt. The pro forma net income assumes (i) that the loan to the ESOP is payable over 10 years, with the ESOP shares having an average fair value of $10.00 per share in accordance with SOP 93-6, and (ii) the effective tax rate was 34.0% for each period. See "Management of the Bank -- Certain Benefit Plans and Agreements -- Employee Stock Ownership Plan."

(3) Assumes that the 1997 MRP will purchase, following stockholder approval of such plan, a number of shares of Common Stock equal to 4% of the Conversion Stock for issuance to officers and employees. Funds used by the 1997 MRP to purchase the shares initially will be contributed to the 1997 MRP by the Company. The adjustment is based upon the assumed purchases by the 1997 MRP of 11,305, 13,300, 15,295 and 17,589 shares at the minimum, midpoint, maximum and 15% above the maximum of the Valuation Price Range, assuming that: (i) stockholder approval of the 1997 MRP has been received; (ii) the shares were acquired by the 1997 MRP at the beginning of the period shown through open market purchases at the Purchase Price; (iii) the amortized expense for the three months ended September 30, 1996 was 5.0% of the amount contributed; and (iv) the effective tax rate applicable to such employee compensation expense was 34.0%. If the 1997 MRP purchases authorized but unissued shares instead of making open market purchases, the voting interests of existing stockholders would be diluted by approximately 3.85% and pro forma net income per share for the three months ended September 30, 1996 would be $(0.47), $(0.39), $(0.34) and $(0.29), and pro forma stockholders' equity per share at September 30, 1996 would be $14.84, $13.48, $12.47 and $11.60, in each case at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively. See "Management of the Bank -- Certain Benefit Plans and Agreements."

(4) The per share calculations are determined by adding the number of shares assumed to be issued in the Conversion and Reorganization and, in accordance with SOP 93-6, subtracting 97.5% of the ESOP shares which have not been committed for release during the three months ended September 30, 1996, respectively. Thus, it is assumed at September 30, 1996 that 424,008, 498,832, 573,658 and 659,706 shares of Common Stock are outstanding the minimum, midpoint, maximum and 15% above the maximum of the Valuation Price Range, respectively. The uncommitted ESOP shares were not subtracted from shares outstanding for the purpose of calculating stockholders' equity.

(5) Includes the $33,000 (held in a deposit account) to be acquired by the Bank upon the merger of the Mutual Holding Company (following its conversion to an interim federal savings bank) into the Bank.

(6) The retained earnings of the Bank will be substantially restricted after the Conversion and Reorganization by virtue of the liquidation account to be established in connection with the Conversion and Reorganization. See "Dividend Policy" and "The Conversion and Reorganization -- Liquidation Rights."

(7) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Valuation Price Range of up to 15% to reflect changes in market and financial condition following the commencement of the Offerings.

(8) The book value of the Bank does not give effect to the liquidation account in event of liquidations or the recapture of the Bank's loan loss reserve deduction of $123,000.

                                                           At or for the Year Ended June 30, 1996
                                                  -----------------------------------------------------
                                                    282,625       332,500       382,375       439,731
                                                  Shares Sold   Shares Sold   Shares Sold   Shares Sold
                                                   at $10.00     at $10.00     at $10.00     at $10.00

                                                  -----------   -----------   -----------   -----------
                                                     (Dollars in thousands, except per share amounts)
Gross proceeds..................................  $  2,826      $  3,325      $  3,824      $  4,397
Less: Offering expenses and commissions.........      (350)         (350)         (350)         (350)
                                                  --------      --------      --------      --------
   Estimated net conversion proceeds (1)........     2,476         2,975         3,474         4,047
Less:  Shares purchased by the ESOP.............      (131)         (154)         (177)         (204)
       Shares purchased by the 1997 MRP.........      (113)         (133)         (153)         (176)
Add:   Assets consolidated from the Mutual
         Holding Company........................        33            33            33            33
                                                  --------      --------      --------      --------
Estimated proceeds available for investment.....  $  2,265      $  2,721      $  3,177      $  3,701
                                                  ========      ========      ========      ========


Net income:

   Historical...................................  $    146      $    146      $    146      $    146
   Pro forma adjustments:
   Net income from proceeds.....................        86           103           120           140
   Pro forma ESOP adjustment (2)................        (9)          (10)          (12)          (13)
   Pro forma 1997 MRP adjustment (3)............       (15)          (18)          (20)          (23)
                                                  --------      --------      --------      --------
     Pro forma net income.......................  $    208      $    221      $    234      $    250
                                                  ========      ========      ========      ========

 Net income per share: (4)
   Historical...................................  $   0.34      $   0.29      $   0.25      $   0.22
   Pro forma income net proceeds................      0.21          0.21          0.21          0.21
   Pro forma ESOP adjustment (2)................     (0.02)        (0.02)        (0.02)        (0.02)
   Pro forma 1997 MRP adjustment (3)............     (0.04)        (0.04)        (0.03)        (0.03)
                                                  --------      --------      --------      --------
Pro forma net income per share (4)..............  $   0.49      $   0.44      $   0.41      $   0.38
                                                  ========      ========      ========      ========


Offering price to pro forma annualized net
  income per share..............................     20.41x        22.73x        24.39x        26.32x


Stockholders' equity:
  Historical (5)(8).............................  $  4,629      $  4,629      $  4,629      $  4,629
  Estimated net proceeds........................     2,476         2,975         3,474         4,047
  Less:  Common Stock acquired by the ESOP (2)..      (131)         (154)         (177)         (204)
         Common Stock acquired by the
           1997 MRP (3).........................      (113)         (133)         (153)         (176)
                                                   --------      --------      --------     --------
  Pro forma stockholders' equity (6)............   $  6,861      $  7,317      $  7,773     $  8,297
                                                   ========      ========      ========     ========

Stockholders' equity per share (4):
  Historical....................................   $  10.60      $   9.01      $   7.83     $   6.81
  Estimated net proceeds........................       5.67          5.79          5.88         5.96
  Less:  Common Stock acquired by the ESOP(2)...      (0.30)        (0.30)        (0.30)       (0.30)
         Common stock acquired by the
           1997 MRP(3)..........................      (0.26)        (0.26)        (0.26)       (0.26)
                                                   --------      --------      --------     --------

Pro forma stockholders' equity per share (6)....   $  15.71      $  14.24      $  13.15     $  12.21
                                                   ========      ========      ========     ========

Offering price as a percentage of pro forma
  stockholders' equity per share................      63.65%        70.22%        76.05%       81.90%
                                                   ========      ========      ========     ========

                                                  (Footnotes on succeeding page)

--------------------
(1) Estimated net proceeds as adjusted, consist of the estimated net proceeds from the Offerings less (i) the proceeds attributable to the purchase by the ESOP and (ii) the value of the shares to be purchased by the 1997 MRP, subject to stockholder approval, after the Conversion and Reorganization at an assumed purchase price of $10.00 per share.

(2) Assumes that 3.0% of the shares of stock to be issued in the Conversion and Reorganization will be purchased by the ESOP with funds loaned by the Company. The Bank intends to make annual contributions to the ESOP in an amount at least equal to the principal and interest requirement of the debt. The pro forma net income assumes (i) that the loan to the ESOP is payable over 10 years, with the ESOP shares having an average fair value of $10.00 per share in accordance with SOP 93-6, and (ii) the effective tax rate was 34.0% for each period. See "Management of the Bank -- Certain Benefit Plans and Agreements -- Employee Stock Ownership Plan."

(3) Assumes that the 1997 MRP will purchase, following stockholder approval of such plan, a number of shares of Common Stock equal to 4% of the Conversion Stock for issuance to officers and employees. Funds used by the 1997 MRP to purchase the shares initially will be contributed to the 1997 MRP by the Company. The adjustment is based upon the assumed purchases by the 1997 MRP of 11,305, 13,300, 15,295 and 17,589 shares at the minimum, midpoint, maximum and 15% above the maximum of the Valuation Price Range, assuming that: (i) stockholder approval of the 1997 MRP has been received; (ii) the shares were acquired by the 1997 MRP at the beginning of the period shown through open market purchases at the Purchase Price; (iii) the amortized expense for the year ended June 30, 1996 was 20.0% of the amount contributed; and (iv) the effective tax rate applicable to such employee compensation expense was 34.0%. If the 1997 MRP purchases authorized but unissued shares instead of making open market purchases, the voting interests of existing stockholders would be diluted by approximately 3.85% and pro forma net income per share for the year ended June 30, 1996 would be $0.49, $0.44, $0.41 and $0.38, and pro forma stockholders' equity per share at June 30, 1996 would be $15.31, $13.88, $12.82 and $11.90, in each case at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively. See "Management of the Bank -- Certain Benefit Plans and Agreements."

(4) The per share calculations are determined by adding the number of shares assumed to be issued in the Conversion and Reorganization and, in accordance with SOP 93-6, subtracting 10.0% of the ESOP shares which have not been committed for release during the year ended June 30, 1996, respectively. Thus, it is assumed at June 30, 1996 that 424,991, 499,989, 574,988 and 661,235 shares of Common Stock are outstanding the minimum, midpoint, maximum and 15% above the maximum of the Valuation Price Range, respectively. The uncommitted ESOP shares were not subtracted from shares outstanding for the purpose of calculating stockholders' equity.

(5) Includes the $33,000 (held in a deposit account) to be acquired by the Bank upon the merger of the Mutual Holding Company (following its conversion to an interim federal savings bank) into the Bank.

(6) The retained earnings of the Bank will be substantially restricted after the Conversion and Reorganization by virtue of the liquidation account to be established in connection with the Conversion and Reorganization. See "Dividend Policy" and "The Conversion and Reorganization -- Liquidation Rights."

(7) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Valuation Price Range of up to 15% to reflect changes in market and financial condition following the commencement of the Offerings.

(8) The book value of the Bank does not give effect to the liquidation account in event of liquidations or the recapture of the Bank's loan loss reserve deduction of $123,000.

                MIDDLESBORO FEDERAL BANK, FEDERAL SAVINGS BANK
                             STATEMENTS OF INCOME

     The following Statements of Income of Middlesboro Federal for each of the years in the two-year period ended June 30, 1996 have been audited by Marr, Miller & Myers, P.S.C., independent certified public accountants, whose report thereon appears elsewhere herein. The Statements of Income should be read in conjunction with the Financial Statements and related notes included elsewhere in this Prospectus. The Statements of Income for the three months ended September 30, 1996 and 1995 are unaudited, but in the opinion of management, reflect all adjustments necessary for a fair presentation of the results of such periods and such adjustments are of a normal recurring nature. The results of operations for the three months ended September 30, 1996 are not necessarily indicative of the results of the Bank that may be expected for the entire fiscal year.

                                    Three Months Ended
                                       September 30,        Year Ended June 30,
                                 -------------------------  --------------------
                                     1996          1995        1996      1995
                                 -------------------------  ---------  ---------
                                                    (In thousands)
INTEREST INCOME
  Loans...........................  $1,319        $  932    $  4,149   $  2,989
  Mortgage-backed securities......     121           187         635        720
  Investment securities and
   other interest-earning assets..      58           107         389        602
  FHLB stock......................       8             7          29         36
                                    ------        ------      ------     ------
      Total interest income.......   1,506         1,233       5,202      4,347

INTEREST EXPENSE..................     913           803       3,317      2,445
                                    ------        ------      ------     ------
NET INTEREST INCOME...............     593           430       1,885      1,902
PROVISION FOR LOAN LOSSES.........      30             3          58         18
                                    ------        ------      ------     ------
NET INTEREST INCOME AFTER
 PROVISION FOR LOAN LOSSES........     563           427       1,827      1,884
                                    ------        ------      ------     ------

NONINTEREST INCOME
  Loan fees and service
   charges........................     135            64         272        214
  Gain (loss) on sales of
   investment securities..........      --            --          20        (96)
  Other...........................      --            --          20         18
                                    ------        ------      ------     ------
      Total noninterest income....     135            64         312        136
                                    ------        ------      ------     ------

NET INTEREST AND OTHER INCOME.....     698           491       2,139      2,020
                                    ------        ------      ------     ------

NONINTEREST EXPENSE
  Salaries and employee benefits..     369           220         975        789
  Service bureau..................      32            28         100         96
  SAIF deposit insurance premium..     427            17         144        131
  Occupancy and equipment.........      35            27         144        153
  Marketing and other professional
    services......................      46            23         132         83
  Bank share tax..................      18            17          96         62
  Other...........................      90            73         289        262
                                    ------        ------      ------     ------
      Total noninterest expense...   1,017           405       1,880      1,576
                                    ------        ------      ------     ------

INCOME (LOSS) BEFORE PROVISION FOR
  INCOME TAXES....................    (319)           86         259        444

PROVISION (BENEFIT) FOR
 INCOME TAXES.....................     (97)           10         113        151
                                    ------        ------      ------     ------

NET INCOME (LOSS).................  $ (222)       $   76      $  146     $  293
                                    ======        ======      ======     ======

PER SHARE OF BANK COMMON STOCK:
  Earnings (loss).................  $ (.44)       $  .15      $  .29     $  .57
                                    ======        ======      ======     ======
  Dividends.......................  $   --        $   --      $   --     $   --
                                    ======        ======      ======     ======

                See accompanying Notes to Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

     Middlesboro Federal is primarily engaged in attracting deposits from the general public and using those and other available sources of funds to originate loans secured by properties located in Bell and Harlan Counties in southeastern Kentucky, Clairborne, Knox and Union Counties in upper east Tennessee and western Lee County in Virginia. To a lesser extent, Middlesboro Federal also originates construction loans, multi-family and commercial real estate loans, commercial business loans and consumer loans. It also has a significant amount of investments in mortgage-backed securities and United States Government and federal agency obligations.

     The profitability of Middlesboro Federal depends primarily on its net interest income, which is the difference between interest and dividend income on its interest-earning assets, principally loans, mortgage-backed securities and investment securities, and interest expense on its interest-bearing deposits and borrowings. Middlesboro Federal's net earnings also are dependent, to a lesser extent, on the level of its noninterest income (including servicing fees and other fees) and its noninterest expenses, such as compensation and benefits, occupancy and equipment, insurance premiums, and miscellaneous other expenses, as well as federal income tax expense.

Asset and Liability Management

     The ability to maximize net interest income is largely dependent upon the achievement of a positive interest rate spread that can be sustained during fluctuations in prevailing interest rates. Interest rate-sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities which either reprice or mature within a given period of time. The difference, or the interest rate repricing "gap," provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities, and is considered negative when the amount of interest rate-sensitive liabilities exceeds the amount of interest rate-sensitive assets. Generally, during a period of rising interest rates, a negative gap within shorter maturities would adversely affect net interest income, while a positive gap within shorter maturities would result in an increase in net interest income, and during a period of falling interest rates, a negative gap within shorter maturities would result in an increase in net interest income while a positive gap within shorter maturities would have the opposite effect.

     Net Portfolio Value. In recent years, the Bank has measured its interest rate sensitivity by computing the "gap" between the assets and liabilities which were expected to mature or reprice within certain periods, based on assumptions regarding loan prepayment and deposit decay rates formerly provided by the OTS. However, the OTS now requires the computation of amounts by which the net present value of an institution's cash flows from assets, liabilities and off balance sheet items (the institution's net portfolio value, or "NPV") would change in the event of a range of assumed changes in market interest rates. The OTS also requires the computation of estimated changes in net interest income over a four-quarter period. These computations estimate the effect of an institution's NPV and net interest income of instantaneous and permanent 1% to 4% increases and decreases in market interest rates.

     The following table sets forth the interest rate sensitivity of the Bank's net portfolio value as of September 30, 1996 in the event of 1%, 2%, 3% and 4% instantaneous and permanent increases and decreases in market interest rates, respectively. These changes are set forth below as basis points, where 100 basis points equals one percentage point.



                         Net Portfolio Value              NPV as % of Portfolio Value of Assets
 Change            ------------------------------         -------------------------------------
in Rates           $ Amount   $ Change   % Change         NPV Ratio      Basis Point Change
--------           --------  ----------  --------         ---------      ------------------
                                        (Dollars in thousands)
+ 400 bp             1,553     (4,445)      (74)            1.95               (506) bp
+ 300 bp             2,848     (3,151)      (53)            3.51               (350) bp
+ 200 bp             4,066     (1,933)      (32)            4.91               (210) bp
+ 100 bp             5,142       (856)      (14)            6.11                (91) bp
    0 bp             5,998         --        --             7.02                 --
- 100 bp             6,579        581        10             7.60                 59  bp
- 200 bp             6,900        902        15             7.90                 89  bp
- 300 bp             7,401      1,403        23             8.39                137  bp
- 400 bp             8,150      2,152        36             9.11                209  bp


     The following table sets forth the interest rate risk capital component for the Bank at September 30, 1996 given a hypothetical 200 basis point rate change in market interest rates.

                                                              September 30, 1996
                                                              ------------------
Pre-shock NPV Ratio: NPV as % of Portfolio Value of Assets...        7.02%
Exposure Measure: Post-Shock NPV Ratio.......................        4.91%
Sensitivity Measure: Change in NPV Ratio.....................        (210)  bp

     Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit run-offs, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the Bank may undertake in response to changes in interest rates.

     Certain shortcomings are inherent in the method of analysis presented in both the computation of NPV and in the analysis presented in prior tables setting forth the maturing and repricing of interest-earning assets and interest-bearing liabilities. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in differing degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate loans, which represent the Bank's primary loan product, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In addition, the proportion of adjustable-rate loans in the Association's portfolios could decrease in future periods if market interest rates remain at or decrease below current levels due to refinance activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the tables. Finally, the ability of many borrowers to service their adjustable-rate debt may decrease in the event of an interest rate increase.

     The lending activities of savings institutions have historically emphasized long-term, fixed-rate loans secured by single-family residences, and the primary source of funds of such institutions has been deposits. The deposit accounts of savings associations generally bear interest rates that reflect market rates and largely mature or are subject to repricing within a short period of time. This factor, in combination with substantial investments in long-term, fixed-rate loans, has historically caused the income earned by savings associations on their loan portfolios to adjust more slowly to changes in interest rates than their cost of funds.

     Middlesboro Federal originates both fixed- and adjustable-rate residential real estate loans as market conditions dictate. Prior to the 1980s, Middlesboro Federal, like virtually all savings associations, originated only fixed-rate loans and held them in portfolio until maturity. As a result of the problems caused by holding fixed-rate loans in a rapidly increasing interest-rate environment, changes in regulations to allow for variable-rate loans and consumer demand for such loans during periods of high interest rates, Middlesboro Federal began to transform its portfolio into loan products the interest rates of which adjust periodically. As a result, 83.1% of Middlesboro Federal's loan portfolio, as of September 30, 1996 consisted of adjustable or floating rate loans.

     Notwithstanding the foregoing, however, because Middlesboro Federal's interest-bearing liabilities which mature or reprice within short periods substantially exceed its earning assets with similar characteristics, material and prolonged increases in interest rates generally would adversely affect net interest income, while material and prolonged decreases in interest rates generally, but to a lesser extent because of their historically low levels, would have the opposite effect.

Average Balances, Interest and Average Yields

     The following table sets forth certain information relating to the Bank's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid at the date and for the periods indicated. Such yields and costs are derived by dividing income or expense by the average monthly balance of assets or liabilities, respectively, for the periods presented. Average balances for loans include nonaccrual loans. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily balances has caused any material difference in the information presented.


                                                                                         Three Months Ended September 30,

                                                  At September 30,    ------------------------------------------------------------
                                                        1996                      1996                            1995
                                                  -----------------   -----------------------------   ----------------------------
                                                                      Average              Average    Average             Average
                                                  Balance    Rate     Balance   Interest     Rate     Balance   Interest    Rate
                                                  -------  --------  ---------  ---------  --------  ---------  --------  --------
INTEREST INCOME
 Loans
   Consumer.....................................  $ 8,343    10.27%   $ 7,890     $  202     10.24%   $ 4,977     $  130    10.45%
   Other........................................    1,858     6.21      2,312         42      7.27      2,415         44     7.29
   Mortgage.....................................   59,365     7.29     56,862      1,075      7.56     41,861        758     7.24
                                                  -------             -------     ------              -------   --------
    Total loans.................................   69,566     7.64     67,064      1,319      7.87     49,253        932     7.57
                                                  -------             -------     ------              -------   --------
 Mortgage-backed securities.....................    7,655     6.35      7,759        121      6.24     12,042        187     6.21
 Investment securities..........................    3,890     5.85      4,103         58      5.65      7,141        107     5.99
 FHLB stock.....................................      444     7.00        436          8      7.34        436          7     6.42
                                                  -------             -------     ------              -------   --------
 Total interest-earning assets..................   81,555     7.39     79,362      1,506      7.59     68,872      1,233     7.16
                                                                                  ------              -------   --------
 Non-interest-earning assets....................    2,244               4,437                             392
                                                  -------             -------                         -------
    Total assets................................  $83,799             $83,799                         $69,264
                                                  =======             =======                         =======

INTEREST EXPENSE
 Savings deposits...............................  $ 8,780     2.94%   $ 8,814         65      2.95%   $ 9,572         71     2.96%
 Certificates of deposit........................   53,497     5.58     52,207        747      5.72     47,197        689     5.84
 Demand, NOW and money market...................    9,629     2.13     10,123         51      2.02      7,625         43     2.26
                                                  -------             -------     ------              -------   --------
      Total deposits............................   71,906     4.80     71,144        863      4.85     64,394        803     4.99
 Funds borrowed.................................    6,000     5.45      5,867         50      3.41         --         --       --
                                                  -------             -------     ------              -------   --------
Total interest-bearing liabilities..............   77,906     4.69     77,071        913      4.74     64,394        803     4.99
                                                                                  ------              -------   --------
Other non-interest-bearing liabilities..........    1,508               2,403                             311
Total stockholders' equity......................    4,385               4,385                           4,559
                                                  -------             -------                         -------
    Total liabilities and stockholders' equity..  $83,799             $83,799                         $69,264
                                                  =======             =======                         =======

Net interest income.............................                                  $  593                          $  430
                                                                                  ======                        ========
Interest rate spread............................              2.70%                           2.85%                          2.17%
                                                           =======                           =====                        =======
Net yield on interest-earning assets............               n/a                            2.99%                          2.50%
                                                           =======                           =====                        =======
Ratio of average interest-earning assets to
 average interest-bearing liabilities...........               n/a     103.05%                         106.95%
                                                           =======    =======                         =======

                                                                                Year Ended June 30,
                                                           ------------------------------------------------------------
                                                                       1996                            1995
                                                           ----------------------------    ----------------------------
                                                           Average              Average    Average              Average
                                                           Balance   Interest     Rate     Balance   Interest     Rate
                                                           -------   --------   --------   -------   --------   -------
INTEREST INCOME
 Loans
    Consumer............................................   $ 4,924    $   528      10.72%  $ 2,786     $  290    10.41%
    Other...............................................     2,355        194       8.24     2,415        178     7.37
    Mortgage............................................    52,565      3,427       6.52    38,505      2,521     6.55
                                                           -------    -------              -------   --------
       Total............................................    59,844      4,149       6.93    43,706      2,989     6.84
                                                           -------    -------              -------   --------
 Mortgage-backed securities.............................    10,446        635       6.08    13,683        720     5.26
 Investment securities..................................     6,020        389       6.46    10,669        602     5.64
 FHLB stock.............................................       436         29       6.65       462         36     7.79
                                                           -------    -------              -------   --------
Total interest-earning assets...........................    76,746      5,202       6.78    68,520      4,347     6.34
Non-interest-earning assets.............................     2,233    -------                2,852   --------
    Total assets........................................   $78,979                         $71,372
                                                           =======                         =======

INTEREST EXPENSE
  Deposits
    Savings deposits....................................   $ 9,166        270       2.95   $ 9,729        268     2.75
    Certificates of deposit.............................    49,955      2,836       5.68    44,607      2,007     4.50
    Demand, NOW, and money market.......................     9,264        202       2.18     7,131        160     2.24
                                                           -------    -------              -------   --------
       Total deposits...................................    68,385      3,308       4.84    61,467      2,435     3.96
  Funds borrowed........................................       264          9       3.41       294         10     3.40
                                                           -------    -------              -------   --------

Total interest-bearing liabilities......................    68,649      3,317       4.83    61,761      2,445     3.97
                                                                      -------              -------   --------
Other non-interest-bearing liabilities..................     5,734                           5,003
Total stockholders' equity..............................     4,596                           4,608
                                                           -------                         -------
     Total liabilities and stockholders' equity.........   $78,979                         $71,372
                                                           =======                         =======

Net interest income.....................................              $ 1,885                          $1,902
                                                                      =======                        ========
Interest rate spread....................................                            1.95%                         2.37%
                                                                                  ======                       =======
Net yield on interest-earning assets....................                            2.46%                         2.77%
                                                                                  ======                       =======
Ratio of average interest-earning assets to
 average interest-bearing liabilities...................    111.79%                        110.94%
                                                           =======                         ======

Rate/Volume Analysis

     The table below sets forth certain information regarding changes in interest income and interest expense of the Bank for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to: (i) changes in volume (changes in volume multiplied by old rate); and (ii) changes in rate (change in rate multiplied by old volume). Changes in rate-volume (changes in rate multiplied by the changes in volume) have been allocated proportionately between changes in rate and changes in volume at the basis of the absolute values of changes in rate and changes in volume.

                               Three Months Ended
                                  September 30,          Year Ended June 30,
                             ------------------------  ------------------------
                               1996     vs.     1995     1996     vs.     1995
                             ------------------------  ------------------------
                                Increase (Decrease)       Increase (Decrease)
                                       Due to                    Due to
                             ------------------------  ------------------------

                             Volume    Rate    Total   Volume    Rate    Total
                             -------   -----   -----   -------   -----   -----
                                            (Dollars in thousands)
Interest income
 Loans:
  Consumer.................    $  76    $ (4)  $  72     $ 229   $   9   $ 238
  Other....................       (2)     --      (2)       (4)     20      16
  Mortgage.................      283      34     317       918     (12)    906
 Mortgage-backed securities      (62)     (4)    (66)     (186)    101     (85)
 Investment securities.....      (50)      1     (49)     (285)     72    (213)
 FHLB stock................       --       1       1        (2)     (5)     (7)
                               -----    ----   -----     -----   -----   -----
   Total interest income...      245      28     273       670     185     855
                               -----    ----   -----     -----   -----   -----

Interest expense
 Savings deposits..........       (6)     --      (6)      (16)     18       2
 Certificates of deposit...       72     (14)     58       261     568     829
 Demand, NOW and money
  market...................       13      (5)      8        46      (4)     42
 Funds borrowed............       50      --      50        (1)     --      (1)
                               -----    ----   -----     -----   -----   -----
   Total interest expense..      129     (19)    110       290     582     872
                               -----    ----   -----     -----   -----   -----

Change in net interest
 income....................    $ 116    $ 47   $ 163     $ 380   $(397)  $ (17)
                               =====    ====   =====     =====   =====   =====

Comparison of Financial Condition at September 30, 1996 and June 30, 1996

     The Bank's total assets increased by $9.1 million, or 12.20%, from $74.7 million at June 30, 1996 to $83.8 million at September 30, 1996. The increase in assets was principally due to a $9.4 million, or 15.75%, increase in the Bank's loan portfolio, as well as a $302,000, or 198.68%, increase in prepaid expenses and other assets and a $122,000, or 13.63%, increase in premises and equipment. These increases were partially offset by decreases of $429,000, or 9.93%, in the investment securities portfolio, $269,000, or 30.77%, in cash and cash equivalents and $124,000, or 1.59%, in mortgage-backed securities.

     The growth in the Bank's loan portfolio during the first quarter of fiscal year 1997 reflects the Bank's continued focus on loan originations. Although increased originations of one-to four-family mortgages accounted for the most significant portion of the total increase in the loan portfolio, the Bank experienced growth in all categories of loans.

     The reduction in investment securities was due to the maturity during the three months ended September 30, 1996 of an investment security which had been classified as held to maturity at June 30, 1996. The decline in the balance of mortgage-backed securities classified as available-for-sale reflects principal repayments on the securities.

     In November 1995, the Bank purchased the property adjoining the Bank's main office in Middlesboro and commenced construction of an addition to the Bank's main office which was completed in January 1997. The total cost of the project is expected to be approximately $470,000. This construction accounted for the increase in fixed assets during the first quarter of fiscal year 1997.

     The growth in the Bank's total assets was funded by an increase in liabilities. Total liabilities at September 30, 1996 were $79.4 million, an increase of $9.3 million, or 13.28%, from the Bank's total liabilities of $70.1 million at June 30, 1996. The most significant increase was in FHLB advances which rose from $1.0 million at June 30, 1996 to $6.0 million at September 30, 1996. Total deposits also increased during the period from $68.9 million at June 30, 1996 to $71.9 million at September 30, 1996. The growth in deposits was primarily centered in certificates of deposit and was attributable to increased marketing efforts. Other liabilities rose by $967,000 to $986,000 at September 30, 1996. Included within this figure is the special SAIF assessment imposed on all SAIF-insured institutions to help recapitalize the fund. As the legislation was signed into law on September 30, 1996, the Bank was required to record a liability as of that date equal to 65.7 basis points of the Bank's SAIF-assessable deposits as of March 31, 1995. Such assessment, which amounted to $388,000 for the Bank, was paid to the FDIC on November 27, 1996.

     Total stockholders' equity declined by $211,000 from $4.6 million at June 30, 1996 to $4.4 million at September 30, 1996. This decrease was due directly to the net loss of $222,000 incurred for the first three months of fiscal year 1997, offset by a decrease of $11,000 in the net unrealized loss on investment securities designated as available-for-sale.

Comparison of Results of Operations for the Three Months Ended September 30, 1996 and 1995

     Net Income. The Bank incurred a net loss of $222,000 for the three months ended September 30, 1996 as compared to net income of $76,000 for the three months ended September 30, 1995. The $298,000 decrease was due mainly to a $612,000 increase in noninterest expense due primarily to the $388,000 special assessment incurred to recapitalize the SAIF as well as a $145,000 charge incurred to fund the Bank's director retirement plan. The increased expense level was partially offset by a $163,000 improvement in net interest income.

     Net Interest Income. Net interest income increased by $163,000 or 37.90% from $430,000 for the three months ended September 30, 1995 to $593,000 for the three months ended September 30, 1996. The increase primarily reflects an increase in the Bank's interest rate spread from 2.17% for the three months ended September 30, 1995 to 2.85% for the three months ended September 30, 1996. The increased spread primarily reflects an increased yield on the Bank's interest-earning assets from an average of 7.16% for the three months ended September 30, 1995 to 7.59% for the three months ended September 30, 1994 as lower-yielding investment and mortgage-backed securities were replaced with higher-yielding loans as a result of management's continued focus on increasing loan originations and a 25 basis point decline in the average rate paid on interest-bearing liabilities. These improvements more than offset a modest decline in the ratio of average interest-earning assets to average interest-bearing liabilities from 106.95% for the three months ended September 30, 1995 to 103.05% for the three months ended September 30, 1996.

     Interest Income. Total interest income for the three months ended September 30, 1996 amounted to $1.5 million, an increase of 22.15% from total interest income of $1.2 million for the three months ended September 30, 1995. This increase reflects the Bank's emphasis on loan originations during the period. Interest income from loans increased by $387,000, or 41.52%, during the three months ended September 30, 1996 as compared to the three months ended September 30, 1995 due mainly to a $17.8 million increase in the average balance of loans outstanding during the period as compared to the same period in the prior year. Interest income from investment and mortgage-backed securities decreased by $115,000 to $179,000 for the first quarter of fiscal year 1997 as compared to $294,000 for the first quarter of fiscal year 1996 due to a decrease of $7.3 million in the average balance of investments and mortgage-backed securities during the three months ended September 30, 1996 as compared to the three months ended September 30, 1995. The increase in the Bank's loan portfolio was partially financed by a decrease in the Bank's investment and mortgage-backed securities portfolio. As investment securities matured, the proceeds were reinvested in new loans. Management anticipates that loans will continue to represent a greater proportion of the Bank's total assets than in previous years.

     Interest Expense. Interest expense increased by $110,000, or 13.70%, to $913,000 for the three months ended September 30, 1996 as compared to $803,000 for the three months ended September 30, 1995. The increase was due mainly to an increase in the average balance of FHLB advances outstanding from zero during the three months ended September 30, 1995 to $5.9 million during the three months ended September 30, 1996. The borrowings were used by the Bank to help finance the increase in its loan portfolio. The average balance of certificates of deposit outstanding during the first quarter of fiscal year 1997 also exceeded the average balance during the first quarter of fiscal year 1996 by $5.0 million which also contributed to the increase in interest expense. Partially offsetting these items were a 12 basis point decrease in the average rate paid on certificates of deposit from 5.84% in the three months ended September 30, 1995 to 5.72% in the three months ended September 30, 1996 and a 24 basis point decrease in the average rate paid on negotiable order of withdrawal ("NOW") and money market accounts from 2.26% to 2.02% due to reductions in the rates the Bank pays on such accounts.

     Provision for Loan Losses. Provisions for loan losses are charged to earnings to maintain the total allowance for loan losses at a level considered adequate by management to provide for probable loan losses, based on prior loss experience, volume and type of lending conducted by the Bank, industry standards and past due loans in the Bank's loan portfolio. For the three months ended September 30, 1996, the Bank made a $30,000 provision for loan losses as compared to a $3,000 provision in the three months ended September 30, 1995.
The increased provision was due to the growth in the Bank's loan portfolio as well as the increase in consumer and commercial loans which are generally perceived to be higher risk. Management anticipates that it will continue to add to the allowance for loan losses in future periods as a result of the increase in consumer and commercial loans. At September 30, 1996, the Bank's allowance for loan losses totaled $195,000 and represented 43.33% of total nonperforming loans and 0.28% of total gross loans.

     Noninterest Income. Noninterest income for the three months ended September 30, 1996 consisted entirely of loan fees and service charges. Total noninterest income for the period amounted to $135,000, an increase of 110.94% from total noninterest income of $64,000 for the three months ended September 30, 1995. The increase in noninterest income was due to an increased volume of loans originated during the period as compared to the same period the prior year.

     Noninterest Expense. Noninterest expense totaled $1.0 million for the three months ended September 30, 1996, an increase of $612,000, or 151.11%, from a total of $405,000 for the three months ended September 30, 1995. The increase in expenses was due to the combined effects of the SAIF special assessment imposed on all SAIF-insured institutions such as the Bank, an increase in salaries and employee benefit expenses and general increases in other expenses. The Bank was required to pay this special assessment of 65.7 basis points of its SAIF-assessable deposits at March 31, 1995. This special assessment was imposed to recapitalize the SAIF. For the Bank, this assessment amounted to $388,000. Total salaries and benefits for the three months ended September 30, 1996 amounted to $369,000, up from a total of $220,000 for the three months ended September 30, 1995. The increase in 1996 was due primarily to a one-time charge equal to $145,000 to fund a director retirement plan. Occupancy and equipment expense rose by $8,000 to a total of $35,000 for the three months ended September 30, 1996 due to increased repairs and maintenance.

     Income Taxes. Income tax expense for the three month periods ended September 30, 1996 and 1995 were ($97,000) and $10,000, respectively. The decrease in 1996 as compared to 1995 was due to the net loss for the period.

Comparison of Results of Operations for the Years Ended June 30, 1996 and 1995

     Net Income. Net income for the year ended June 30, 1996 decreased by $147,000, or 50.17%, to $146,000 from $293,000 for the year ended June 30, 1995.
The decrease was due to the combined effects of a $304,000, or 19.29%, increase in noninterest expense and a $40,000, or 222.22%, increase in the Bank's provision for loan losses, offset in part by an increase in noninterest income of $176,000, or 129.41% and a $38,000, or 25.17%, decrease in the Bank's provision for income taxes.

     Net Interest Income. Net interest income stayed substantially the same at $1.9 million for the years ended June 30, 1996 and 1995. The Bank's interest rate spread narrowed by 42 basis points from 2.37% in fiscal year 1995 to 1.95% in fiscal year 1996 as the improved yield on the Bank's earning assets was more than offset by the increased rates paid on the Bank's certificates of deposit. The ratio of average interest earning assets to average interest-bearing liabilities remained relatively unchanged at 111.79% and 110.94% for fiscal years 1996 and 1995, respectively.

     Interest Income. Interest income totaled $5.2 million for the year ended June 30, 1996, an increase of $855,000, or 19.67%, from fiscal year 1995's level of $4.3 million. The increase resulted from a $16.1 million, or 36.92%, increase in the average balance of loans outstanding from $43.7 million for fiscal year 1995 to $59.8 million for fiscal year 1996. Mortgage loan growth accounted for the most significant portion of the total growth. Average mortgage loans outstanding rose from $38.5 million for fiscal year 1995 to $52.6 million for fiscal year 1996 and reflected the Bank's increased emphasis on loan originations during fiscal year 1996. The average balance of consumer loans also increased year to year from $2.8 million for fiscal year 1995 to $4.9 million for fiscal year 1996. Interest income from investment and mortgage-backed securities declined by $298,000, or 22.54%, from $1.3 million for fiscal year 1995 to $1.0 million for fiscal year 1996 due mainly to a decrease in the average balance of such securities of $7.9 million, offset in part by a 82 basis point increase in the average yield on such securities. The decreased level of the Bank's investment and mortgage-backed securities reflects the Bank's strategy of emphasizing loan originations over investment purchases.

     Interest Expense. Total interest expense increased by $872,000, or 35.66%, due primarily to an increase in the average rate paid on the Bank's certificates of deposit and, to a lesser degree, with an increase in the average balance of such certificates during the period. The average rate paid on the Bank's certificates of deposit for the year ended June 30, 1996 was 5.68%, an increase of 118 basis points from an average cost of 4.50% for the year ended June 30, 1995. The increase was due to rate competition in the Bank's market area. The average balance of the Bank's certificates of deposit rose by $5.3 million to $50.0 million for fiscal year 1996 as compared to $44.6 million for fiscal year 1995. Overall, the average cost of interest-bearing liabilities increased by 86 basis points to 4.83% for the year ended June 30, 1996 as compared to fiscal year 1995's level of 3.97% as the increase in the cost of certificates of deposit was partially offset by a 6 basis point decrease in the average rate paid on NOW and Money Market accounts.

     Provision for Loan Losses. The provision for loan losses increased by $40,000, or 222.22%, from $18,000 for the year ended June 30, 1995 to $58,000 for the year ended June 30, 1996. The increased provision was deemed necessary by the Bank due to the growth in the Bank's loan portfolio and the increased risk profile of the loan portfolio due to the growth in consumer and commercial real estate lending during fiscal year 1996. The allowance for loan losses as a percentage of gross loans at fiscal year end 1996 remained stable at 0.30% of total gross loans as compared to 0.33% at fiscal year end 1995.

     Noninterest Income. Noninterest income totaled $312,000 for the year ended June 30, 1996, an increase of $176,000, or 129.41%, from $136,000 for the year ended June 30, 1995. During fiscal year 1996, the Bank realized a net gain of $20,000 from the sale of investment securities as compared to a net loss of $96,000 from the sale of investment securities during fiscal year 1995. In addition, due to the increased level of loan originations during the period, loan fees and other service charges rose by $58,000, or 27.10%, to a total of $272,000 for the year ended June 30, 1996 as compared to $214,000 for the year ended June 30, 1995.

     Noninterest Expense. Noninterest expense increased $304,000, or 19.29%, from $1.6 million for the year ended June 30, 1995 to $1.9 million for the year ended June 30, 1996. Salaries and employee benefit expenses rose by $186,000, or 23.57%, from $789,000 for fiscal year 1995 to $975,000 for fiscal year 1996. The increase was primarily attributable to a one-time expense of $143,000, net of the related tax effect of $49,000, which was incurred to fund a deferred compensation agreement entered into between the Bank and an officer who retired during the fiscal year. The remaining portion of the increase reflects normal salary increases coupled with an increase in the Bank's staffing levels. Other expenses increased by $27,000, or 10.30%, from $262,000 for fiscal year 1995 to $289,000 for fiscal year 1996.

     Income Tax Expense. Income tax expense decreased by $38,000 from $151,000 for fiscal year 1995 to $113,000 for fiscal year 1996. The decrease in income tax expense is due directly to the reduced level of earnings during fiscal year 1996. The effective tax rates for fiscal years 1996 and 1995 were 43.6% and 34.0%, respectively. The variations in the effective tax rate are attributable to the composition of the income base, the amount of tax exempt income and timing differences related to the deferred compensation arrangements.

Impact of Inflation and Changing Prices

     The financial statements and related data presented herein have been prepared in accordance with GAAP which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

     Unlike most companies, the assets and liabilities of a financial institution are primarily monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services, since such prices are affected by inflation. In the current interest rate environment, liquidity and the maturity structure of the Bank's assets and liabilities are critical to the maintenance of acceptable performance levels.

Liquidity and Capital Resources

     The Bank is required by OTS regulations to maintain minimum levels of specified liquid assets which are currently equal to 5% of deposits and short-term borrowings. The Bank's liquidity ratio for the month ended September 30, 1996 was 6.95% and its liquidity ratio was 7% at September 30, 1996.

     The Bank's principal sources of funds for investments and operations are net income, deposits from its primary market area, principal and interest payments on loans and mortgage-backed securities and proceeds from maturing investment securities. Its principal funding commitments are for the origination or purchase of loans and the payment of maturing deposits. Deposits are considered a primary source of funds supporting the Bank's lending and investment activities. Deposits were $71.9 million and $69.0 million at September 30, 1996 and June 30, 1996, respectively.

     The Bank's most liquid assets are cash and cash equivalents, which are cash on hand, amounts due from financial institutions, federal funds sold, certificates of deposit with other financial institutions that have an original maturity of three months or less and money market mutual funds. The levels of such assets are dependent on the

Bank's operating, financing and investment activities at any given time. The Bank's cash and cash equivalents totaled $605,000 at September 30, 1996 and $874,000 at June 30, 1996. The variations in levels of cash and cash equivalents are influenced by deposit flows and anticipated future deposit flows.

     At September 30, 1996, Middlesboro Federal had $1.4 million in commitments to originate loans. At September 30, 1996, the Bank had $39.0 million in certificates of deposit which were scheduled to mature in one year or less. It is anticipated that the majority of these certificates will be renewed in the normal course of operations.

     Middlesboro Federal is not aware of any trends or uncertainties that will have or are reasonably expected to have a material effect on the Bank's liquidity or capital resources. The Bank has no current plans for material capital improvements or other capital expenditures that would require more funds than are currently on hand.

Accounting Pronouncements

     Disclosures About Fair Value of Financial Instruments. In December 1991, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosure About Fair Value of Financial Instruments." SFAS No. 107 requires all entities to disclose the fair value of financial instruments (both assets and liabilities recognized and not recognized in the financial statements) for which it is practicable to estimate fair value, except those financial instruments specifically excluded. The disclosure shall be either in the body of the financial statements or in the accompanying notes and shall also include the methods and significant assumptions used to estimate the fair value of financial instruments. Additional information is required to be disclosed if it is not practicable for an entity to estimate the fair value of a financial instrument or a class of financial instruments as well as the reasons why it is not practicable to estimate fair value. SFAS No. 107 is effective for entities with less than $150 million in total assets in the current statement of financial condition for financial statements issued for the fiscal year beginning July 1, 1995. Adoption of SFAS No. 107 occurred in the fiscal year ended June 30, 1996.

     Accounting by Creditors for Impairment of a Loan. During May 1993, the FASB issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" that requires impaired loans be measured based upon the present value of expected future cash flows discounted at the loan's effective interest rate or at the loan's market price or fair value of collateral, if the loan is collateral dependent. Adoption of SFAS No. 114, as amended by SFAS No. 118, occurred on June 30, 1996, and it did not have a material impact on the financial statements.

     Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. In September 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." SFAS No. 125 requires an entity to use a consistent application of a financial components approach that focuses on control when accounting for transfers of financial assets. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. This statement is effective for those transactions occurring after December 31, 1996 and shall be applied prospectively. It is not expected to have a material effect on the Bank's financial statements.

                            BUSINESS OF THE COMPANY

     The Company was organized at the direction of the Board of Directors of the Bank for the purpose of becoming a holding company to own all of the outstanding capital stock of the Bank upon completion of the Conversion and Reorganization. For additional information, see "Cumberland Mountain Bancshares, Inc."

     The Company currently is not an operating company. Following the Conversion and Reorganization, the Company will be primarily engaged in the business of directing, planning and coordinating the business activities of the Bank. In the future, the Company may become an operating company or acquire or organize other operating subsidiaries, including other financial institutions. Presently, there are no agreements or understandings for an expansion of the Company's operations. Initially, the Company will not maintain offices separate from those of the Bank or employ any persons other than its officers, who will not be separately compensated for such service.

                             BUSINESS OF THE BANK

General

     The Mutual Bank was organized in 1915 as Middlesboro Savings and Building Association. In 1937, the institution became federally chartered and changed its name to Middlesboro Federal Savings and Loan Association, and in 1991, assumed its current name. In 1994, the Bank reorganized as a subsidiary of the Mutual Holding Company issuing 330,000 shares to the Mutual Holding Company and 180,000 shares to the Public Stockholders. The Bank operates through two offices located in Middlesboro and Cumberland, Kentucky.

     The Bank derives its income principally from interest earned on loans and, to a lesser extent, investment securities and interest-bearing deposits with other banks. The Bank's principal expenses are interest expense on deposits and noninterest expenses such as salary and employee benefits, deposit insurance premiums and other expenses such as occupancy and data processing. Funds for these activities are provided primarily by deposits, repayments of outstanding loans, maturing investments and operating revenues.

Market Area

     The Bank considers its primary market area for its lending and deposit services to be Bell and Harlan Counties in southeastern Kentucky where its branches are located and the nearby counties of Clairborne, Knox and Union in upper east Tennessee and western Lee County in Virginia. The Bank's immediate market areas of Bell and Harlan Counties in Kentucky and Clairborne County in Tennessee are predominately rural and lightly populated. Bell and Harlan Counties were severely impacted by the decline of the coal-mining industry in the 1980s which was formerly the area's largest employer. According to 1990 Census figures, 35.9% and 32.3% of the households in Bell and Harlan Counties, respectively, were below the federal poverty line. Between 1980 and 1990, the population of Bell County declined by 8.2% and the population of Harlan County declined by 12.7%. The median household income in Bell County was estimated to be $14,819 in 1996 ranking the county 110th in Kentucky in terms of household income. Harlan County, with a median household income of $16,137, was ranked 102nd. The 1994 unemployment rate for Bell County was 7.9%. In terms of employment, the largest industry in Bell County is currently health services. The largest single employer in Bell County is a pork-processing plant. Coal mining remains the largest employer in Harlan County. Knox and Union Counties in Tennessee have more diversified economies and higher income levels than the Bank's immediate market area, reflecting those counties' proximity to Knoxville, the nearest population center.

Lending Activities

     General. The Bank's primary lending activity is the origination of conventional mortgage loans for the purpose of constructing, purchasing or refinancing owner-occupied, one- to four-family residential properties in its primary market area. At September 30, 1996, one- to four-family mortgage loans comprised $43.7 million, or 60.29%, of the Bank's gross loan portfolio. To a lesser extent, the Bank originates construction loans, multi-family residential and commercial real estate loans and has purchased whole loans and loan participations to supplement its originations. The Bank also originates secured and unsecured commercial and consumer loans.

     During recent years, the Bank has expanded the loan portfolio by emphasizing originations in its primary market areas of Bell and Harlan Counties, Kentucky and Claiborne, Knox and Union counties in Tennessee. Management has also sought to diversify the loan portfolio through increased origination of commercial mortgages and commercial loans. A significant portion of the Bank's loan growth in recent years has involved loans secured by properties in Knox County, Tennessee. Middlesboro Federal estimates that at September 30, 1996 its portfolio included approximately $12.0 million in loans secured by properties in Knox County. Approximately $10.8 million of such loans were one- to four-family mortgages. Reflecting its prior strategy of supplementing local originations with loan purchases from other parts of Kentucky, the Bank's loan portfolio at September 30, 1996 also included approximately $8.6 million in purchased mortgages secured by properties in Central Kentucky in the Lexington area. As of the date of this Prospectus, the Bank is attempting to sell these loans. See " -- Loan Originations, Purchases and Sales."

     Set forth below is selected data relating to the composition of the Bank's loan portfolio by type of loan at the dates indicated.

                                                                   At June 30,
                                   At September 30,     --------------------------------
                                         1996                1996              1995
                                   ----------------     --------------    ---------------
                                   Amount        %      Amount      %     Amount       %
                                   ------       ---     ------     ---    ------      ---
                                                    (Dollars in thousands)
Mortgage loans:
   One- to four-family........     $43,711     60.29%  $38,937    62.14%  $32,778    70.17%
   Multi-family                      1,866      2.57     1,877     3.00        --       --
   Commercial.................      11,359     15.67     9,307    14.85     5,753    12.32
Construction:
  One- to four-family.........       3,042      4.20     2,964     4.73     1,725     3.69
  Multi-family and commercial        1,176      1.62       146     0.23        --       --
Commercial....................       4,497      6.20     3,432     5.48       888     1.90
Consumer loans:
   Savings account............       1,833      2.53     1,746     2.79     1,585     3.39
   Automobile.................       2,342      3.23     2,165     3.46     1,737     3.72
   Credit card................         507      0.70       448     0.72        74     0.16
   Other......................       2,169      2.99     1,634     2.60     2,172     4.65
                                   -------   -------   -------   ------    ------   ------
        Total loans...........      72,502    100.00%   62,656   100.00%   46,712   100.00%
                                   =======   =======   =======   ======    ======   ======

Less:
   Loans in process...........      (2,412)             (1,949)              (760)
   Discounts..................        (524)               (596)              (940)
   Allowance for loan losses          (195)               (180)              (148)
                                   -------             -------            -------
      Total...................     $69,371             $59,931            $44,864
                                   =======             =======            =======

     Loan Maturity Schedule. The following table sets forth certain information at June 30, 1996 regarding the dollar amount of loans maturing in the Bank's portfolio based on their contractual terms to maturity, including scheduled repayments of principal. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less. The table does not include any estimate of prepayments which significantly shorten the average life of all mortgage loans and may cause the Bank's repayment experience to differ from that shown below.


                                                               Due after      Due after       Due after
                                                               3 through      5 through       10 through    Due after 15
                                 Due during the year ending  5 years after  10 years after  15 years after  years after
                                          June 30,             June 30,        June 30,        June 30,       June 30,
                                 --------------------------  -------------  --------------  --------------  ------------
                                  1997      1998      1999       1996            1996            1996           1996       Total
                                 -------  ---------  ------  -------------  --------------  --------------  ------------  -------
                                                                          (In thousands)

Real estate mortgage loans:....
   One- to four-family.........   $  297      $ 124  $  176         $  314          $2,714          $6,966       $28,346  $38,937
   Multi-family................       14          6       9             15             131             336         1,366    1,877
   Commercial..................       71         30      42             75             649           1,665         6,775    9,307
Construction:
  One- to four-family..........    2,964         --      --             --              --              --            --    2,964
  Multi-family and commercial..      146         --      --             --              --              --            --      146
Commercial.....................      717        308     607          1,391             409              --            --    3,432
Consumer loans:
   Savings account.............    1,746         --      --             --              --              --            --    1,746
   Automobile..................      866        195     383            721              --              --            --    2,165
   Credit card.................      448         --      --             --              --              --            --      448
   Other.......................      341        147     288            663             195              --            --    1,634
                                  ------      -----  ------         ------          ------          ------       -------  -------
     Total.....................   $7,610      $ 810  $1,505         $3,179          $4,098          $8,967       $36,487  $62,656
                                  ======      =====  ======         ======          ======          ======       =======  =======

     The next table sets forth at June 30, 1996 the dollar amount of all loans due one year or more after June 30, 1996 which have predetermined interest rates and have floating or adjustable interest rates.

                                Predetermined    Floating or
                                    Rate       Adjustable Rates
                                -------------  ----------------
                                         (In thousands)

Real estate mortgage loans:...
  One- to four-family.........        $ 7,766           $30,874
  Multi-family................            374             1,489
  Commercial..................          1,856             7,380
Construction:
 One- to four-family..........             --                --
 Multi-family and commercial..             --                --
Commercial....................          1,946               769
Consumer loans:
  Savings account.............             --                --
  Automobiles.................          1,299                --
  Credit card.................             --                --
  Other.......................          1,293                --
                                     --------          --------
   Total......................       $ 14,534          $ 40,512
                                     ========          ========

     Scheduled contractual principal repayments of loans do not necessarily reflect the actual life of such assets. The average life of long-term loans is substantially less than their contractual terms due to prepayments. In addition, due-on-sale clauses in mortgage loans generally give the Bank the right to declare a conventional loan due and payable in the event, among other things, that a borrower sells the real property subject to the mortgage and the loan is not repaid. The average life of mortgage loans tends to increase when current mortgage loan market rates are substantially higher than rates on existing mortgage loans and tends to decrease when current mortgage loan market rates are substantially lower than rates on existing mortgage loans.

     One-to Four-Family Real Estate Loans. The Bank's primary lending activity consists of the origination of loans secured by owner-occupied, one- to four-family residential properties located in its primary market area. At September 30, 1996, $43.7 million, or 60.29%, of the Bank's loan portfolio consisted of loans secured by one- to four-family residential properties, of which $33.9 million or 77.4% carried adjustable interest rates. The Bank estimates that the average size of the residential mortgages that it currently originates is $85,000.

     The Bank originates both fixed-rate mortgage loans and adjustable-rate mortgage loans ("ARMs"). Fixed-rate mortgage loans are originated for terms of up to 15 or 20 years. ARMs are originated for terms of up to 30 years. The Bank's one and three-year ARMs have interest rates that adjust every one and three years, respectively, with a maximum adjustment of two percentage points for any adjustment period and up to six percentage points over the life of the loan. These loans are indexed to the weekly average rate on the one-year and three-year U.S. Treasury securities, respectively, adjusted to a constant maturity. The current margin is three percentage points. All loans originated by the Bank are retained in the Bank's loan portfolio. At June 30, 1996, 41.77% of the Bank's loans had remaining terms to maturity of 15 years or less.

     The Bank's lending policies generally limit the maximum loan-to-value ratio on mortgage loans to a maximum of 89% of the lesser of the appraised value of the underlying property or its purchase price. For loans where the loan-to-value ratio exceeds 80%, the Bank charges an additional amount equal to the incremental cost of private mortgage insurance. Such additional amounts are added to the Bank's loan loss reserve. Originated loans in the Bank's portfolio include due-on-sale clauses which provide the Bank with the contractual right to deem the loan immediately due and payable in the event that the borrower transfers ownership of the property without the Bank's consent.

     The retention of ARMs in portfolio helps reduce the Bank's exposure to increases in interest rates. There are, however, unquantifiable credit risks resulting from potential increased costs to the borrower as a result of upward repricing of ARMs. It is possible that during periods of rising interest rates, the risk of default on ARMs may increase due to the upward adjustment of interest costs to the borrower. The Bank does not originate ARM loans which provide for negative amortization. Although ARMs allow the Bank to increase the sensitivity of its asset base to changes in interest rates, the extent of this interest sensitivity is limited by the periodic and lifetime interest rate ceilings contained in ARM contracts. In addition, since ARM interest rates can be adjusted no more frequently than annually, the yield on the Bank's ARM portfolio does not adjust as rapidly as market interest rates. Accordingly, there can be no assurance that yields on the Bank's ARMs will adjust sufficiently to compensate for increases in its cost of funds.

     Second Mortgages and Home Equity Lines of Credit. The Bank also originates second mortgage loans and home equity lines of credit exclusively for its
existing one-to four-family first mortgage customers.   At September 30, 1996
$343,000 or 0.49% of the Bank's loan portfolio consisted of second mortgage loans and home equity lines of credit. Second mortgage loans are generally underwritten on a fixed-rate basis with terms of up to 15 years and are fully amortizing over the term of the loan. Second mortgages and home equity lines of credit are generally subject to an 80% combined loan-to-value limitation, including all other outstanding mortgages or liens. Generally, the minimum loan amount for a second mortgage is $5,000. Home equity lines of credit permit borrowers to borrow up to a pre-established limit during the five year term of the line of credit. Payments of interest only are required during the term with a balloon payment of all outstanding principal due at maturity. Home equity lines of credit are underwritten on a variable-rate basis indexed to the prime rate plus an increment.

     Commercial and Multi-Family Residential Real Estate Loans. At September 30, 1996, loans secured by commercial real estate and multi-family residential real estate properties totaled $11.4 million and $1.9 million, respectively, and represented 15.67% and 2.57%, respectively of the Bank's loan portfolio. Commercial real estate loans are secured by churches, motels, office buildings, retail stores, small shopping centers and other non-residential property. At September 30, 1996, the Bank's largest outstanding commercial real estate loan was a $624,000 loan secured by a grocery store in Hazard, Kentucky. The Bank's multi-family residential real estate loans are secured by residential property with up to 24 units. Substantially all of the Bank's commercial and multi-family residential and commercial real estate loans are secured by property located within the Bank's market area and were current and performing at September 30, 1996.

     Commercial and multi-family residential real estate loans generally have terms of up to 15 years and are underwritten on either a fixed or adjustable-rate basis. Commercial and multi-family real estate loans are fully amortizing over the term of the loan. Adjustable-rate commercial and multi-family mortgages are indexed to the prime rate and adjust on a monthly or annually basis. Loan-to-value ratios may not exceed 75% of the appraised value of the underlying property. Commercial real estate loans which are secured by raw land are limited to a maximum loan-to-value ratio of 65%. It is the Bank's policy to obtain personal guarantees from all principals obtaining commercial and multi-family real estate loans. In assessing the value of such guarantees, the Bank reviews the individuals' personal financial statements, credit reports, tax returns and other financial information. Generally, the Bank also obtains a security interest in any related personal property and a standby assignment of rents and leases.

     Multi-family and commercial real estate lending entails significant additional risks compared to residential property lending. These loans typically involve large loan balances to single borrowers or groups of related borrowers. The payment experience on such loans typically is dependent on the successful operation of the real estate project. These risks can be significantly affected by supply and demand conditions in the market for office and retail space, and, as such, may be subject to a greater extent to adverse conditions in the economy generally. To minimize these risks, the Bank generally limits this type of lending to its market area and to borrowers with which it has substantial experience or who are otherwise well known to management.

     With certain limited exceptions, the maximum amount that the Bank may lend to any borrower (including certain related entities of the borrower) at any one time may not exceed 15% of the unimpaired capital and surplus of the institution, plus an additional 10% of unimpaired capital and surplus for loans fully secured by readily marketable collateral. At September 30, 1996, the maximum amount that the Bank could have loaned to any one borrower without prior OTS approval was $730,000. Pursuant to OTS regulations, an institution may make loans in excess of its lending limit up to an amount not to exceed the lesser of $30.0 million or 30% of its unimpaired capital and surplus to finance the development of residential housing units provided certain requirements are satisfied. At September 30, 1996, the largest aggregate amount of loans that the Bank had outstanding to any one borrower and their related interests was $1.2 million and consisted of nine loans including loans to finance the
development of residential housing units.   The largest single loan outstanding
was a $624,000 loan secured by a grocery store discussed above.

     Construction Loans. The Bank offers construction financing to qualified borrowers for construction primarily of single-family residential properties and to qualified developers for construction of small residential developments. The Bank also provides construction financing for multi-family and commercial properties. Construction loans are limited to a maximum loan-to-value ratio of 75% of the appraised value of the property on an "as-completed" basis. The current policy of the Bank is to charge interest rates on its residential construction loans that convert to a permanent loan at the Bank at the same rate as its permanent loans. Loans to finance the construction of residential property on a speculative basis and loans to finance the construction of commercial properties are offered on a variable-rate basis only, with the rate indexed to the prime rate plus a negotiated increment. The Bank is currently not originating any new construction loans to finance the construction of speculative properties and is limiting the origination of new construction loans to borrowers with whom the Bank has had substantial prior experience due to the significant time and other requirements associated with originating and monitoring construction loans.

     Loan proceeds are disbursed during the construction phase (a maximum of 180 days) according to a draw schedule based on the stage of completion. Construction loans are underwritten on the basis of the estimated value of the property as completed and loan-to-value ratios must conform to the requirements for the permanent loan. At September 30, 1996, $3.0 million, or 4.20% of the Bank's gross loan portfolio consisted of construction loans to fund the construction of one- to four-family properties. The Bank had an additional $1.2 million, or 1.62% of the Bank's gross loan portfolio, in loans to finance the construction of commercial and multi-family properties at September 30, 1996. Approximately half of all construction loans originated by the Bank convert into permanent loans upon completion of the construction phase.

     Construction financing generally is considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate.
Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at completion of construction or development and the estimated cost (including interest) of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction cost proves to be inaccurate, the Bank may be required to advance funds beyond the amount originally committed to permit completion of the development. If the estimate of the value proves to be inaccurate, the Bank may be confronted, at or prior to the maturity of the loan, with a project having a value which is insufficient to assure full repayment. The ability of a developer to sell developed lots or completed dwelling units will depend on, among other things, demand, pricing, availability of comparable properties and economic conditions. The Bank has sought to minimize this risk by limiting construction lending to qualified borrowers in the Bank's market area, limiting the aggregate amount of outstanding construction loans and imposing a stricter loan-to-value ratio requirement than required for one- to four-family mortgage loans.

     Commercial Loans. At September 30, 1996, the Bank had $4.5 million in commercial business loans which represented 6.20% of the Bank's gross loan portfolio. Under recent amendments to the Home Owners' Loan Act, the Bank is permitted to invest up to 20% of its assets in commercial loans. The Bank's commercial business lending activities are directed towards small businesses located in its market area. Generally, the Bank's commercial business loans are secured by assets such as inventory, equipment or other assets and are guaranteed by the principals of the business. On a very limited basis, the Bank has engaged in dealer floor-plan lending with a limited number of dealerships with which the Bank has had substantial experience. Commercial business loans usually carry a floating rate set at an increment over the prime rate and generally are underwritten for a maximum of 15 years. Such loans are structured as term loans.

     The Bank underwrites its commercial business loans on the basis of the borrower's cash flow and ability to service the debt from earnings rather than on the basis of the underlying collateral value, and seeks to structure such loans to have more than one source of repayment. The borrower is required to provide the Bank with sufficient information to allow the Bank to make its lending determination. In most instances, this information consists of at least three years of financial statements, a statement of projected cash flows, current financial information on any guarantor and any additional information on the collateral.

     Consumer Loans. The Bank's consumer loans consist primarily of loans secured by deposit accounts, automobile loans, unsecured personal loans and credit cards, which represented 2.53%, 3.23%, 2.99% and 0.70% of its total loan portfolio, respectively, at September 30, 1996. The Bank also makes boat loans and home improvement loans pursuant to its consumer lending authority. The Bank has recently emphasized consumer lending because of the higher yields on such loans.

     The Bank makes deposit account loans up to 80% of the depositor's account balance. The interest rate is normally 2.0% above the rate paid on the account and the account must be pledged as collateral to secure the loan. Savings account loans are secured by demand notes and interest is due on a semi-annually basis. The Bank's automobile loans are generally underwritten in amount of up to 100% of the lesser of the purchase price of the automobile or the loan value as published by the National Automobile Dealers Association. The terms of such loans do not exceed 60 months and vary depending on the age of the vehicle securing the loan. The Bank requires the borrower to insure the automobile under a policy listing the Bank as loss payee. Boat loans are made up to a maximum of $60,000. The maximum term of a boat loan is 60 months and will vary depending on the age of the collateral. The Bank also makes unsecured personal loans of up to $25,000. The terms of such loans do not exceed 60 months. Beginning in November 1995, the Bank began to offer VISA (R), MasterCard (R) and VISA Gold (R) cards to qualified customers. Processing of the Bank's credit cards is done by an unaffiliated third party which receives a fee for such services. Equipment loans are made in amounts of up to 100% of the purchase price and have a maximum term of 60 months depending on the age of the equipment.

     The Bank has recently increased its consumer lending by hiring an experienced consumer loan officer. The Bank intends to continue the origination of consumer loans, although the Bank does not anticipate that it will continue to maintain the percentage growth rates it achieved during fiscal year 1996 and the first quarter of fiscal year 1997. Consumer loans entail greater risk than do residential mortgage loans, particularly in the case of consumer loans which are unsecured or secured by rapidly depreciable assets such as automobiles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. The remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans. Such loans may also give rise to claims and defenses by a consumer loan borrower against an assignee of such loans such as the Bank, and a borrower may be able to assert against such assignee claims and defenses which it has against the seller of the underlying collateral.

     Loan Solicitation and Processing. The Bank's mortgage loans have generally been originated by its loan officers, branch managers and senior management officials. Loan originations are obtained from a number of sources, including existing and past customers, members of the local community, and referrals from attorneys, established builders and realtors within the Bank's market area. In addition, the Bank purchases participations in loans originated by other lenders and has purchased whole loans from an unaffiliated mortgage banking firm. Upon receipt of a loan application from a prospective borrower, the Bank reviews the information provided and makes an initial determination as to whether certain basic underwriting standards regarding the type of property, debt-to-income ratios and other credit concerns are satisfied. A credit report and employment and other verifications are obtained to verify certain specific information relating to the loan applicant's employment, income and credit standing. For real estate loans, an appraisal of the property intended to secure the loan is undertaken by an independent appraiser approved by the Bank. It is the Bank's policy to obtain appropriate insurance protection on all real estate first mortgage loans and to obtain a lawyer's opinion of title which insures that the property is free of prior encumbrances. The borrower must also obtain paid flood insurance when the property is located in a flood plain as designated by the Department of Housing and Urban Development. It is the Bank's policy to record a lien on the real estate securing the loan. Borrowers generally are required to advance funds for certain items such as real estate taxes, flood insurance and private mortgage insurance, when applicable.

     Secured loans in amounts of up to $125,000 may be approved by individual loan officers. Secured loans between $125,000 and $250,000 and all unsecured loans must be approved by a loan committee which consists of at least three persons, either officers or directors. The loan committee meets weekly to review and approve loans. All loans in excess of $250,000 must be approved by the Board of Directors.

     Loan applicants are promptly notified in writing of the Bank's decision.
If the loan is approved, the notification will provide that the Bank's commitment will generally terminate within 30 days of the approval. It has been the Bank's experience that substantially all approved loans are funded.

     Loan Originations, Purchases and Sales. Most loans originated by the Bank are intended to be held in the Bank's portfolio until maturity. The Bank is not a qualified seller/servicer for the Federal National Mortgage Association ("FNMA") or the Federal Home Loan Mortgage Corporation ("FHLMC") and generally does not sell loans in the secondary market. Although the Bank uses FNMA/FHLMC documentation for its residential mortgages, the loans in its portfolio would generally not qualify for sale to FNMA or FHLMC under standard programs because of the absence of title insurance and surveys. The Bank, however, has purchased whole loans and participations in loans originated by other lenders which meet FNMA/FHLMC criteria.

     In prior years, the Bank regularly purchased loans to supplement lending opportunities in its immediate market area. Such loan purchases generally involved residential mortgages originated by a mortgage broker located in Lexington, Kentucky. Loan purchases have decreased in recent years due to the increased emphasis on loan originations in its primary market area. At September 30, 1996, the Bank's loan portfolio included approximately $8.6 million in purchased mortgages secured by residential properties in the Lexington area. All of such loans are serviced by the originating broker. As of the date of this Prospectus, the Bank is in the process of attempting to sell these loans although no agreement for sale has been executed. The Bank intends to use the proceeds therefrom to pay down its FHLB advances.

     Generally, the purchase of participations and whole loans involves the same risks as would the origination of the same types of loans as well as the additional risks related to the Bank's lower level of control over the origination and subsequent administration of the loans. The Bank has sought to minimize such risks by employing more stringent underwriting standards in its underwriting of purchased loans than required by its loan policy for loans originated by the Bank. The Bank has never had to charge off any of its purchased loans. At September 30, 1996, all of the Bank's purchased loans were performing in accordance with their terms.

     Set forth below is a table showing the Bank's loan origination, purchase and sales activity for the periods indicated.

                                               Three Months Ended
                                                  September 30,              Year Ended June 30,
                                             -----------------------       ------------------------
                                               1996           1995           1996            1995
                                             --------       --------       --------        --------
                                                            (In thousands)
Loans originated:
Real estate mortgage loans:
   One- to four-family................       $    5,429     $   2,591      $   13,562      $   12,626
   Multi-family.......................               --            --             339              --
   Commercial.........................            2,467           901           3,524           3,794
Construction..........................            2,494         1,340           4,885           1,689
Commercial............................            1,065           103           2,186           2,590
Consumer loans........................            2,919           995           8,331             864
Other.................................               --            --              --           1,730
                                             ----------     ---------      ----------      ----------
       Total loans originated.........       $   14,374     $   6,290      $   32,827      $   23,293
                                             ==========     =========      ==========      ==========

Loans purchased:
   Real estate loans:
      Single-family residential.......       $      190     $      --      $      202      $       --
                                             ----------     ---------      ----------      ----------
       Total loans purchased..........       $      190     $      --      $      202      $       --
                                             ==========     =========      ==========      ==========


     Nonperforming Loans and Other Problem Assets. The Bank continuously monitors its loan portfolio to detect signs of deterioration in credit quality and to address potential and actual delinquencies. When a borrower fails to make a payment on a loan, the Bank takes immediate steps to have the delinquency cured and the loan restored to current status. When a loan is 10 days past due, the borrower receives a written notification; a late charge is imposed on the 16th day of delinquency. If payment is not promptly received, the borrower is contacted again both by telephone and in writing, and efforts are made to formulate an affirmative plan to cure the delinquency. Loans that are 60 days delinquent are generally referred to an attorney who contacts the borrower. Loans generally are placed on nonaccrual status when they become 90 days past due unless they are well secured and in the process of collection. Interest accrued and unpaid at the time a loan was placed on nonaccrual status is charged against interest income. The Bank will physically inspect all properties securing nonaccrual loans. Subsequent payments would either be applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan based on a number of factors, including the type of loan, the creditworthiness of the borrower, the quality of the security and prevailing market conditions. Generally, if the loan continues in a delinquent status for 90 days or more, the Bank may initiate legal proceedings. Consumer loans are charged off and referred to a collection agency after they are delinquent 120 days.

     Real estate acquired by the Bank as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned until such time as it is sold. When such property is acquired it is recorded at its fair market value less costs to sell. Any write-down of the property is charged directly to the loan loss reserve.

     The following table sets forth information with respect to the Bank's nonperforming assets at the dates indicated. At the dates shown, the Bank had no restructured loans within the meaning of SFAS No. 15.

                                                        At
                                                  September 30,       At June 30,
                                                                  -------------------
                                                       1996        1996         1995
                                                  --------------  ------       ------
                                                      (Dollars in thousands)
Loans accounted for on a nonaccrual basis: (1)
  Real estate mortgage loans:
     Residential................................      $ 433       $ 176        $ 132
     Nonresidential.............................         --         173           --
  Construction..................................         --          --           --
  Commercial....................................         --          --           --
  Consumer......................................         --          --            3
                                                      -----       -----        -----
        Total...................................      $ 433       $ 349        $ 135
                                                      =====       =====        =====

Accruing loans which are contractually
   past due 90 days or more:
  Real estate mortgage loans:
     Residential................................      $  --       $  --        $  --
     Nonresidential.............................         --          --           --
  Construction..................................         --          --           --
  Commercial....................................         --          --           --
  Consumer......................................         17          24          115
                                                      -----       -----        -----
        Total...................................      $  17       $  24        $ 115
                                                      =====       =====        =====

        Total nonperforming loans...............      $ 450       $ 373        $ 250
                                                      =====       =====        =====
Percentage of total loans.......................       0.65%       0.62%        0.57%
                                                      =====       =====        =====
Other nonperforming assets......................      $  --       $  --        $  --
                                                      =====       =====        =====

-------------------
(1) Nonaccrual status denotes loans on which, in the opinion of management, the collection of additional interest is unlikely. Payments received on a nonaccrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on management's assessment of the collectibility of the loan.

     During the three months ended September 30, 1996 and the year ended June 30, 1996, gross interest income of $7,978 and $5,802, respectively, would have been recorded on loans accounted for on a nonaccrual basis if the loans had been current throughout the respective periods. Interest on such loans included in income during such respective periods amounted to $0 and $17,407, respectively.

     At September 30, 1996, there were no loans which are not currently classified as non-accrual, 90 days past due or restructured but where known information about possible credit problems of borrowers causes management to have serious concerns as to the ability of the borrowers to comply with present loan repayment terms and may result in disclosure as nonaccrual, 90 days past due or restructured.

     Asset Classification and Allowance for Loan Losses. Federal regulations require savings associations to review their assets on a regular basis and to classify them as "substandard," "doubtful" or "loss" if warranted. Assets classified as substandard or doubtful require the institution to establish general allowances for loan losses. If an asset or portion thereof is classified as loss, the insured institution must either establish specific loss allowances in the amount of 100% of the portion of the asset classified as loss or charge off such amount. An asset which does not currently warrant classification but which possesses weaknesses or deficiencies deserving close attention is required to be designated as "special mention." Currently, general loss allowances established to cover possible losses related to assets classified substandard or doubtful may be included in determining an institution's regulatory capital, while specific valuation allowances for loan losses do not qualify as regulatory capital. See "Regulation -- Regulation of the Bank -- Regulatory Capital Requirements." OTS examiners may disagree with the insured institution's classifications and amounts reserved. If an institution does not agree with an examiner's classification of an asset, it may appeal this determination to the OTS. Management of the Bank reviews assets on a quarterly basis, and at the end of each quarter, prepares an asset classification listing in conformity with the OTS regulations, which is reviewed by the Board of Directors. At September 30, 1996, the Bank had $408,000 in assets classified as substandard. Substandard loans consisted of seven single-family mortgage loans, the largest of which had a balance of $155,000 at September 30, 1996 and seven consumer loans with an aggregate balance of $19,000.

     The following table sets forth an analysis of activity in the Bank's allowance for loan losses for the periods indicated.

                                          Three Months Ended
                                             September 30,       Year Ended June 30,
                                          ---------------      ---------------------
                                           1996     1995         1996        1995
                                          -------  ------      --------    ---------
                                                  (Dollars in thousands)

Balance at beginning of period..........   $ 180   $ 148       $ 148      $ 131
                                           -----   -----       -----      -----

Loans charged off:
  Real estate mortgage loans:
     Residential........................      --      --          --         --
     Commercial.........................      --      --          --         --
  Construction..........................      --      --          --         --
  Commercial............................      --      --          --         --
  Consumer..............................      17      28          36          4
                                           -----   -----       -----      -----
  Total charge-offs.....................      17      28          36          4
                                           -----   -----       -----      -----

Recoveries:
  Real estate mortgage loans:
     Residential........................      --      --           6         --
     Commercial.........................      --      --          --         --
  Construction..........................      --      --          --         --
  Commercial............................      --      --          --         --
  Consumer..............................       2      14           4          3
                                           -----   -----       -----      -----
  Total recoveries......................       2      14          10          3
                                           -----   -----       -----      -----

Net loans charged off...................      15      14          26          1
                                           -----   -----       -----      -----

Provision for loan losses...............      30       3          58         18
                                           -----   -----       -----      -----
Balance at end of period................   $ 195   $ 137       $ 180      $ 148
                                           =====   =====       =====      =====

Ratio of net charge-offs to average
   loans outstanding during the period..    0.09%   0.11%       0.04%        --%
                                           =====   =====       =====      =====


     In originating loans, the Bank recognizes that credit losses will occur and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan, general economic conditions and, in the case of a secured loan, the quality of the security for the loan. It is management's policy to maintain a general allowance for loan losses based on, among other things, regular reviews of delinquencies and loan portfolio quality, character and size, the Bank's and the industry's historical and projected loss experience and current and forecasted economic conditions. The Bank increases its allowance for loan losses by charging provisions for possible losses against the Bank's income. Federal examiners may disagree with the savings institution as to the appropriate level of the institution's allowance for loan losses.

     General allowances are made pursuant to management's assessment of risk in the Bank's loan portfolio as a whole. Specific allowances are provided for individual loans when ultimate collection is considered questionable by management after reviewing the current status of loans which are contractually past due and considering the net realizable value of the security for the loan. Management also reviews individual loans for which full collectibility may not be reasonably assured and evaluates among other things the net realizable value of the underlying collateral. Management continues to actively monitor the Bank's asset quality and to charge off loans against the allowance for loan losses when appropriate or provide specific loan losses when necessary. As of September 30, 1996, the Bank's allowance for loan losses did not include any specific loss reserves. Although management believes it uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ substantially from the economic conditions in the assumptions used in making the initial determinations.

     The following table allocates the Bank's allowance for loan losses by loan category at the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.


                                                                                       At June 30,
                                                               ----------------------------------------------
                                       At September 30, 1996            1996                        1995
                                       ----------------------  ----------------------  ----------------------
                                                 Percent of              Percent of              Percent of
                                               Loans in Each           Loans in Each           Loans in Each
                                                Category to             Category to             Category to
                                       Amount   Total Loans    Amount   Total Loans    Amount   Total Loans
                                       ------  --------------  ------  --------------  ------  --------------
                                                               (Dollars in thousands)

Real estate mortgage loans...........    $137          90.55%    $125          90.43%    $127          88.08%
Commercial loans.....................      --             --       --             --       --             --
Consumer loans.......................      58           9.45       55           9.57       53          11.92
                                         ----         ------   ------  -------------   ------  -------------
    Total allowance for loan losses..    $195         100.00%    $180         100.00%    $180         100.00%
                                         ====         ======   ======  =============   ======  =============


Mortgage-Backed Securities

     The Bank maintains a significant portfolio of mortgage-backed securities in the form of Government National Mortgage Association ("GNMA") and FNMA participation or pass-through certificates. GNMA certificates are guaranteed as to principal and interest by the full faith and credit of the United States, while FNMA certificates are guaranteed by that agency only. Mortgage-backed securities generally entitle the Bank to receive a pro rata portion of the cash flows from an identified pool of mortgages. Although mortgage-backed securities generally yield less than the loans for which they are exchanged, they present substantially lower credit risk and are more liquid than the individual mortgage loans and may be used to collateralize obligations of the Bank. Because the Bank receives regular payments of principal and interest from its mortgage-backed securities, these investments provide more consistent cash flows than investments in other debt securities which generally only pay principal at maturity. Mortgage-backed securities also help the Bank meet certain definitional tests for favorable treatment under federal banking laws. See "Regulation -- Regulation of the Bank -- Qualified Thrift Lender Test."

     Mortgage-backed securities typically are issued with stated principal amounts and the securities are backed by pools of mortgages that have loans with interest rates within a range and have similar maturities. The underlying pool of mortgages can be composed of either fixed-rate or ARM loans. As a result, the interest rate risk characteristics of the underlying pool of mortgages, i.e., fixed-rate or adjustable-rate, as well as prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security is equal to the life of the underlying mortgages.

     Mortgage-backed securities, however, expose the Bank to certain unique risks. In a declining rate environment, accelerated prepayments of loans underlying these securities expose the Bank to the risk that it will be unable to obtain comparable yields upon reinvestment of the proceeds. In the event the mortgage-backed security has been funded with an interest-bearing liability with a maturity comparable to the original estimated life of the mortgage-backed security, the Bank's interest rate spread could be adversely affected. Conversely, in a rising interest rate environment, the Bank may experience a lower than estimated rate of repayment on the underlying mortgages, effectively extending the estimated life of the mortgage-backed security and exposing the Bank to the risk that it may be required to fund the asset with a liability bearing a higher rate of interest.

     The following table sets forth the composition of the Bank's mortgage-backed securities portfolio at the dates indicated. At September 30 and June 30, 1996, all of the Bank's mortgage-backed securities were designated as available-for-sale and carried on the Bank's books at their fair market value. At June 30, 1995, the Bank's mortgage-backed securities were classified as held-to-maturity and carried at historical cost.

            At September 30,                At June 30,
            -----------------  -------------------------------------
                  1996               1996                1995
            -----------------  -----------------  ------------------
            Amount   Percent   Amount   Percent    Amount   Percent
            -------  --------  -------  --------  --------  --------
                             (Dollars in thousands)

    GNMA..   $1,531    20.00%   $1,572    20.21%   $ 7,254    61.24%
    FNMA..    6,124    80.00     6,207    79.79      4,592    38.76
             ------   ------    ------   ------    -------   ------
             $7,655   100.00%   $7,779   100.00%   $11,846   100.00%
             ======   ======    ======   ======    =======   ======

     The following table sets forth the scheduled maturities, amortized cost, market values and weighted average yields for the Bank's mortgage-backed securities at September 30, 1996. Expected maturities will differ from contractual maturities due to scheduled repayments and because borrowers may have the right to call or prepay obligations with or without prepayment penalties. The following table does not take into consideration the effects of scheduled repayments on the effects of possible prepayments.

                                      At September 30, 1996
        ---------------------------------------------------------------------------------
         One to Five Years    Greater than Five Years                Total
        --------------------  ------------------------  ---------------------------------
                   Weighted                 Weighted               Approximate  Weighted
        Amortized   Average    Amortized     Average    Amortized    Market      Average
          Cost       Yield       Cost         Yield       Cost        Value       Yield
        ---------  ---------  -----------  -----------  ---------  -----------  ---------
                                     (Dollars in thousands)

GNMA..     $   --       -- %       $1,546        6.21%     $1,546       $1,531      6.21%
FNMA..      2,288      5.67         4,069        6.10       6,357        6,124      5.89
        ---------                  ------               ---------  -----------
           $2,288                  $5,615                  $7,903       $7,655
        =========                  ======               =========  ===========


Investment Activities

     The Bank is permitted under federal law to make certain investments, including investments in securities issued by various federal agencies and state and municipal governments, deposits at the FHLB of Cincinnati, certificates of deposit in federally insured institutions, certain bankers' acceptances, federal funds and mutual funds which only invest in securities that are permissible investments for the Bank. The Bank may also invest, subject to certain limitations, in commercial paper having one of the two highest investment ratings of a nationally recognized credit rating agency, and certain other types of corporate debt securities and mutual funds.

     The Bank invests in investment securities in order to diversify its assets, manage cash flow, obtain yield and maintain the minimum levels of liquid assets required by regulatory authorities. Such investments generally include purchases of U.S. government and agency securities, mutual funds and deposits at other financial institutions. Investment decisions are generally made by the President in accordance with a formal investment policy adopted by the Board of Directors. The Board of Directors ratifies all investment purchases.

     Federal regulations require the Bank to maintain an investment in FHLB stock and a minimum amount of liquid assets which may be invested in cash and specified securities. From time to time, the OTS adjusts the percentage of liquid assets which savings and loan associations are required to maintain. See "Regulation -- Regulation of the Bank -- Liquidity Requirements."

     The general objectives of the Bank's investment policy are to: (i) provide and maintain liquidity; (ii) make a strong and stable contribution to earnings without incurring undue interest rate and credit risk; and (iii) complement the Bank's lending activities. Currently, the Bank's investment portfolio consists of cash, U.S. government issues, federal agency issues, FHLB stock, mortgage-backed securities and deposits in the FHLB of Cincinnati. The Bank also has an investment in the Franklin U.S. Government Securities Fund. Based on information provided to the Bank by such fund, approximately 97.4% of its assets are invested in GNMA securities, 2.1% in U.S. Treasury Bills and 0.5% in cash. The present yield on such fund is 5.15%.

     The following table sets forth the carrying value of the Bank's investment securities portfolio at the dates indicated.

                                                    At
                                               September 30,   At June 30,
                                                              --------------
                                                   1996        1996    1995
                                               -------------  ------  ------
                                                  (Dollars in thousands)

Securities available for sale:
   U.S. government and agency securities.....         $2,749  $2,795  $  940
   Franklin U.S. Government Securities Fund..            888     885     913
Securities held to maturity:
   U.S. government and agency securities.....             --      --   3,940
   Certificates of deposit...................            190     576   1,626
   Common stock and other....................             63      63      65
                                                      ------  ------  ------
      Total investment securities............          3,890   4,319   7,484

Cash and cash equivalents....................            605     874   1,796
FHLB stock...................................            444     436     407
                                                      ------  ------  ------
      Total investments......................         $4,939  $5,629  $9,687
                                                      ======  ======  ======


     The following table sets forth the scheduled maturities, carrying values, market values and average yields for the Bank's investment portfolio at September 30, 1996.

                                           One Year or Less   One to Five Years   Five to Ten Years     More than Ten Years
                                          ------------------  ------------------  ------------------    -------------------
                                          Carrying  Average   Carrying  Average   Carrying  Average     Carrying  Average
                                           Value     Yield     Value     Yield     Value     Yield       Value     Yield
                                          --------  --------  --------  --------  --------  --------    --------  --------
                                                                         (Dollars in thousands)
Securities available for sale:
   U.S. government and agency
      securities...........               $     --      -- %  $  1,936     4.28%  $     --      -- %    $    813     6.41%
   Franklin U.S. Government
     Securities Fund.......                     --       --        888     7.50         --       --           --       --

Securities held to maturity:
  Certificates of deposit..                    190     5.79         --       --         --       --           --       --
  Common stock and other...                     --       --         63       --         --       --           --       --
                                          --------            --------            --------              --------
      Total................               $    190            $  2,887            $     --              $    813
                                          ========            ========            ========              ========

                                      Total Investment Portfolio
                                      --------------------------
                                      Carrying  Market  Average
                                       Value    Value    Yield
                                      --------  ------  --------
Securities available for sale:
   U.S. government and agency
      securities...........             $2,749  $2,749     5.35%
   Franklin U.S. Government
     Securities Fund.......                888     888     7.50

Securities held to maturity:
  Certificates of deposit..                190     190     5.79
  Common stock and other...                 63      63       --
                                        ------  ------
      Total................             $3,890  $3,890
                                        ======  ======

     For further information regarding the Bank's investment securities, see
Note 3 to Notes to Financial Statements included elsewhere herein.

Deposit Activities and Other Sources of Funds

     General. Deposits are the primary source of the Bank's funds for lending and other investment purposes. In addition to deposits, the Bank derives funds from loan principal repayments and interest payments and maturing investment
securities.   Loan repayments and interest payments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. Borrowings may be used to supplement the Bank's available funds and from time to time the Bank has borrowed funds from the FHLB of Cincinnati.

     Deposits. The Bank attracts deposits from its primary market area of Bell and Harlan Counties, Kentucky, and, to a lesser extent, Clairborne, Union and Knox Counties Tennessee and Lee County, Virginia. A wide variety of deposit accounts are offered, including interest-bearing and non interest-bearing checking accounts, money market accounts, passbook and statement savings accounts, certificates of deposit and various retirement accounts. Account terms vary as to minimum balance requirements, maturity and interest rate.

     The Bank's policies are designed primarily to attract deposits from local residents rather than to solicit deposits from areas outside its primary market. Account terms, including rates, are reviewed on a periodic basis and are compared to the terms offered for similar accounts by the Bank's competitors. Determination of rates and other terms are based upon competitive concerns, the returns on the Bank's various investments and projected liquidity needs.

     Certificates of deposit in amounts of $100,000 or more constituted 11.70% of the Bank's total savings portfolio at September 30, 1996. The majority of these certificates of deposit represent deposits by individuals. The Bank does not actively solicit these accounts from non-deposit customers and does not offer a premium rate for such accounts.

     Savings deposits in the Bank at September 30, 1996 were represented by the various types of savings programs described below.

Interest    Minimum                                          Minimum  Balances in  Percentage of
Rate *        Term                  Category                 Amount    Thousands   Total Savings
----------  --------  -------------------------------------  -------  -----------  --------------

2.75%       None      Passbook accounts                       $   --      $ 8,780          12.21%
2.78%       None      NOW accounts                               100        7,109           9.89
3.04%       None      Money market deposit accounts            2,500          451           0.63
 --  %      None      Noninterest-bearing checking accounts      100        2,069           2.88

                      Certificates of Deposit
                      -------------------------------------

5.06%       12-month  Fixed-term, fixed-rate                   1,000       39,049          54.31
5.32%       2-5 year  Fixed-term, fixed-rate                   1,000       14,448          20.08
                                                                          -------         ------
                                                                          $71,906         100.00%
                                                                          =======         ======

---------------

*  Weighted average rate.

     Time Deposits by Rates. The following table sets forth the time deposits in the Bank classified by nominal rates at the dates indicated.

                                        At            At June 30,
                                   September 30,    --------------
                                       1996          1996    1995
                                   -------------    ------  ------
                                           (In thousands)
   3.01 -  5.00%................     $    --        $ 7,857  $ 4,860
   5.01 -  7.00%................      53,497         42,750   40,707
   7.01 -  9.00%................          --             --      134
                                     -------        -------  -------
                                     $53,497        $50,607  $45,701
                                     =======        =======  =======

     Time Deposit Maturity Schedule. The following table sets forth the amount and maturities of time deposits at September 30, 1996.

                                     Amount Due
                  -------------------------------------------------
                  Less Than                         After
Rate              One Year   1-2 Years  2-3 Years  3 Years   Total
----              ---------  ---------  ---------  -------  -------
                                   (In thousands)
 5.01 -  7.00%..    $39,049    $10,196     $2,413   $1,839  $53,497
                    -------    -------     ------   ------  -------
                    $39,049    $10,196     $2,413   $1,839  $53,497
                    =======    =======     ======   ======  =======

     Maturity of Jumbo Certificates. The following table indicates the amount of the Bank's certificates of deposit of $100,000 or more by time remaining until maturity as of September 30, 1996.

                                                  Certificates
                Maturity Period                   of Deposits
                ---------------                   --------------
                                                 (In thousands)
                Three months or less...........         $3,398
                Over three through six months..            910
                Over six through 12 months.....          2,346
                Over 12 months.................          1,758
                                                        ------
                  Total........................         $8,412
                                                        ======

     Savings Deposit Activity. The following table sets forth the savings activities of the Bank for the periods indicated.

                                        Three Months Ended
                                           September 30,      Year Ended June 30,
                                        ------------------    -------------------
                                         1996        1995      1996         1995
                                        ------      ------    ------       ------
                                                  (In thousands)
Net deposits received less deposits
  withdrawn                             $2,729      $1,511     $4,371      $3,486
Interest credited                          201          43      2,006       1,255
                                        ------      ------     ------      ------
  Net increase (decrease) in savings
    deposits                            $2,930      $1,554     $6,377      $4,741
                                        ======      ======     ======      ======


     Borrowings. Savings deposits historically have been the primary source of funds for the Bank's lending and investment activities and for its general business activities. The Bank is authorized, however, to use advances from the FHLB of Cincinnati to supplement its supply of lendable funds or to meet deposit withdrawal requirements. As a member, the Bank is required to own capital stock in the FHLB and is authorized to apply for advances secured by such stock and by certain of the Bank's home mortgages and other assets (principally, securities which are obligations of, or guaranteed by, the United States) provided certain standards related to creditworthiness have been met. See "Regulation -- Regulation of the Bank -- Federal Home Loan Bank System." Advances are made pursuant to several different programs, each of which has its own interest rate and range of maturity.

     The following table sets forth certain information regarding the Bank's FHLB advances (the Bank's only borrowings outstanding during the periods) at the dates and for the periods indicated.


                                                           At or for Three Months   At or for Year
                                                             Ended September 30,    Ended June 30,
                                                           -----------------------  ---------------
                                                               1996        1995       1996    1995
                                                           ------------  ---------  --------  -----
                                                                    (Dollars in thousands)

Advances from FHLB:
  Amounts outstanding at end of period..................   $  6,000          --     $  1,000      --

  Weighted average rate paid on.........................       3.41%         --         3.41%     --

  Maximum amount of borrowings outstanding
   at any month end.....................................   $  6,000          --     $  1,000      --

   Approximate average short-term borrowings
    outstanding with respect to.........................   $  5,867          --     $    264      --

   Approximate weighted average rate paid on............       3.41%         --         3.41%     --


     The Bank has a $16.0 million line of credit with the FHLB of Cincinnati. At September 30, 1996, the Bank had $6.0 million outstanding in advances from the FHLB. These advances carry an adjustable rate and have a three-month term. Further asset growth may be funded through short-term additional advances, and advances may also be obtained in order to fund withdrawals to purchase Common Stock in the Conversion. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

Subsidiary Activities

     Currently, the Bank does not have any subsidiaries. Prior to the formation of the Mutual Holding Company, the Bank had one subsidiary, MFS&L Service Corporation ("MFS&L"). From 1988 to June 30, 1992, MFS&L participated in joint ventures for the purpose of acquiring, developing, constructing and selling single family residential real estate and held stock in the Bank's data processing provider. MFS&L discontinued such activity in June 1992. In connection with the formation of the Mutual Holding Company, MFS&L became a subsidiary of the Mutual Holding Company and was renamed Home Mortgage Loan Corporation. As a result of the Conversion and Reorganization, Home will again become a subsidiary of the Bank. Currently, Home makes commercial and commercial real estate loans. At September 30, 1996, Home had total assets of $612,000, including loans of $435,000.

Competition

     The Bank experiences substantial competition both in attracting and retaining savings deposits and in the making of mortgage and other loans. There are approximately 10 commercial banks, three thrift institutions and one credit union in Middlesboro Federal's market area. Although certain of the Bank's competitors are subsidiaries of state-wide and interstate bank holding companies, the Bank's primary competitors in the Middlesboro market are locally owned and operated banks and thrifts. Because mortgage loans originated in the Bank's primary market area are not generally saleable in the secondary market, mortgage brokers and other non-portfolio lenders have not been significant competitors in the Bank's immediate market area. In competing for lending opportunities in Knox and Union Counties, the Bank encounters competition from larger institutions operating throughout the State of Tennessee.

     The primary factors in competing for loans are interest rates, loan fees and other terms, convenience and the range of services offered by various financial institutions. Management seeks to compete with other institutions in its primary market area by offering competitive interest rates, loan fees and a wide variety of deposit products, and by emphasizing personal customer service and cultivating relationships with local businesses. In competing for residential mortgage loans, the Bank particularly emphasizes its quick turn-around on applications which are processed within ten business days. The Bank offers a high level of personal service to all of its loan customers with loan officers who are ready to meet with customers at times and places that are convenient to the customer.

Personnel

     As of September 30, 1996, the Bank had 25 full-time employees and no part-time employees. The employees are not represented by a collective bargaining unit. Management believes that the Bank enjoys good relations with its personnel.

Properties

     The following table sets forth the location and certain additional information regarding the Bank's offices and other material property.



                                                    Book Value at                      Deposits at
                              Year      Owned or    September 30,     Approximate      September 30,
                             Opened      Leased         1996         Square Footage        1996
                             ------     --------    -------------    --------------    -------------
                                               (Dollars in thousands)
Main Office:

1431 Cumberland Avenue
Middlesboro, Kentucky          1915    Owned            $641             11,906         $  46,522

Branch Office:

1501 E. Main Street
Cumberland, Kentucky           1976    Leased             25             1,700             25,384

     The Bank recently expanded its main office by constructing an addition which increased its square footage by 6,000 square feet. The addition was completed in January 1997 and will be used to house the Bank's administrative offices.

     The Bank has recently applied to open a new branch office in Pineville, Kentucky, the county seat of Bell County, Kentucky. It is currently contemplated that the Bank will lease space for the branch office. As of the date of hereof, the Bank has not entered into an agreement for the leasing of such space.

Legal Proceedings

     Although the Bank, from time to time, is involved in various legal proceedings in the normal course of business, there are no material legal proceedings to which the Bank or its subsidiary is a party or to which their property is subject.

                                 REGULATION

General

     As a federally chartered savings association, the Bank is subject to extensive regulation by the OTS. The lending activities and other investments of the Bank must comply with such regulatory requirements, and the OTS periodically examines the Bank for compliance with various regulatory requirements. The FDIC also has the authority to conduct special examinations. The Bank must file reports with the OTS describing its activities and financial condition and is also subject to certain reserve requirements promulgated by the Federal Reserve Board. This supervision and regulation is intended primarily for the protection of depositors. Certain of these regulatory requirements are referred to below or appear elsewhere herein.

Regulation of the Bank

     Regulatory Capital Requirements. Under OTS capital standards, savings associations must maintain "tangible" capital equal to 1.5% of adjusted total assets, "core" capital equal to 3.0% of adjusted total assets and a combination of core and "supplementary" capital equal to 8.0% of "risk-weighted" assets. In addition, the OTS has recently adopted regulations which impose certain restrictions on savings associations that have a total risk-based capital ratio that is less than 8.0%, a ratio of Tier 1 capital to risk-weighted assets of less than 4.0% or a ratio of Tier 1 capital to adjusted total assets of less than 4.0% (or 3.0% if the institution is rated Composite 1 under the OTS examination rating system). See " -- Prompt Corrective Regulatory Action." For purposes of this regulation, Tier 1 capital has the same definition as core capital which is defined as common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and related surplus, minority interests in the equity accounts of fully consolidated subsidiaries, certain nonwithdrawable accounts and pledged deposits and "qualifying supervisory goodwill." Core capital is generally reduced by the amount of the savings association's intangible assets for which no market exists. Limited exceptions to the deduction of intangible assets are provided for purchased mortgage servicing rights and qualifying supervisory goodwill. Tangible capital is given the same definition as core capital but does not include an exception for qualifying supervisory goodwill and is reduced by the amount of all the savings association's intangible assets with only a limited exception for purchased mortgage servicing rights and purchased credit card relationship. Both core and tangible capital are further reduced by an amount equal to a the savings association's debt and equity investments in subsidiaries engaged in activities not permissible to national banks other than subsidiaries engaged in activities undertaken as agent for customers or in mortgage banking activities and subsidiary depository institutions or their holding companies. At September 30, 1996, the Bank had no such investments.

     Adjusted total assets are a savings association's total assets as determined under GAAP, adjusted for certain goodwill amounts and increased by a pro rated portion of the assets of subsidiaries in which the savings association holds a minority interest and which are not engaged in activities for which the capital rules require deduction of its debt and equity investments. Adjusted total assets are reduced by the amount of assets that have been deducted from capital, the portion of the savings association's investments in subsidiaries that must be netted against capital under the capital rules and, for purposes of the core capital requirement, qualifying supervisory goodwill.

     In determining compliance with the risk-based capital requirement, a savings association is allowed to use both core capital and supplementary capital provided the amount of supplementary capital used does not exceed the savings association's core capital. Supplementary capital is defined to include certain preferred stock issues, nonwithdrawable accounts and pledged deposits that do not qualify as core capital, certain approved subordinated debt, certain other capital instruments and a portion of the savings association's general loss allowances. Total core and supplementary capital are reduced by the amount of capital instruments held by other depository institutions pursuant to reciprocal arrangements and the savings association's high loan-to-value ratio land loans and non-residential construction loans and equity investments other than those deducted from core and tangible capital. At September 30, 1996, the Bank had no high ratio land or nonresidential construction loans and had no equity investments for which OTS regulations require a deduction from total capital.

     The risk-based capital requirement is measured against risk-weighted assets which equal the sum of each asset and the credit-equivalent amount of each off-balance sheet item after being multiplied by an assigned risk weight. Under the OTS risk-weighting system, one- to four-family first mortgages not more than 90 days past due with loan-to-value ratios under 80% are assigned a risk weight of 50%. Consumer and residential construction loans are assigned a risk weight of 100%. Mortgage-backed securities issued, or fully guaranteed as to principal and interest, by the FHLMC are assigned a 20% risk weight. Cash and U.S. Government securities backed by the full faith and credit of the U.S. Government are given a 0% risk weight.

     The table below presents the Bank's capital position relative to its various regulatory capital requirements at September 30, 1996.

                                                             Percent of
                                                  Amount      Assets(1)
                                                  ------     ----------
                                                  (Dollars in thousands)
               Tangible capital................    $4,678          5.56%
               Tangible capital requirement....     1,261          1.50
                                                   ------          ----
                  Excess (deficit).............    $3,417          4.06%
                                                   ======          ====

               Core capital....................    $4,678          5.56%
               Core capital requirement........     2,523          3.00
                                                   ------          ----
                  Excess (deficit).............    $2,155          2.56%
                                                   ======          ====

               Risk-based capital..............    $4,873          9.44%
               Risk-based capital requirement..     4,130          8.00
                                                   ------          ----
                  Excess (deficit).............    $  743          1.44%
                                                   ======          ====

------------------------
     (1) Based on adjusted total assets for purposes of the tangible capital and core capital requirements and risk-weighted assets for purpose of the risk-based capital requirement.



     The OTS requires savings institutions with more than a "normal" level of interest rate risk to maintain additional total capital. A savings institution's interest rate risk is measured in terms of the sensitivity of its "net portfolio value" to changes in interest rates. Net portfolio value is defined, generally, as the present value of expected cash inflows from existing assets and off-balance sheet contracts less the present value of expected cash outflows from existing liabilities. A savings institution will be considered to have a "normal" level of interest rate risk exposure if the decline in its net portfolio value after an immediate 200 basis point increase or decrease in market interest rates (whichever results in the greater decline) is less than two percent of the current estimated economic value of its assets. A savings institution with a greater than normal interest rate risk is required to deduct from total capital, for purposes of calculating its risk-based capital requirement, an amount (the "interest rate risk component") equal to one-half the difference between the institution's measured interest rate risk and the normal level of interest rate risk, multiplied by the economic value of its total assets.

     The OTS calculates the sensitivity of a savings institution's net portfolio value based on data submitted by the institution in a schedule to its quarterly Thrift Financial Report and using the interest rate risk measurement model adopted by the OTS. The amount of the interest rate risk component, if any, to be deducted from a savings institution's total capital is based on the institution's Thrift Financial Report filed two quarters earlier. Savings institutions with less than $300 million in assets and a risk-based capital ratio above 12% are generally exempt from filing the interest rate risk schedule with their Thrift Financial Reports. However, the OTS will require any exempt savings institution that it determines may have a high level of interest rate risk exposure to file such schedule on a quarterly basis. The OTS has not yet implemented these requirements. The Bank has not been advised that it is deemed to have more than normal level of interest rate risk.

     In addition to requiring generally applicable capital standards for savings institutions, the OTS is authorized to establish the minimum level of capital for a savings institution at such amount or at such ratio of capital-to-assets as the OTS determines to be necessary or appropriate for such institution in light of the particular circumstances of the institution. The OTS may treat the failure of any savings institution to maintain capital at or above such level as an unsafe or unsound practice and may issue a directive requiring any savings institution which fails to maintain capital at or above the minimum level required by the OTS to submit and adhere to a plan for increasing capital. Such an order may be enforced in the same manner as an order issued by the FDIC.

     Prompt Corrective Regulatory Action. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), the federal banking regulators are required to take prompt corrective action if an insured depository institution fails to satisfy certain minimum capital requirements. All institutions, regardless of their capital levels, are restricted from making any capital distribution or paying any management fees if the institution would thereafter fail to satisfy the minimum levels for any of its capital requirements. An institution that fails to meet the minimum level for any relevant capital measure (an "undercapitalized institution") may be: (i) subject to increased monitoring by the appropriate federal banking regulator; (ii) required to submit an acceptable capital restoration plan within 45 days; (iii) subject to asset growth limits; and (iv) required to obtain prior regulatory approval for acquisitions, branching and new lines of businesses. A "significantly undercapitalized" institution, as well as any undercapitalized institution that does not submit an acceptable capital restoration plan, may be subject to regulatory demands for recapitalization, broader application of restrictions on transactions with affiliates, limitations on interest rates paid on deposits, asset growth and other activities, possible replacement of directors and officers, and restrictions on capital distributions by any bank holding company controlling the institution. Any company controlling the institution could also be required to divest the institution or the institution could be required to divest subsidiaries. The senior executive officers of a significantly undercapitalized institution may not receive bonuses or increases in compensation without prior approval and the institution is prohibited from making payments of principal or interest on its subordinated debt. In their discretion, the federal banking regulators may also impose the foregoing sanctions on an undercapitalized institution if the regulators determine that such actions are necessary to carry out the purposes of the prompt corrective action provisions. If an institution's ratio of tangible capital to total assets falls below a "critical capital level," the institution will be subject to conservatorship or receivership within 90 days unless periodic determinations are made that forbearance from such action would better protect the deposit insurance fund. Unless appropriate findings and certifications are made by the appropriate federal bank regulatory agencies, a critically undercapitalized institution must be placed in receivership if it remains critically undercapitalized on average during the calendar quarter beginning 270 days after the date it became critically undercapitalized.

     Under implementing regulations, the federal banking regulators, including the OTS, generally measure a depository institution's capital adequacy on the basis of the institution's total risk-based capital ratio (the ratio of its total capital to risk-weighted assets), Tier 1 risk-based capital ratio (the ratio of its core capital to risk-weighted assets) and leverage ratio (the ratio of its core capital to adjusted total assets). Under the regulations, a savings institution that is not subject to an order or written directive to meet or maintain a specific capital level will be deemed "well capitalized" if it also has: (i) a total risk-based capital ratio of 10% or greater; (ii) a Tier 1 risk-based capital ratio of 6.0% or greater; and (iii) a leverage ratio of 5.0% or greater. An "adequately capitalized" savings institution is a savings institution that does not meet the definition of well capitalized and has: (i) a total risk-based capital ratio of 8.0% or greater; (ii) a Tier 1 capital risk-based ratio of 4.0% or greater; and (iii) a leverage ratio of 4.0% or greater (or 3.0% or greater if the savings institution has a composite 1 CAMEL rating). An "undercapitalized institution" is a savings institution that has (i) a total risk-based capital ratio less than 8.0%; or
(ii) a Tier 1 risk-based capital ratio of less than 4.0%; or (iii) a leverage ratio of less than 4.0% (or 3.0% if the institution has a composite 1 CAMEL rating). A "significantly undercapitalized" institution is defined as a savings institution that has: (i) a total risk-based capital ratio of less than 6.0%; or
(ii) a Tier 1 risk-based capital ratio of less than 3.0%; or (iii) a leverage ratio of less than 3.0%. A "critically undercapitalized" savings institution is defined as a savings institution that has a ratio of "tangible equity" to total assets of less than 2.0%. Tangible equity is defined as core capital plus cumulative perpetual preferred stock (and related surplus) less all intangibles other than qualifying supervisory goodwill and certain purchased mortgage servicing rights. The OTS may reclassify a well capitalized savings institution as adequately capitalized and may require an adequately capitalized or undercapitalized institution to comply with the supervisory actions applicable to institutions in the next lower capital category (but may not reclassify a significantly undercapitalized institution as critically under-capitalized) if the OTS determines, after notice and an opportunity for a hearing, that the savings institution is in an unsafe or unsound condition or that the institution has received and not corrected a less-than-satisfactory rating for any CAMEL rating category.

     Qualified Thrift Lender Test. A savings institution that does not meet the Qualified Thrift Lender test ("QTL Test") must either convert to a bank charter or comply with the following restrictions on its operations: (i) the institution may not engage in any new activity or make any new investment, directly or indirectly, unless such activity or investment is permissible for both a national bank and a savings institution; (ii) the branching powers of the institution shall be restricted to those of a national bank located in the institution's home state; (iii) the institution shall not be eligible to obtain any advances from its FHLB; and (iv) payment of dividends by the institution shall be subject to the rules regarding payment of dividends by a national bank in addition to those applicable to savings institutions. In addition, any company that controls a savings institution that fails to qualify as a QTL will be required to register as and be deemed a bank holding company subject to all of the provisions of the Bank Holding Company Act of 1956 (the "BHCA") and other statutes applicable to bank holding companies. Upon the expiration of three years from the date the institution ceases to be a QTL, it must cease any activity, and not retain any investment not permissible for both a national bank and a savings institution and immediately repay any outstanding FHLB advances (subject to safety and soundness considerations).

     To qualify as a QTL, a savings institution must either qualify as a "domestic building and loan association" under the Internal Revenue Code or maintain at least 65% of its "portfolio" assets in Qualified Thrift Investments. Portfolio assets are defined as total assets less intangibles, property used by a savings institution in its business and liquidity investments in an amount not exceeding 20% of assets. Qualified Thrift Investments consist of: (i) loans, equity positions, or securities related to domestic, residential real estate or manufactured housing, and educational, small business and credit card loans; and
(ii) shares of stock issued by an FHLB. Subject to a 20% of portfolio assets limit, however, savings institutions are also able to treat the following as Qualified Thrift Investments: (i) 50% of the dollar amount of residential mortgage loans subject to sale under certain conditions but do not include any intangible assets, (ii) investments, both debt and equity, in the capital stock or obligations of and any other security issued by a service corporation or operating subsidiary, provided that such subsidiary derives at least 80% of its annual gross revenues from activities directly related to purchasing, refinancing, constructing, improving or repairing domestic residential housing or manufactured housing, (iii) 200% of their investments in loans to finance "starter homes" and loans for construction, development or improvement of housing and community service facilities or for financing small businesses in "credit-needy" areas, (iv) loans for the purchase, construction, development or improvement of community service facilities, (v) loans for personal, family, household or educational purposes, provided that the dollar amount treated as Qualified Thrift Investments may not exceed 10% of the savings association's portfolio assets, and (vi) shares of stock issued by FNMA or FHLMC.

     A savings institution must maintain its status as a QTL on a monthly basis in nine out of every 12 months. A savings institution that fails to maintain Qualified Thrift Lender status will be permitted to requalify once, and if it fails the QTL Test a second time, it will become immediately subject to all penalties as if all time limits on such penalties had expired. Failure to qualify as a QTL results in a number of sanctions, including the imposition of certain operating restrictions imposed on national banks and a restriction on obtaining additional advances from the FHLB System. Upon failure to qualify as a QTL for two years, a savings association must convert to a commercial bank. At September 30, 1996, approximately 80.59% of the Bank's assets were invested in Qualified Thrift Investments.

     Dividend Limitations. Under OTS regulations, the Bank is not permitted to pay dividends on its capital stock if its regulatory capital would thereby be reduced below the amount then required for the liquidation account established for the benefit of certain depositors of the Bank at the time of its conversion to stock form. In addition, savings institution subsidiaries of savings and loan holding companies are required to give the OTS 30 days' prior notice of any proposed declaration of dividends to the holding company.

     Federal regulations impose limitations on the payment of dividends and other capital distributions (including stock repurchases and cash mergers) by the Bank. Under these regulations, a savings institution that, immediately prior to, and on a pro forma basis after giving effect to, a proposed capital distribution, has total capital (as defined by OTS regulation) that is equal to or greater than the amount of its fully phased-in capital requirements (a "Tier 1 Association") is generally permitted without OTS approval, after notice, to make capital distributions during a calendar year in the amount equal to the greater of (i) 75% of net income for the previous four quarters or (ii) up to 100% of its net income to date during the calendar year plus an amount that would reduce by one-half the amount by which its capital-to-assets ratio exceeded its fully phased-in capital requirement to assets ratio at the beginning of the calendar year. A savings institution with total capital in excess of current minimum capital requirements but not in excess of the fully phased-in requirements (a "Tier 2 Association") is permitted, after notice, to make capital distributions without OTS approval of up to 75% of its net income for the previous four quarters, less dividends already paid for such period. A savings institution that fails to meet current minimum capital requirements (a "Tier 3 Association") is prohibited from making any capital distributions without the prior approval of the OTS. Tier 1 Associations that have been notified by the OTS that they are in need of more than normal supervision will be treated as either a Tier 2 or Tier 3 Association. Unless the OTS determines that the Bank is an institution requiring more than normal supervision, the Bank is authorized to pay dividends in accordance with the provisions of the OTS regulations discussed above as a Tier 1 Association.

     Under the OTS' prompt corrective action regulations, the Bank is also prohibited from making any capital distributions if after making the distribution, the Bank would have: (i) a total risk-based capital ratio of less than 8.0%; (ii) a Tier 1 risk-based capital ratio of less than 4.0%; or (iii) a leverage ratio of less than 4.0%. The OTS, after consultation with the FDIC, however, may permit an otherwise prohibited stock repurchase if made in connection with the issuance of additional shares in an equivalent amount and the repurchase will reduce the institution's financial obligations or otherwise improve the institution's financial condition.

     In addition to the foregoing, earnings of the Bank appropriated to bad debt reserves and deducted for Federal income tax purposes are not available for payment of cash dividends or other distributions to stockholders without payment of taxes at the then current tax rate by the Bank on the amount of earnings removed from the reserves for such distributions. See "Taxation."

     Safety and Soundness Standards. Under FDICIA, as amended by the Riegle Community Development and Regulatory Improvement Act of 1994 (the "CDRI Act"), each Federal banking agency is required to establish safety and soundness standards for institutions under its authority. On July 10, 1995, the Federal banking agencies, including the OTS, released Interagency Guidelines Establishing Standards for Safety and Soundness and published a final rule establishing deadlines for submission and review of safety and soundness compliance plans. The final rule and the guidelines went into effect on August 9, 1995. The guidelines require savings institutions to maintain internal controls and information systems and internal audit systems that are appropriate for the size, nature and scope of the institution's business. The guidelines also establish certain basic standards for loan documentation, credit underwriting, interest rate risk exposure, and asset growth. The guidelines further provide that savings institutions should maintain safeguards to prevent the payment of compensation, fees and benefits that are excessive or that could lead to material financial loss, and should take into account factors such as comparable compensation practices at comparable institutions. If the OTS determines that a savings institution is not in compliance with the safety and soundness guidelines, it may require the institution to submit an acceptable plan to achieve compliance with the guidelines. A savings institution must submit an acceptable compliance plan to the OTS within 30 days of receipt of a request for such a plan. Failure to submit or implement a compliance plan may subject the institution to regulatory sanctions. Management believes that the Bank already meets substantially all the standards adopted in the interagency guidelines, and therefore does not believe that implementation of these regulatory standards will materially affect the Bank's operations.

     Additionally, under FDICIA, as amended by the CDRI Act, the Federal banking agencies are required to establish standards relating to the asset quality and earnings that the agencies determine to be appropriate. On July 10, 1995, the federal banking agencies, including the OTS, issued proposed guidelines relating to asset quality and earnings. Under the proposed guidelines, a savings institution should maintain systems, commensurate with its size and the nature and scope of its operations, to identify problem assets and prevent deterioration in those assets as well as to evaluate and monitor earnings and ensure that earnings are sufficient to maintain adequate capital and reserves. Management believes that the asset quality and earnings standards, in the form proposed by the banking agencies, would not have a material effect on the Bank's operations.

     Deposit Insurance. The Bank is required to pay assessments based on a percentage of its insured deposits to the FDIC for insurance of its deposits by the FDIC through the SAIF. Under the Federal Deposit Insurance Act, the FDIC is required to set semi-annual assessments for SAIF-insured institutions at a level necessary to maintain the designated reserve ratio of the SAIF at 1.25% of estimated insured deposits or at a higher percentage of estimated insured deposits that the FDIC determines to be justified for that year by circumstances indicating a significant risk of substantial future losses to the SAIF.

     Under the FDIC's risk-based deposit insurance assessment system, the assessment rate for an insured depository institution depends on the assessment risk classification assigned to the institution by the FDIC, which is determined by the institution's capital level and supervisory evaluations. Based on the data reported to regulators for the date closest to the last day of the seventh month preceding the semi-annual assessment period, institutions are assigned to one of three capital groups -- well capitalized, adequately capitalized or undercapitalized -- using the same percentage criteria as under the prompt corrective action regulations. See " -- Prompt Corrective Regulatory Action." Within each capital group, institutions are assigned to one of three subgroups on the basis of supervisory evaluations by the institution's primary supervisory authority and such other information as the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance fund. Subgroup A consists of financially sound institutions with only a few minor weaknesses. Subgroup B consists of institutions that demonstrate weaknesses which, if not corrected, could result in significant deterioration of the institution and increased risk of loss to the deposit insurance fund. Subgroup C consists of institutions that pose a substantial probability of loss to the deposit insurance fund unless effective corrective action is taken.

     For the past several semi-annual periods, institutions with SAIF-assessable deposits, like the Bank, have been required to pay higher deposit insurance premiums than institutions with deposits insured by the BIF. In order to recapitalize the SAIF and address the premium disparity, the recently-enacted Deposit Insurance Funds Act of 1996 authorized the FDIC to impose a one-time special assessment on institutions with SAIF-assessable deposits based on the amount determined by the FDIC to be necessary to increase the reserve levels of the SAIF to the designated reserve ratio of 1.25% of insured deposits. Institutions were assessed at the rate of 65.7 basis points based on the amount of their SAIF-assessable deposits as of March 31, 1995. As a result of the special assessment the Bank incurred a pre-tax expense of $388,000 during the quarter ended September 30, 1996.

     The FDIC has proposed a new assessment schedule for SAIF deposit insurance pursuant to which the assessment rate for well-capitalized institutions with the highest supervisory ratings would be reduced to zero and institutions in the lowest risk assessment classification will be assessed at the rate of 0.27% of insured deposits. Until December 31, 1999, however, SAIF-insured institutions, will be required to pay assessments to the FDIC at the rate of 6.5 basis points to help fund interest payments on certain bonds issued by the Financing Corporation ("FICO") an agency of the federal government established to finance takeovers of insolvent thrifts. During this period, BIF members will be assessed for these obligations at the rate of 1.3 basis points. After December 31, 1999, both BIF and SAIF members will be assessed at the same rate for FICO payments.

     SAIF members are generally prohibited from converting to BIF, also administered by the FDIC, or merging with or transferring assets to a BIF member before the date on which the SAIF first meets or exceeds the designated reserve ratio of 1.25% of insured deposits. The FDIC, however, may approve such a transaction in the case of a SAIF member in default or if the transaction involves an insubstantial portion of the deposits of each participant. In addition, mergers, transfers of assets and assumptions of liabilities may be approved by the appropriate bank regulator so long as deposit insurance premiums continue to be paid to the SAIF for deposits attributable to the SAIF members plus an adjustment for the annual rate of growth of deposits in the surviving bank without regard to subsequent acquisitions. Each depository institution participating in a SAIF-to-BIF conversion transaction is required to pay an exit fee to SAIF equal to 0.90% of the deposits transferred and an entrance fee to BIF based on the current reserve ratio of the BIF. A savings institution is not prohibited from adopting a commercial bank or savings bank charter if the resulting bank remains a SAIF member.

     Transactions with Affiliates. Transactions between savings institutions and any affiliate are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a savings institution is any company or entity which controls, is controlled by or is under common control with the savings institution. In a holding company context, the parent holding company of a savings institution (such as the Company) and any companies which are controlled by such parent holding company are affiliates of the savings institution. Generally, Sections 23A and 23B (i) limit the extent to which the savings institution or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such institution's capital stock and surplus, and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus, and (ii) require that all such transactions be on terms substantially the same, or at least as favorable, to the institution or subsidiary as those provided to a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and similar other types of transactions. In addition to the restrictions imposed by Sections 23A and 23B, no savings institution may (i) loan or otherwise extend credit to an affiliate, except for any affiliate which engages only in activities which are permissible for bank holding companies, or (ii) purchase or invest in any stocks, bonds, debentures, notes or similar obligations of any affiliate, except for affiliates which are subsidiaries of the savings institution. Section 106 of the BHCA which also applies to the Bank prohibits the Bank from extending credit to or offering any other services, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or certain of its affiliates or not obtain services of a competitor of the institution, subject to certain exceptions.

     Loans to Directors, Executive Officers and Principal Stockholders. Savings institutions are also subject to the restrictions contained in Section 22(h) of the Federal Reserve Act on loans to executive officers, directors and principal stockholders. Under Section 22(h), loans to an executive officer and to a greater than 10% stockholder of a savings institution, and certain affiliated entities of either, may not exceed, together with all other outstanding loans to such person and affiliated entities the institution's loan to one borrower limit (generally equal to 15% of the institution's unimpaired capital and surplus and an additional 10% of such capital and surplus for loans fully secured by certain readily marketable collateral). Section 22(h) also prohibits loans, above amounts prescribed by the appropriate federal banking agency, to directors, executive officers and greater than 10% stockholders of a savings institution, and their respective affiliates, unless such loan is approved in advance by a majority of the board of directors of the institution with any "interested" director not participating in the voting. The Federal Reserve Board has prescribed the loan amount (which includes all other outstanding loans to such person), as to which such prior board of director approval is required, as being the greater of $25,000 or 5% of capital and surplus (up to $500,000). Further, the Federal Reserve Board pursuant to Section 22(h) requires that loans to directors, executive officers and principal stockholders be made on terms substantially the same as offered in comparable transactions to other persons. Section 22(h) also generally prohibits a depository institution from paying the overdrafts of any of its executive officers or directors. Section 22(g) of the Federal Reserve Act requires that loans to executive officers of depository institutions not be made on terms more favorable than those afforded to other borrowers, requires approval for such extensions of credit by the board of directors of the institution, and imposes reporting requirements for and additional restrictions on the type, amount and terms of credits to such officers. In addition, Section 106 of the BHCA prohibits extensions of credit to executive officers, directors, and greater than 10% stockholders of a depository institution by any other institution which has a correspondent banking relationship with the institution, unless such extension of credit is on substantially the same terms as those prevailing at the time for comparable transactions with other persons and does not involve more than the normal risk of repayment or present other unfavorable features.

     Liquidity Requirements. The Bank is required to maintain average daily balances of liquid assets (cash, certain time deposits, bankers' acceptances, highly rated corporate debt and commercial paper, securities of certain mutual funds, and specified United States government, state or federal agency obligations) equal to the monthly average of not less than a specified percentage (currently 5%) of its net withdrawable savings deposits plus short-term borrowings. The Bank is also required to maintain average daily balances of short-term liquid assets at a specified percentage (currently 1%) of the total of its net withdrawable savings accounts and borrowings payable in one year or less. Monetary penalties may be imposed for failure to meet liquidity requirements. The average regulatory liquidity ratio of the Bank for the month of September 1996 was 6.95% .

     Federal Home Loan Bank System. The Bank is a member of the FHLB, which consists of 12 Federal Home Loan Banks subject to supervision and regulation by the Federal Housing Finance Board ("FHFB"). The FHFBs provide a central credit facility primarily for member institutions. As a member of the FHLB of Cincinnati, the Bank is required to acquire and hold shares of capital stock in the FHLB of Cincinnati in an amount at least equal to 1% of the aggregate unpaid principal of its home mortgage loans, home purchase contracts, and similar obligations at the beginning of each year, or 1/20 of its advances from the FHLB of Cincinnati, whichever is greater. The Bank was in compliance with this requirement with investment in FHLB of Cincinnati stock at September 30, 1996, of $444,000. The FHLB of Cincinnati is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes advances to members in accordance with policies and procedures established by the FHFB and the Board of Directors of the FHLB of Cincinnati. As of September 30, 1996, the Bank had $6.0 million in advances and other borrowings from the FHLB of Cincinnati. See "Business of the Bank -- Deposit Activities and Other Sources of Funds -- Borrowings."

     Federal Reserve System. Pursuant to regulations of the Federal Reserve Board, a thrift institution must maintain average daily reserves equal to 3% on the first $49.3 million of transaction accounts, plus 10% on the remainder. This percentage is subject to adjustment by the Federal Reserve Board. Because required reserves must be maintained in the form of vault cash or in a non-interest bearing account at a Federal Reserve Bank, the effect of the reserve requirement is to reduce the amount of the institution's interest-earning assets. As of September 30, 1996, the Bank met its reserve requirements.

Regulation of the Company

     General. Following the Conversion and Reorganization, the Company will be a savings and loan holding company within the meaning of the Home Owners' Loan Act, as amended ("HOLA"). As such the Company will be registered with the OTS and subject to OTS regulations, examinations, supervision and reporting requirements. As a subsidiary of a savings and loan holding company, the Bank will be subject to certain restrictions in its dealings with the Company and affiliates thereof. The Company also will be required to file certain reports with, and otherwise comply with the rules and regulations of the SEC under the federal securities laws.

     Activities Restrictions. The Board of Directors of the Company presently intends to operate the Company as a unitary savings and loan holding company. There are generally no restrictions on the activities of a unitary savings and loan holding company. However, if the Director of OTS determines that there is reasonable cause to believe that the continuation by a savings and loan holding company of an activity constitutes a serious risk to the financial safety, soundness, or stability of its subsidiary savings association, the Director of OTS may impose such restrictions as deemed necessary to address such risk including limiting: (i) payment of dividends by the savings institution, (ii) transactions between the savings institution and its affiliates; and (iii) any activities of the savings institution that might create a serious risk that the liabilities of the holding company and its affiliates may be imposed on the savings institution. Notwithstanding the above rules as to permissible business activities of unitary savings and loan holding companies, if the savings institution subsidiary of such a holding company fails to meet the QTL Test, then such unitary holding company shall also presently become subject to the activities restrictions applicable to multiple holding companies and unless the savings association requalifies as a QTL within one year thereafter, register as, and become subject to, the restrictions applicable to a bank holding company. See " -- Regulation of the Bank -- Qualified Thrift Lender Test."

     If the Company were to acquire control of another savings association, other than through merger or other business combination with the Bank, the Company would thereupon become a multiple savings and loan holding company. Except where such acquisition is pursuant to the authority to approve emergency thrift acquisitions and where each subsidiary savings institution meets the QTL Test, the activities of the Company and any of its subsidiaries (other than the Bank or other subsidiary savings institutions) would thereafter be subject to further restrictions. Among other things, no multiple savings and loan holding company or subsidiary thereof which is not a savings institution may commence or continue for a limited period of time after becoming a multiple savings and loan holding company or subsidiary thereof, any business activity, upon prior notice to, and no objection by the OTS, other than: (i) furnishing or performing management services for a subsidiary savings institution; (ii) conducting an insurance agency or escrow business; (iii) holding, managing, or liquidating assets owned by or acquired from a subsidiary savings institution; (iv) holding or managing properties used or occupied by a subsidiary savings institution; (v) acting as trustee under deeds of trust; (vi) those activities previously directly authorized by regulation as of March 5, 1987 to be engaged in by multiple holding companies; or (vii) those activities authorized by the Federal Reserve Board as permissible for bank holding companies, unless the Director of OTS by regulation prohibits or limits such activities for savings and loan holding companies. Those activities described in (vii) above must also be approved by the Director of OTS prior to being engaged in by a multiple holding company.

     Restrictions on Acquisitions. The HOLA generally prohibits savings and loan holding companies from acquiring, without prior approval of the Director of OTS, (i) control of any other savings institution or savings and loan holding company or substantially all the assets thereof, or (ii) more than 5% of the voting shares of a savings institution or holding company thereof which is not a subsidiary. Except with the prior approval of the Director of OTS, no director or officer of a savings and loan holding company or person owning or controlling by proxy or otherwise more than 25% of such company's stock, may also acquire control of any savings institution, other than a subsidiary savings institution, or of any other savings and loan holding company.

     The Director of OTS may only approve acquisitions resulting in the formation of a multiple savings and loan holding company which controls savings institutions in more than one state if: (i) the multiple savings and loan holding company involved controls a savings institution which operated a home or branch office in the state of the institution to be acquired as of March 5, 1987; (ii) the acquiror is authorized to acquire control of the savings institution pursuant to the emergency acquisition provisions of the Federal Deposit Insurance Act; or (iii) the statutes of the state in which the institution to be acquired is located specifically permit institutions to be acquired by state-chartered institutions or savings and loan holding companies located in the state where the acquiring entity is located (or by a holding company that controls such state-chartered savings institutions).

     The OTS regulations permit federal associations to branch in any state or states of the United States and its territories. Except in supervisory cases or when interstate branching is otherwise permitted by state law or other statutory provision, a federal association may not establish an out-of-state branch unless
(i) the federal association qualifies as a QTL or as a "domestic building and loan association" under (S)7701(a)(19) of the Code and the total assets attributable to all branches of the association in the state would qualify such branches taken as a whole as a QTL or for treatment as a domestic building and loan association and (ii) such branch would not result in (a) formation of a prohibited multi-state multiple savings and loan holding company or (b) a violation of certain statutory restrictions on branching by savings association subsidiaries of banking holding companies. Federal associations generally may not establish new branches unless the association meets or exceeds minimum regulatory capital requirements. The OTS will also consider the association's record of compliance with the Community Reinvestment Act of 1977 in connection with any branch application.

     Under the BHCA, bank holding companies are specifically authorized to acquire control of any savings association. Pursuant to rules promulgated by the Federal Reserve Board, owning, controlling or operating a savings institution is a permissible activity for bank holding companies, if the savings institution engages only in deposit-taking activities and lending and other activities that are permissible for bank holding companies. A bank holding company that controls a savings institution may merge or consolidate the assets and liabilities of the savings institution with, or transfer assets and liabilities to, any subsidiary bank which is a member of the BIF with the approval of the appropriate federal banking agency and the Federal Reserve Board. The resulting bank will be required to continue to pay assessments to the SAIF at the rates prescribed for SAIF members on the deposits attributable to the merged savings institution plus an annual growth increment. In addition, the transaction must comply with the restrictions on interstate acquisitions of commercial banks under the BHCA.

     Federal Securities Law. The Company has filed with the SEC a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of the Common Stock to be issued in the Conversion and Reorganization. Upon completion of the Conversion and Reorganization, the Common Stock will be registered with the SEC under the Exchange Act and, under OTS regulations, generally may not be deregistered for at least three years thereafter. The Company will be subject to the information, proxy solicitation, insider trading restrictions and other requirements of the Exchange Act.

     The registration under the Securities Act of the Common Stock does not cover the resale of such shares. Shares of the Common Stock purchased by persons who are not affiliates of the Company may be resold without registration. Shares purchased by an affiliate of the Company will be subject to the resale restrictions of Rule 144 under the Securities Act. If the Company meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of the Company who complies with the other conditions of Rule 144 (including those that require the affiliate's sale to be aggregated with those of certain other persons) would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (i) 1% of the outstanding shares of the Company or (ii) the average weekly volume of trading in such shares during the preceding four calendar weeks. Provision may be made in the future by the Company to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances. There are currently no demand registration rights outstanding. However, in the event the Company at some future time determines to issue additional shares from its authorized but unissued shares, the Company might offer registration rights to certain of its affiliates who want to sell their shares.

                                 TAXATION
Federal Taxation

     The Company and the Bank will file a consolidated federal income tax return.

     Thrift institutions are subject to the provisions of the Code in the same general manner as other corporations. Prior to recent legislation, institutions such as Middlesboro Federal which met certain definitional tests and other conditions prescribed by the Code benefitted from certain favorable provisions regarding their deductions from taxable income for annual additions to their bad debt reserve. For purposes of the bad debt reserve deduction, loans were separated into "qualifying real property loans," which generally are loans secured by interests in certain real property, and nonqualifying loans, which are all other loans. The bad debt reserve deduction with respect to nonqualifying loans was based on actual loss experience, however, the amount of the bad debt reserve deduction with respect to qualifying real property loans could be based upon actual loss experience (the "experience method") or a percentage of taxable income determined without regard to such deduction (the "percentage of taxable income method"). Legislation recently signed by the President repealed the percentage of taxable income method of calculating the bad debt reserve. Middlesboro Federal historically has elected to use the experience method.

     Earnings appropriated to an institution's bad debt reserve and claimed as a tax deduction were not available for the payment of cash dividends or for distribution to shareholders (including distributions made on dissolution or liquidation), unless such amount was included in taxable income, along with the amount deemed necessary to pay the resulting federal income tax.

     Beginning with the first taxable year beginning after December 31, 1995, savings institutions, such as the Bank, will be treated the same as commercial banks. Institutions with $500 million or more in assets will only be able to take a tax deduction when a loan is actually charged off. Institutions with less than $500 million in assets will still be permitted to make deductible bad debt additions to reserves, but only using the experience method.

     Middlesboro Federal's federal corporate income tax returns have not been audited in the last five years.

     Under provisions of the Revenue Reconciliation Act of 1993 ("RRA"), enacted on August 10, 1993, the maximum federal corporate income tax rate was increased from 34% to 35% for taxable income over $10.0 million, with a 3% surtax imposed on taxable income over $15.0 million. Also under provisions of RRA, a separate depreciation calculation requirement has been eliminated in the determination of adjusted current earnings for purposes of determining alternative minimum taxable income, rules relating to payment of estimated corporate income taxes were revised, and certain acquired intangible assets such as goodwill and customer-based intangibles were allowed a 15-year amortization period. Beginning with tax years ending on or after January 1, 1993, RRA also provides that securities dealers must use mark-to-market accounting and generally reflect changes in value during the year or upon sale as taxable gains or losses. The IRS has indicated that financial institutions which originate and sell loans will be subject to the rule.

State Income Taxation

     The Commonwealth of Kentucky imposes an annual franchise tax on financial institutions regularly engaged in business in Kentucky at any time during the calendar year. This tax is 1.1% of Middlesboro Federal's net capital. For purposes of this tax, net capital is defined as the aggregate of the Bank's capital stock, paid-in capital, retained earnings and net unrealized gains or losses on securities designated as available-for-sale less an amount equal to the five year average of the percentage that the book value of any United States obligations held by the Bank bears to the book value of the Bank's total assets. Financial institutions which are subject to tax both within and without Kentucky must apportion their net capital. For the year ended June 30, 1996, the amount of such expense for Middlesboro Federal was $96,000.

     Stockholders of the Company who are residents of the Commonwealth of Kentucky may be subject to a Kentucky tax on intangible property, defined for this purpose to include shares of stock in a corporation. The tax is an ad valorem tax based upon the fair market value of the shares held by the individual, and is assessed at a rate of $.25 per $100 in value. Stockholders of the Bank are not subject to this tax.

                           MANAGEMENT OF THE COMPANY

Directors and Executive Officers

     The Board of Directors consists of the same individuals who serve as directors of the Bank. The Board is divided into three classes, each of which contains approximately one-third of the Board. The Bylaws of the Company currently authorize five directors. The directors shall be elected by the stockholders of the Company for staggered three-year terms, or until their successors are elected and qualified. Their names and biographical information are set forth under "Management of the Bank -- Directors."

     The following individuals are executive officers of the Company and holds the offices set forth below opposite their names.

     Name                Position(s) with the Company
     ----                ----------------------------

     J. Roy Shoffner               Chairman
     James J. Shoffner             President
     J. D. Howard              Secretary/Treasurer

     The executive officers of the Company are elected annually and hold office until their respective successors have been elected and qualified or until death, retirement, resignation or removal by the Board of Directors.

     Since the formation of the Company, none of the executive officers, directors or other personnel of the Company has received remuneration from the Company. In the event that any employee of the Bank provides services to the Company, the Company has agreed to reimburse the Bank for any costs related to such services. Information concerning the principal occupations and employment of the directors and officers of the Company during the past five years is set forth under "Management of the Bank -- Directors." Directors and executive officers of the Company initially will not be compensated by the Company but will serve and be compensated by the Bank. See "Management of the Bank -- Director Compensation" and " -- Executive Compensation."

                            MANAGEMENT OF THE BANK

     The following table sets forth certain information with respect to the persons who currently serve as directors and executive officers of the Bank. Each director of the Bank also serves as a director of the Mutual Holding Company. There are no arrangements or understandings between the Bank and any such person pursuant to which such person was elected a director or executive officer of the Bank, and, except as described below, no director or executive officer is related to any other director or executive officer by blood, marriage or adoption.

                               Age as of
                             September 30,     Position(s) with            Director      Term
Name                             1996              the Bank                 Since       Expires
----                         -------------     -----------------           --------     -------
J. Roy Shoffner                    68           Chairman and Chief            1961        1997
                                             Executive Officer; Director

Robert R. Long                     75         Vice Chairman; Director         1965        1997


James J. Shoffner                  35         President and  Chief            1988        1999
                                             Managing Officer, Director

Reecie Stagnolia, Jr.              60            Vice President;              1993        1998
                                                 Branch Manager;
                                                    Director



Raymond C. Walker                  66               Director                  1985        1998

J. D. Howard                       35            Vice President;              n/a         n/a
                                             Chief Financial Officer;
                                              Corporate Secretary

Diana Miracle                      34         Vice President; Chief            n/a         n/a
                                                Operating Officer

     The principal occupation of each director and executive officer are set forth below. Unless otherwise indicated, each director and executive officer has served in their current position for the last five years.

     J. Roy Shoffner is currently Chairman of the Board and Chief Executive Officer of Middlesboro Federal, a position he has held since 1994. He is a graduate of Lincoln Memorial University and a veteran USAF pilot of four years. Mr. Shoffner owns and operates Shoffner Realty, a real estate development company and also owns JRS Restaurant Corporation. Mr. Shoffner is past owner of a local plastic pipe manufacturing company and is active in real estate and business properties. Mr. Shoffner is the father of James J. Shoffner.

     Robert R. Long currently serves as Vice Chairman of the Board of Directors. He retired as regional manager of Sterchi Brothers retail furniture chain in 1983. Mr. Long is a graduate of Lincoln Memorial University and Northwestern University Business School. He served in the U.S. Army Air Corps in World War II as a B-24 Liberator Pilot.

     James J. Shoffner joined Middlesboro Federal in 1994 as Vice President and Chief Operating Officer and became President and Chief Managing Officer in March 1996. He also has served as President of Home since 1996. Prior to joining the Bank as a full-time officer, Mr. Shoffner was the General Manager of JRS Restaurant Corporation, which operates four franchised restaurants in the Middlesboro area. He graduated from Middlesboro High School and attended the University of Kentucky. He is on the Board of Directors of the Bell County Chamber of Commerce, the Bell County Tourism Commission and is a Deacon in the First Baptist Church of Middlesboro. Mr. Shoffner is a member of the Middlesboro Kiwanis Club and serves on the Advisory Board to the Debusk School of Business at Lincoln Memorial University. He has also previously served on the Board of the Middlesboro YMCA and as Chairman for the Bell County Chapter of the March of Dimes. Mr. Shoffner continues to serve as Chairman and President of JRS Restaurant Corporation. He has served on the Board of Directors of Middlesboro Federal since June 6, 1988. Mr. Shoffner is the son of J. Roy Shoffner.

     Reecie Stagnolia, Jr. is currently Vice President and the Branch Manager and Loan Officer at the Cumberland Branch (Tri-City Office), of Middlesboro Federal, a position he has held since 1989. He previously worked for the Harlan County Board of Education as a teacher, Assistant Principal and Principal, Assistant Superintendent and Superintendent from 1962 to 1988. He attended Cumberland College, University of Kentucky and Eastern Kentucky University.



     Raymond C. Walker served as president of the Mutual Holding Company's subsidiary, Home Loan Mortgage Corporation from October, 1991 to October, 1996. He worked for the Middlesboro Daily News as Advertising Director for 24 years, worked at National Bank as Business Development Director for seven years and served five years as manager of 120 units of the Section 8 Federally Funded Housing. Mr. Walker served as mayor of the city of Middlesboro and served as Vice President and Treasurer of the Bank.

     J. D. Howard has been Vice President of the Bank since July 1996 and was appointed Chief Financial Officer in October 1996. Prior to joining the Bank, Mr. Howard was an internal auditor and compliance officer at Home Federal of Middlesboro for two years. Prior to that he was Chief Financial Officer of First Federal Savings Bank, Pineville, Kentucky for 11 years.

     Diana Miracle has been Vice President and Chief Operating Officer of the Bank since October 1996. Mrs. Miracle joined the Bank as a compliance officer in August 1995. Prior to that time, she was employed at Security First Network Bank in Pineville, Kentucky.

Board Meetings and Committees of the Board of Directors

     The business of the Bank is conducted at regular and special meetings of the full Board and its standing committees. The standing committees consist of the Executive, Audit, Compensation, Finance, Insurance, Investment and Loan Committees.

     During fiscal year 1996, the Board of Directors held twelve regular meetings and two special meetings called in accordance with the bylaws. No director attended less than 75% of said meetings and the meetings held by all committees of the Board of Directors on which he served.

     The Executive Committee is comprised of any three directors with one senior officer. The Executive Committee reviews management decisions during the intervals between the regular monthly meetings of the Board of Directors and reports to the full Board of Directors at the regular meetings. The Executive Committee met 28 times during the fiscal year ended June 30, 1996.

     The Audit Committee consists of Directors J. Roy Shoffner and Raymond C. Walker. This committee regularly meets on a quarterly basis with the internal auditor to review audit programs and the results of audits of specific areas as well as other regulatory compliance issues. In addition, the Audit Committee meets with the independent certified public accountants to review the results of the annual audit and other related matters. The Audit Committee met six times during the fiscal year ended June 30, 1996.

     The Compensation Committee is comprised of any three non-employee directors and one senior officer who does not participate in deliberations regarding his compensation. The Compensation Committee annually reviews the compensation of the officers of the Bank and makes recommendations to the Board of Directors. The Committee reports to the full Board of Directors at the regular meetings. The Compensation Committee met one time during the fiscal year ended June 30, 1996.

     The Finance Committee is comprised of any three directors with one senior officer. The Committee acts in an advisory capacity to management with regard to profitability of the Bank through different interest rate cycles. They report to the full Board of Directors at the regular meetings. The Finance Committee met 12 times during the fiscal year ended June 30, 1996.

     The Investment Committee consists of Directors Robert R. Long, James J. Shoffner and J. Roy Shoffner and meets at least quarterly. The Investment Committee is charged with oversight responsibilities of the Bank's investment policies. The committee met six times during the fiscal year ended June 30, 1996.

     The Loan Committee is made up of any two directors and one senior officer. The committee meets weekly to review and ratify management's approval of loans made within the scope of its authority since the last committee meeting and approve mortgage loans up to $250,000. The committee also approves consumer and business loans up to $5,000. The Loan Committee met 52 times during the fiscal year ended June 30, 1996.

     Under the Bank's Bylaws, the Board of Directors serves as a nominating committee for selecting management's nominees for election as directors. While the Board of Directors will consider nominees recommended by stockholders, it has not established any procedures for this purpose. The Board of Directors met once in its capacity as the nominating committee during the fiscal year ended June 30, 1996.

Executive Compensation

     Summary Compensation Table. The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer who receives no compensation other than his fees as director and chairman. No executive officer of the Bank earned a salary and bonus during fiscal year 1996 exceeding $100,000 for services rendered in all capacities to the Bank.

                                                                       Long-Term
                                    Annual Compensation            Compensation Awards
                              --------------------------------  --------------------------
                                                                 Restricted    Securities
Name and              Fiscal                      Other Annual      Stock      Underlying      All Other
Principal Position     Year   Salary       Bonus  Compensation    Award(s)       Options    Compensation(1)
--------------------  ------  ------       -----  ------------  -------------  -----------  ---------------

J. Roy Shoffner         1996   $  --  (2)  $  --   $    --      $   --         $  --          $10,200
Chairman                1995      --          --        --       2,336 (3)     2,120
                        1994      --          --        --          --            --

--------------------
(1)  Consists of director's fees.

(2)  The Chairman is not a salaried employee of the Bank.

(3) Consists of 200 shares of restricted stock granted under the Bank's 1993 MRP with a fair market value of $11.68 per share at the date of grant.

     Option Year-end Value Table. The following table sets forth information concerning the value of options held by the Chief Executive Officer at June 30, 1996.

                          Number of Securities                 Value of Unexercised
                          Underlying Unexercised               In-the-Money Options
                          Options at Fiscal Year-End           at Fiscal Year-End (1)
                        ------------------------------      ----------------------------
                        Exercisable      Unexercisable      Exercisable    Unexercisable
                        -----------      -------------      -----------    -------------
J. Roy Shoffner             2,120              --             $3,562       $     --

--------------------
(1) Based on aggregate fair market value of the shares of Common Stock underlying the options at June 30, 1996 less aggregate exercise price. For purposes of this calculation, the fair market value of the Common Stock at June 30, 1996 is assumed to be equal to the last reported sale price of $11.68 per share. All options granted to Mr. Shoffner were granted at an exercise price of $10.00 per share.

Director Compensation

     Director Fees. The members of the Board of Directors receive $800 for regular monthly Board meetings and committee meetings attended and $100 for each special meeting attended. The Chairman receives $850 monthly for regularly scheduled Board meetings and committee meetings. Each non-employee director is entitled to receive options to purchase 100 shares of Bank Common Stock at its then-current fair market value upon joining the Board of Directors.

     Director Retirement Plan. The Bank has adopted the Middlesboro Federal Bank, Federal Savings Bank Retirement Plan for Non-Employee Directors (the "Directors' Plan") pursuant to which non-employee directors of the Bank are entitled to receive, upon retirement, 60 monthly payments in the amount of 75% of the average monthly fees that the respective director received for service on the Board during the 12-month period preceding termination of service on the Board, subject to a 20 year vesting schedule. In connection with the adoption of the Directors' Plan, the Bank incurred an expense of $145,000 which was recognized during the first quarter of fiscal year 1997.

     In anticipation of the upcoming Conversion and Reorganization, the Bank's Board converted the Directors' Plan from a defined benefit type of plan to a defined contribution type. Under the Directors' Plan, as amended, a bookkeeping account in each participants' name is credited, on an annual basis with an amount equal to the sum of the accrual attributable to the participant equal to the investment return which would have resulted if such deferred amounts had been invested in either Common Stock or the Bank's highest annual rate of interest on certificates of deposit having a one-year term.

     Each participant's account has been credited with an amount equal to the present value of the benefits in which the participant has a fully vested interest before its amendment. This amount was determined based on the participant's years of service and 75% of average fees paid to directors in the year prior to the participant's retirement. In addition, beginning in 1997, each participant's account will be credited with $1,516 for each year of service until a maximum of 20 years worth of credits is reached, including past service credits. Benefits are payable from the Bank's general assets, although the Bank expects to establish a grantor trust that will purchase Common Stock (either in the Conversion and Reorganization or the aftermarket) that will be held to help the Bank meet its liabilities associated with the Directors' Plan.

     Upon a "Change in Control" each participant will become 100% vested in his account and the present value of his benefits will become payable in one lump-sum payment within ten days. "Change in Control" generally refers to (a) any "person" (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Bank or the Company representing twenty percent (20%) or more of the combined voting power of the Bank's or the Company's outstanding securities except for any securities of the Bank purchased by the Bank's employee stock ownership plan and trust; or
(b) individuals who constitute the Board of the Bank or the board of directors of the Company on the date hereof ("Incumbent Board") cease for any reason to constitute at least a majority thereof; provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company's stockholders was approved by the same nominating committee serving under an Incumbent Board, shall be, for purposes of this clause (b), considered as though he were a member of the Incumbent Board; or (c) the occurrence of a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Company or similar transaction in which the Bank or the Company is not the resulting entity. A Change in Control will not occur as the result of acquisitions of Common Stock by Messrs. J. Roy Shoffner and James J.
Shoffner.

     Indemnification Agreements. The Bank and the Company has entered into Indemnification Agreements (the "Indemnification Agreements") with all of the Bank's and the Company's directors. The Indemnification Agreements provide for retroactive as well as prospective indemnification to the fullest extent permitted by law against any and all expenses (including attorneys' fees and all other costs and obligations), judgments, fines, penalties and amounts paid in settlement in connection with any claim or proceeding arising out of the indemnitee's service as a director. The Indemnification Agreements also provide for the prompt advancement of expenses to the director in connection with investigating, defending or being a witness or participating in any proceeding. The Indemnification Agreements further provide a mechanism through which the director may seek court relief in the event the Company's or the Bank's Board of Directors (or other person appointed by such Board) determines that the director would not be permitted to be indemnified under applicable law. The Indemnification Agreements impose on the Bank and the Company the burden of proving that the director is not entitled to indemnification in any particular case. If a Change in Control occurs, as defined in the Directors' Plan, the director would be entitled to continue on as a director emeritus or as an advisory director for one year after the Change in Control, with annual renewal by the board of directors of the successor entity upon a duly adopted resolution.

     While not requiring the maintenance of directors' liability insurance, the Indemnification Agreements provide that the Bank or the Company may obtain such insurance, if desired. Further, the Indemnification Agreements provide that if the Bank or the Company pays a director pursuant to an Indemnification Agreement, the Bank or the Company will be subrogated to such director's rights to recover from third parties.

Certain Benefit Plans and Agreements

     1993 Stock Option Plan. In connection with the MHC Reorganization, the Bank's Board of Directors adopted the 1993 Option Plan, pursuant to which a number of shares equal to 10% of the Bank Common Stock issued to the public in the formation of the Mutual Holding Company (18,000 shares) were reserved for future issuance by the Bank upon exercise of stock options to be granted to directors and employees of the Bank from time to time under the 1993 Option Plan. The purpose of the 1993 Option Plan is to provide additional incentive to certain directors, officers and key employees by facilitating their purchase of a stock interest in the Bank. The 1993 Option Plan, which became effective upon the completion of the MHC Reorganization, has a term of ten years, unless earlier terminated by the Board of Directors. Upon consummation of the Conversion and Reorganization, the 1993 Option Plan will become an option plan of the Company and each outstanding option will be converted into the right to purchase shares of Common Stock on the same terms and conditions.

     The 1993 Option Plan is administered by a committee of at least three non-employee directors of the Bank, who are appointed by the Bank's Board of Directors (the "Option Committee"). Directors J. Roy Shoffner, Robert R. Long and George Taylor currently serve as members of the Option Committee. The Option Committee selects the employees to whom options are granted and the number of shares granted. Each of the five nonemployee members of the Board of Directors received a grant of options to purchase 1% of the number of shares sold in the formation of the Mutual Holding Company for a total of 5% of the number of shares sold in the formation of the Mutual Holding Company. The Bank receives no monetary consideration for the granting of stock options under the 1993 Option Plan other then the option price for each share issued to optionees upon exercise of such options. The initial grant of options under the 1993 Option Plan took place upon completion of the MHC Reorganization, and the option exercise price was equal the purchase price of the Bank Common Stock in the MHC Reorganization. No awards under the 1993 Option Plan shall exceed the following percentage limitations (hereinafter the "Benefit Plan Limitations"), determined with respect to the total shares reserved for awards under the 1993 Option Plan and the 1997 Option Plan: 25% for total awards to any particular employee, 5% for total Awards to any particular non-employee director, and 30% for total awards to the non-employee directors as a group.

     The 1993 Option Plan provides that, in the event of a Change in Control of the Bank or the Company (as defined in the Directors' Plan), any option which provides for its exercise in installments shall become immediately exercisable, and the optionee shall, at the discretion of the Option Committee, be entitled to receive cash in an amount equal to the excess of the fair market value of the Bank Common Stock subject to the option over the option price in exchange for the surrender of the option.

     It is intended that options granted under the 1993 Option Plan will constitute both incentive stock options (options that afford favorable tax treatment to recipients upon compliance with certain restrictions pursuant to
Section 422 of the Code and that do not normally result in tax deductions to the Bank until the stock is sold) and options that do not so qualify. The option price may not be less than 100% of the fair market value of the shares on the date of the grant, and no option shall be exercisable after the expiration of ten years from the date it is granted; provided, however, that in the case of any employee who owns more than 10% of the outstanding Bank Common Stock at the time the option is granted, the option price may not be less than 110% of the fair market value of the shares on the date of the grant, and the option shall not be exercisable after the expiration of five years from the date it is granted. For the purpose of options granted in connection with the formation of the Mutual Holding Company, the offering price of $10.00 per share was considered the market value of the shares subject to such options; for the purpose of any options granted in the future, the market value of the underlying shares on the date of grant is determined with reference to the then-recent trading prices known to management or such other reasonable basis as the Option Committee may select. Option shares may be paid for in cash, shares of the Bank Common Stock or a combination of both. In the event that the fair market value per share of the Bank Common Stock falls below the price of previously granted options but not less than 75% of the Option Price when first issued, the Committee shall have the authority, with the consent of the optionee, to cancel outstanding options and to reissue new options at the then current fair market price per share of the Bank Common Stock.

     An optionee will not be deemed to have received taxable income upon grant or exercise of any incentive stock option, provided that such shares are not disposed of by the optionee for at least one year after the date of exercise and two years after the date of grant. No compensation deduction may be taken by the Bank as a result of the grant or exercise of incentive stock options. In the case of a non-incentive stock option, an optionee will be deemed to receive ordinary income upon exercise of the stock option in an amount equal to the amount by which the exercise price is exceeded by the fair market value of the Bank Common Stock purchased by exercising the option on the date of exercise. The amount of any ordinary income deemed to be received by an optionee upon the exercise of an incentive stock option prior to the expiration of two years from the date the incentive option was granted and one year from the date the Bank Common Stock was so acquired will be deductible expense for tax purposes for the Bank.

     1997 Stock Option and Incentive Plan. The Board of Directors of the Company intends to submit the 1997 Option Plan for stockholder approval at a meeting which is expected to be held not earlier than six months following completion of the Conversion and Reorganization. No options shall be awarded under the 1997 Option Plan unless stockholder approval is obtained.

     The purpose of the 1997 Option Plan is to provide additional incentive to directors and employees by facilitating their purchase of Common Stock. The 1997 Option Plan will have a term of ten years from the date of its approval by the Company's stockholders, after which no awards may be made, unless the plan is earlier terminated by the Board of Directors of the Company. Pursuant to the 1997 Option Plan, a number of shares equal to 10% of the shares of Common Stock sold to the public in the Conversion and Reorganization would be reserved for future issuance by the Company, in the form of newly issued shares or treasury shares or shares held in a grantor trust, upon exercise of stock options ("Options") or stock appreciation rights ("SARs"). Options and SARs are collectively referred to herein as "Awards." If Awards should expire, become unexercisable or be forfeited for any reason without having been exercised or having become vested in full, the shares of Common Stock subject to such Awards would be available for the grant of additional Awards under the 1997 Option Plan, unless the 1997 Option Plan shall have been terminated.

     It is expected that the 1997 Option Plan will be administered by a committee (the "Option Committee") consisting of non-employee directors J. Roy Shoffner and Robert R. Long. The Option Committee will select the employees to whom Awards are to be granted, the number of shares to be subject to such Awards, and the terms and conditions of such Awards (provided that any discretion exercised by the Option Committee must be consistent with the terms of the 1997 Option Plan). Awards will be available for grants to directors and key employees of the Company and any subsidiaries. No Awards under the 1997 Option Plan shall exceed the Benefit Plan Limitations, as applied to the 1993 and 1997 Option Plans.

     The initial grant of Options under the 1997 Option Plan is expected to take place on the date of its receipt of stockholder approval of the 1997 Option Plan, and the Option exercise price would be the then fair market value of the Common Stock subject to the Option. It is expected that Options to purchase 25% of shares of Common Stock reserved for issuance under the 1997 Option Plan will be granted at that time to Mr. James J. Shoffner, and that each of the Company's and the Bank's non-employee directors will receive Options to purchase a number of shares of Common Stock equal to the lesser of 5% of the shares reserved under the 1997 Option Plan and the quotient obtained by dividing 30% of the shares reserved under the 1997 Option Plan by the number of non-employee directors entitled to receive an Option on the plan's effective date. No SARs are expected to be granted when the 1997 Option Plan becomes effective, and any Options granted prior to the 1997 Option Plan's receipt of regulatory approval would be contingent thereon.

     It is intended that Options granted under the 1997 Option Plan will constitute both incentive stock options (Options that afford favorable tax treatment to recipients upon compliance with certain restrictions pursuant to
Section 422 of the Code and that do not result in tax deductions to the Company unless participants fail to comply with Section 422 of the Code) ("ISOs"), and Options that do not so qualify ("Non-ISOs"). The exercise price for

Options may not be less than 100% of the fair market value of the shares on the date of the grant. The 1997 Option Plan permits the Option Committee to impose transfer restrictions, such as a right of first refusal, on the Common Stock that optionees may purchase. Awards may be transferred to family members or trusts under specified circumstances, but may not otherwise be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution.

     No Option shall be exercisable after the expiration of ten years from the date it is granted; provided, however, that in the case of any employee who owns more than 10% of the outstanding Common Stock at the time an ISO is granted, the option price for the ISO shall not be less than 110% of the fair market value of the shares on the date of the grant, and the ISO shall not be exercisable after the expiration of five years from the date it is granted. Options granted at the time of implementation of the 1997 Option Plan are expected to become exercisable by participants at the rate of 20% per full year of such participants' continued service after the date of an Award. If an optionee dies or terminates service due to disability while serving as an employee or non-employee director, all unvested Options will become 100% vested and immediately exercisable. An otherwise unexpired Option shall, unless otherwise determined by the Option Committee, cease to be exercisable upon (i) an employee's termination of employment for "just cause" (as defined in the 1997 Option Plan), (ii) the date three months after an employee terminates service for a reason other than just cause, death, or disability, (iii) the date one year after an employee terminates service due to death or disability. Options granted to non-employee directors will automatically expire one year after termination of service on the Board of Directors (two years in the event of death and disability).

     An SAR may be granted in tandem with all or any part of any Option or without any relationship to any Option. Whether or not an SAR is granted in tandem with an Option, exercise of the SAR will entitle the optionee to receive, as the Option Committee prescribes in the grant, all or a percentage of the excess of the then fair market value of the shares of Common Stock subject to the SAR at the time of its exercise over the aggregate exercise price of the shares subject to the SAR was granted. Payment to the optionee may be made in cash or shares of Common Stock, as determined by the Option Committee.

     The Company will receive no monetary consideration for the granting of Awards under the 1997 Option Plan, and will receive no monetary consideration other than the Option exercise price for each share issued to optionees upon the exercise of Options. The exercise of Options and SARs will be subject to such terms and conditions established by the Option Committee as are set forth in a written agreement between the Option Committee and the optionee (to be entered into at the time an Award is granted). The exercise price of shares subject to outstanding Awards shall be proportionately adjusted upon the payment of any special large and nonrecurring dividend that has the effect of a return of capital to stockholders.

     At any time following consummation of the Conversion and Reorganization, the Bank or the Company may contribute sufficient funds to a grantor trust to purchase, and such trust may purchase, a number of shares of Common Stock equal to 10% of the shares sold to the public in the Conversion and Reorganization. Such shares would be held by the trust for issuance to Option holders upon the exercise of Options in the event the 1997 Option Plan is implemented. Whether such shares are purchased, and the timing of such purchases, will depend on market and other conditions and the alternative uses of capital available to the Company.

     Employment Agreement. In August, 1996, the Bank entered into an employment agreement (the "Employment Agreement") with Mr. James J. Shoffner (the "Employee") who serves as its President, Chief Managing Officer, and as a director. The Board believes that the Employment Agreement assures fair treatment of the Employee in his career with the Bank by assuring him of some financial security. Pursuant to an amendment to the Employment Agreement entered into on August 12, 1996, the Company became joint and severally liable with the Bank for its obligations under the employment agreement.

     The Employment Agreement provides for a term of three years, with the Employee's annual base salary equal to $55,000. On each anniversary date of the commencement of the Employment Agreement, the term of the

Employee's employment will be extended for an additional one-year period beyond the then effective expiration date, upon a determination by the Board of Directors that the performance of the Employee has met the required performance standards and that such Employment Agreement should be extended. The Employment Agreement provides the Employee with a salary review by the Board of Directors not less often than annually, as well as with inclusion in any discretionary bonus plans, retirement and medical plans, customary fringe benefits, vacation and sick leave. The Employment Agreement shall terminate upon the Employee's death, may terminate upon the Employee's disability and is terminable by the Bank for "just cause" (as defined in the Employment Agreement). In the event of termination for just cause, no severance benefits are available. If the Bank terminates the Employee without just cause, the Employee will be entitled to a continuation of his salary and benefits from the date of termination through the remaining term of the Employment Agreement and at the Employee's election, either continued participation in benefits plans which the Employee would have been eligible to participate in through the Employment Agreement's expiration date or the cash equivalent thereof. If the Employment Agreement is terminated due to the Employee's "disability" (as defined in the Employment Agreement), the Employee will be entitled to a continuation of his salary and benefits through the date of such termination, including any period prior to the establishment of the Employee's disability. In the event of the Employee's death during the term of the Employment Agreement, his estate will be entitled to receive his salary through the last day of the calendar month in which the Employee's death occurred. The Employee is able to voluntarily terminate his Employment Agreement by providing 90 days' written notice to the Boards of Directors of the Bank and the Company, in which case the Employee is entitled to receive only his compensation, vested rights, and benefits up to the date of termination.

     In the event of (i) the Employee's involuntary termination of employment other than for "just cause" during the period beginning six months before a Change in Control (as defined in the Directors' Plan) and ending on the later of the first anniversary of the Change in Control or the expiration date of the Employment Agreement (the "Protected Period"), (ii) the Employee's voluntary termination within 90 days of the occurrence of certain specified events occurring during the Protected Period which have not been consented to by the Employee, or (iii) the Employee's voluntary termination of employment for any reason within the 30-day period beginning on the date of the Change in Control, the Employee will be paid within ten days of such termination (or the date of the Change in Control, whichever is later) an amount equal to the difference between (i) 2.99 times his "base amount," as defined in Section 280G(b)(3) of the Internal Revenue Code, and (ii) the sum of any other parachute payments, as defined under Section 280G(b)(2) of the Internal Revenue Code, that the Employee receives on account of the Change in Control. The Employment Agreement with the Bank provides that within ten business days of a Change in Control, the Bank shall fund, or cause to be funded, a trust in the amount of 2.99 times the Employee's base amount, that will be used to pay the Employee amounts owed to him. These provisions may have an anti-takeover effect by making it more expensive for a potential acquiror to obtain control of the Company. In the event that the Employee prevails over the Company and the Bank, or obtains a written settlement, in a legal dispute as to the Employment Agreement, he will be reimbursed for his legal and other expenses.

     The Employment Agreement entitles Mr. Shoffner to receive supplemental retirement benefits upon his termination of employment with the Bank, for reasons other than removal for "just cause" (as defined in the agreement). Benefits are payable for his life in an annual amount equal to (i) the product of his vested percentage (i.e., 20% per year of service under the agreement, up to 100%) and 80% of the average of the highest compensation for three of the five calendar years preceding termination, less (ii) the sum of the 50% joint and survivor annuity value of his employer provided benefits under the Bank's tax-qualified retirement plans and his annual social security benefit at age 62. Vesting accelerates to 100% upon his death or disability. Upon Mr. Shoffner's death, his surviving spouse would receive a lump-sum payment equal to 50% of the present value of his unpaid retirement benefits.

     The aggregate payments that would be made to Mr. Shoffner assuming his termination of employment under the foregoing circumstances at September 30, 1996 would have been approximately $152,000.

     1993 Management Recognition and Retention Plan and Trust. The Bank established the 1993 MRP as a method of providing directors, officers and other key employees of the Bank with a proprietary interest in the Bank in a manner designed to encourage such persons to remain with the Bank. The Bank contributed funds to the 1993 MRP to enable it to acquire 3% of the shares of Bank Common Stock issued to the public in connection with the MHC Reorganization .

     A committee of the nonemployee directors administers the trust and makes awards to officers; however, awards to nonemployee directors are fixed under the 1993 MRP. Under the 1993 MRP, awards are granted to directors and officers in the form of shares of Bank Common Stock to be held in trust under the 1993 MRP. Awards are nontransferable and nonassignable. Participants were granted awards at the time of the completion of the MHC Reorganization which awards vest on a five-year schedule at a rate of 20% per year. No awards under the 1993 MRP shall exceed the Benefit Plan Limitations, as applied to the 1993 and 1997 MRPs. The Committee may provide for a less or more rapid vesting with respect to awards granted under the 1993 MRP. Awards will be 100% vested upon termination of employment due to death, disability, retirement at age 70 or following a Change in Control (as defined in the Directors' Plan).

     In the event that an employee terminates employment or a director ceases to serve with the Bank, the employee's or director's nonvested awards will be forfeited. When shares become vested in accordance with the 1993 MRP, the participants recognize income equal to the fair market value of the Bank Common Stock at that time. The amount of income recognized by the participants will be a deductible expense for tax purposes for the Bank. When shares become vested and are actually distributed in accordance with the 1993 MRP, the participants will also receive amounts equal to any accrued dividends with respect thereto. Prior to vesting, recipients of awards may direct the voting of the shares allocated to them. Unallocated shares will be voted by the 1993 MRP trustees. Earned shares are distributed to recipients as soon as practicable following the day on which they are earned.

     In connection with the MHC Reorganization, 275 shares of restricted stock were awarded to each of Directors Raymond C. Walker and Reecie Stagnolia, Jr., respectively under the 1993 MRP. In addition, 200 shares of restricted stock were automatically awarded to Directors J. Roy Shoffner, James J. Shoffner, Robert R. Long and former director George Taylor who were non-employee directors at the time of the MHC Reorganization.

     1997 Management Recognition Plan. The Company's Board of Directors intends to submit the MRP for approval to stockholders at a meeting of the Company's stockholders, which is expected to be held not earlier than six months following completion of the Conversion and Reorganization. The purpose of the MRP is to enable the Company and the Bank to retain personnel of experience and ability in key positions of responsibility. Those eligible to receive benefits under the MRP will be such directors and key employees as are selected by a committee of the Company's Board of Directors (the "MRP Committee") which will consist of non-employee directors Robert R. Long and J. Roy Shoffner. The MRP Committee acts, by majority, as the trustees of the trust associated with the MRP (the "1997 MRP Trust"). The trustees of the 1997 MRP Trust (the "MRP Trustees") will have the responsibility to hold and invest all funds contributed to the 1997 MRP Trust. Shares held in the 1997 MRP Trust will be voted by the MRP Trustees in the same proportion as the trustee of the Company's ESOP trust votes Common Stock held therein, and will be distributed as the award vests.

     At any time following consummation of the Conversion and Reorganization, the Bank or the Company will contribute sufficient funds to the 1997 MRP Trust so that the 1997 MRP Trust can purchase a number of shares of Common Stock equal to 4% of the number of shares of Common Stock that are sold to the public in the Conversion and Reorganization. Whether such shares purchased will be purchased in the open market or newly issued by the Company, and the timing of such purchases, will depend on market and other conditions and the alternative uses of capital available to the Company. The compensation expense for the Company for MRP awards will equal the fair market value of the Common Stock on the date of the grant pro rated over the years during which vesting occurs. The shares awarded pursuant to the 1997 MRP will be in the form of awards which may be transferred to family members or trusts under specified circumstances, but may not otherwise be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution. Vesting will occur at a rate of 20% per year of service following the award date, but will accelerate to 100% if a participant's employment terminates due to death or disability. Dividends on unvested shares will be held in the 1997 MRP Trust for payment as vesting occurs. If a participant terminates employment for reasons other than death or disability, he or she forfeits all rights to the allocated shares under restriction.

     The Company's Board of Directors can terminate the 1997 MRP at any time, and, if it does so, any shares not allocated will revert to the Company. At the time the 1997 MRP receives stockholder approval, Mr. James J. Shoffner is expected to receive MRP awards of 25.0% of the shares reserved for award under the 1997 MRP, and the Company's non-employee directors will receive, in the aggregate, awards of 30% of such shares (but not more than 5% per non-employee director). No awards under the 1997 MRP shall exceed the Benefit Plan Limitations, as applied to the 1993 and 1997 MRPs.

     The initial grant of awards under the 1997 MRP is expected to occur on the date the 1997 MRP receives stockholder approval. No awards shall be made prior to regulatory and stockholder approval of the 1997 MRP.

     Employee Stock Ownership Plan. The Company's Board of Directors has adopted the ESOP, effective as of July 1, 1996. Employees of the Company and its subsidiaries who have attained age 21 and completed one year of service will be eligible to participate in the ESOP. The Company will submit an application to the IRS for a letter of determination as to the tax-qualified status of the ESOP. Although no assurances can be given, the Company expects the ESOP to receive a favorable letter of determination from the IRS.

     The ESOP is to be funded by contributions made by the Company or the Bank in cash or shares of Common Stock. The ESOP intends to borrow funds from the Company in an amount sufficient to purchase 3.0% of the shares of Common Stock issued in the Conversion and Reorganization. This loan will be secured by the shares of Common Stock purchased and earnings thereon. Shares purchased with such loan proceeds will be held in a suspense account for allocation among participants as the loan is repaid. The Bank and the Company expect to contribute sufficient funds to the ESOP to repay such loan over a ten-year period, plus such other amounts as the Company's Board of Directors may determine in its discretion. Common Stock would be released from collateral as the ESOP loan is repaid.

     Contributions to the ESOP and shares released from the suspense account will be allocated among participants on the basis of their annual wages subject to federal income tax withholding, plus any amounts withheld under a plan qualified under Sections 125 or 401(k) of the Code and sponsored by the Company or the Bank. Participants must be employed at least 500 hours in a plan year in order to receive an allocation. Each participant's vested interest under the ESOP is determined according to the following schedule: 0% for less than three years of service with the Company or the Bank; 100% for three or more years of service. For vesting purposes, a year of service means any plan year in which an employee completes at least 1,000 hours of service (whether before or after the ESOP's July 1, 1996 effective date). Vesting accelerates to 100% upon a participant's attainment of age 65, death, or disability. Upon an acquisition of 50% or more of the Company (or 25% or more without approval by three-fourths of the Board), any loans owned by the ESOP shall be discharged, and the successor entity to the Company would pay any benefits that participants may lose due to tax law limitations. Forfeitures will be reallocated to participants on the same basis as other contributions. Benefits are payable upon a participant's retirement, death, disability or separation from service and will be paid in a lump sum in whole shares of Common Stock (with cash paid in lieu of fractional shares). Benefits paid to a participant in Common Stock that is not publicly traded on an established securities market will be subject both to a right of first refusal by the Company and to a put option by the participant. Dividends paid on allocated shares are expected either to repay the ESOP loan or to be paid directly to participants, and dividends on unallocated shares are expected to be used to repay the ESOP loan.

     It is expected that the Company will administer the ESOP and that directors
J. Roy Shoffner, James J. Shoffner and Robert R. Long will be appointed as trustees of the ESOP (the "ESOP Trustees"). Participants would vote allocated shares directly. Unallocated shares and allocated shares for which no timely direction is received will be voted by the ESOP Trustees in the same proportion as the participant-directed voting of allocated shares. The Board of Directors would direct the voting of unallocated shares if no voting instructions are received for allocated shares.

     Incentive Compensation Plan. Effective July 1, 1996, the Company's Board of Directors implemented an incentive compensation plan (the "Incentive Compensation Plan"). The Incentive Compensation Plan is unfunded and benefits are payable only in the form of cash from the Company's general assets. The Incentive Compensation Plan is administered by the Compensation Committee (the "Committee") consisting of the Company's non-employee directors. All employees who are with the Bank on the first and the last day of the plan year are eligible to participate in the Incentive Compensation Plan.

     A mathematical formula set forth in the Incentive Compensation Plan, and summarized below, determines the amount of each participant's annual cash bonuses ("Bonuses"). Nevertheless, the Committee may in its discretion determine, by resolution adopted before the first day of any plan year, to change the employees participating in the Incentive Compensation Plan, and the formula for calculating the Bonuses. Absent such action, for each plan year in which the Incentive Compensation Plan is in effect, the bonus pool will equal $35,000 times the return-on-average assets ("ROAA") times the Safety and Soundness Factor ("SSF") (which takes into account the Company's nonperforming assets ("NPA") and its CAMEL ratings). ROAA will be calculated each year on a consolidated financial basis on a pre-dividend, pre-provision for loan loss and pre-plan payment basis. ROAA Factor will equal the square of the ratio of (i) the Bank's return on average assets for the plan year to (ii) 0.8%. The Committee may adjust the Company's and the Bank's ROAA or NPA to take into account extraordinary financial events. The aggregate amount of Bonuses payable for any calendar year will be proportionately reduced (to zero, if necessary) to the extent that the payment would cause the Bank to cease to be a "well-capitalized" institution for the year. The Incentive Compensation Plan provides that no Bonuses will be paid for any year in which ROAA is less than 0.5%. Eighty percent of the bonus pool is expected to be divided among employees based on relative compensation amounts and the other 20% based on the Committee's discretion. Directors would be permitted to make deferral elections with respect to directors' fees, and to have the rate of return on their deferral be measured by the highest 12-month certificate of deposit rate paid by the Bank.

     The Incentive Compensation Plan has an indefinite term, and the Bank has the right at any time to terminate or amend the Incentive Compensation Plan for any reason; provided, that no amendment or termination shall, without the consent of a participant or, if applicable, the participant's beneficiary, adversely affect such participant's or beneficiary's rights with respect to benefits accrued as of the date of such amendment or termination. If the Incentive Compensation Plan had been in place for fiscal year 1996, there would not have been a bonus pool.

Transactions with Certain Related Persons

     During the fiscal year ended June 30, 1996, certain loans made by the Bank were outstanding in an amount exceeding $60,000 to certain directors and executive officers and associates of directors and executive officers. All of such loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

                     BENEFICIAL OWNERSHIP OF CAPITAL STOCK

Beneficial Ownership of Bank Common Stock

     The following table includes, as of September 30, 1996, certain information as to the Bank Common Stock beneficially owned by (i) the only persons or entities, including any "group" as that term is used in Section 13(d)(3) of the Exchange Act, who or which was known to the Bank to be the beneficial owner of more than 5% of the issued and outstanding Bank Common Stock, (ii) the directors of the Bank and (iii) all directors and executive officers of the Bank as a group. For information concerning proposed subscriptions by directors and executive officers and the anticipated ownership of Common Stock by such persons upon consummation of the Conversion and Reorganization, see " -- Proposed Subscriptions by Directors and Executive Officers."

                                              Amount       Percent of Total
                                           Beneficially      Outstanding
Name                                           Owned       Common Stock (1)
----                                           -----       ----------------

J. Roy Shoffner                             46,060 (2)           9.00%

Raymond C. Walker                            9,805 (3)           1.92

Robert R. Long                              16,924 (4)           3.31

James J. Shoffner                            4,932 (5)           0.97

Reecie Stagnolia, Jr.                        9,130 (6)           1.79

Cumberland Mountain Bancshares, M.H.C.     330,000 (7)          64.71

All Directors and Executive Officers        86,851 (8)          17.03
as a group (7 persons)

---------------

(1) In calculating percentage ownership for a named individual or group, the number of shares outstanding is deemed to include shares which the named individual or group has the right to acquire pursuant to the exercise of options. Does not include ownership of shares held for the benefit of participants in the 1993 MRP but which have not vested.
(2) Includes 2,120 shares of Bank Common Stock which Mr. Shoffner has the right to acquire pursuant to options exercisable within 60 days of September 30, 1996. Does not include 4,932 shares beneficially owned by Mr. Shoffner's adult children as to which he disclaims beneficial ownership. Mr.
     Shoffner's address is 1431 Cumberland Avenue, Middlesboro, Kentucky. Mr.
     Shoffner has previously filed a Notice of Change-in-Control with the OTS to seek approval to acquire up to 24.9% of the outstanding Bank Common Stock.
     Such Notice was subsequently withdrawn.
(3) Includes 8,000 shares held jointly with Mr. Walker's wife. Includes 750 shares which Mr. Walker has the right to acquire pursuant to the exercise of options.
(4)  Includes 12,100 shares held jointly with Mr. Long's children. Includes
     1,884 shares which Mr. Long has the right to acquire pursuant to the exercise of options.
(5) Includes 392 shares which Mr. Shoffner has the right to acquire pursuant to the exercise of options.
(6) Includes 5,030 shares held jointly with Mr. Stagnolia's wife and 200 shares held jointly with Mr. Stagnolia's daughter. Includes 500 shares which Mr.
     Stagnolia has the right to acquire pursuant to the exercise of options.
(7)  The address of the Mutual Holding Company is 1431 Cumberland Avenue,
     Middlesboro, Kentucky.
(8) Includes 7,137 shares which directors and officers have the right to acquire pursuant to the exercise of options.

Proposed Subscriptions by Directors and Executive Officers

     The following table sets forth, for each of the Bank's directors and executive officers and for all of the directors and executive officers as a group, (1) the number of Exchange Shares to be held upon consummation of the Conversion and Reorganization, based upon their beneficial ownership of Bank Common Stock as of _______________, 1997, (2) the proposed purchases of Conversion Stock, assuming sufficient shares are available to satisfy their subscriptions, and (3) the total amount of Common Stock to be held upon consummation of the Conversion and Reorganization, in each case assuming that 332,500 shares of Conversion Stock are sold, which is the midpoint of the Valuation Price Range.


                                              Proposed Purchases of        Total Common Stock
                                                Conversion Stock               to be Held
                              Number of       ---------------------      ----------------------
                           Exchange Shares                 Number         Number    Percentage
Name                        to be Held(1)      Amount    of Shares       of Shares   of Total
----                      ----------------    ---------  ----------      ---------  -----------
J. Roy Shoffner                46,428          $     --        --           46,428      9.04% (2)
Raymond C. Walker               9,883            20,000     2,000           11,883      2.31
Robert R. Long                 17,059                --        --           17,059      3.32
James J. Shoffner               4,971                --        --            4,971      0.97
Reecie Stagnolia, Jr.           9,203            20,000     2,000           11,203      2.18
J.D. Howard                        --           100,000    10,000           10,000      1.95
Diana Miracle                      --             2,000       200            2,000      0.39

All Directors and
Executive Officers
as a group (7 persons)         87,544          $142,000    14,200          103,544       20.16%

----------------
(1) Assumes that all outstanding options have been exercised prior to the Exchange. The Company is not aware of any director or executive officer who intends to exercise his outstanding options prior to the Exchange. For purposes of the calculation, the Exchange Ratio used does not reflect the exercise of any options. If options were to be exercised prior to the Exchange, the actual Exchange Ratio and the number of Exchange Shares would be slightly higher.

(2) Assumes that the Primary Parties elect to increase the ownership limitation to up to 9.9% of the Common Stock issued in the Conversion and Recapitalization. In the event the Primary Parties do not elect to increase the ownership limitation, the combined ownership of J. Roy and James J. Shoffner would be limited to 5.0%.


                       THE CONVERSION AND REORGANIZATION

     The Boards of Directors of the Mutual Holding Company, the Bank and the Company have approved the Plan of Conversion, as has the OTS, subject to approval by the Members of the Mutual Holding Company and the Stockholders of the Bank entitled to vote on the matter and the satisfaction of certain other conditions. Such OTS approval, however, does not constitute a recommendation or endorsement of the Plan by such agency.

General

     The Boards of Directors of the Mutual Holding Company and the Bank unanimously adopted the Plan as of December 12, 1996. The Plan has been approved by the OTS, subject to, among other things, approval of the Plan by the Members of the Mutual Holding Company and the Stockholders of the Bank. The Members' Meeting and the Stockholders' Meeting have been called for this purpose on _____________, 1997.

     The following is a brief summary of the material aspects of the Plan and the Conversion and Reorganization. The summary is qualified in its entirety by reference to the provisions of the Plan, which is available for inspection at each branch office of Middlesboro Federal and at the offices of the OTS. The Plan also is filed as an exhibit to the Registration Statement of which this Prospectus is a part, copies of which may be obtained from the SEC. See "Additional Information."

Purposes of the Conversion and Reorganization

     The Mutual Holding Company, as a federally chartered mutual holding company, does not have stockholders and has no authority to issue capital stock. As a result of the Conversion and Reorganization, the Company will be structured in the form used by holding companies of commercial banks, most business entities and a growing number of savings institutions. The holding company form of organization will provide the Company with the ability to diversify the Company's and the Bank's business activities through acquisition of, or mergers with, both stock savings institutions and commercial banks, as well as other companies. Although there are no current arrangements, understandings or agreements regarding any such opportunities, the Company will be in a position after the Conversion and Reorganization, subject to regulatory limitations and the Company's financial position, to take advantage of any such opportunities that may arise.

     In their decision to pursue the Conversion and Reorganization, the Mutual Holding Company and the Bank considered various regulatory uncertainties associated with the mutual holding company structure as well as the general uncertainty regarding a possible elimination of the thrift charter.

     The Conversion and Reorganization also will be important to the future growth and performance of the holding company organization by providing a larger capital base to support the operations of the Bank and Company and by enhancing their future access to capital markets, ability to diversify into other financial services related activities, and ability to provide services to the public. Although the Bank currently has the ability to raise additional capital through the sale of additional shares of Bank Common Stock, that ability is limited by the mutual holding company structure which, among other things, requires that the Mutual Holding Company hold a majority of the outstanding shares of Bank Common Stock.

     The Conversion also will result in an increase in the number of outstanding shares of Common Stock following the Conversion and Reorganization, as compared to the number of outstanding shares of Public Bank Shares prior to the Conversion and Reorganization, which will increase the likelihood of the development of an active and liquid trading market for the Common Stock. See "Market for the Common Stock."

     An additional benefit to the Conversion and Reorganization will be an increase in the accumulated earnings and profits of the Bank for federal income tax purposes. When the Bank in its mutual form transferred substantially all of its assets and liabilities to the Bank in connection with the MHC Reorganization, its accumulated earnings and profits tax attribute was not able to be transferred to the Bank because a non tax-free reorganization was involved. Accordingly, this tax attribute was retained by the Bank in its mutual form when it converted its charter to that of a mutual holding company, even though the underlying retained earnings were transferred to the Bank. The Conversion and Reorganization has been structured to re-unite the accumulated earnings and profits tax attribute retained by the Mutual Holding Company in the MHC Reorganization with the retained earnings of the Bank by merging the Mutual Holding Company (following its conversion to an interim federal stock savings association) with and into the Bank in a tax-free reorganization.

     If the Bank in its mutual form had undertaken a standard conversion involving the formation of a stock holding company in 1994, applicable OTS regulations would have required a greater amount of Common Stock to be sold than the amount of net proceeds raised in the Bank's initial public offering. In addition, if a standard conversion had been conducted in 1994, management of the Bank in its mutual form believed that it would have been difficult to profitably invest the larger amount of capital that would have been raised, when compared to the amount of net proceeds raised in the Bank's initial public offering. A standard conversion in 1994 also would have immediately eliminated all aspects of the mutual form of organization.

     In light of the foregoing, the Boards of Directors of the Bank and the Mutual Holding Company believe that the Conversion and Reorganization is in the best interests of such companies and their respective stockholders and Members.

Description of the Conversion and Reorganization

     On December 12, 1996, the Boards of Directors of the Bank and the Mutual Holding Company adopted the Plan. On December 13, 1996 the Bank organized the Company under Tennessee law as a first-tier wholly owned subsidiary of the Bank. Pursuant to the Plan: (i) the Mutual Holding Company will convert to an interim Federal stock savings bank and simultaneously will merge with and into the Bank, pursuant to which the Mutual Holding Company will cease to exist and the shares of Bank Common Stock held by the Mutual Holding Company will be cancelled; and
(ii) Interim will then merge with and into the Bank. As a result of the merger of Interim with and into the Bank, the Bank will become a wholly owned subsidiary of the Company operating under the name "Middlesboro Federal Bank, Federal Savings Bank" and the Public Bank Shares will be converted into the Exchange Shares pursuant to the Exchange Ratio, which will result in the Public Stockholders owning in the aggregate approximately the same percentage of the Common Stock to be outstanding upon the completion of the Conversion and Reorganization (i.e., the Conversion Stock and the Exchange Shares) as the percentage of Bank Common Stock owned by them in the aggregate immediately prior to consummation of the Conversion and Reorganization, before giving effect to
(a) the payment of cash in lieu of issuing fractional Exchange Shares, (b) any shares of Conversion Stock purchased by the Public Stockholders in the Offerings or the ESOP thereafter, and (c) any exercise of dissenters' rights.

     The following diagram outlines the current organizational structure of the parties and their respective ownership interests:


     -------------------------------       -------------------------------

           Cumberland Mountain                   Public Stockholders
           Bancshares, M.H.C.

     -------------------------------       -------------------------------

                         64.71%                 35.29%
                    --------------------------------------


                       ---------------------------------

                           Middlesboro Federal Bank,
                             Federal Savings Bank

                       ---------------------------------



                                               100%


                       ---------------------------------

                              Cumberland Mountain
                                Bancshares, Inc.

                       ---------------------------------


                                               100%


                       ---------------------------------

                                    Interim
                                (to-be-formed)

                       ---------------------------------

     The following diagram reflects the Conversion and Reorganization, including
(i) the merger of the Mutual Holding Company (following its conversion to an interim federal stock savings association) with and into the Bank, (ii) the merger of Interim with and into the Bank, pursuant to which the Public Bank Shares will be converted into Exchange Shares, and (iii) the offering of Conversion Stock. The diagram assumes that there are no dissenters' rights exercised and fractional shares and does not give effect to purchases of Conversion Stock by holders of Public Bank Shares or the exercise of outstanding stock options.

       -----------------------------        ------------------------------------

            Purchasers of Stock                  Holders of Exchange Shares
            in the Conversion                    (Former Public Stockholders)

       -----------------------------        ------------------------------------


                         64.71%                  35.29%
                     --------------------------------------


                          ---------------------------

                              Cumberland Mountain
                               Bancshares, Inc.

                          ---------------------------



                                             100%


                          ---------------------------

                           Middlesboro Federal Bank,
                             Federal Savings Bank

                          ---------------------------



     Pursuant to OTS regulations, consummation of the Conversion and Reorganization (including the offering of Conversion Stock in the Offerings, as described below) is conditioned upon the approval of the Plan by: (i) the OTS;
(ii) at least a majority of the total number of votes eligible to be cast by Members of the Mutual Holding Company at the Members' Meeting; and (iii) holders of at least two-thirds of the shares of the outstanding Bank Common Stock at the Stockholders' Meeting. In addition, the Primary Parties have conditioned the consummation of the Conversion and Reorganization on the approval of the Plan by at least a majority of the votes cast, in person or by proxy, by the Public Stockholders at the Stockholders' Meeting and the exercise of dissenters' rights of appraisal by the holders of less than 10% of the outstanding shares of Bank Common Stock.

Effects of the Conversion and Reorganization

     General. Prior to the Conversion and Reorganization, each depositor in the Bank has both a deposit account in the institution and a pro rata ownership interest in the net worth of the Mutual Holding Company based upon the balance in his account, which interest may only be realized in the event of a liquidation of the Mutual Holding Company. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from such deposit account. A depositor who reduces or closes his account receives a portion or all of the balance in the account but nothing for his ownership interest in the net worth of the Mutual Holding Company, which is lost to the extent that the balance in the account is reduced.

     Consequently, the depositors of the Bank normally have no way to realize the value of their ownership interest in the Mutual Holding Company, which has realizable value only in the unlikely event that the Mutual Holding Company is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of the Mutual Holding Company after other claims are paid.

     Upon consummation of the Conversion and Reorganization, permanent nonwithdrawable capital stock will be created to represent the ownership of the net worth of the Company. The Common Stock of the Company is separate and apart from deposit accounts and cannot be and is not insured by the FDIC or any other governmental agency. Certificates are issued to evidence ownership of the permanent stock. The stock certificates are transferable, and therefore the stock may be sold or traded if a purchaser is available with no effect on any account the seller may hold in the Bank.

     Continuity. While the Conversion and Reorganization is being accomplished, the normal business of the Bank of accepting deposits and making loans will continue without interruption. The Bank will continue to be subject to regulation by the OTS and the FDIC. After the Conversion and Reorganization, the Bank will continue to provide services for depositors and borrowers under current policies by its present management and staff.

     The directors and officers of the Bank at the time of the Conversion and Reorganization will continue to serve a directors and officers of the Bank after the Conversion and Reorganization. The directors and officers of the Company consist of individuals currently serving as directors and officers of the Mutual Holding Company and the Bank, and they generally will retain their positions in the Company after the Conversion and Reorganization.

     Effect on Public Bank Shares. Under the Plan, upon consummation of the Conversion and Reorganization, the Public Bank Shares shall be converted into Common Stock based upon the Exchange Ratio without any further action on the part of the holder thereof. Upon surrender of the Public Bank Shares, Common Stock will be issued in exchange for such shares. See " -- Delivery and Exchange of Certificates."

     Upon consummation of the Conversion and Reorganization, the Public Stockholders of the Bank, a federally chartered savings bank, will become stockholders of the Company, a Tennessee corporation. For a description of certain changes in the rights of stockholders as a result of the Conversion and Reorganization, see "Comparison of Stockholders' Rights" below.

     Effect on Deposit Accounts. Under the Plan, each depositor in the Bank at the time of the Conversion and Reorganization will automatically continue as a depositor after the Conversion and Reorganization, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms, except to the extent that funds in the account are withdrawn to purchase Conversion Stock to be issued in the Offerings. Each such account will be insured by the FDIC to the same extent as before the Conversion and Reorganization. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

     Effect on Loans. No loan outstanding from the Bank will be affected by the Conversion and Reorganization, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the Conversion and Reorganization.

     Effect on Voting Rights of Members. At present, all depositors of the Bank are members of, and have voting rights in, the Mutual Holding Company as to all matters requiring membership action. Upon completion of the Conversion and Reorganization, depositors will cease to be members and will no longer be entitled to vote at meetings of the Mutual Holding Company. Upon completion of the Conversion and Reorganization, all voting rights in the Bank will be vested in the Company as the sole stockholder of the Bank and exclusive voting rights with respect to the Company will be vested in the holders of Common Stock. Depositors of the Bank will not have voting rights in the Company after the Conversion and Reorganization, except to the extent that they become stockholders of the Company.

     Tax Effects. Consummation of the Conversion and Reorganization is conditioned on prior receipt by the Primary Parties of rulings or opinions with regard to federal income taxation which indicate that the adoption and implementation of the Plan of Conversion set forth herein will not be taxable for federal income tax purposes to the Primary Parties or the Bank's Eligible Account Holders, Supplemental Eligible Account Holders or Other Members, Public Shareholders except as discussed below. See " -- Tax Aspects" below.

     Effect on Liquidation Rights. Were the Mutual Holding Company to liquidate, all claims of the Mutual Holding Company's creditors would be paid first. Thereafter, if there were any assets remaining, members of the Mutual Holding Company would receive such remaining assets, pro rata, based upon the deposit balances in their deposit accounts at the Bank immediately prior to liquidation. In the unlikely event that the Bank were to liquidate after the Conversion and Reorganization, all claims of creditors (including those of depositors, to the extent of their deposit balances) also would be paid first, followed by distribution of the "liquidation account" to certain depositors (see " -- Liquidation Rights" below), with any assets remaining thereafter distributed to the Company as the holder of the Bank's capital stock. Pursuant to the rules and regulations of the OTS, a merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation for this purpose and, in such a transaction, the liquidation account would be required to be assumed by the surviving institution.

The Offerings

     Subscription Offering. In accordance with the Plan of Conversion, rights to subscribe for the purchase of Conversion Stock have been granted under the Plan of Conversion to the following persons in the following order of descending priority: (1) Eligible Account Holders; (2) the ESOP; (3) Supplemental Eligible Account Holders; (4) Other Members; (5) Directors, Officers and Employees; and
(6) Public Stockholders. All subscriptions received will be subject to the availability of Conversion Stock after satisfaction of all subscriptions by all persons having prior rights in the Subscription Offering and to the maximum and minimum purchase limitations set forth in the Plan of Conversion and as described below under " -- Limitations on Conversion Stock Purchases."

     Priority 1: Eligible Account Holders. Each Eligible Account Holder will receive, without payment therefor, first priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of (i) the number of shares which, when combined with Exchange Shares received, together with shares subscribed for by associates and persons acting in concert, does not exceed 5.0% of the shares of Conversion Stock to be sold in the Offerings (19,118 shares at the maximum of the Valuation Price Range), (ii) one-tenth of one-percent (0.10%) of the total offering of shares of Conversion Stock in the Subscription Offering and (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock offered in the Subscription Offering by a fraction, of which the numerator is the amount of the Eligible Account Holder's qualifying deposit and the denominator of which is the total amount of qualifying deposits for all Eligible Account Holders, in each case as of the close of business on September 30, 1995 (the "Eligibility Record Date"), subject to the overall purchase limitations. See " -- Limitations on Conversion Stock Purchases."

     If there are not sufficient shares available to satisfy all subscriptions of Eligible Account Holders, shares first will be allocated so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, unallocated shares will be allocated to subscribing Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective eligible deposits bear to the total amount of eligible deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled, provided that no fractional shares shall be issued. The subscription rights of Eligible Account Holders who are also directors or officers of the Mutual Holding Company or the Bank and their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the year preceding the Eligibility Record Date.

     Priority 2: ESOP. The ESOP will receive, without payment therefor, second priority, nontransferable subscription rights to purchase, in the aggregate, up to 10% of the shares of Common Stock to be issued in the Conversion and Reorganization, including any increase in the number of shares of Conversion Stock after the date hereof as a result of an increase of up to 15% in the maximum of the Valuation Price Range. The ESOP intends to purchase 3.0% of the shares of Common Stock to be issued in the Conversion and Reorganization, or 17,728 shares based on the maximum of the Valuation Price Range. Subscriptions by the ESOP will not be aggregated with shares of Conversion Stock purchased directly by or which are otherwise attributable to any other participants in the Subscription Offering and Community Offering, including subscriptions of any of the Bank's directors, officers, employees or associates thereof. See "Management of the Bank -- Certain Benefit Plans and Agreements -- Employee Stock Ownership Plan."

     Priority 3: Supplemental Eligible Account Holders. Each Supplemental Eligible Account Holder will receive, without payment therefor, third priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of (i) the number of shares which, when combined with Exchange Shares received, together with shares subscribed for by associates and persons acting in concert, does not exceed 5.0% of the shares of Conversion Stock to be sold in the Offerings (19,118 shares at the maximum of the Valuation Price Range), (ii) one-tenth of one percent (0.10%) of the total offering of shares of Conversion Stock in the Subscription Offering and (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock offered in the Subscription Offering by a fraction, of which the numerator is the amount of the Supplemental Eligible Account Holder's qualifying deposit and the denominator of which is the total amount of qualifying deposits of all Supplemental Eligible Account Holders, in each case as of the close of business on December 31, 1996 (the "Supplemental Eligibility Record Date"), subject to the overall purchase limitations. See " -- Limitations on Conversion Stock Purchases."

     If there are not sufficient shares available to satisfy all subscriptions of Supplemental Eligible Account Holders after filling all of the subscriptions of Eligible Accounts Holders and the ESOP, shares first will be allocated so as to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, unallocated shares will be allocated to subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective eligible deposits bear to the total amount of eligible deposits of all such subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled, provided that no fractional shares shall be issued.

     Priority 4: Other Members. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, the ESOP and Supplemental Eligible Account Holders, each Other Member will receive, without payment therefor, fourth priority, nontransferable subscription rights to subscribe for Conversion Stock in the Subscription Offering up to the greater of (i) the number of shares which, when combined with Exchange Shares received, together with shares subscribed for by associates and persons acting in concert, does not exceed 5.0% of the shares of Conversion Stock to be sold in the Offerings (19,118 shares at the maximum of the Valuation Price Range) and (ii) one-tenth of one percent (0.10%) of the total offering of shares of Conversion Stock in the Subscription Offering, subject to the overall purchase limitations. See " -- Limitations on Conversion Stock Purchases."

     In the event the Other Members subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, the ESOP and Supplemental Eligible Account Holders, is in excess of the total number of shares of Conversion Stock offered in the Subscription Offering, shares first will be allocated so as to permit each subscribing Other Member to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any remaining shares will be allocated among subscribing Other Members on a pro rata basis in the same proportion as each Other Member's subscription bears to the total subscriptions of all subscribing Other Members, provided that no fractional shares shall be issued.

     Priority 5: Directors, Officers and Employees. To the extent there are sufficient shares remaining after satisfaction of all subscriptions by Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders and Other Members, directors, officers and employees of the Bank will receive, without payment therefor, fifth priority, nontransferable subscription rights to subscribe for Conversion Stock in the Subscription Offering which, when combined with Exchange Shares received, does not exceed on an aggregate basis, 24.25% of the shares of Conversion Stock offered in the Subscription Offering. The ability of directors, officers and employees to purchase Conversion Stock under this category is in addition to rights which are otherwise available to them under the Plan, which generally allows such persons to purchase in the aggregate up to 34.25% of the total number of shares of Conversion Stock sold in the Offerings. See " -- Limitations on Conversion Stock Purchases."

     In the event that directors, officers and employees subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders and Other Members, is in excess of the total number of shares of Conversion Stock offered in the Subscription Offering, shares will be allocated among the directors, officers and employees on a point system basis, whereby such individuals will receive subscription rights in the proportion that the number of points assigned to each of them bears to the total points assigned to all directors, officers and employees, provided that no fractional shares will be issued. One point will be assigned for each year of employment and for each salary increment of $5,000 per annum and five points for each office held in the Mutual Holding Company and the Bank, including a directorship. For information as to the number of shares proposed to be purchased by certain of the directors and officers, see "Beneficial Ownership of Capital Stock -- Proposed Subscriptions by Directors and Executive Officers."

     Priority 6: Public Stockholders. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders, Other Members and Directors, Officers and Employees, each Public Stockholder as of the Stockholder Voting Record Date will receive, without payment therefor, sixth priority, nontransferable subscription rights to subscribe for Conversion Stock in the Subscription Offering up to the greater of (i) the number of shares which, when combined with Exchange Shares received, together with shares subscribed for by associates and persons acting in concert, does not exceed 5.0% of the shares of Conversion Stock to be sold in the Offerings (19,118 at the maximum of the Valuation Price Range) and (ii) one-tenth of one percent (0.10%) of the total offering of shares of Conversion Stock in the Subscription Offering, subject to the overall purchase limitations. See " -- Limitations on Conversion Stock Purchases."

     In the event the Public Stockholders as of the Stockholder Voting Record Date subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders, Other Members and Directors, Officers and Employees, is in excess of the total number of shares of Conversion Stock offered in the Subscription Offering, available shares will be allocated among subscribing Public Stockholders as of the Stockholder Voting Record Date on a pro rata basis in the same proportion as each Public Stockholder's subscription bears to the total subscriptions of all subscribing Public Stockholders, provided that no fractional share shall be issued.

     Expiration Date for the Subscription Offering. The Subscription Offering will expire at 12:00 p.m., Eastern Time, on ___________________, 1997, unless extended for up to 45 days or such additional periods by the Primary Parties with the approval of the OTS. Such extensions may not be extended beyond _______________, 1999. Subscription rights which have not been exercised prior to the Expiration Date will become void.

     The Primary Parties will not execute orders until at least the minimum number of shares of Conversion Stock (282,625 shares) have been subscribed for or otherwise sold. If all shares have not been subscribed for or sold within 45 days after the Expiration Date, unless such period is extended with the consent of the OTS, all funds delivered to the Bank pursuant to the Subscription Offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be cancelled. If an extension beyond the 45-day period following the

Expiration Date is granted, the Primary Parties will notify subscribers of the extension of time and of any rights of subscribers to modify or rescind their subscriptions.

     Community Offering. To the extent that shares remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders, Other Members, Directors, Officers and Employees and Public Stockholders, the Primary Parties may offer shares pursuant to the Plan to certain members of the general public, with preference given to natural persons residing in the Local Community (such natural persons referred to as "Preferred Subscribers"). The occurrence of the Community Offering is subject to the availability of shares of Conversion Stock for purchase after satisfaction of all orders received in the Subscription Offering. The Community Offering, if any, may commence without notice at any time after the commencement of the Subscription Offering and may terminate at any time without notice, but may not terminate later than ___________________, 1997. The right of any person to purchase shares in the Community Offering, if any, is subject to the absolute right of the Primary Parties to accept or reject such purchases in whole or in part. Such persons, together with associates of and persons acting in concert with such persons, may purchase up to the greater of (i) the number of shares which, when combined with Exchange Shares received, together with shares subscribed for by associates and persons acting in concert, does not exceed 5.0% of the shares of Conversion Stock to be sold in the Offerings (19,118 shares at the maximum of the Valuation Price Range) and (ii) one-tenth of one percent (0.10%) of the total offering of shares of Conversion Stock in the Subscription Offering, subject to the maximum purchase limitations. See " -- Limitations on Conversion Stock Purchases." This amount may be increased at the sole discretion of the Primary Parties.

     If there are not sufficient shares available to fill the orders of Preferred Subscribers after completion of the Subscription and Community Offerings, such stock will be allocated first to each Preferred Subscriber whose order is accepted by the Primary Parties, in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such Preferred Subscriber, if possible. Thereafter, unallocated shares will be allocated among the Preferred Subscribers whose orders remain unsatisfied in the same proportion that the unfilled subscription of each bears to the total unfilled subscriptions of all Preferred Subscribers whose subscription remains unsatisfied. If there are any shares remaining, shares will be allocated to other members of the general public who subscribe in the Community Offering applying the same allocation described above for Preferred Subscribers.

     Syndicated Community Offering. The Plan provides that, if feasible, all shares of Conversion Stock not purchased in the Subscription and Community Offerings may be offered for sale to the general public in a Syndicated Community Offering through a syndicate of registered broker-dealers to be formed. No person will be permitted to subscribe in the Syndicated Community Offering for more than that number of shares which, when combined with Exchange Shares received, exceeds 5.0% of the shares of Conversion Stock to be sold in the Offerings (19,118 shares at the maximum of the Valuation Price Range), subject to the maximum purchase limitations. The Primary Parties have the right to reject orders in whole or part in their sole discretion in the Syndicated Community Offering. Neither Trident Securities nor any registered broker-dealer shall have any obligation to take or purchase any shares of Conversion Stock in the Syndicated Community Offering; however, Trident Securities has agreed to use its best efforts in the sale of shares in the Syndicated Community Offering.

     In addition to the foregoing, if a syndicate of broker-dealers ("selected dealers") is formed to assist in the Syndicated Community Offering, a purchaser may pay for his shares with funds held by or deposited with a selected dealer. If an order form is executed and forwarded to the selected dealer or if the selected dealer is authorized to execute the order form on behalf of a purchaser, the selected dealer is required to forward the order form and funds to the Bank for deposit in a segregated account on or before noon of the business day following receipt of the order form or execution of the order form by the selected dealer. Alternatively, selected dealers may solicit indications of interest from their customers to place orders for shares. Such selected dealers shall subsequently contact their customers who indicated an interest and seek their confirmation as to their intent to purchase. The selected dealer will acknowledge receipt of the order to its customer in writing on the following business day and will debit such customer's account on the third business day after the customer has confirmed his intent to purchase (the "debit date") and on or before noon of the next business day following the debit date will send funds to the Bank for deposit in a segregated account. If such alternative procedure is employed, purchasers' funds are not required to be in their accounts with selected dealers until the debit date.

     The Syndicated Community Offering will terminate no more than 45 days following the Expiration Date, unless extended by the Primary Parties with the approval of the OTS. See " -- Stock Pricing, Exchange Ratio and Number of Shares to be Issued" below for a discussion of rights of subscribers, if any, in the event an extension is granted.

Stock Pricing, Exchange Ratio and Number of Shares to be Issued

     The Plan requires that the purchase price of the Conversion Stock must be based on the appraised pro forma market value of the Conversion Stock, as determined on the basis of an independent valuation. The Primary Parties have retained RP Financial to make such valuation. For its services in making such appraisal, plus the preparation of a business plan, and any expenses incurred in connection therewith, RP Financial will receive a maximum fee of $22,500 plus out-of-pocket expenses. The Primary Parties have agreed to indemnify RP Financial and its employees and affiliates against certain losses (including any losses in connection with claims under the federal securities laws) arising out of its services as appraiser, except where RP Financial's liability results from its negligence or bad faith.

     The Appraisal has been prepared by RP Financial in reliance upon the information contained in this Prospectus, including the Financial Statements. RP Financial also considered the following factors, among others: the present and projected operating results and financial condition of the Primary Parties and the economic and demographic conditions in the Bank's existing market area; certain historical, financial and other information relating to the Bank; a comparative evaluation of the operating and financial statistics of the Bank with those of other similarly situated publicly traded companies located in Kentucky and other regions of the United States; the aggregate size of the offering of the Conversion Stock; the impact of the Conversion and Reorganization on the Bank's net worth and earnings potential; the proposed dividend policy of the Company and the Bank; and the trading market for the Bank Common Stock and securities of comparable companies and general conditions in the market for such securities.

     On the basis of the foregoing, RP Financial has advised the Primary Parties that in its opinion the estimated pro forma market value of the Bank and the Mutual Holding Company on a combined basis was $5.1 million as of December 13, 1996. Because the holders of the Public Bank Shares will continue to hold the same aggregate percentage ownership interest in the Company as they currently hold in the Bank (before giving effect to additional purchases in the Offerings and fractional shares), the Appraisal was multiplied by the Mutual Holding Company's percentage interest in the Bank (i.e., 64.71%) to determine the midpoint of the valuation ($3,325,000), and the minimum and maximum of the valuation were set at 15% below and above the midpoint, respectively, resulting in a range of $2,826,250 to $3,823,750. The Boards of Directors of the Primary Parties determined that the Conversion Stock would be sold at $10.00 per share, resulting in a range of 282,625 to 382,375 shares of Conversion Stock being offered. Upon consummation of the Conversion and Reorganization, the Conversion Stock and the Exchange Shares will represent approximately 64.71% and 35.29%, respectively, of the Company's total outstanding shares. The Boards of Directors of the Primary Parties reviewed RP Financial's appraisal report, including the methodology and the assumptions used by RP Financial, and determined that the Valuation Price Range was reasonable and adequate. The Boards of Directors of the Primary Parties also established the formula for determining the Exchange Ratio based on the OTS policy that requires the holders of the Public Bank Shares prior to the Conversion and Reorganization to receive Exchange Shares in an amount that will result in them owning in the aggregate approximately the same percentage of the Company as they owned of the Bank. Based upon such formula and the Valuation Price Range, the Exchange Ratio ranged from a minimum of 0.856 to a maximum of 1.159 Exchange Shares for each Public Bank Share, with a midpoint of 1.008. Based upon these Exchange Ratios, the Company expects to issue between 154,159 and 208,568 shares of Exchange Shares to the holders of Public Bank Shares outstanding immediately prior to the consummation of the Conversion and Reorganization. The Valuation Price Range and the Exchange Ratio may be amended with the approval of the OTS, if required or if necessitated by subsequent developments in the financial condition of any of the Primary Parties or market conditions generally. In the event the Appraisal is updated to below $4.4 million or above $6.8 million (the maximum of the Valuation Price Range, as adjusted by 15%), such Appraisal will be filed with the SEC by post-effective amendment.

     Based upon current market and financial conditions and recent practices and policies of the OTS, in the event the Company receives orders for Conversion Stock in excess of $3.8 million (the maximum of the Valuation Price Range) and up to $4.4 million (the maximum of the Valuation Price Range, as adjusted by 15%), the Company may be required by the OTS to accept all such orders. No assurances, however, can be made that the Company will receive orders for Conversion Stock in excess of the maximum of the Valuation Price Range or that, if such orders are received, that all such orders will be accepted because the Company's final valuation and number of shares to be issued are subject to the receipt of an updated appraisal from RP Financial which reflects such an increase in the valuation and the approval of such increase by the OTS. There is no obligation or understanding on the part of management to take and/or pay for any shares of Conversion Stock in order to complete the Offerings.

     The following table sets forth, based upon the minimum, midpoint, maximum and 15% above the maximum of the Valuation Price Range, the following: (i) the total number of shares of Conversion Stock and Exchange Shares to be issued in the Conversion and Reorganization, (ii) the percentage of the total Common Stock represented by the Conversion Stock and the Exchange Shares, and (iii) the Exchange Ratio. The table assumes that there is no cash paid in lieu of issuing fractional Exchange Shares and there are no shares for which the holders perfect appraisal rights.


                     Conversion Stock    Exchange Shares
                       to be Issued       to be Issued     Total Shares of
                     -----------------  -----------------  Common Stock to  Exchange
                     Amount   Percent   Amount   Percent   be Outstanding    Ratio
                     -------  --------  -------  --------  ---------------  --------

Minimum............  282,625    64.71%  154,159    35.29%      436,784       0.856
Midpoint...........  332,500    64.71   181,363    35.29       513,863       1.008
Maximum............  382,375    64.71   208,568    35.29       590,943       1.159
15% above maximum..  439,731    64.71   239,853    35.29       679,584       1.333

     RP Financial's valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing such shares. RP Financial did not independently verify the Financial Statements and other information provided by the Bank and the Mutual Holding Company, nor did RP Financial value independently the assets or liabilities of the Bank. The valuation considers the Bank and the Mutual Holding Company as going concerns and should not be considered as an indication of the liquidation value of the Bank and the Mutual Holding Company. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing Conversion Stock or receiving Exchange Shares in the Conversion and Reorganization will thereafter be able to sell such shares at prices at or above the Purchase Price or in the range of the foregoing valuation of the pro forma market value thereof.

     No sale of shares of Conversion Stock or issuance of Exchange Shares may be consummated unless prior to such consummation RP Financial confirms that nothing of a material nature has occurred which, taking into account all relevant factors, would cause it to conclude that the Purchase Price is materially incompatible with the estimate of the pro forma market value of a share of Common Stock upon consummation of the Conversion and Reorganization. If such is not the case, a new Valuation Price Range may be set, a new Exchange Ratio may be determined based upon the new Valuation Price Range, a new Subscription and Community Offering and/or Syndicated Community Offering may be held or such other action may be taken as the Primary Parties shall determine and the OTS may permit or require.

     Depending upon market or financial conditions following the commencement of the Subscription Offering, the total number of shares of Conversion Stock to be issued in the Offerings may be increased or decreased without a resolicitation of subscribers, provided that the product of the total number of shares times the Purchase Price is not below the minimum or more than 15% above the maximum of the Valuation Price Range. In the event market or financial conditions change so as to cause the aggregate Purchase Price of the shares to be below the minimum of the Valuation Price Range or more than 15% above the maximum of such range purchasers will be resolicited (i.e., permitted to continue their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded with interest at the Bank's passbook rate of interest, or be permitted to modify or rescind their subscriptions). Any increase or decrease in the number of shares of Conversion Stock will result in a corresponding change in the number of Exchange Shares, so that upon consummation of the Conversion and Reorganization the Conversion Stock and the Exchange Shares will represent approximately 64.71% and 35.29%, respectively, of the Company's total outstanding shares of Common Stock.

     An increase in the number of shares of Conversion Stock would decrease both a subscriber's ownership interest and the Company's pro forma net income and stockholders' equity on a per share basis while increasing pro forma net income and stockholders' equity on an aggregate basis. A decrease in the number of shares of Conversion Stock would increase both a subscriber's ownership interest and the Company's pro forma net income and stockholders' equity on a per share basis while decreasing pro forma net income and stockholders' equity on an aggregate basis. See "Risk Factors -- Possible Dilutive Effect of Issuance of Additional Shares" and "Pro Forma Data."

     The appraisal report of RP Financial has been filed as an exhibit to this Registration Statement and Application for Conversion of which this Prospectus is a part and is available for inspection in the manner set forth under "Additional Information."

Persons in Nonqualified States or Foreign Countries

     The Primary Parties will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the Plan reside. However, the Primary Parties are not required to offer stock in the Subscription Offering to any person who resides in a foreign country or resides in a state of the United State with respect to which all of the following apply: (i) the number of persons otherwise eligible to subscribe for shares under the Plan who reside in such jurisdiction is small; (ii) the granting of subscription rights or the offer or sale of shares of Conversion Stock to such persons would require any of the Primary Parties or their officers, directors or employees, under the laws of such jurisdiction, to register as a broker, dealer, salesman or selling agent, or to register or otherwise qualify its securities for sale in such jurisdiction or to qualify as a foreign corporation or file a consent to service of process in such jurisdiction; and (iii) such registration, qualification or filing in the judgment of the Primary Parties would be impracticable or unduly burdensome for reasons of costs or otherwise. Where the number of persons eligible to subscribe for shares in one state is small, the Primary Parties will base their decision as to whether or not to offer the Conversion Stock in such state on a number of factors, including but not limited to the size of accounts held by account holders in the state, the cost of registering or qualifying the shares or the need to register the Company, its officers, directors or employees as brokers, dealers or salesmen.

Limitations on Conversion Stock Purchases

     The Plan includes the following limitations on the number of shares of Conversion Stock which may be purchased:

          (1) No less than 25 shares of Conversion Stock may be purchased, to the extent such shares are available;

          (2) Each Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of (i) that number of shares which, when combined with Exchange Shares received and shares subscribed for by any affiliate or persons acting in concert, does not exceed 5.0% of the shares of Conversion Stock sold in the Offerings (19,118 shares at the maximum of the Valuation Price Range), (ii) one-tenth of 1% (0.10%) of the total offering of shares of Conversion Stock in the Subscription Offering and (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders, in each case as of the close of business on the Eligibility Record Date, subject to the overall limitation in clause (6) below;

          (3) The ESOP may purchase in the aggregate up to 10% of the shares of Common Stock to be issued in the Conversion and Reorganization, including any additional shares issued in the event of an increase in the Valuation Price Range, although at this time the ESOP intends to purchase only 3.0% of such shares;

          (4) Each Supplemental Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of (i) that number of shares which, when combined with the shares subscribed for by any affiliate or persons acting in concert and Exchange Shares received, does not exceed 5.0% of the shares of Conversion Stock sold in the Offerings (19,118 shares at the maximum of the Valuation Price Range), (ii) one-tenth of 1% (.10%) of the total offering of shares of Conversion Stock in the Subscription Offering and (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders, in each case as of the close of business on the Supplemental Eligibility Record Date, subject to the overall limitation in clause (6) below;

          (5) Each Other Member, Public Stockholder or any other Person purchasing shares of Conversion Stock in the Community Offering or in the Syndicated Community Offering may subscribe for and purchase in the respective Offering up to the greater of (i) that number of shares which, when combined with the shares subscribed for by any affiliate or persons acting in concert and Exchange Shares received, does not exceed 5.0% of the shares of Conversion Stock sold in the Offerings (19,118 shares at the maximum of the Valuation Price Range), and (ii) one-tenth of 1% (.10%) of the total offering of shares of Conversion Stock in the Subscription Offering, subject to the overall limitation in clause (6) below;

          (6) Eligible Account Holders, Supplemental Eligible Account Holders, Other Members and Public Stockholders may purchase stock in the Community and Syndicated Community Offerings subject to the purchase limitations described above, provided that, except for the ESOP, the maximum number of shares of Conversion Stock subscribed for or purchased in all categories by any person, together with associates of and groups of persons acting in concert with such persons, shall not exceed the number of shares of Conversion Stock that when combined with Exchange Shares received exceed 5.0% of the total number of shares of Common Stock to be issued in the Conversion and Reorganization (29,547 shares at the maximum of the Valuation Price Range). Such percentage may be increased but to no greater than 9.9% of the total number of shares of Common Stock to be issued in the Conversion and Reorganization (58,503 shares at the maximum of the Valuation Price Range) provided that: (a) each person who has subscribed for the maximum number of shares of Conversion Stock shall have been offered the opportunity to increase his subscription to such percentage of Conversion Stock, subject to the purchase limitations by category in the Subscription Offering and (b) the aggregate number of shares held by all stockholders in excess of 5.0% does not exceed 10.0% of the total number of shares of Common Stock to be issued in the Conversion and Reorganization; and

          (7) No more than 34.25% of the total number of shares sold in the Offerings including Exchange Shares received may be purchased by directors and officers of the Mutual Holding Company and the Bank and their associates in the aggregate, excluding purchases by the ESOP.

     For purposes of the purchase limitations set forth in the Plan of Conversion, Exchange Shares will be valued at the same price that shares of Conversion Stock are issued in the Offerings.

     In the event of an increase in the total number of shares of Conversion Stock offered in the Conversion due to an increase in the Valuation Price Range of up to 15% (the "Adjusted Maximum"), the additional shares will be allocated in the following order of priority in accordance with the Plan: (i) to fill the ESOP's subscription of 3.0% of the Adjusted Maximum number of shares; (ii) in the event that there is an oversubscription by Eligible Account Holders, to fill unfulfilled subscriptions of Eligible Account Holders, inclusive of the Adjusted Maximum; (iii) in the event that there is an oversubscription by Supplemental Eligible Account Holders, to fill unfulfilled subscriptions of Supplemental Eligible Account Holders, inclusive of the Adjusted Maximum; (iv) in the event that there is an oversubscription by Other Members, to fill unfulfilled subscriptions of Other Members, inclusive of the Adjusted Maximum; (v) in the event that there is an oversubscription by Public Stockholders, to fill unfulfilled subscriptions of Public Stockholders, inclusive of the Adjusted Maximum; (vi) to fill unfulfilled subscriptions in the Community Offering, inclusive of the Adjusted Maximum.

     The term "associate" of a person is defined to mean (i) any corporation or other organization (other than the Primary Parties or a majority-owned subsidiary of the Bank) of which such person is a director, officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as a trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who is a director or officer of the Primary Parties or any of their subsidiaries.

Marketing Arrangements

     The Primary Parties have engaged Trident Securities as a financial advisor and marketing agent in connection with the offering of the Conversion Stock, and Trident Securities has agreed to use its best efforts to solicit subscriptions and purchase orders for shares of Conversion Stock in the Offerings. Trident Securities is a member of the National Association of Securities Dealers, Inc. ("NASD") and a broker-dealer which is registered with the SEC. Trident Securities will provide various services including, but not limited to: (i) training and educating the Bank's employees who will be performing certain ministerial functions in the Offerings regarding the mechanics and regulatory requirements of the stock sales process; (ii) providing its employees to staff the Conversion Center to assist the Bank's customers and internal stock purchasers and to keep records of orders for shares of Conversion Stock; (iii) targeting the Company's sales efforts, including preparation of marketing materials; and (iv) assisting in the solicitation of proxies of Members and Stockholders for use at the Members' Meeting and the Stockholder's Meeting, respectively. Based upon negotiations between the Primary Parties and Trident Securities, Trident Securities will receive a fixed fee of $75,000. In the event that a selected dealers agreement is entered into in connection with a Syndicated Community Offering, the Bank will pay a fee of up to ____% of the aggregate Purchase Price of Conversion Stock to selected broker-dealers, for shares sold by such NASD member firms pursuant to a selected dealers agreement. Fees to Trident Securities and to any other broker-dealer may be deemed to be underwriting fees, and Trident Securities and such broker-dealers may be deemed to be underwriters. Trident Securities also will be reimbursed for its' reasonable legal fees and expenses not to exceed $25,000 and its reasonable out-of-pocket expenses not to exceed $10,000. The Primary Parties have agreed to indemnify Trident Securities for reasonable costs and expenses in connection with certain claims or liabilities, including certain liabilities under the Securities Act.

     Directors and executive officers of the Primary Parties may participate in the solicitation of offers to purchase Conversion Stock. Other employees of the Bank may participate in the Offerings in ministerial capacities

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

or providing clerical work in effecting a sales transaction. Such other employees have been instructed not to solicit offers to purchase Conversion Stock or provide advice regarding the purchase of Conversion Stock. Questions of prospective purchasers will be directed to executive officers or registered representatives. The Company will rely on Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of Conversion Stock. No officer, director or employee of the Primary Parties will be compensated in connection with his solicitations or other participation in the Offerings or the Exchange by the payment of commissions or other remuneration based either directly or indirectly on transactions in the Conversion Stock and Exchange Shares, respectively.

Procedure for Purchasing Shares in the Offerings

     To ensure that each purchaser receives a Prospectus at least 48 hours before the Expiration Date in accordance with Rule 15c2-8 of the Exchange Act, no Prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery of the Prospectus in accordance with Rule 15c2-8. Order forms will only be distributed with a Prospectus.

     To purchase shares in the Offerings, an executed order form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from a deposit account at the Bank (which may be given by completing the appropriate blanks in the order form), must be received by the Bank at any of its offices by 12:00 p.m., Eastern Time, on the Expiration Date. In addition, the Primary Parties will require a prospective purchaser to execute a certification in connection with any sale of Conversion Stock and will not accept order forms unless such a certification is executed. Order forms which are not received by such time or are executed defectively or are received without full payment (or appropriate withdrawal instructions) are not required to be accepted. In addition, the Bank will not accept orders submitted or photocopied or facsimiled order forms nor order forms unaccompanied by an executed certification form. The Primary Parties have the right to waive or permit the correction of incomplete or improperly executed forms, but do not represent that they will do so. Once received, an executed order form may not be modified, amended or rescinded without the consent of the Primary Parties, unless the Offerings have not been completed within 45 days after the end of the Subscription and Community Offerings, unless such period has been extended.

     In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priority, depositors as of the close of business on the Eligibility Record Date (September 30, 1995) or the Supplemental Eligibility Record Date (December 31, 1996) and depositors as of the close of business on the Voting Record Date (______________, 1997) must list on the order form all accounts in which they have an ownership interest, giving all names in each account and the account numbers.

     Payment for subscriptions may be made (i) in cash if delivered in person at any office of the Bank, (ii) by check or money order or (iii) by authorization of withdrawal from deposit accounts maintained with the Bank. The Primary Parties also may elect to receive payment for shares of Conversion Stock by wired funds. Funds from payments made by cash, check or money order will be deposited in a segregated account at the Bank and will earn interest at the Bank's passbook rate of interest from the date payment is received until completion or termination of the Conversion and Reorganization. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the Conversion and Reorganization, but a hold will be placed on such funds, thereby making them unavailable to the depositor until completion or termination of the Conversion and Reorganization.

     If a subscriber authorizes the Bank to withdraw the aggregate amount of the purchase price from a deposit account, the Bank will do so as of the effective date of the Conversion and Reorganization. The Bank will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the certificate will be cancelled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate.

     The ESOP will not be required to pay for the shares subscribed for at the time it subscribes, but rather may pay for such shares of Conversion Stock subscribed for by it at the Purchase Price upon consummation of the Offerings, provided that there is in force from the time of its subscription until such time, a loan commitment from an unrelated financial institution or the Company to lend to the ESOP, at such time, the aggregate Purchase Price of the shares for which it subscribed.

     Owners of self-directed Individual Retirement Accounts ("IRAs"), Keogh or similar accounts may use the assets of such accounts to purchase shares of Conversion Stock in the Offerings, provided that such accounts are not maintained at the Bank. Persons with such accounts maintained at the Bank must have their accounts transferred to an unaffiliated institution or broker to purchase shares of Conversion Stock in the Subscription and Community Offerings. In addition, ERISA provisions and IRS regulations require that officers, directors and 10% stockholders who use self-directed IRA, Keogh and similar account funds to purchase shares of Conversion Stock in the Subscription and Community Offerings make such purchases for the exclusive benefit of the accounts. Any interested parties wishing to use such funds for stock purchases are advised to contact the Conversion Center for additional information.

Restrictions on Transfer of Subscription Rights and Shares

     Pursuant to the rules and regulations of the OTS, no person with subscription rights may transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan or the shares of Conversion Stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are granted and only for his account. Each person exercising such subscription rights will be required to certify that he is purchasing shares solely for his own account and that he has no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of Conversion Stock prior to the completion of the Conversion.

     The Primary Parties will pursue any and all legal and equitable remedies in the event they become aware of the transfer of subscription rights and will not honor orders known by them to involve the transfer of such rights.

Liquidation Rights

     In the unlikely event of a complete liquidation of the Mutual Holding Company in its present mutual form, each depositor of the Bank would receive his pro rata share of any assets of the Mutual Holding Company remaining after payment of claims of all creditors. Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of his deposit account was to the total value of all deposit accounts in the Bank at the time of liquidation. After the Conversion and Reorganization, each depositor, in the event of a complete liquidation of the Bank, would have a claim as a creditor of the same general priority as the claims of all other general creditors of the Bank. However, except as described below, his claim would be solely in the amount of the balance in his deposit account plus accrued interest. He would not have an interest in the value or assets of the Bank or the Company above that amount.

     The Plan provides for the establishment, upon the completion of the Conversion and Reorganization, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the amount of any dividends waived by the Mutual Holding Company plus the greater of (i) the Bank's retained earnings of $3.1 million at September 30, 1996, the date of the latest balance sheet contained in the final offering circular utilized in the Bank's initial public offering, or (ii) 64.71% of the Bank's total stockholders' equity as reflected in its latest balance sheet contained in the final Prospectus utilized in the Offerings.

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

As of the date of this Prospectus, the initial balance of the liquidation account would be $3.1 million. Each Eligible Account Holder and Supplemental Eligible Account Holder, if he were to continue to maintain his deposit account at the Bank, would be entitled, upon a complete liquidation of the Bank after the Conversion and Reorganization, to an interest in the liquidation account prior to any payment to the Company as the sole stockholder of the Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account, including passbook accounts, transaction accounts such as checking accounts, money market deposit accounts and certificates of deposit, held in the Bank at the close of business on the Eligibility Record Date or the Supplemental Eligibility Record Date, as the case may be. Each Eligible Account Holder and Supplemental Eligible Account Holder will have a pro rata interest in the total liquidation account for each of his deposit accounts based on the proportion that the balance of each such deposit account on Supplemental Eligibility Record Date, as the case may be bore to the balance of all deposit accounts in the Bank on such date.

     If, however, on any June 30 annual closing date of the Bank, commencing June 30 for Eligible Account Holders and June 30 for Supplemental Eligible Account Holders, the amount in any deposit account is less than the amount in such deposit account on September 30, 1995 or December 31, 1996, as the case may be, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to the Company as the sole stockholder of the Bank.

Tax Aspects

     Consummation of the Conversion and Reorganization is expressly conditioned upon prior receipt of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to Kentucky tax laws, to the effect that consummation of the transactions contemplated hereby will not result in a taxable reorganization under the provisions of the applicable codes or otherwise result in any adverse tax consequences to the Mutual Holding Company, the Bank, the Company or to account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. This condition may not be waived by the Primary Parties.

     Housley Kantarian & Bronstein, P.C., Washington, D.C., has issued an opinion to the Company and the Bank to the effect that, for federal income tax purposes: (1) the conversion of the Mutual Holding Company from mutual to stock form and the simultaneous merger of the Mutual Holding Company with and into the Bank, with the Bank being the surviving institution, will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, (2) no gain or loss will be recognized by the Bank upon the receipt of the assets of the converted Mutual Holding Company in such merger, (3) the merger of Interim with and into the Bank, with the Bank being the surviving institution, will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, (4) no gain or loss will be recognized by Interim upon the transfer of its assets to the Bank, (5) no gain or loss will be recognized by the Bank upon Bank the receipt of the assets of Interim, (6) no gain or loss will be recognized by the Company upon the receipt of Bank Common Stock solely in exchange for Common Stock, (7) no gain or loss will be recognized by the Public Stockholders upon the receipt of Common Stock solely in exchange for their Public Bank Shares, (8) the basis of the Common Stock to be received by the Public Stockholders will be the same as the basis of the Public Bank Shares surrendered in exchange therefor, before giving effect to any payment of cash in lieu of fractional shares, (9) the holding period of the Common Stock to be received by the Public Stockholders will include the holding period of the Public Bank Shares, provided that the Public Bank Shares were held as a capital asset on the date of the exchange, (10) no gain or loss will be recognized by the Company upon the sale of shares of Conversion Stock in the Offerings, (11) the Eligible Account Holders and Supplemental Eligible Account Holders will recognize gain, if any, upon the issuance to them of withdrawable savings accounts in the Bank following the Conversion and Reorganization, interests in the liquidation account and nontransferable subscription rights to purchase Conversion Stock, but only to the extent of the value, if any, of the subscription rights, and (12) the tax basis to the

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

holders of Conversion Stock purchased in the Offerings will be the amount paid therefor, and the holding period for the shares of Conversion Stock will begin on the date of consummation of the Offerings if purchased through the exercise of subscription rights and on the day after the date of purchase if purchased in the Community Offering or Syndicated Community Offering.

     Robert L. Brown III, Esq., Corbin, Kentucky has issued an opinion to the Company and the Bank to the effect that the income tax consequences of the Conversion and Reorganization are substantially the same under Kentucky laws as they are under the Code.

     In the opinion of RP Financial, which opinion is not binding on the IRS, the subscription rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the Conversion Stock at a price equal to its estimated fair market value, which will be the same price as the Purchase Price for the unsubscribed shares of Conversion Stock. If the subscription rights granted to eligible subscribers are deemed to have an ascertainable value, receipt of such rights likely would be taxable only to those eligible subscribers who exercise the subscription rights (either as a capital gain or ordinary income) in an amount equal to such value, and the Primary Parties could recognize gain on such distribution. Eligible subscribers are encouraged to consult with their own tax advisor as to the tax consequences in the event that such subscription rights are deemed to have an ascertainable value.

     Unlike private rulings, an opinion is not binding on the IRS and the IRS could disagree with conclusions reached therein. In the event of such disagreement, there can be no assurance that the IRS would not prevail in a judicial or administrative proceeding.

Delivery and Exchange of Certificates

     Conversion Stock. Certificates representing Conversion Stock issued in connection with the Offerings will be mailed by the Company's transfer agent for the Common Stock to the persons entitled thereto at the addresses of such persons appearing on the stock order form for Conversion Stock as soon as practicable following consummation of the Conversion and Reorganization. Any certificates returned as undeliverable will be held by the Company until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for Conversion Stock are available and delivered to subscribers, subscribers may not be able to sell such shares.

     Exchange Shares. After consummation of the Conversion and Reorganization, each holder of a certificate or certificates theretofore evidencing issued and outstanding shares of Bank Common Stock (other than the Mutual Holding Company), upon surrender of the same to an agent, duly appointed by the Company, which is anticipated to be the transfer agent for the Common Stock (the "Exchange Agent"), will be entitled to receive in exchange therefor a certificate or certificates representing the number of full shares of Common Stock for which the shares of Bank Common Stock theretofore represented by the certificate or certificates so surrendered will have been converted based on the Exchange Ratio. The Exchange Agent will promptly mail to each such holder of record of an outstanding certificate which immediately prior to the consummation of the Conversion and Reorganization evidenced shares of Bank Common Stock, and which is to be exchanged for Common Stock based on the Exchange Ratio as provided in the Plan, a form of letter of transmittal (which will specify that delivery shall be effected, and risk of loss and title to such certificate shall pass, only upon delivery of such certificate to the Exchange Agent) advising such holder of the terms of the exchange effected by the Conversion and Reorganization and of the procedure for surrendering to the Exchange Agent such certificate in exchange for a certificate or certificates evidencing Common Stock. The Bank's stockholders should not forward Bank Common Stock certificates to the Bank or the Exchange Agent until they have received the transmittal letter.

     No holder of a certificate theretofore representing shares of Bank Common Stock shall be entitled to receive any dividends in respect of the Common Stock into which such shares shall have been converted by virtue of the

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

Conversion and Reorganization until the certificate representing such shares of Bank Common Stock is surrendered in exchange for certificates representing shares of Common Stock. In the event that dividends are declared and paid by the Company in respect of Common Stock after the consummation of the Conversion and Reorganization but prior to surrender of certificates representing shares of Bank Common Stock, dividends payable in respect of shares of Common Stock not then issued will accrue (without interest). Any such dividends will be paid (without interest) upon surrender of the certificates representing such shares of Bank Common Stock. The Company will be entitled, after the consummation of the Conversion and Reorganization, to treat certificates representing shares of Bank Common Stock as evidencing ownership of the number of full shares of Common Stock into which the shares of Bank Common Stock represented by such certificates will have been converted, notwithstanding the failure on the part of the holder thereof to surrender such certificates.

     The Company shall not be obligated to deliver a certificate or certificates representing shares of Common Stock to which a holder of Bank Common Stock would otherwise be entitled as a result of the Conversion and Reorganization until such holder surrenders the certificate or certificates representing the shares of Bank Common Stock for exchange as provide above, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be required in each case by the Company. If any certificate evidencing shares of Common Stock is to be issued in a name other than that in which the certificate evidencing Bank Common Stock surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for shares of Common Stock in any name other than that of the registered holder of the certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

Required Approvals

     Various approvals of OTS are required in order to consummate the Conversion and Reorganization. The OTS has approved the Plan of Conversion, subject to approval by the Mutual Holding Company's Members and the Bank's Stockholders. In addition, consummation of the Conversion and Reorganization is subject to OTS approval of the application of the Company to acquire control of the Bank and the applications with respect to the merger of the Mutual Holding Company (following its conversion to an interim federal stock savings association) into the Bank and the merger of Interim into the Bank, with the Bank being the surviving entity in both mergers. Applications for these approvals have been filed and are currently pending. There can be no assurances that the requisite OTS approvals will be received or received in a timely manner, in which event the consummation of the Conversion and Reorganization may be abandoned or delayed beyond the expiration of the Offerings.

     Pursuant to OTS regulations, the Plan of Conversion also must be approved by (1) at least a majority of the total number of votes eligible to be cast by Members of the Mutual Holding Company at the Members' Meeting, and (2) holders of at least two-thirds of the outstanding Bank Common Stock at the Stockholders' Meeting. In addition, the Primary Parties have conditioned the consummation of the Conversion and Reorganization on the approval of the Plan by at least a majority of the votes cast, in person or by proxy, by the Public Stockholders at the Stockholders' Meeting.

Dissenters' Rights of Appraisal

     Holders of Bank Common Stock are entitled to appraisal rights under Section
552.14 of the OTS regulations as a result of the merger of the Mutual Holding Company (following its conversion to a federal interim stock savings institution) with and into the Bank and the merger of the Bank with and into Interim, with the Bank to be the surviving entity in both mergers. A holder of shares of Bank Common Stock wishing to exercise his appraisal rights must deliver to the Secretary of the Bank, before the vote on the Plan of Conversion at the Stockholders' Meeting, a writing which identifies such stockholder and which states his intention to demand appraisal of and payment for his shares of Bank Common Stock. Such demand must be in addition to and separate from any proxy or vote against the Plan of Conversion. Any such stockholder who wishes to exercise such appraisal rights should review carefully the discussion of such rights in the Bank's proxy statement, including Appendix A thereto, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under Section
552.14. All written demands for appraisal should be sent or delivered to the attention of the Secretary of the Bank, 1431 Cumberland Avenue, Middlesboro, Kentucky 40965 so as to be received prior to the vote at the Stockholders' Meeting with respect to the Plan of Conversion. Pursuant to the Plan of Conversion, consummation of the Conversion and the Reorganization is conditioned upon holders of less than 10% of the outstanding Bank Common Stock exercising appraisal rights, which condition may, in the sole discretion of the Primary Parties, be waived.

     In determining whether or not to exercise appraisal rights, current Stockholders should review the comparison of their rights as Stockholders with their rights as stockholders of the Company following consummation of the Conversion. Such comparison is contained in the Bank's proxy statement to its stockholders under "The Conversion and Reorganization -- Comparison of Stockholders' Rights." Because the Company is governed by the Tennessee Business Corporation Act and the Bank is governed by federal law, including OTS regulations, there are material differences between the rights of stockholders of the Bank and stockholders of the Company.

Certain Restrictions on Purchase or Transfer of Shares after the Conversion and Reorganization

     All shares of Conversion Stock purchased in connection with the Conversion and Reorganization by a director or an executive officer of the Primary Parties will be subject to a restriction that the shares not be sold for a period of one year following the Conversion and Reorganization, except in the event of the death of such director or executive officer or pursuant to a merger or similar transaction approved by the OTS. Each certificate of restricted shares will bear a legend giving notice of this restriction on transfer, and appropriate stop-transfer instructions will be issued to the Company's transfer agent. Any shares of Common Stock issued within this one-year period as a stock dividend, stock split or otherwise with respect to such restricted stock will be subject to the same restrictions. The directors and executive officers of the Company will also be subject to the insider trading rules promulgated pursuant to the Exchange Act.

     Purchases of Conversion Stock of the Company by directors, executive officers and their associates during the three-year period following completion of the Conversion and Reorganization may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the OTS. This restriction does not apply, however, to negotiated transactions involving more than 1.0% of the Company's outstanding Common Stock or to the purchase of stock pursuant to any tax qualified employee stock benefit plan, such as the ESOP, or by any non-tax qualified employee stock benefit plan.

     Pursuant to OTS regulations, the Company will generally be prohibited from repurchasing any shares of Common Stock within one year following consummation of the Conversion and Reorganization. During the second and third years following consummation of the Conversion and Reorganization, the Company may not repurchase any shares of its Common Stock other than pursuant to (i) an offer to all stockholders on a pro rata basis which is approved by the OTS; (ii) the repurchase of qualifying shares of a director, if any; (iii) purchases in the open market by a tax-qualified or non-tax-qualified employee stock benefit plan in an amount reasonable and appropriate to fund the plan; or (iv) purchases that are part of an open-market program not involving more than 5% of its outstanding capital stock during a 12-month period, if the repurchases do not cause the Bank to become undercapitalized and the Bank provides to the Regional Director of the OTS no later than ten days prior to the commencement of a repurchase program written notice containing a full description of the program to be undertaken and such program is not disapproved by the Regional Director. However, the Regional Director has authority to permit repurchases during the first year following consummation of the Conversion and Reorganization and to permit repurchases in excess of 5% during the second and third years upon the establishment of exceptional circumstances (i.e., where such repurchases would be in the best interests of the institution and its stockholders). Well-capitalized institutions have received their Regional Directors' permission to engage in repurchases during the first year following consummation of a Conversion.

                      COMPARISON OF STOCKHOLDERS' RIGHTS

General

     As a result of the Conversion and Reorganization, holders of the Bank Common Stock will become stockholders of the Company, a Tennessee corporation. There are certain differences in stockholder rights arising from distinctions between the Bank's and the Company's Charter and Bylaws and between Tennessee law and federal law.

     The discussion herein is not intended to be a complete statement of the differences affecting the rights of stockholders, but rather summarizes the material differences and certain important similarities. The discussion herein is qualified in its entirety by reference to the respective Charter and Bylaws of the Company and Middlesboro Federal and the Tennessee Business Corporation Act.

Authorized Capital Stock

     The Company's authorized capital stock consists of 8,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock, whereas the Bank's authorized capital stock consists of 8,000,000 shares of Bank Common Stock and 2,000,000 shares of preferred stock (the "Bank Preferred Stock"). The shares of Common Stock and Preferred Stock were authorized in an amount greater than that to be issued in the Conversion and Reorganization to provide the Company's Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the Board of Directors, consistent with its fiduciary duty, to deter future attempts to gain control of the Company. The Board of Directors also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the Board has the power, to the extent consistent with its fiduciary duties, to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a tender offer, merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. The Company's Board currently has no plan for the issuance of additional shares, other than the possible issuance of additional shares pursuant to stock benefit plans.

Issuance of Capital Stock

     Pursuant to applicable laws and regulations, the Mutual Holding Company is required to own not less than a majority of the outstanding Bank Common Stock. There will be no such restriction applicable to the Company following consummation of the Conversion and Reorganization.

     The Charter of the Company does not contain restrictions on the issuance of shares of capital stock to directors, officers or controlling persons of the Company. Thus, stock-related compensation plans such as stock option plans could be adopted by the Company without stockholder approval and shares of Company capital stock could be issued directly to directors or officers without stockholder approval. Moreover, although generally not required, stockholder approval of stock-related compensation plans may be sought in certain instances in order to qualify such plans for favorable federal income tax and securities law treatment under current laws and regulations. The Company plans to submit the stock compensation plans discussed herein to it stockholders for approval.

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Voting Rights

     Stockholders of the Bank currently may not cumulate votes in elections of directors. Under Tennessee law, unless a corporation's charter so provides, stockholders are not entitled to cumulate their votes in the election of directors. The Company's Charter does not provide for cumulative voting. The restriction against cumulative voting will help to ensure continuity and stability of both the Company's and the Bank's board of Directors, respectively, and the policies adopted by each, and possibly by delaying, deterring or discouraging proxy contests.

     Neither the Bank's Charter nor the Charter of the Company contain any specification of or limitation on the circumstances under which separate class voting rights may be provided to a particular class or series of either Bank or Company Preferred Stock.

     For additional information relating to voting rights, see " -- Limitations on Acquisitions of Voting Stock and Voting Rights" below.

Payment of Dividends

     The ability of the Bank to pay dividends on its capital stock is restricted by OTS regulations. See "Regulation -- Regulation of the Bank -- Dividend Limitations." Although the Company is not subject to these restrictions as a Tennessee corporation, such restrictions will indirectly affect the Company because dividends from the Bank will be a primary source of funds of the Company for the payment of dividends to stockholders of the Company.

     The Tennessee Business Corporation Act generally provides that, subject to any restrictions in the corporation's charter, a Tennessee corporation may make a distribution to its stockholders unless, after giving effect to such distribution, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation's total assets would be less than the sum of its total liabilities plus (unless the charter permits otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

Board of Directors

     The Bank's Bylaws require that the Board of Directors of the Bank be divided into three classes, as nearly equal in number as possible, with the members of each class elected for a term of three years and until their successors are elected and qualified. The Company's Charter also requires the Board of Directors of the Company to be divided into three classes as nearly equal in number as possible and that the members of each class shall be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually.

     Under the Bank's Bylaws, vacancies on the Board of Directors may be filled by the affirmative vote of a majority vote of the then remaining directors, even though less than a quorum. Under the Company's Charter, vacancies are generally required to be filled by a two-thirds vote of the Board of Directors and a majority of the Continuing Directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and any director so chosen shall be elected for the unexpired term of his predecessor in office and until such director's successor shall have been elected and qualified. Any director so chosen may serve only until the next election of one or more directors by the stockholders.

     Under the Bank's Bylaws a director may be removed for cause by a vote of the holders of a majority of the shares then entitled to vote at an election of directors. Under the Company's Charter, directors may generally

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

be removed only with cause by an affirmative vote of at least 80% of the outstanding shares entitled to vote generally in the election of directors cast at a meeting of the stockholders called for that purpose, except as otherwise required by law.

Limitations on Liability

     The Company's Charter provides that no director shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a directors except for: (i) any breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law; or
(iii) unlawful distributions under Section 48-18-304 of the Tennessee Business Corporation Act. The Company's Charter further provides that if the Tennessee Business Corporation Act is ever amended or other Tennessee law enacted to permit further elimination of liability, then the liability of directors of the Company shall be eliminated or limited to the fullest extent permitted by law.

     Neither the Bank's Charter nor Bylaws contains any similar provision.

Indemnification of Directors, Officers, Employees and Agents

     The Bank's Charter and Bylaws do not contain any provision relating to indemnification of directors and officers of the Bank. Pursuant to OTS regulations, however, the Bank is required to indemnify any person against whom an action is brought or threatened because that person is or was a director, officer or employee of the institution for (i) any amount for which that person becomes liable under a judgment in such action and (ii) reasonable costs and expenses, including reasonable attorney's, actually paid and incurred by that person in defending or settling such action, or ind enforcing his or her rights to indemnification, provided that he or she attains a favorable judgment in such enforcement action. In order to be eligible for such indemnification, however, a person is only eligible if he or she obtains a final judgment in his or her favor or, in the case of settlement, final judgment against him or her or a final judgment in his or her favor but not on the merits, indemnification will only be available if a majority of the disinterested directors of the institution determine that he or she was acting (i) in good faith, (ii) within the scope of his or her employment or authority as he or she could reasonably have perceived it under the circumstances and (iii) for a purpose he or she could reasonably have believed under the circumstances was in the best interests of the institution. The Bank is permitted by regulation to authorize payment of reasonable costs and expenses, including reasonable attorney's fees prior to the conclusion of the action upon a finding by the majority of the directors that, in connection with an action, the person ultimately may become entitled to indemnification under the above-described standards. Before making such advance payment, however, the institution must obtain an agreement that it will be repaid if the person on whose behalf payment is made is later determined not to be entitled to indemnification.


     The Company's Charter provides that the Company shall indemnify any director who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, if: (i) he conducted himself in good faith; (ii) he reasonably believed, (A) in the case of conduct in his official capacity with the Company, that his conduct was in the Company's best interests and (B) in all other cases, that his conduct was at least not opposed to its best interests; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. The Company's Charter also requires that the Company indemnify any director and any officer who was wholly successfully, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director or officer of the Company, against reasonable expenses incurred by him in connection with the proceeding.

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

Special Meetings of Stockholders

     Pursuant to the Bank's Bylaws, Special Meetings of stockholders may be called at any time by the Chairman of the Board, the President or a majority of the Board of Directors, and must be called upon the written request of the holders of not less than one-tenth or all the outstanding capital stock of the Bank. The Company's Charter contains a provision pursuant to which special meetings of stockholders of the Company only may be called by the Board of Directors or a committee thereof. Stockholders will not have the right to call Special Meetings.

Stockholder Nominations and Proposals

     The Bank's Bylaws provide that nominations by shareholders must be made in writing and delivered to the secretary at the principal offices of the Bank at least five days prior to the date of the annual meeting.

     The Company's Charter provides that all nominations for election to the Board of Directors and proposals for any new business, other than those made by the Board or a committee thereof, shall be made by a stockholder who has complied with the notice provisions in the Charter. To be timely, a stockholder's notice generally must be delivered to, or mailed and received at, the principal executive offices of the Company (i) not fewer than 30 days nor more than 60 days prior to the annual meeting of stockholders of the Company; provided, however, that if notice or public disclosure of the meeting is effected fewer than 40 days before the meeting, such written notice shall be delivered or mailed, as prescribed, to the secretary of the Company not later than the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders. Such stockholder's notice must set forth (A) as to each person whom the stockholder proposes to nominate for election or re-election as a director (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the number of shares of the Company's stock which are beneficially owned by such nominee, and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies with respect to nominees for election as directors, pursuant to Regulation 14A under the Exchange Act, including, but not limited to, such person's written consent to be named in the proxy statement as a nominee and to serving as a director, if elected; and (B) as to the stockholder giving the notice (i) the name and address, as they appear on the Company's books, of such stockholder and any other stockholders known by such stockholder to be supporting such nominees and
(ii) the class and number of shares of the Company stock which are beneficially owned by such stockholder.

     The Company's Charter provides that stockholder proposals, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Company and not less than 30 nor more than 60 days prior to the annual meeting of stockholders of the Company. Such stockholder's notice must set forth as to each matter the stockholder proposes to bring before the annual meeting: (a) a brief description of the proposal desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Company's books, of the stockholder proposing such business,
(c) the class and number of shares of the Company's stock which are beneficially owned by the stockholder, and (d) any material interest of the stockholder in such proposal.

     The procedures regarding stockholder nominations and proposals are intended to provide the Board of Directors of the Company with the information deemed necessary to evaluate a stockholder proposal or nomination and other relevant information, such as existing stockholder support, as well as the time necessary to consider and evaluate such information in advance of the applicable meeting. Generally, the Company's Board of Directors determines whether there has been compliance with these requirements. The proposed procedures will give incumbent directors advance notice of a business proposal or nomination. This may make it easier for the incumbent directors to defeat a stockholder proposal or nomination, even when certain stockholders view such proposal or nomination as in the best interests of the Company or its stockholders.

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Inspectors of Election

        The Bank's Bylaws provide that the Board of Directors may appoint any persons other than nominees for office as inspectors of election. The number of inspectors are required to be either one or three. If inspectors of election are not so appointed, the chairman of the board or the president may, or on request of not fewer than 10% of the votes represented at the meeting shall, make such appointment at the meeting. If appointed at the meeting, the majority of the votes present shall determine whether one or three inspectors are to be appointed.

        The Company's Bylaws provide that the Board of Directors may appoint one or more inspectors of election. If for any meeting the inspector(s) appointed by the Board of Directors shall be unable to act or the Board of Directors shall fail to appoint any inspector, one or more inspectors may be appointed at the meeting by the chairman thereof. Such inspectors shall conduct the voting in each election of directors and, as directed by the Board of Directors or chairman of the meeting, the voting on the matters voted on at such meeting, and after the voting shall make a certificate of the vote taken. Inspectors need not be stockholders.

Limitations on Voting Rights

        Article XIV of the Company's Charter provides that, if at any time following the consummation of the Conversion and Reorganization, any person acquires beneficial ownership of more than 10% of any class of equity security of the Company without the prior approval of two-thirds of the "Continuing Directors" (as defined below), then the record holders of the voting stock of the Company beneficially owned by such acquiring person shall have only voting rights, with respect to each share in excess of 10%, equal to one one-hundredth (1/100th) of a vote. The aggregate voting power of such record holders will be allocated proportionately among such record holders by multiplying the aggregate voting power, as so limited, of the outstanding shares of voting stock of the Company beneficially owned by such acquiring person by a fraction whose numerator is the number of votes represented the shares of voting stock of the Company owned of record by such person (and which are beneficially owned by such acquiring person) and whose denominator is the total number of votes represented by the shares of voting stock of the Company that are beneficially owned by such acquiring person. A person who is the record owner of shares of voting stock of the Company that are beneficially simultaneously by more than one person shall have, with respect to such shares, the right to cast the least number of votes that such person would be entitled to cast under Article XIV. "Continuing Directors" are defined in the Company's Charter to be those members of the board of directors who are unaffiliated with any "Related Person" (as defined below) and who were members of the board of directors prior to the time that a "Related Person" (as defined below) became a "Related Person" and any successor to such directors who are recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Board of Directors. The term "Related Person" is defined as any individual, corporation, partnership or other person or entity which, together with its affiliates, beneficially owns in the aggregate 10% or more of the outstanding shares of Common Stock and any affiliate of such individual, corporation, partnership or other person or entity.

        Currently, the Charter of the Bank does not contain any provision which imposes the same restrictions with respect to the voting of Bank Common Stock. The Bank's Charter had included a provision which prohibited, for a period of three years following the MHC Reorganization, the acquisition of in excess of 10% of the outstanding shares of Bank Common Stock. This provision would have expired in March 1997. In October 1996, however, the stockholders of the Bank approved an amendment to the Bank's Charter to delete this provision.

Mergers and Certain Dispositions of Assets

        To approve mergers and similar transactions, the Tennessee Business Corporation Act generally requires the approval of the Board of Directors of the corporation and of the holders of a majority of all the votes entitled to be cast, unless the Charter or the Board of Directors requires a greater vote. The Tennessee Business Corporation Act permits a corporation to merge with another corporation without obtaining the approval of its stockholders (unless the Charter provides otherwise) if: (i) the corporation's separate corporate existence will not cease as a result of the merger and, except for certain types of amendments, its charter will not differ from its charter before the merger;

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

(ii) each stockholder of the corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations and relative rights, immediately after the effective date of the merger; (iii) the voting power of the shares outstanding immediately after the merger, plus the voting power of the shares issuable as a result of the merger (either by the conversion of securities issued pursuant to the merger or by the exercise of rights and warrants issued pursuant to the merger) will not exceed by more than twenty percent (20%) the voting power of the total shares of the corporation outstanding immediately before the merger or exchange; and (iv) the number of participating shares outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger (either by the conversion of securities issued pursuant to the merger or by the exercise of rights and warrants issued pursuant to the merger) will not exceed more than twenty percent (20%) the total number of participating shares outstanding immediately before the merger.

        The Tennessee Business Corporation Act also provides that any sale, lease, exchange, or other disposition of all, or substantially all, of the property and assets not made in the usual and regular course of business may be made in the following manner: (i) the board of directors may adopt a resolution recommending that such a transaction be approved by stockholders, unless the board of directors for any reason determines that it should not make such a recommendation, in which case the board may adopt a resolution directing that the transaction be submitted to stockholders without a recommendation, (ii) the board of directors may submit the proposed transaction for authorization by the company's stockholders at an annual or special meeting of stockholders, (iii) written notice of such meeting shall be given to stockholders of record, stating that the purpose, or one of the purposes of the meeting is to propose the transaction, (iv) at such meeting the stockholders may authorize the transaction, upon the affirmative vote of a majority of all the votes entitled to be cast on the transaction, unless the board of directors or the corporation's charter requires a greater vote or voting by voting groups, (v) after such authorization by vote of the stockholders, the board of directors may nevertheless abandon such transaction, subject to the rights of third parties under any contract, without further action or approval by the stockholders.

        As holder of all the outstanding Bank Common Stock after consummation of the Conversion and Reorganization, the Company generally will be able to authorize a merger, consolidation or other business combination involving the Bank without the approval of the stockholders of the Company. In addition to the provisions of Tennessee law, the Company's Charter requires the approval of the holders of at least 80% of the Company's outstanding shares of voting stock, and a majority of such shares not including shares deemed beneficially owned by a Related Person, to approve certain "Business Combinations," as defined therein. The Charter requires the approval of the stockholders in accordance with the increased voting requirements in connection with any such transactions except in cases where the proposed transaction has been approved in advance by at least two-thirds of the Company's Continuing Directors. These provisions of the Charter apply to any "Business Combination" which generally is defined to include: (i) any merger, share exchange or consolidation of the Company with or into a Related Person; (ii) any sale, lease, exchange, transfer or other disposition of, including without limitation, the granting of any mortgage, or any other security interest in, all or any substantial part of the assets of the Company (including, without limitation, any voting securities of a subsidiary) or of a subsidiary to a Related Person or proposed by or on behalf of a Related Person; (iii) any sale, lease, exchange, transfer or other disposition, including without limitation, a mortgage, pledge or any other security interest in, all or any substantial part of the assets of a Related Person to the Company or a subsidiary; (iv) the issuance or transfer of any securities of the Company or a subsidiary to a Related Person other than pursuant to a dividend or distribution made pro rata to all stockholders of the Company; (v) the acquisition by the Company or a subsidiary of any securities of a Related Person or of any securities convertible into securities of a Related Person; (vi) any transaction proposed by or on behalf of a Related Person or pursuant to an agreement, arrangement or understanding with a Related Person which has the effect, directly or indirectly, of increasing the Related Person's proportionate ownership of voting securities of the Company or a subsidiary thereof or of securities that are convertible to, exchangeable for or carry the right to acquire such voting securities; (vii) the adoption of any plan or proposal of liquidation or dissolution of the Company any reincorporation of the Company in another state or jurisdiction, any reclassification of the Common Stock, or any recapitalization involving the Common Stock proposed by or on behalf of a Related Person; (viii) any loans, advances, guarantees, pledges, financial assistance, security arrangements, restrictive covenants or any tax credits or

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

other tax advantages provided by, through or to the Company or any subsidiary thereof as a result of which a Related Person receives a benefit, directly or indirectly, other than proportionately as a stockholder; and (ix) any agreement, contract or other arrangement providing for any of the transactions described in
(i) - (viii) above.

        Neither the Bank's Charter, Bylaws nor federal laws and regulations contains a provision which restricts business combinations between the Bank and Related Persons in the manner set forth in the Company's Charter.

Dissenters' Rights

        A federal regulation which is applicable to the Bank generally provides that a stockholder of a federally chartered savings institution which engages in a merger, consolidation or sale of all or substantially all of its assets shall have the right to demand from such institution payment of the fair or appraised value of his or her stock in the institution, subject to specified procedural requirements. This regulation also provides, however, that the stockholders of a federally chartered savings institution with stock which is listed on a national securities exchange or quoted on the Nasdaq System are not entitled to dissenters' rights in connection with a merger involving such savings institution if the stockholder is required to accept only "qualified consideration" for his or her stock, which is defined to include cash, shares of stock of any institution or corporation which at the effective date of the merger will be listed on a national securities exchange or quoted on the Nasdaq System or any combination of such shares of stock and cash.

        After the Conversion and Reorganization, the rights of appraisal of dissenting stockholders of the Company will be governed by the Tennessee Business Corporation Act. The Tennessee Business Corporation Act provides that stockholders of a Tennessee corporation have a right to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions: (i) consummation of a plan of merger requiring stockholder approval or involving a subsidiary that is merged into its parent, (ii) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the stockholder is entitled to vote on the plan; (iii) consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the stockholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the entire proceeds of the sale will be distributed to stockholders within one year after the date of sale; (iv) an amendment to the charter than materially and adversely affects rights in respect of a dissenter's shares because it: (A) alters or abolishes a preferential right of the shares;
(B) creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase of the shares; (C) alters or abolishes a preemptive right of the holders of the shares to acquire shares or other securities; (D) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or (E) reduces the number of shares owned by the stockholder to a fraction of a shares, if the fractional share is to be acquired for cash under
(S)48-16-104 of the Tennessee Business Corporation Act; or (v) any corporation action taken pursuant to a stockholder vote to the extent the charter, bylaws, or a resolution of the board of directors providing that voting or nonvoting stockholders are entitled to dissent and obtain payment of their shares. Notwithstanding the foregoing, no stockholder of a Tennessee corporation may dissent as to any shares of a security which, as of the date of the effectuation of the transaction which would otherwise give rise to dissenters' rights, is listed on an exchange registered under Section 6 of the Exchange Act or is a "national market system security," as defined in rules promulgated pursuant to the Exchange Act.

Amendment of Governing Instruments

        No amendment of the Company's Charter may be made unless it is first approved by the Board of Directors of the Company, recommended to the stockholders for approval and thereafter is approved by the holders of a majority of the shares of the Company entitled to be cast. An 80% vote of the shares of the Company is required to amend, adopt, alter, change or repeal any provision inconsistent with Article VIII (setting quorum and voting requirements), Article IX (setting the requirements for the Board of Directors, including classification of the Board and vacancies), Article X (setting the procedures for nomination of directors and stockholder proposals), Article XI

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

(removal of directors), Article XII (elimination of director liability), Article XIII (indemnification), Article XIV (restrictions on voting rights of certain holders), Article XV (approval of Business Combinations), Article XVI (evaluation of Business Combinations), Article XIX (amendment of Bylaws) and
Article XX (amendment of Charter)

Statutory Anti-Takeover Provisions

        The Tennessee Business Corporation Act contains several provisions described below which may be applicable to the Company upon consummation of the Conversion and Reorganization. The Bank, as a federally chartered institution is governed by federal laws and regulations. There are no similar provisions applicable to the Bank .

        Business Combination Act. The Tennessee Business Combination Act (the "Business Combination Act") generally prohibits a "business combination" (generally defined to include mergers, share exchanges, sales and leases of assets, issuances of securities and similar transactions) by a "resident domestic corporation" (as defined below) or a subsidiary with an "Interested Shareholder" (generally defined as any person or entity which beneficially owns 10% or more of the voting power of any class or series of the corporation's stock then outstanding) for a period of five years after the date the person becomes an Interested Shareholder unless, prior to such date, the board of directors approved either the business combination or the transaction which resulted in the shareholder becoming an Interested Shareholder and the business combination satisfies any other applicable requirements imposed by law or by the corporation's charter or bylaws. The Business Combination Act also limits the extent to which a "resident domestic corporation" which has a class of voting stock traded on any national securities exchange or registered pursuant to
Section 12(g) of the Exchange Act or any of its officers or directors could be held liable for resisting any business combination.

        For purposes of the Business Combination Act, the term "resident domestic corporation" is defined as an issuer of voting stock which, as of the share acquisition date in question, is organized under the laws of Tennessee and meets two or more of the following requirements: (i) the corporation has more than 10,000 or 10% of its stockholders resident in Tennessee or more than 10% of its shares held by stockholders who are Tennessee residents; (ii) the corporation has its principal office or place of business located in Tennessee;
(iii) the corporation has the principal office or place of business of a significant subsidiary, representing not less than 25% of the corporation's consolidated net sales located in Tennessee; (iv) the corporation employs more than 250 individuals in Tennessee or has a combined annual payroll paid to Tennessee residents which is in excess of $5.0 million; (v) the corporation produces goods and services in Tennessee which result in annual gross receipts in excess of $10.0 million; or (vi) the corporation has physical assets and/or deposits, including those of any subsidiary located within Tennessee which exceed $10.0 million in value. The Company does not expect that it will initially meet the definition of a resident domestic corporation although it is possible that it will meet the definition in the future and will be entitled to the anti-takeover protection afforded by the Business Combination Act.

        Control Share Acquisitions. The Tennessee Control Share Acquisition Act (the "Control Share Acquisition Act") generally provides that any person or group that acquires the power to vote more than certain specified levels (one-fifth, one-third or a majority) of the shares of certain Tennessee corporations will not have the right to vote such shares unless granted voting rights by the holders of a majority of the votes entitled to be cast, excluding "interested shares." Interested shares are those shares held by the acquiring person, officers of the corporation and employees and directors of the corporation. If approval of voting power for the shares is obtained at one of the specified levels, additional stockholder approval is required when a stockholder seeks to acquire the power to vote shares at the next level. In the absence of such approval, the additional shares acquired by the stockholder may not be voted until they are transferred to another person in a transaction other than a control share acquisition.

        Pursuant to the Control Share Acquisition Act, the provisions of such Act will only apply to a Tennessee corporation if its charter or bylaws so provides and which has: (i) 100 or more stockholders; (ii) its principal place of business, its principal office or substantial assets within Tennessee; and
(iii) either (A) more than 10% of its

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stockholders resident in Tennessee, (B) more than 10% of its shares owned by stockholders resident in Tennessee, or (C) 10,000 or more stockholders resident in Tennessee. Neither the Company's Charter nor its Bylaws contains a provision declaring that the Company will be subject to the provisions of the Control Share Acquisition Act, although the Company could amend its Charter or Bylaws in the future to include such a provision. The Company cannot determine at this time whether it would otherwise meet the requirements to be subject to the provisions of the Control Share Acquisition Act.

     Anti-Greenmail Statute. The Tennessee Greenmail Act (the "Greenmail Act") prohibits a Tennessee corporation having a class of voting stock registered or traded on a national securities exchange or registered pursuant to Section 12(g) of the Exchange Act from purchasing, directly or indirectly, any of its shares at a price above the market value of such shares from any person who holds more than 3% of the class of securities to be purchased if such person has held such shares for less than two years, unless: (i) such purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by such corporation or (ii) the corporation makes an offer, at least equal value per share, to all holders of shares of such class. For purposes of the Greenmail Act, market value is defined as the average of the highest and lowest closing market price of such shares during the 30 trading days preceding the purchase or preceding the commencement or announcement of a tender offer if the seller of such shares has commenced a tender offer or announced an intention to seek control of the corporation.

        The Common Stock will be registered pursuant to Section 12(g) of the Exchange Act. As such, the Company will be subject to the restrictions of the Greenmail Act upon consummation of the Conversion and Reorganization.

        Investor Protection Act. The Tennessee Investor Protection Act (the "Investor Protection Act") prohibits any party owning, directly or indirectly, 5% or more of any class of equity securities of an "offeree company" (as defined below), any of which were purchased within one year before the proposed takeover offer, unless the offeror: (i) before making such purchase, had made a public announcement of his intention to change or influence the management or control of the "offeree company"; (ii) has made a full, fair and effective disclosure of such intention to the persons from whom he acquired such securities; and (iii) has filed with the Tennessee Commissioner of Commerce and Insurance and with the "offeree company" a statement signifying such intentions and containing such additional information as the Commissioner may require. For purposes of the Investor Protection Act, an "offeree company" is defined as a corporation or other issuer of equity securities which is incorporated or organized under the laws of Tennessee or has its principal office in Tennessee, has substantial assets located in Tennessee and which is or may be involved in a takeover offer relating to any class of its equity securities.

        The Investor Protection Act also prohibits any offeror from making a takeover offer which is not made to the holders of record or beneficial owners of the equity securities of an offeree company who reside in Tennessee on substantially the same terms as the offer is made to holders residing elsewhere. The Investor Protection Act also imposes certain other restrictions on takeover offers involving offeree companies. Although the Company is a Tennessee corporation, it is not anticipated at this time that the Company would satisfy the requirement of having substantial assets located in Tennessee and therefore would not be deemed an offeree company and entitled to the protections of the Investor Protection Act. It is possible that the Company could satisfy this requirement in the future and parties seeking to make a takeover offer would be subject to the requirements of the Investor Protection Act.

                  RESTRICTIONS ON ACQUISITION OF THE COMPANY

Restrictions in the Company's Charter and Bylaws

        Certain provisions of the Company's Charter and Bylaws which deal with matters of corporate governance and rights of stockholders might be deemed to have a potential anti-takeover effect. These provisions, which are described under "Comparison of Stockholders' Rights" above, provide, among other things:
(i) that the Board of

Directors of the Company shall be divided into classes; (ii) that special meetings of stockholders may only be called by the Board of Directors of the Company or a committee thereof; (iii) that stockholders generally must provide the Company advance notice of stockholder nominations for director and proposals and provide certain specified related information; (iv) that the voting rights of any person who acquires more than 10% of the issued and outstanding shares of any class of an equity security of the Company will be reduced to 1/100th of a share of every share owned in excess of 10%; (v) the authority to issue shares of authorized but unissued Common Stock and Preferred Stock and to establish the terms of any one or more series of Preferred Stock, including voting rights; and
(vi) restrictions on the Company's ability to engage in certain Business Combinations with "Related Persons."

        The foregoing provisions of the Charter and Bylaws of the Company could have the effect of discouraging an acquisition of the Company or stock purchases in furtherance of an acquisition, and could accordingly, under certain circumstances, discourage transactions which might otherwise have a favorable effect on the price of the Common Stock.

        The Board of Directors believes that the provisions described above are prudent and will reduce vulnerability to takeover attempts and certain other transactions that are not negotiated with and approved by the Board of Directors of the Company. The Board of Directors believes that these provisions are in the best interests of the Company and its future stockholders. In the Board of Directors' judgment, the Board of Directors is in the best position to determine the true value of the Company and to negotiate more effectively for what may be in the best interests of its stockholders. Accordingly, the Board of Directors believes that it is in the best interests of the Company and its future stockholders to encourage potential acquirors to negotiate directly with the Board of Directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the Board of Directors' view that these provisions should not discourage persons from proposing a merger or other transactions at prices reflective of the true value of the Company and where the transaction is in the best interests of all stockholders.

Restrictions in Tennessee Law

        Certain provisions of the Tennessee Business Corporation Act, which may be applicable to the Company upon consummation of the Conversion and Reorganization or in the future may be deemed to have an anti-takeover effect. These provisions, which are described under "Comparison of Stockholders' Rights" above include (i) restrictions on business combinations with Interested Shareholders; (ii) restrictions on control share acquisitions; (iii) a prohibition on the payment of greenmail; and (iv) a prohibition on certain types of tender offers.

Regulatory Restrictions

        The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more persons, may acquire control of a savings association unless the OTS has been given 60 days' prior written notice. The HOLA provides that no company may acquire "control" of a savings association without the prior approval of the OTS. Any company that acquires such control becomes a savings and loan holding company subject to registration, examination and regulation by the OTS. Pursuant to federal regulations, control of a savings association is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the association or the ability to control the election of a majority of the directors of an association. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock, of a savings association, where certain enumerated "control factors" are also present in the acquisition. The OTS may prohibit an acquisition if: (i) it would result in a monopoly or substantially lessen competition; (ii) the financial condition of the acquiring person might jeopardize the financial stability of the institution; or (iii) the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person. The foregoing restrictions do not apply to the acquisition of a savings association's capital stock by one or more tax-qualified employee stock benefit plans, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25% of any class of equity security of the savings association.

                  DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

General

        The Company is authorized to issue 8,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock. The Company currently expects to issue up to a maximum of 590,943 shares of Common Stock, including 382,375 shares of Conversion Stock and 208,563 Exchange Shares, and no shares of Preferred Stock in the Conversion and Reorganization. Each share of the Common Stock will have the same relative rights as, and will be identical in all respects with, each other share of Common Stock. Upon payment of the Purchase Price for the Conversion Stock and the issuance of the Exchange Shares in accordance with the Plan, all such stock will be duly authorized, fully paid and nonassessable.

        The Common Stock of the Company will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC.

Common Stock

        Dividends. The Company can pay dividends if, as and when declared by its Board of Directors, subject to compliance with limitations which are imposed by law. See "Dividend Policy." The holders of Common Stock of the Company will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor. If the Company issues Preferred Stock, the holders thereof may have a priority over the holders of the Common Stock with respect to dividends.

        Voting Rights. Upon completion of the Conversion and Reorganization, the holders of Common Stock of the Company will possess exclusive voting rights in the Company. They will elect the Company's Board of Directors and act on such matters as are required to be presented to them under Tennessee law or the Company's Charter or as are otherwise presented to them by the Board of Directors. Except as discussed in "Comparison of Stockholders' Rights - Limitations on Acquisitions of Voting Stock and Voting Rights," each holder of Common Stock will be entitled to one vote per share. Under the Company's Charter, cumulative voting is prohibited. If the Company issues Preferred Stock, holders of the Preferred Stock may also possess voting rights.

        Liquidation. In the event of any liquidation, dissolution or winding up of the Company, the holders of its Common Stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of the Company available for distribution. If Preferred Stock is issued, the holders thereof may have a priority over the holders of the Common Stock in the event of liquidation or dissolution.

        Preemptive Rights. Holders of the Common Stock of the Company will not be entitled to preemptive rights with respect to any shares which may be issued. The Common Stock is not subject to redemption.

Preferred Stock

        None of the shares of the Company's authorized Preferred Stock will be issued in the Conversion and Reorganization. Such stock may be issued with such preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the Common Stock and may assist management impeding an unfriendly takeover or attempted change in control.

                                    EXPERTS

        The Financial Statements of Middlesboro Federal at June 30, 1996 and 1995 appearing in this Prospectus and included in the registration on Form SB-2 filed with the SEC and the Application for Conversion filed with the OTS, have been audited by Marr, Miller & Myers, PSC, independent auditors, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

        RP Financial has consented to the publication herein of the summary of its report to the Company and the Bank setting forth its opinion as to the estimated pro forma market value of the Common Stock to be outstanding upon completion of the Conversion and Reorganization and its opinion with respect to subscription rights.

                                 LEGAL MATTERS

        The legality of the Common Stock and the federal income tax consequences of the Conversion and Reorganization will be passed upon for the Company and the Bank by Housley Kantarian & Bronstein, P.C., Washington, D.C., special counsel to the Company and the Bank. The Kentucky income tax consequences of the Conversion and Reorganization will be passed upon for the Company and Middlesboro Federal by Robert L. Brown, III, Esq., Corbin, Kentucky. Certain legal matters will be passed upon for Trident Securities by Vorys, Sater, Seymour and Pease, Cincinnati, Ohio.

                            ADDITIONAL INFORMATION

        The Company has filed with the SEC a Registration Statement under the Securities Act with respect to the Conversion Stock and the Exchange Shares offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the Registration Statement. Such information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are, of necessity, brief descriptions thereof and are not necessarily complete; each such statement is qualified by reference to such contract or document.

        The Mutual Holding Company has filed an Application for Conversion with the OTS with respect to the Conversion and Reorganization. This Prospectus omits certain information contained in that application. The application may be examined at the principal office of the OTS, 1700 G Street, N.W., Washington, D.C. 20552 and at the Central Regional Office of the OTS located at 200 West Madison Avenue, Suite 1300, Chicago, Illinois 60606.

        In connection with the Conversion and Reorganization, the Company will register its Common Stock with the SEC under Section 12(g) of the Exchange Act, and, upon such registration, the Company and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting requirements and certain other requirements of the Exchange Act. Under the Plan, the Company has undertaken that it will not terminate such registration for a period of at least three years following the Conversion and Regulation.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                         Page
                                                                                         ----
Independent Auditor's Report                                                             F-1

Statements of Financial Condition as of September 30, 1996                               F-2
  (unaudited) and June 30, 1996 and 1995

Statements of Income for the Three Months Ended September 30, 1996                       19
  and 1995 (unaudited) and the Years Ended June 30, 1996 and 1995

Statements of Changes in Stockholders' Equity for the Three Months Ended                 F-3
  September 30, 1996 (unaudited) and the Years Ended June 30, 1996 and 1995

Statements of Cash Flows for the Three Months Ended September 30, 1996                   F-4
  and 1995 (unaudited) and the Years Ended June 30, 1996 and 1995

Notes to the Financial Statements                                                        F-6

Schedules - All schedules are omitted because the required information is not applicable or is presented in the financial statements or accompanying notes.


  All financial statements of Cumberland Mountain Bancshares, Inc. have been omitted because Cumberland Mountain Bancshares, Inc. has not yet issued any stock, has no assets and no liabilities and has not conducted any business other than of an organizational nature.

            [LETTERHEAD OF MARR, MILLER & MYERS, PSC APPEARS HERE]

                         INDEPENDENT AUDlTOR'S REPORT
                         ----------------------------

 July 25, 1996




 To the Board of Directors and Stockholders
 Middlesboro Federal Bank, F.S.B.
 Middlesboro, Kentucky

 We have audited the accompanying statements of financial condition of Middlesboro Federal Bank, F.S.B. as of June 30, 1996 and 1995, and the related statements of income, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Savings Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

 We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

 In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Middlesboro Federal Bank, F.S.B. as of June 30, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

 /s/ Marr, Miller & Myers, PSC

 Certified Public Accountants

                       MIDDLESBORO FEDERAL BANK, F.S.B.
                             Middlesboro, Kentucky

                       STATEMENTS OF FINANCIAL CONDITION

                                    ASSETS
                                    ------

                                               (Unaudited)       June 30,
                                              September 30,   ---------------
                                                  1996        1996       1995
                                              ------------    ----       ----
                                                   (Dollars in thousands)
  Cash and cash equivalents                      $   605    $   874    $ 1,796
  Investment securities, held-to-maturity
    (Market value $253 at September 30, 1996,
    $639 at June 30, 1996 and $5,466 at
    June 30, 1995)                                   253        639      5,631
  Investment securities, available-for-sale,
    at market value                                3,637      3,680      1,853
  Mortgage-backed securities, held to maturity
    (Market value $11,769 at June 30, 1995)            -          -     11,846
  Mortgage-backed securities, available for
    sale, at market value                          7,655      7,779          -
  Loans, net of allowance for loan losses of
    $195 at September 30, 1996, $180 at
    June 30,1996 and $148 at June 30, 1995        69,371     59,931     44,864
  Accrued interest receivable                        363        312        247
  Investment in capital stock of Federal Home
    Loan Bank (FHLB)                                 444        436        407
  Premises and equipment, net                      1,017        895        691
  Prepaid expenses and other assets                  454        152        118
                                                  ------     ------     ------
                                TOTAL ASSETS     $83,799    $74,698    $67,453
                                                  ======     ======     ======

COMMITMENTS AND CONTINGENCIES

                     LIABILITIES AND STOCKHOLDERS' EQUITY
                     ------------------------------------
LIABILITIES
   Deposits                                      $71,906    $68,976    $62,595
   Advances from FHLB                              6,000      1,000          -
   Accrued interest payable                          522        107         97
   Other liabilities                                 986         19        153
                                                  ------     ------     ------
                             Total liabilities    79,414     70,102     62,845
                                                  ------     ------     ------
STOCKHOLDERS' EQUITY
   Common stock, $1 par value, 8,000,000 shares
    authorized, 510,000 shares issued
    and outstanding                                  510        510        510
   Preferred stock, 2,000,000 shares
    authorized, none issued and outstanding            -          -          -
   Additional paid-in capital                      1,023      1,023      1,023
   Retained earnings                               3,146      3,368      3,222
   Net unrealized loss on investment securities,
    net of deferred tax                             (294)      (305)      (147)
                                                  ------     ------     ------
                     Total stockholders' equity    4,385      4,596      4,608
                                                  ------     ------     ------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY  $83,799    $74,698    $67,453
                                                  ======     ======     ======

The accompanying notes are an integral part of these financial statements.

                       MIDDLESBORO FEDERAL BANK, F.S.B.
                             Middlesboro, Kentucky

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                                               Unrealized
                                                                   Capital Stock                             Gain (Loss) On
                                                                   -------------         Paid-In   Retained    Investment
                                                                Shares         Amount    Capital   Earnings    Securities   Total
                                                                ------         ------    -------   --------   ------------  -----
                                                                                         (Dollars in thousands)
Balance, July 1, 1994                                               510          $510      $1,023      $2,929    $(121)    $4,341

For the year ended June 30, 1995:
    Unrealized gain (loss) on investment
     securities, net of deferred tax                                  -             -           -           -      (26)       (26)
    Net income                                                        -             -           -         293        -        293
                                                                    ---          ----      ------       -----    -----     ------
Balance, June 30, 1995                                              510           510       1,023       3,222     (147)     4,608

For the year ended June 30, 1996:
    Unrealized gain (loss) on investment
     securities, net of deferred tax                                  -             -           -           -     (158)      (158)
    Net income                                                        -             -           -         146        -        146
                                                                    ---          ----      ------       -----    -----     ------
Balance, June 30, 1996                                              510           510       1,023       3,368     (305)     4,596

For the three months ended September 30, 1996 (Unaudited):
    Unrealized gain (loss) on investment
     securities, net of deferred tax                                  -             -           -           -       11         11
    Net loss                                                          -             -           -        (222)       -       (222)
                                                                    ---          ----      ------       -----    -----     ------
Balance, September 30, 1996 (Unaudited)                             510          $510      $1,023       3,146    $(294)    $4,385
                                                                    ===          ====      ======       =====    =====     ======



The accompanying notes are an integral part of these financial statements.

                       MIDDLESBORO FEDERAL BANK, F.S.B.
                             Middlesboro, Kentucky

                           STATEMENTS OF CASH FLOWS

                                                            (Unaudited)
                                                        Three Months Ended       Year Ended
                                                           September 30,          June 30,
                                                        ------------------     -----------------
                                                          1996      1995       1996         1995
                                                          ----      ----       ----         ----
                                                                   (Dollars in thousands)
CASH FLOW FROM OPERATING ACTIVITIES
  Net income (loss)                                     $ (222)     $  76       $ 146      $ 293
  Adjustments to reconcile net income to net
   cash provided by operating activities:
      Depreciation                                          21         18          76         64
      Amortization and accretion                             3          1          10         12
      FHLB stock dividend                                   (8)        (7)        (29)       (36)
      Provision for loan losses                             30          3          46         18
      Gain (loss) on sales of mortgage-backed
       securities                                            -          -         (33)        11
      Gain (loss) on sales of investment securities          -          -          12         86
      Deferred income tax                                    -          -          14          6
      Changes in assets and liabilities:
        Accrued interest receivable                        (51)         5         (66)        (3)
        Prepaid expenses and other assets                 (302)       (25)        (34)       (42)
        Accrued interest payable                           415        393          11         31
        Other liabilities                                  946        (91)          9         91
                                                         -----      -----       -----      -----
          Net cash provided by (used in) operating
            activities                                     832        373         162        531
                                                         -----      -----       -----      -----
CASH FLOW FROM INVESTING ACTIVITIES
  Purchases of Investment Securities                         -        380           -          -
  Proceeds from redemption of capital stock-FHLB             -          -           -        259
  Proceeds on maturities of investment
   securities                                              386          -       1,053      4,771
  Purchase of mortgage-backed securities                     -       (488)     (3,536)         -
  Principal collected on mortgage-backed
   securities                                              182          -       1,418      1,126
  Proceeds on sales of mortgage-backed
   securities                                                -        320       6,025      2,524
  Proceeds on sales of investment securities                 -          -       1,967      2,411
  Purchased loans                                         (190)         -         202          -
  Net increase in loans, exclusive of loans
   purchased                                            (9,268)    (2,484)    (15,916)   (16,049)
  Purchase of land                                        (100)         -         (75)         -
  Construction in progress                                 (41)         -        (157)         -
  Purchases of equipment                                     -       (216)        (48)      (345)
          Net cash provided by (used in)                 -----      -----       -----      -----
            investing activities                        (9,031)    (2,488)     (8,466)    (5,303)
                                                         -----      -----       -----      -----



The accompanying notes are an integral part of these financial statements.

                       MIDDLESBORO FEDERAL BANK, F.S.B.
                             Middlesboro, Kentucky

                     STATEMENTS OF CASH FLOWS (CONTINUED)


                                                                           (Unaudited)
                                                                       Three Months Ended             Year Ended
                                                                          September 30,                 June 30,
                                                                       -------------------         -----------------
                                                                        1996          1995         1996         1995
                                                                        ----          ----         ----         ----
                           (Dollars in thousands)
CASH FLOW FROM FINANCING ACTIVITIES
  Borrowings from FHLB                                                 5,000             -        3,600            -
  Repayments to FHLB                                                       -             -       (2,600)           -
  Net increase in deposits                                             2,930         1,558        6,382        4,737
                                                                      ------        ------       ------       ------
            Net cash provided by (used in) financing activities        7,930         1,558        7,382        4,737
                                                                      ------        ------       ------       ------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                    (269)         (557)        (922)         (35)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                           874         1,796        1,796        1,831
                                                                      ------        ------       ------       ------

CASH AND CASH EQUIVALENTS, END OF PERIOD                             $   605       $ 1,239      $   874      $ 1,796
                                                                      ======        ======       ======       ======

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash payment for:
    Interest                                                         $   498       $   410      $ 3,307      $ 2,414
                                                                      ======        ======       ======       ======

    Income taxes                                                     $     -       $    68      $   197      $    69
                                                                      ======        ======       ======       ======

  Transfers from loans to real estate acquired
   in settlement of loans                                            $     -       $     -      $     -      $     -
                                                                      ======        ======       ======       ======





The accompanying notes are an integral part of these financial statements.

                       MIDDLESBORO FEDERAL BANK, F.S.B.
                             Middlesboro, Kentucky

                       NOTES TO THE FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
         ------------------------------------------

  The accounting policies that affect the significant elements of the financial statements are summarized below:

  NATURE OF OPERATIONS: The Savings Bank provides a variety of financial
  --------------------
    services to individuals and corporate customers through its main office in Middlesboro and its branch in Cumberland, Kentucky. The Savings Bank's primary deposit products are interest-bearing checking accounts and certificates of deposit. Its primary lending products are single-family residential loans, consumer loans and share loans.

  USE OF ESTIMATES: The preparation of financial statements in conformity with
  ----------------
    generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

    While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Savings Bank's allowances for losses on loans and foreclosed real estate. Such agencies may require the Savings Bank's to recognize additions to the allowances based on their judgements about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change materially in the near term.

  CASH AND CASH EQUIVALENTS: For purposes of reporting cash flows, cash and cash
  -------------------------
    equivalents include cash and due from banks, interest bearing deposits having maturities of 90 days or less with other financial institutions, federal funds sold and money market mutual funds.

  INVESTMENT SECURITIES: Investment securities that are held for short-term
  ---------------------
    resale are classified as trading securities and carried at fair value. Debt securities that management has the ability and intent to hold to maturity are classified as held-to-maturity and carried at cost, adjusted for amortization of premiums and accretion of discounts using methods approximating the interest method. Other marketable securities are classified as available-for-sale and are carried at fair value. Realized and unrealized gains and losses on trading securities are included in net income. Unrealized gains and losses on securities available-for-sale are recognized as direct increases or decreases in stockholders' equity. Cost of securities sold is recognized using the specific identification method.

  INTERIM PERIOD: The statements for the three months ended September 30, 1996
  --------------
    and 1995 are unaudited, but in the opinion of management, reflect all adjustments necessary for a fair presentation of the results of such periods and such adjustments are of a normal recurring nature. The results of operations for the three month periods referred to above are not necessarily indicative of the results that may be expected for the entire fiscal year.

                       MIDDLESBORO FEDERAL BANK, F.S.B.
                             Middlesboro, Kentucky

                       NOTES TO THE FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
         -----------------------------------------------------

  MORTGAGE-BACKED SECURITIES: Mortgage-backed securities represent participating
  --------------------------
    interests in pools of long-term first mortgage loans originated and serviced by issuers of the securities. Mortgage-backed securities are carried at unpaid principal balances, adjusted for unamortized premiums and unearned discounts. Premiums and discounts are amortized using methods approximating the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Management intends and has the ability to hold such securities to maturity. Should any be sold, cost of securities sold is determined using the specific identification method.

  LOANS: Loans are stated at unpaid principal balances, less the allowance for
  -----
    loan losses and net deferred loan fees and unearned discounts.

    Unearned discounts on installment loans are recognized as income over the term of the loans using a method that approximates the interest method.

    Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the contractual lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

    Loans are placed on nonaccrual when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income or other nonaccrual loans is recognized only to the extent of interest payments received.

    The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries.

  REAL ESTATE ACQUIRED IN SETTLEMENT OF LOANS: Real estate acquired in
  -------------------------------------------
    settlement of loans is initially recorded at the lower of cost or the fair value of property acquired less the estimated selling cost by a charge to the allowance for loan losses. Valuations are periodically performed by management, and an allowance for losses is established by a charge to operations if the carrying value of the property exceeds its fair value.

                       MIDDLESBORO FEDERAL BANK, F.S.B.
                             Middlesboro, Kentucky

                       NOTES TO THE FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
         ------------------------------------------------------

  PREMISES AND EQUIPMENT: Premises and equipment are recorded at cost.
  ----------------------
    Depreciation is provided by the straight-line method over the estimated useful lives of the depreciable property. Estimated useful lives range from 10 to 40 years on office buildings and improvements and 3 to 5 years on furniture, fixtures and equipment.

  INCOME TAXES: Income taxes are provided for the tax effects of the
  ------------
    transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of available-for-sale securities, allowance for loan losses, allowance for losses on foreclosed real estate, accumulated depreciation, and accrued employee benefits for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

  PENSION PLAN: The Savings Bank has a pension plan covering substantially all
  ------------
    employees. It is the policy of the Savings Bank to fund the maximum amount that can be deducted for federal income tax purposes but in amounts not less than the minimum amounts required by law. A 401(K) plan was adopted July 1, 1996.

  NET INCOME PER SHARE OF COMMON STOCK: Net income per share of common stock is
  ------------------------------------
    computed by dividing net income by the weighted average number of shares of common stock outstanding during the period.

  OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS: In the ordinary course of business
  ---------------------------------------
    the Savings Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

NOTE 2 - CASH AND CASH EQUIVALENTS
         -------------------------
  Cash and cash equivalents are summarized as follows:


                               (Unaudited)         June 30,
                              September 30,    ---------------
                                  1996         1996       1995
                                  ----         ----       ----
                                     (Dollars in thousands)
Cash and due from banks          $ 605        $ 874    $ 1,296
Federal funds sold                   -            -        500
                                  ----         ----     ------
   Total                         $ 605        $ 874    $ 1,796
                                  ====         ====     ======

                       MIDDLESBORO FEDERAL BANK, F.S.B.
                             Middlesboro, Kentucky

                       NOTES TO THE FINANCIAL STATEMENTS


NOTE 3 - INVESTMENT SECURITIES
         ---------------------

  The carrying value, unrealized gains (losses) and estimated market value of investment securities held-to-maturity are summarized as follows:


                                                                         Gross          Gross        Estimated
                                                        Amortized      Unrealized     Unrealized       Market
                                                          Cost           Gains         Losses          Value
                                                        ---------      ----------     ----------     ---------
                                                                         (Dollars in thousands)
September 30, 1996 (Unaudited)
------------------------------
  Certificates of deposit                                 $   190       $     -         $     -        $   190
  U.S. League stock and other                                  63             -               -             63
                                                           ------        ------          ------         ------
                                                          $   253       $     -         $     -        $   253
                                                           ======        ======          ======         ======

June 30, 1996
-------------
  Certificates of deposit                                 $   576       $     -         $     -        $   576
  U.S. League stock and other                                  63             -               -             63
                                                           ------        ------          ------         ------
                                                          $   639       $     -         $     -        $   639
                                                           ======        ======          ======         ======
June 30, 1995
-------------
  U.S. Treasury and government agencies                   $ 3,940       $     -         $   165        $ 3,775
  Certificates of deposit                                   1,626             -               -          1,626
  U.S. League stock and other                                  65             -               -             65
                                                           ------        ------          ------         ------
                                                          $ 5,631       $     -         $   165        $ 5,466
                                                           ======        ======          ======         ======

  The Savings Bank has the intent and ability to hold these securities to maturity.

  The carrying value, unrealized gains (losses) and estimated market value of investment securities available-for-sale are summarized as follows:

                                                                         Gross          Gross        Estimated
                                                        Amortized      Unrealized     Unrealized       Market
                                                          Cost           Gains         Losses          Value
                                                        ---------      ----------     ----------     ---------
                                                                         (Dollars in thousands)
September 30, 1996 (Unaudited)
------------------------------
  U.S. Treasury and government agencies                   $ 2,832       $     -         $    83        $ 2,749
  Franklin U.S. Government Securities Fund                  1,000             -             112            888
                                                           ------        ------          ------         ------

                                                          $ 3,832       $     -         $   195        $ 3,637
                                                           ======        ======          ======         ======

                       MIDDLESBORO FEDERAL BANK, F.S.B.
                             Middlesboro, Kentucky

                       NOTES TO THE FINANCIAL STATEMENTS


NOTE 3 - INVESTMENT SECURITIES (CONTINUED)
         ---------------------------------

                                                                     Gross          Gross        Estimated
                                                    Amortized      Unrealized     Unrealized       Market
                                                       Cost           Gains         Losses          Value
                                                     --------      ----------     ----------     ---------
                                                                     (Dollars in thousands)
June 30, 1996
-------------
  U.S. Treasury and government agencies               $ 2,853        $    16        $    74         $ 2,795
  Franklin U.S. Government Securities Fund              1,000              -            115             885
                                                       ------         ------         ------          ------
                                                      $ 3,853        $    16        $   189         $ 3,680
                                                       ======         ======         ======          ======

June 30, 1995
-------------
  U.S. Treasury and government agencies               $ 1,000        $     -        $    60         $   940
  Franklin U.S. Government Securities Fund              1,000              -             87             913
                                                       ------         ------         ------          ------
                                                      $ 2,000        $     -        $   147         $ 1,853
                                                       ======         ======         ======          ======

  The gross realized gains, losses and proceeds on sales of investment securities are as follows:



                                                            (Unaudited)                 June 30,
                                                           September 30,          ------------------
                                                                1996              1996          1995
                                                                ----              ----          ----
                                                                           (Dollars in thousands)
  Proceeds                                                   $     -           $ 1,967       $ 2,411
                                                              ======            ======        ======

  Gross realized gains                                       $     -           $     1       $     -
                                                              ======            ======        ======

  Gross realized losses                                      $     -           $    13       $    86
                                                              ======            ======        ======

  The amortized cost and estimated market value of investment securities, by contractual maturity, are as follows:

                                                    (Unaudited)
                                                September 30, 1996            June 30, 1996             June 30, 1995
                                              -----------------------     -----------------------    ---------------------
                                                            Estimated                   Estimated                Estimated
                                              Amortized       Market      Amortized       Market     Amortized     Market
                                                Cost          Value          Cost         Value         Cost       Value
                                              ---------     ---------     ---------     ---------    ---------   ---------
                                                                          (Dollars in  thousands)
  Due in one year or less                        $  190       $  190         $  579        $  579       $1,053     $1,053
  Due after one year through five years           2,013        1,949          2,010         1,936        3,089      2,892
  Due after five years through ten years              -            -              -             -        1,479      1,455
  Due after ten years                               832          813            853           869          960        956
                                                 ------       ------         ------        ------       ------     ------
                                                  3,035        2,952          3,442         3,384        6,581      6,356

                       MIDDLESBORO FEDERAL BANK, F.S.B.
                             Middlesboro, Kentucky

                       NOTES TO THE FINANCIAL STATEMENTS


NOTE 3 - INVESTMENT SECURITIES (CONTINUED)
         ---------------------------------

                                                    (Unaudited)
                                                September 30, 1996            June 30, 1996             June 30, 1995
                                              -----------------------     -----------------------    ---------------------
                                                            Estimated                   Estimated                Estimated
                                              Amortized       Market      Amortized       Market     Amortized     Market
                                                Cost          Value          Cost         Value         Cost       Value
                                              ---------     ---------     ---------     ---------    ---------   ---------
                                                                          (Dollars in  thousands)
   Open-ended mutual fund                         1,000          888          1,000           885        1,000        913
   U.S. League Stock                                 50           50             50            50           50         50
                                                 ------       ------         ------        ------       ------     ------

      Total investment securities               $ 4,085      $ 3,890        $ 4,492       $ 4,319      $ 7,631    $ 7,319
                                                 ======       ======         ======        ======       ======     ======

   There were no issues held at September 30, 1996, June 30, 1996 and 1995 that exceeded 10% of stockholders' equity. There were no investment securities pledged to secure public deposits or for any other purposes required by law.

NOTE 4 - MORTGAGE-BACKED SECURITIES
         --------------------------

   Mortgage-backed securities are summarized as follows:

                                                                     Gross          Gross        Estimated
                                                    Amortized      Unrealized     Unrealized       Market
                                                       Cost           Gains         Losses          Value
                                                     --------      ----------     ----------     ---------
                                                                     (Dollars in thousands)
September 30, 1996 (Unaudited)
------------------------------
   GNMA                                              $  1,546        $     -        $    15        $  1,531
   FNMA                                                 6,357              -            233           6,124
                                                      -------         ------         ------         -------
                                                     $  7,903        $     -        $   248        $  7,655
                                                      =======         ======         ======         =======

June 30, 1996
-------------
   GNMA                                              $  1,591        $     -        $    19        $  1,572
   FNMA                                                 6,477              -            270           6,207
                                                      -------         ------         ------         -------
                                                     $  8,068        $     -        $   289        $  7,779
                                                      =======         ======         ======         =======

June 30, 1995
-------------
   GNMA                                              $  7,254        $    63        $    30        $  7,287
   FNMA                                                 4,592              5            115           4,482
                                                      -------         ------         ------         -------
                                                     $ 11,846        $    68        $   145        $ 11,769
                                                      =======         ======         ======         =======

   The Savings Bank transferred all mortgage-backed securities to available-for-sale during the fiscal year ended June 30, 1996.

                       MIDDLESBORO FEDERAL BANK, F.S.B.
                             Middlesboro, Kentucky

                       NOTES TO THE FINANCIAL STATEMENTS


NOTE 4 - MORTGAGE-BACKED SECURITIES (CONTINUED)
         --------------------------------------

  Mortgage-backed certificates represent participating interests in pools of long-term first mortgage loans. Expected maturities differ from contractual maturities because borrowers have the right to prepay obligations without prepayment penalties.

  The gross realized gains, losses and proceeds on sales of mortgage-backed securities are as follows:

                                        (Unaudited)          June 30,
                                       September 30,     ----------------
                                            1996         1996        1995
                                            ----         ----        ----
                                               (Dollars in thousands)
  Proceeds                                 $    -     $ 6,025     $ 2,524
                                            =====      ======      ======
  Gross realized gains                     $    -     $    37     $    26
                                            =====      ======      ======
  Gross realized losses                    $    -     $     5     $    36
                                            =====      ======      ======

NOTE 5 - LOANS
         -----

  Major classifications of loans are summarized as follows:

                                                 (Unaudited)          June 30,
                                                September 30,     ---------------
                                                     1996         1996       1995
                                                     ----         ----       ----
                                                        (Dollars in thousands)
  Real estate:
    Loans on residential properties:
      One to four units                           $ 43,711     $ 38,937   $ 32,778
      More than four units                           1,866        1,877          -
    Loans on nonresidential properties              11,359        9,307      5,753
                                                   -------      -------    -------
         Total real estate loans                    56,936       50,121     38,531

  Construction                                       1,806        1,161        965
  Commercial                                         4,497        3,432        888
  Share                                              1,833        1,746      1,585
  Consumer/credit cards                              5,018        4,247      3,983
                                                   -------      -------    -------
         Total loans                                70,090       60,707     45,952

  Less:
    Unearned discounts                                (524)        (596)      (940)
    Allowance for loan losses                         (195)        (180)      (148)
                                                   -------      -------    -------

         Net loans                                $ 69,371     $ 59,931   $ 44,864
                                                   =======      =======    =======

                       MIDDLESBORO FEDERAL BANK, F.S.B.
                             Middlesboro, Kentucky

                       NOTES TO THE FINANCIAL STATEMENTS


NOTE 5 - LOANS (CONTINUED)
         ----------------

  Activity in the allowance for loan losses is summarized as follows:

                                                    (Unaudited)          June 30,
                                                   September 30,      --------------
                                                   1996    1995       1996      1995
                                                   ----    ----       ----      ----
                                                       (Dollars in thousands)
   Balance, beginning of year                   $   180   $ 148    $   148     $ 131
   Provision for loan losses                         30       3         58        18
   Charge-offs                                      (17)    (28)       (36)       (4)
   Recoveries                                         2      14         10         3
                                                  -----    ----      -----      ----
   Balance, end of year                         $   195   $ 137    $   180     $ 148
                                                  =====    ====      =====      ====

  Non-accrual loans and their impact on interest income are as follows:


                                                    (Unaudited)         June 30,
                                                   September 30,     --------------
                                                   1996    1995       1996     1995
                                                   ----    ----      ----      ----
                                                      (Dollars in thousands)
   Non-accrual loans                            $   433   $ 707    $  349     $ 135
                                                   ====    ====      ====      ====
  Impact on interest income:
    Interest income that would have been
     recorded on non-accrual loans in
      accordance with original terms            $     8   $  14    $    6     $   -
                                                   ====    ====      ====      ====
Interest income actually received and
 recorded during the period                     $     -   $   -    $   17     $  20
                                                   ====    ====      ====      ====

The Bank originates both adjustable and fixed rate real estate loans. The composition of these loans was as follows:

Term to Maturity

                                                                   June 30,
                                                                --------------
                                                                1996      1995
                                                                ----      ----
                                                         (Dollars in thousands)
Fixed Rate:
        1 month - 1 year                                      $  282    $  733
        1 year - 3 years                                         267       371
        3 years - 5 years                                        242       423
        5 years - 10 years                                     1,159     1,750
        10 years - 20 years                                    8,328     4,829
                                                              ------    ------
         Total                                               $10,278   $ 8,106
                                                              ======    ======

                       MIDDLESBORO FEDERAL BANK, F.S.B.
                             Middlesboro, Kentucky

                       NOTES TO THE FINANCIAL STATEMENTS


NOTE 5 - LOANS (CONTINUED)
         -----------------
Term to Rate Adjustment

                                                                June 30,
                                                             ---------------
                                                             1996       1995
                                                             ----       ----
                                                       (Dollars in thousands)
Adjustable Rate:
     1 month - 1 year                                     $   100    $   124
     1 year - 3 years                                         116        101
     3 years - 5 years                                        131        540
     5 years - 10 years                                     1,927      2,009
     10 years - 20 years                                   37,220     27,516
     Non-performing                                           349        135
                                                          -------    -------
         Total                                           $ 39,843   $ 30,425
                                                          =======    =======

   The adjustable rate loans have interest rate adjustment limitations tied to various indexes. Future market factors may affect the correlation of the interest rate adjustment with the rates the Savings Bank pays on short-term deposits which have primarily been utilized to fund these loans.

    The Savings Bank is engaged principally in providing first mortgage loans and accepting deposits. Substantially all of the Savings Bank's mortgage loan portfolio at September 30, 1996, June 30, 1996 and 1995 represents loans to borrowers in Southeastern Kentucky and Northeastern Tennessee. The Savings Bank's policy is to make mortgage loans that generally do not exceed 80% of the appraised value of the underlying property. The Savings Bank's loans on nonresidential properties are collateralized by churches, hospitals and other business properties.

    Loans made to officers and directors of the Savings Bank and their interests are presented below for the year ended June 30, 1996.


                             Balance,                                  Balance,
                         Beginning of Year   New Loans  Repayments   End of Year
                         -----------------   ---------  ----------   -----------
1996                          $ 445           $ 701        $ 176        $ 970
                                ===             ===          ===          ===


NOTE 6 - REAL ESTATE ACQUIRED IN SETTLEMENT OF LOANS
         -------------------------------------------

   At September 30, 1996, June 30, 1996 and 1995, there was no real estate acquired in settlement of loans.

                       MIDDLESBORO FEDERAL BANK, F.S.B.
                             Middlesboro, Kentucky

                       NOTES TO THE FINANCIAL STATEMENTS


NOTE 7 - ACCRUED INTEREST RECEIVABLE
         ---------------------------
   Accrued interest receivable is comprised of the following:

                                                 (Unaudited)       June 30,
                                                September 30,  ----------------
                                                     1996        1996     1995
                                                     ----        ----     ----
                                                      (Dollars in thousands)
Investment securities                               $  30       $  27    $ 101
Mortgage-backed securities                             41          41       63
Loans                                                 292         244       83
                                                     ----        ----     ----
  Total                                             $ 363       $ 312    $ 247
                                                     ====        ====     ====

NOTE 8 - PREMISES AND EQUIPMENT
         ----------------------

Premises and equipment is comprised of the following:

                                                 (Unaudited)       June 30,
                                                September 30,  ----------------
                                                     1996       1996      1995
                                                     ----        ----     ----
                                                       (Dollars in thousands)

Land                                                $ 255       $ 155   $   80
Office buildings and improvements                     470         470      470
Furniture, fixtures and equipment                     711         711      664
Construction in progress                              199         158        -
                                                    -----        ----     ----
Total premises and equipment                        1,635       1,494    1,214
Less accumulated depreciation                         618         599      523
                                                    -----        ----     ----
Net premises and equipment                        $ 1,017     $   895   $  691
                                                    =====        ====     ====

                       MIDDLESBORO FEDERAL BANK, F.S.B.
                             Middlesboro, Kentucky

                       NOTES TO THE FINANCIAL STATEMENTS



NOTE 9 - DEPOSITS
         --------
Deposits are summarized as follows:
                                                                         Weighted
                                                                          Average             Amount           Percent
                                                                         --------             ------           -------
                                                                                        (Dollars in thousands)
September 30.1996  (Unaudited)
-----------------------------
   Balance by interest rate:
   Transaction accounts:
      Demand and NOW checking (including non-interest
        bearing deposits of $2,069 million)                               2.02%              $ 9,178            12.77%
      Savings                                                             2.95%                8,780            12.21
      Money market                                                        3.04%                  451              .63
                                                                                              ------           -------
        Total transaction accounts                                                            18,409            25.61
                                                                                              ------           -------
    Certificates of deposit accounts:
    5.01% - 7.00%                                                                             53,497            74.39
                                                                                              ------           -------
        Total certificates of deposit accounts                            5.72%               53,497            74.39
                                                                                              ------           -------
        Total                                                                                $71,906           100.00%
                                                                                              ======           =======
Weighted average annual interest rate on total deposits                                                           4.85%
                                                                                                               =======
June 30, 1996
-------------
   Balance by interest rate:
   Transaction accounts:
      Demand and NOW checking (including non-interest
        bearing deposits of $1,377 million)
      Savings                                                             2.29%                 $ 8,712          12.63 %
      Money market                                                        2.95%                   9,146          13.26
        Total transaction accounts                                        3.00%                     511            .74
                                                                                                -------         ------
                                                                                                 18,369          26.63
                                                                                                -------         ------
    Certificates of deposit accounts:
    3.01% - 5.00%                                                                                 7,857          11.39
    5.01% - 7.00%                                                                                42,750          61.98
                                                                                                -------         ------
        Total certificates of deposit accounts                            5.68%                  50,607          73.37
                                                                                                -------         ------
        Total                                                                                   $68,976         100.00%
                                                                                                =======         ======
    Weighted average annual interest rate on total deposits                                                       4.84%
                                                                                                                ======

                       MIDDLESBORO FEDERAL BANK, F.S.B.
                             Middlesboro, Kentucky

                       NOTES TO THE FINANCIAL STATEMENTS


NOTE 9 - DEPOSITS  (CONTINUED)
         --------------------

                                                                                Weighted
                                                                                Average              Amount            Percent
                                                                                -------              ------            -------
                                                                                                (Dollars in thousands)
June 30, 1995
-------------
   Balance by interest rate:
   Transaction accounts:
      Demand and NOW checking (including non-interest
       bearing deposits of $938 million)                                           2.30%            $ 6,707              10.72%
      Savings                                                                      2.75%              9,747              15.57
      Money market                                                                 2.99%                440                .70
                                                                                -------              ------            -------
           Total transaction accounts                                                                16,894              26.99
                                                                                                     ------            -------
   Certificates of deposit accounts:
      3.01% - 5.00%                                                                                   4,860               7.76
      5.01% - 7.00%                                                                                  40,707              65.03
      7.01% - 9.00%                                                                                     134                .22
                                                                                                     ------            -------
           Total certificates of deposit accounts                                  4.50%             45,701              73.01
                                                                                                     ------            -------
           Total                                                                                    $62,595             100.00%
                                                                                                     ======            =======
Weighted average annual interest rate on total deposits                                                                   3.96%
                                                                                                                       =======
Remaining contractual maturity of certificates of deposit accounts:

                                          (Unaudited)
                                       September 30, 1996                        June 30, 1996                     June 30, 1995
                                       ------------------                        -------------                    --------------
                                                                                                (Dollars in thousands)
                                     Amount          Percent               Amount         Percent            Amount       Percent
                                     ------          -------               ------         -------            ------       -------

Under one year                     $ 39,049           72.99%              $35,575          70.30%           $25,781        56.41%
One to two years                     10,196           19.06                10,930          21.60             14,647        32.05
Two to three years                    2,413            4.51                 1,640           3.24              2,374         5.19
Three to four years                   1,242            2.32                 1,809           3.58              1,893         4.15
Four to six years                       497             .93                   557           1.10              1,006         2.20
Over six years                          100             .19                    96            .18                 -            -
                                     ------          -------               ------         -------            ------       -------

 Total                            $  53,497          100.00%              $50,607         100.00%           $45,701       100.00%
                                     ======          =======               ======         =======            ======       =======



The aggregate amount of short-term jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $8,412 million, $5,153 million and $3,683 million at September 30, 1996, June 30, 1996 and 1995, respectively. Deposits in excess of $100,000 are not federally insured.

                       MIDDLESBORO FEDERAL BANK, F.S.B.
                             Middlesboro, Kentucky

                       NOTES TO THE FINANCIAL STATEMENTS


NOTE 9 - DEPOSITS (CONTINUED)
         -------------------

Interest expense consists of the following:

                                            (Unaudited)
                                           September 30,            June 30,
                                           -------------         -------------
                                           1996     1995         1996     1995
                                           ----     ----         ----     ----
                                                 (Dollars in thousands)
      NOW checking and money market        $  51   $  44       $  194   $  160
      Savings                                 65      70          270      268
      Certificates of deposit                747     689        2,836    2,007
      Advances from FHLB                      50       -            9       10
                                             ---     ---        -----    -----
         Total                             $ 913   $ 803       $3,317   $2,445
                                             ===     ===        =====    =====

NOTE 10 - FEDERAL INCOME TAXES
          --------------------

Net deferred tax assets (liabilities) consist of the following components:


                                                (Unaudited)       June 30,
                                               September 30,  ----------------
                                                   1996       1995        1995
                                                   ----       ----        ----
                                                     (Dollars in thousands)
      Deferred tax liabilities:
         Depreciation                              $(57)      $(57)       $(46)
                                                    ----       ----        ----
      Deferred tax assets:
         Allowance for loan loss                     14         14          10
         Stock options                                6          6          11
         Deferred compensation                       48         48           -
                                                    ---        ---         ---
                                                     68         68          21
                                                    ---        ---         ---
            Total                                  $ 11       $ 11        $(25)
                                                    ===        ===         ===

The provision for income taxes consists of the following:


                                                (Unaudited)
                                               September 30,        June 30,
                                              ---------------    --------------
                                              1996       1995    1996      1995
                                              ----       ----    ----      ----
                                                    (Dollars in thousands)
      Current tax expense (benefit)           $ (97)     $ 10    $  98    $ 131
      Deferred tax expense                        -         -       15       20
                                               ----       ----    ----     ----
                                              $ (97)     $ 10    $ 113    $ 151
                                               ====       ====    ====     ====

                       MIDDLESBORO FEDERAL BANK, F.S.B.
                             Middlesboro, Kentucky

                       NOTES TO THE FINANCIAL STATEMENTS


NOTE 10 - FEDERAL INCOME TAXES (CONTINUED)
          -------------------------------

  The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income for the year ended June 30, 1996 due to the following:

                                                 (Unaudited)
                                                 September 30,         June 30,
                                                --------------      --------------
                                                1996     1995       1996      1995
                                                ----     ----       ----      ----
   Statutory corporate rate                     34.0%    34.0%      34.0%     34.0%


   Nondeductible expenses                        1.4      1.4        2.0      --
   Other timing differences                     (3.2)   (22.0)      17.0       7.00
   Nontaxable income                            (1.8)    (1.8)      (9.1)     (7.00)
                                                ----     ----       ----       ----

   Effective tax rate (benefit)                 30.4%    11.6%      43.9%      34.0%
                                                ====     ====       ====       ====

NOTE 11 - FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991 (FDICIA)
          ----------------------------------------------------------------------
          AND FINANCIAL INSTITUTIONS REFORM, RECOVERY AND ENFORCEMENT ACT OF
          ------------------------------------------------------------------
          1989 (FIRREA)
          -------------

  FDICIA was signed into law on December 19, 1991. Regulations implementing the prompt corrective action provisions of FDICIA became effective on December 19, 1992. In addition to the prompt corrective action requirements, FDICIA includes significant changes to the legal and regulatory environment for insured depository institutions, including reductions in insurance coverage for certain kinds of deposits, increased supervision by the federal regulatory agencies, increased reporting requirements for insured institutions, and new regulations concerning internal controls, accounting and operations.

  The prompt corrective action regulations define specific capital categories based on an institution's capital ratios. The capital categories, in declining order, are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized."
Institutions categorized as "undercapitalized" or worse are subject to certain restrictions, including the requirement to file a capital plan with their primary federal regulator, prohibitions on the payment of dividends and management fees, restrictions on executive compensation, and increased supervisory monitoring, among other things. Other restrictions may be imposed on the institution either by its primary federal regulator, the Office of Thrift Supervision (OTS), or by the Federal Deposit Insurance Corporation (FDIC), including requirements to raise additional capital, sell assets, or sell the entire institution. Once an institution becomes "critically undercapitalized," it must generally be placed in receivership or conservatorship within 90 days.

  FIRREA was signed into law August 9, 1989; regulations for savings institutions' minimum capital requirements went into effect on December 7, 1989. In addition to its capital requirements, FIRREA includes provisions for changes in the federal regulatory structure for institutions, including a new deposit insurance system, increased deposit insurance premiums, and restricted investment activities with respect to noninvestment grade corporate debt and certain other investments. FIRREA also increases the required ratio of housing-related assets in order to qualify as a savings institution.

  The regulations require institutions to have a minimum regulatory tangible capital equal to 1.5% of adjusted total assets, a minimum 3% core capital ratio and a minimum 8% total risk-based capital ratio to be considered "adequately capitalized." An institution is deemed to be "critically undercapitalized" if it has a tangible equity ratio of 2% or less.

  The recently-enacted Deposit Insurance Fund Act of 1996 authorized the FDIC to impose a one-time special assessment on institutions with SAIF-assessable deposits based on the amount determined by the FDIC to be necessary to increase the reserve levels of the SAIF to the designated reserve ratio of 1.25% of insured deposits. As a result of the special assessment the Bank incurred a pretax expense of $388,000 during the quarter ended September 30, 1996.

                       MIDDLESBORO FEDERAL BANK, F.S.B.
                             Middlesboro, Kentucky

                       NOTES TO THE FINANCIAL STATEMENTS

NOTE 11   - FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991
            -------------------------------------------------------------
            (FDICIA) AND FINANCIAL INSTITUTIONS REFORM, RECOVERY AND
            --------------------------------------------------------
            ENFORCEMENT ACT OF 1989 (FIRREA)
            --------------------------------

   The following table sets out the Savings Bank's various regulatory capital categories:

                                  (Unaudited)
                              September 30, 1996         June 30, 1996          June 30, 1995
                              ------------------         -------------          -------------
                             Dollars   Percentage    Dollars   Percentage    Dollars   Percentage
                             -------   ----------    -------   ----------    -------   ----------
                                                    (Dollars in thousands)
   Tangible capital          $ 4,678       5.56%     $ 4,901       6.53%     $ 4,668       6.92%
   Core capital                4,678       5.56%       4,901       6.53%       4,668       6.92%
   Total risk-based capital    4,873       9.44%       5,081      11.62%       4,802      12.83%

NOTE 12 - REGULATORY CAPITAL
          ------------------

  The following is a reconciliation of generally accepted accounting principles
(GAAP) net income and capital to regulatory capital for the Savings Bank. The following reconciliation also compares the capital requirements as computed to the minimum capital requirements for the Savings Bank.

                            (Unaudited)
                              Net loss     (Unaudited)
                            period ended    Capital as                              Total
                            September 30,  of September    Tangible     Core      Risk-based
                               1996          30, 1996       Capital    Capital     Capital
                            ------------   ------------   ---------   ---------   ---------
                                                   (Dollars in thousands)
Per GAAP                        $(222)      $ 4,385        $ 4,385     $ 4,385     $ 4,385
                                 ====        ======

Unrealized loss on
  investment securities,
  net of deferred tax                                          293         293         293
General valuation allowance                                      -           -         195
                                                            ------      ------      ------
Regulatory capital measure                                 $ 4,678     $ 4,678     $ 4,873
                                                            ======      ======      ======

Total assets                                $83,799
                                             ======
Adjusted total assets                                      $84,092     $84,092
                                                            ======      ======
Risk-weighted assets                                                               $51,621
                                                                                    ======

Capital ratio                                 5.23%          5.56%       5.56%       9.44%
                                              ====           ====        ====       =====

Regulatory capital category:
   Well capitalized if equal
   to or greater than                                        1.50%       3.00%      8.00%
                                                             ====        ====       ====

                             Net income
                             year ended    Capital as                               Total
                               June 30,      of June       Tangible     Core      Risk-based
                                 1996       30, 1996        Capital    Capital     Capital
                              ---------    ---------      ---------   ---------   ---------
                                                      (Dollars in thousands)
Per GAAP                        $ 146       $ 4,596        $ 4,596     $ 4,596     $ 4,596
                                 ====        ======

Net unrealized loss on
  investment securities,
  net of deferred tax                                          305         305         305
General valuation allowance                                      -           -         180
                                                            ------      ------      ------
Regulatory capital measure                                 $ 4,901     $ 4,901     $ 5,081
                                                            ======      ======      ======

Total assets                                $74,698
                                             ======
Adjusted total assets                                      $75,003     $75,003
                                                            ======      ======
Risk-weighted assets                                                               $43,743
                                                                                    ======

Capital ratio                                 6.15%          6.53%       6.53%      11.62%
                                              ====           ====        ====       =====

Regulatory capital category:
   Well capitalized if equal
   to or greater than                                        1.50%       3.00%      8.00%
                                                             ====        ====       ====

                       MIDDLESBORO FEDERAL BANK, F.S.B.
                             Middlesboro, Kentucky

                       NOTES TO THE FINANCIAL STATEMENTS


NOTE 13 - RETIREMENT PLAN
          ---------------

  The Savings Bank was a participant in the Financial Institutions Retirement Fund, a multi-employer defined benefit pension plan covering substantially all full-time employees who have completed one year of continuous service. Retirement expense was $45,000 and $51,000 for the years ended June 30, 1996 and 1995, respectively. The Financial Institution Retirement Fund does not make separate measurements of assets and pension benefit obligation for individual employers.

NOTE 14- COMMITMENTS AND CONTINGENCIES
         -----------------------------

  In the normal course of business, the Savings Bank has various outstanding commitments and contingent liabilities that are not reflected in the accompanying financial statements. All of the present commitments to originate loans are priced consistent with their current lending policies.

  The Savings Bank had outstanding commitments, at June 30, 1996, to originate loans as follows (Dollars in thousands):

                                                        (unaudited)
                                                       September 30,    June 30,
                                                           1996           1996
                                                       -------------    --------
Mortgage-one to four residential                           $1,006         $365
Other real estate                                             299           79
Purchased loans                                                --          246
Nonmortgage loans                                              83           --
                                                            -----          ---
                                                           $1,388         $690
                                                            =====          ===

  Commitments under standby letters of credit totalled approximately $594,000 and $326,000 at September 30, 1996 and June 30, 1996, respectively. Unused lines of credit totalled approximately $1,122,000 and $1,274,000 at September 30, 1996 and June 30, 1996, respectively.

NOTE 15 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK
          -------------------------------------------------

  The Savings Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the statements of financial condition.

  The Savings Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Savings Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

  Commitments to extend credit are agreements to lend to a customer as long as there is not violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Savings Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount and type of collateral obtained, if deemed necessary by the Savings Bank upon extension of credit, varies and is based on management's credit evaluation of the counterparty.

                       MIDDLESBORO FEDERAL BANK, F.S.B.
                             Middlesboro, Kentucky

                       NOTES TO THE FINANCIAL STATEMENTS


NOTE 15 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK (CONTINUED)
          -------------------------------------------------------------

  Standby letters of credit are conditional commitments issued by the Savings Bank to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses involved in extending loan facilities to customers. The Savings Bank's policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit.

NOTE 16 - LEASED FACILITIES
          -----------------

  The Bank has a noncancelable operating lease agreement for its branch. Rent of $13,000 and $24,000 was expensed for the year ended June 30, 1996 and 1995, respectively. Rent of $3,000 was expensed for the period ended September 30, 1996 and 1995, respectively. Minimum rental commitments under this lease, as of June 30, 1996 is as follows:

                             1997            $ 13
                             1998              11
                                              ---
                             Total           $ 24
                                              ===

NOTE 17 - CASH RESTRICTIONS
          -----------------

  The average required reserve balance at June 30, 1996 and 1995 was none.

NOTE 18 - ADVANCES FROM FHLB
          ------------------

  At June 30, 1996, the Savings Bank has an outstanding advance from the Federal Home Loan Bank of $1,000,000. The advance bears interest at a rate of 5.8% and matures on September 26, 1996.

NOTE 19 - DEFERRED COMPENSATION
          ---------------------

  The Savings Bank has an unfunded deferred compensation agreement with a former officer that provides additional benefits upon retirement. The plan will pay Wilbur P. Creswell, Jr. $1,000 per month for fifteen years from the date of his retirement, which was December 31, 1993. If Mr. Creswell does not live to receive all of his deferred compensation, the unpaid balance at the time of his death shall be forfeited. Mr. Creswell is required to perform various future services under this agreement for the fifteen year term. A life insurance policy has been purchased on Mr. Creswell to reimburse the Savings Bank for the net cost of the deferred compensation. The amount expensed under this agreement at June 30, 1996 and 1995 was $12,000. The amount expensed under this agreement of September 30, 1996 and 1995 was $3,000.

  In connection with a deferred compensation agreement between the Savings Bank and George Cawood, the former president provision has been made for the future compensation which is payable over the next twenty years. At June 30, 1996, $143,000 has been accrued under this contract and this liability and the related deferred tax asset of $49,000 are recognized in the financial statements. The $143,000 is the present value of all future benefits payable under this contract at June 30, 1996. Effective January 1, 1996, Mr. Cawood retired and began receiving monthly payments of $1,200 which reduced the liability recognized.
The Savings Bank is the owner and beneficiary of a life insurance policy aggregating $200,000 on the life of this employee. The policy had an aggregate cash surrender value of $1,100 at June 30, 1996.

                       MIDDLESBORO FEDERAL BANK, F.S.B.
                             Middlesboro, Kentucky

                       NOTES TO THE FINANCIAL STATEMENTS


NOTE 20 - MUTUAL HOLDING COMPANY
          ----------------------

  On June 3, 1993, the Board of Directors of the Savings Bank adopted the Plan of Reorganization and Stock Issuance in connection with formation of a Mutual Holding Company, (the "Plan of Reorganization"). Under the Plan of Reorganization, the Savings Bank reorganized from a federally chartered mutual savings association into a mutual holding company (the "MHC") pursuant to the laws of the United States of America and proposed regulations of the OTS. The MHC is a federal mutual corporation chartered and regulated by the OTS. As part of the reorganization into the MHC, the Savings Bank transferred substantially all of its assets and all of its liabilities, except for $50,000 and its subsidiaries, to a federally chartered capital stock savings bank (the "New Savings Bank"). However, the New Savings Bank is a majority-owned subsidiary of the MHC at all times so long as the MHC remains in existence. Immediately after consummation of the reorganization, the MHC has not engaged in any business activity other than to hold the outstanding stock of the New Savings Bank and the stock of the subsidiaries.

  The OTS has adopted a rule that limits capital distributions by savings associations, such as cash dividends, payments to repurchase or otherwise acquire a savings association's shares, payments to stockholders of another savings association in a cash-out merger and other distributions charged against capital. The rule established three tiers of associations (Tier I being the most favorable; and Tier 3, the least favorable), with the most flexibility afforded to well capitalized associations. The Savings Bank is rated a Tier I association under these rules. These limitations may affect the amount of cash dividends that the Savings Bank will be able to pay.

NOTE 21 - STOCK OPTION PLAN
          -----------------

  The Savings Bank has adopted a qualified stock option plan with 18,000 shares of common stock reserved for the grant of options to all employees and directors. Option prices will be the fair market value of the common stock on the date the options are granted except for any employee or director who owns more than 10% of the outstanding common stock at the time the option is granted. The option price for these individuals is 110% of the fair market value. As of June 30, 1996 and September 30, 1996, none of the options had been granted. These options were not included in computing the earnings per common share because their inclusion would have an antidilutive effect.

NOTE 22- MANAGEMENT RECOGNITION PLAN AND TRUST
         -------------------------------------

  The Savings Bank has established the MRP as a method of providing directors, officers and other key employees of the Savings Bank with a proprietary interest in the Savings Bank in a manner designed to encourage such persons to remain with the Savings Bank. The Savings Bank contributed funds to the MRP to enable it to acquire 5,400 shares of common stock issued in the Offering.

                       MIDDLESBORO FEDERAL BANK, F.S.B.
                             Middlesboro, Kentucky

                       NOTES TO THE FINANCIAL STATEMENTS


NOTE 22 - MANAGEMENT RECOGNITION PLAN AND TRUST (CONTINUED)
          -------------------------------------------------

  A committee of the outside directors are administrating the trust and may make awards to officers, however, awards to outside directors are fixed under the MRP. Under the MRP, awards are granted to directors and officers in the form of shares of common stock to be held in trust under the MRP. Awards are nontransferable and nonassignable. Participants were granted awards at the time of the completion of the reorganization which will vest on a five-year schedule at a rate of 20% per year. The Committee may provide for a less or more rapid vesting with respect to awards granted under the MRP. Awards will be 100% vested upon termination of employment due to death, disability, retirement at age 70 or following a change in control of the Savings Bank or the MHC. A change in control is defined in the MRP generally to mean a change in control of the MHC or the Savings Bank, including a change in the composition of the Board of Directors of the MHC whereby those individuals who constitute the Board on the effective date of the MRP cease for any reason to constitute a majority thereof, or a merger or other form of acquisition of the MHC or the Savings Bank whereby the Savings Bank or the MHC is not the resulting entity. In the event that an employee terminates employment or a director ceases to serve with the Savings Bank for any reason other than death, disability, retirement or following a change in control of the Savings Bank, the employee's or director's nonvested awards will be forfeited. When shares become vested in accordance with the MRP, the participants will recognize income equal to the fair market value of the common stock at that time. The amount of income recognized by the participants will be a deductible expense for tax purposes for the Savings Bank. When shares become vested and are actually distributed in accordance with the MRP, the participants will also receive amounts equal to any accrued dividends with respect thereto. Prior to vesting, recipients of awards may direct the voting of the shares allocated to them. Unallocated shares will be voted by the MRP trustees. Earned shares are distributed to recipients as soon as practicable following the day on which they are earned.

  In order to supplement the MRP for future awards, the MRP may either purchase authorized but unissued shares of common stock from the Savings Bank or purchase such shares in the open market subject to the approval of the OTS, if necessary. In the event that additional authorized but unissued shares are acquired by the MRP after the Offering, the interests of existing stockholders will be diluted. At June 30, 1996 and September 30, 1996, options representing 5,400 shares have been exercised, of which 3,680 shares have been issued as fully vested shares.

NOTE 23 - FAIR VALUE OF FINANCIAL INSTRUMENTS
          -----------------------------------

The estimated fair value of the Savings Bank's financial instruments are as follows:

                                                                June 30
                                                                  1996
                                                        ----------------------
                                                        Carrying          Fair
                                                        Amount           Value
                                                        --------         -----
                                                         (Dollars in thousands)
Financial assets:
   Cash and cash equivalents                           $   874          $   874
   Investment securities                                12,098           12,098
   Loans, net of allowance                              59,931           52,233

                       MIDDLESBORO FEDERAL BANK, F.S.B.
                             Middlesboro, Kentucky

                       NOTES TO THE FINANCIAL STATEMENTS


NOTE 23 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
          -----------------------------------------------

                                                                            June 30
                                                                              1996
                                                                   ------------------------
                                                                     Carrying        Fair
                                                                      Amount        Value
                                                                   ----------    ----------
                                                                    (Dollars in thousands)
   Investment in capital stock of Federal Home Loan Bank (FHLB)           436         436
   Accrued interest receivable                                            312         312

Financial liabilities:
   Deposits                                                            68,976      68,976
   Advances from FHLB                                                   1,000       1,000
   Accrued interest payable                                               107         107

Other liabilities-derivatives:
   Deferred fees on commitments to extend credit                            -           -

  The carrying amounts in the preceding table are included in the statement of financial condition under the applicable captions.

No dealer, salesman or any other person has been authorized to give any information or to make any representation other than as contained in this Prospectus in connection with the offering made hereby, and, if given or made, such information shall not be relied upon as having been authorized by the Company, the Bank or Trident Securities, Inc. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company or the Bank since any of the dates as of which information is furnished herein or since the date hereof.

                               Table of Contents
                                                                     Page
                                                                     ----
Summary............................................................
Selected Financial and Other Data..................................
Risk Factors.......................................................
Cumberland Mountain Bancshares, Inc................................
Cumberland Mountain Bancshares, M.H.C..............................
Middlesboro Federal Bank, Federal Savings Bank.....................
Use of Proceeds....................................................
Dividend Policy....................................................
Market for the Common Stock........................................
Capitalization.....................................................
Regulatory Capital.................................................
Pro Forma Data.....................................................
Middlesboro Federal Bank, Federal Savings Bank
 Statements of Income..............................................
Management's Discussion and Analysis of Financial
 Condition and Results of Operations...............................
Business of the Company............................................
Business of the Bank...............................................
Regulation.........................................................
Taxation...........................................................
Management of the Company..........................................
Management of the Bank.............................................
Beneficial Ownership of Capital Stock..............................
The Conversion and Reorganization..................................
Comparison of Stockholders' Rights.................................
Restrictions on Acquisition of the Company.........................
Description of Capital Stock of the Company........................
Experts............................................................
Legal Matters......................................................
Additional Information.............................................
Index to Financial Statements......................................

  Until ______________, 1997 (90 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                              CUMBERLAND MOUNTAIN
                               BANCSHARES, INC.

                             (Holding Company for
                           MIDDLESBORO FEDERAL BANK,
                             FEDERAL SAVINGS BANK)



                             Up to 590,943 Shares

                                 COMMON STOCK





                             ---------------------
                                  PROSPECTUS
                             ---------------------



                           TRIDENT SECURITIES, INC.



                              ____________, 1997

                PART II: INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24.  Indemnification of Directors and Officers

     The directors and officers of the Company are entitled to indemnification in certain circumstances. Such indemnification arises from Article XIII of the Company's Charter, separate indemnification agreements entered into between the Company and the Bank and the directors, and the Tennessee Business Corporation Act. In addition, the Bank currently maintains a directors and officers liability policy to which the Company will become party. These provisions and contracts are described briefly below.

Article XIII of the Charter

     Article XIII of the Company's Charter provides that directors, officers, employees and agents may be indemnified in certain circumstances against liability which they may incur in their capacities. Article XIII requires that the Company indemnify any director who is made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative ("proceeding"), because he is or was a director against liability incurred in such proceeding as long as he conducted himself in good faith, he reasonably believed, (i) in the case of conduct in his official capacity with the Company, that his conduct was in the Company's best interests and (ii) in all other cases, that his conduct was at least not opposed to its best interests; and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. The Company must also indemnify any director and any officer who is not a director if he was wholly successful, on the merits or otherwise, in the defense of any proceedings to which he was a party because he is or was a director or officer of the Company against reasonable expenses incurred by him in connection with the proceeding. However, the Company may not indemnify a director in connection with a proceeding by or in the right of the Company in which the director was adjudged liable to the Company or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

     Article XIII permits the Company to pay the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding as long as: (1) the director furnishes the Company a written affirmation of his good faith belief that he has met the requisite standard of conduct; (2) he provides the Company with a written undertaking to repay such amounts if it is ultimately determined that he is not entitled to indemnification; and (3) a determination is made based on the facts then known, that indemnification is permissible.

     The Company may not indemnify a director unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because he has met the required standards. The determination must be made: (1) by the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding; (2) if a quorum cannot be obtained, by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding; (3) by independent special legal counsel; or (4) by the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

     The Company may indemnify and advance expenses to an officer, employee or agent of the Company who is not a director to the same extent as a director.

Indemnification Agreements

     The Company and the Bank also intend to enter into written indemnification agreements (the "Indemnification Agreements") with each director of the Company and the Bank pursuant to which the Company and the Bank will indemnify such individuals against any and all expenses incurred by such individuals in connection with any proceeding of any type to which such individual is made or threatened to be made a party, as a result of or in connection with any action or inaction on the part of a director while the director was or is a director or while the director was or is serving at the request of the Company or the Bank as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. Expenses covered by such agreements include, without limitation, any judgment, amounts paid in settlement of a proceeding, reasonable attorney's fees actually paid and incurred in connection with a proceeding and reasonable attorneys's fees, costs and expenses, if any, actually paid or incurred in connection with a proceeding to enforce his rights under the Indemnification Agreement. The Indemnification Agreements also provide for the prompt advancement of expenses to the director in connection with investigating, defending or being a witness in any proceeding. The Indemnification Agreements further provide a mechanism through which a director may seek court relief in the event that the Company's or the Bank's Board of Directors (or other person appointed by the Board) determines that the directors would not be permitted to be indemnified under applicable law.

     Notwithstanding the foregoing, no indemnification may be made under the Indemnification Agreements for any of the following: (i) any act or omission for which the Bank is prohibited to provide indemnification under federal law;
(ii) to the extent indemnification is prohibited by applicable regulation or order properly issued by the FDIC or OTS under Section 18(k) of the Federal Deposit Insurance Act; (iii) to the extent either the Bank or the Company has received a written objection from the OTS to indemnification of the director, which written objection is authorized by applicable law, regulation or order relating specifically to indemnification, until such time as it is permitted by the OTS; (iv) for any proceeding for which the director is adjudged in a proceeding to be liable to the Bank or the Company in the performance of his duty to the Bank, the Company or their stockholders unless, and only to the extent that, the court in which such proceeding is or was pending determines that, in view of the circumstances, the director is fairly and reasonably entitled to indemnity; (v) proceedings or claims initiated or brought voluntarily by the director and not by way of defense, except with respect to proceedings brought to establish or enforce a right to indemnification under the Indemnification Agreement or any other statute or law unless otherwise determined by the Board of Directors; and (vi) any amounts which have been paid directly to the director by an insurance carrier under a policy of directors' liability insurance maintained by the Bank or the Company.

Tennessee Business Corporation Act

     The Tennessee Business Corporation Act requires Tennessee corporations such as the Company to indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a directors of the corporation against reasonable expenses incurred by him, unless the corporation's charter provides otherwise. The Tennessee Business Corporation Act also generally permits Tennessee corporations to indemnify directors and officers in the same manner as Article XIII of the Company's Charter provides. In no event, however, may a Tennessee corporation indemnify a director if a judgment or other final adjudication adverse to the director establishes his liability: (i) for any breach of the duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or
(iii) for the approval of unlawful distributions.

Directors and Officers Liability Insurance

     Pursuant to its Charter and Tennessee law, the Company is permitted to purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the Company. The Bank currently maintains such a policy and it is intended that the Company will become a party to such policy.

Item 25.  Other Expenses of Issuance and Distribution

              Underwriting Fees and Expenses.................  $100,000
              Legal Fees and Expenses........................   110,000
              Printing, Postage and Mailing..................    50,000
              Accounting Fees and Expenses...................    18,000
              Appraisal and Business Plan Fees and Expenses..    25,000
              Blue Sky Filing Fees and Expenses
                (including legal counsel)....................    10,000
              Federal Filing Fees (OTS and SEC)..............    10,459
              Conversion Agent Fees..........................     6,000
              Stock Transfer Agent fees and certificates.....     3,000
              Other Expenses.................................    17,541
                                                               --------
                  Total......................................  $350,000
                                                               ========

Item 26.  Recent Sales of Unregistered Securities.

     Not applicable.


Item 27.  Exhibits:

     The exhibits schedules filed as a part of this registration statement are as follows:

  1.1    Form of Agency Agreement with Trident Securities, Inc.

  2      Plan of Conversion and Agreement and Plan of Reorganization

* 3.1    Charter of Cumberland Mountain Bancshares, Inc.

* 3.2    Bylaws of Cumberland Mountain Bancshares, Inc.

* 4      Form of Common Stock Certificate of Cumberland Mountain Bancshares, Inc.

* 5 Opinion of Housley Kantarian & Bronstein, P.C. regarding legality of securities being registered

  8.1    Federal Tax Opinion of Housley Kantarian & Bronstein, P.C.

  8.2    State Tax Opinion

* 8.3 Opinion of RP Financial, LC. as to the value of subscription rights for tax purposes

  10.1   Employment Agreement between Middlesboro Federal Bank, Federal Savings
         Bank and James J. Shoffner and amendment

  10.2   Middlesboro Federal Bank, FSB 1993 Stock Option Plan

  10.3   Middlesboro Federal Bank, FSB 1993 Management Recognition and Retention Plan (As Amended and Restated)

* 10.4   Middlesboro Federal Bank, Federal Savings Bank Retirement Plan for Non-Employee Directors

* 10.5   Middlesboro Federal Bank, FSB Incentive Compensation Plan

  10.6   Cumberland Mountain Bancshares, Inc. 1997 Stock Option and Incentive Plan

  10.7   Cumberland Mountain Bancshares, Inc. Management Recognition Plan

  10.8   Form of indemnification agreements with directors

  23.1   Consent of Marr, Miller & Myers, PSC

  23.2   Consent of Housley Kantarian & Bronstein, P.C. (in opinion filed as Exhibit 8.1)

  23.3   Consent of Robert L. Brown III, Esq. (in opinion filed as Exhibit 8.2)

* 23.4   Consent of RP Financial, LC.

* 24     Power of Attorney (reference is made to the signature page)

* 27     Financial Data Schedule

* 99.1   Proxy statement and form of proxy for solicitation of stockholders of Middlesboro Federal Bank, Federal Savings Bank

* 99.2   Proxy Statement and form of proxy for solicitation of members of Cumberland Mountain Bancshares, M.H.C.

* 99.3   Appraisal Report

* 99.4   Proposed Stock Order Form and Form of Certification

  99.5   Miscellaneous Marketing Materials

--------------------

* Previously filed.


Item 28.  Undertakings

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this amended registration statement to be signed on its behalf by the undersigned, in the City of Middlesboro, Commonwealth of Kentucky, on January 31, 1997.

                                        CUMBERLAND MOUNTAIN BANCSHARES, INC.


                                        By:/s/ James J. Shoffner
                                            ---------------------
                                           James J. Shoffner
                                           President and Chief Managing Officer
                                           (Duly Authorized Representative)




     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.


     Signatures                      Title                           Date
     ----------                      -----                           ----

* /s/ J. Roy Shoffner          Chairman of the Board and        January 31, 1997
---------------------------    Chief Executive Officer
J. Roy Shoffner                (Principal Executive Officer)


/s/ James J. Shoffner          President and Chief Managing     January 31, 1997
---------------------------    Officer Director
James J. Shoffner

* /s/ Robert R. Long           Vice Chairman; Director          January 31, 1997
---------------------------
Robert R. Long

* /s/ Reecie Stagnolia, Jr.    Vice President; Branch Manager;  January 31, 1997
---------------------------    Director
Reecie Stagnolia, Jr.

* /s/ Raymond C. Walker        Director                         January 31, 1997
---------------------------
Raymond C. Walker

* /s/ J. D. Howard             Vice President; Chief Financial  January 31, 1997
---------------------------    Officer; Corporate Secretary
J. D. Howard                   (Principal Financial and
                               Accounting Officer)


By: /s/ James J. Shoffner
    -----------------------
    James J. Shoffner
    Attorney-in-Fact